As filed with the Securities and Exchange Commission on July 24, 2007

Registration No. 333-144424

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VMWARE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7372	94-3292913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rashmi Garde, Esq.

Vice President and General Counsel

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Margaret A. Brown, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108 (617) 573-4800	Paul T. Dacier, Esq. EMC Corporation 176 South Street Hopkinton, Massachusetts 01748 (508) 435-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Options to purchase Class A Common Stock, par value $.01 per share	9,225,000(1),(2)	N/A	$239,112,000	(2)	$7,340.74	(3)(4)
Restricted Class A Common Stock	4,350,000(1),(2)	N/A	$112,752,000	(2)	$3,461.49	(3)(5)

(1)	Represents the maximum aggregate number of shares of VMware restricted stock and shares of VMware Class A common stock subject to options to purchase VMware common stock issuable in exchange for shares of EMC restricted stock and options to purchase EMC common stock.
(2)	This number assumes: 1) all eligible options and shares of restricted stock are properly tendered and not withdrawn in the offer; 2) an initial public offering price of VMware Class A common stock equal to $24.00, the midpoint of the estimated initial public offering price of VMware Class A common stock reflected in the IPO Registration Statement and 3) a volume-weighted average price per share of EMC common stock on the New York Stock Exchange over the final two full trading days prior to the expiration date of the exchange offer during the period beginning at 6:30 a.m., Pacific Time (or such other time as is the official open of trading on the New York Stock Exchange), and ending at 1:00 p.m., Pacific Time (or such other time as is the official close of trading on the New York Stock Exchange), as reported by Bloomberg Financial LP, equal to $19.54 (the average of the volume-weighted average price per share of EMC stock for the two days ended July 20, 2007).
(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: the proposed maximum aggregate offering price amount multiplied by 0.0000307.
(4)	6,796.98 of which has been previously paid.
(5)	3,205.08 of which has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this Prospectus—Offer to Exchange may change. VMware may not complete the exchange offer until the registration statement filed with the U.S. Securities and Exchange Commission with respect to the exchange offer is effective. This Prospectus—Offer to Exchange is not an offer to sell or exchange these securities and VMware is not soliciting offers to buy or exchange these securities in any jurisdiction where the exchange offer or the sale of these securities is not permitted.

PROSPECTUS-OFFER TO EXCHANGE

EMC CORPORATION

VMWARE, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES

OF COMMON STOCK OF EMC CORPORATION

FOR OPTIONS TO PURCHASE SHARES OF

CLASS A COMMON STOCK OF VMWARE, INC.

AND

CERTAIN OUTSTANDING RESTRICTED STOCK OF EMC CORPORATION FOR RESTRICTED

CLASS A COMMON STOCK OF VMWARE, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:00 A.M., PACIFIC TIME, ON AUGUST 6, 2007,

UNLESS THE OFFER IS EXTENDED.

EMC Corporation (“EMC”) and VMware, Inc. (“VMware” or the “Company”), a subsidiary of EMC, are offering eligible employees of VMware and its subsidiaries in the United States a one-time opportunity to exchange (sometimes referred to as “tender”) all of such employees’ outstanding stock options (“EMC Options”) to purchase shares of EMC’s common stock, par value $0.01 per share (the “EMC Stock”), granted under the EMC Plans (as listed under “The Exchange Offer—Eligible Options and Restricted Stock”) for options (“VMware Options”) to purchase VMware Class A common stock, par value $0.01 per share (the “VMware Stock”), as determined on an award-by-award basis, and to exchange all of such employees’ restricted EMC Stock granted under the EMC Plans (“EMC Restricted Stock”) for restricted VMware Stock (“VMware Restricted Stock”), as determined on an award-by-award basis. VMware and EMC are making the offer upon the terms and subject to the conditions set forth in this Prospectus—Offer to Exchange and in the related accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). References in this Offer to Exchange to “we,” “us” and “our,” unless the context otherwise requires, are references to VMware.

This Offer is being made to employees of VMware and its subsidiaries in the United States on the date of the commencement of this Offer who hold EMC Options or EMC Restricted Stock. To remain eligible to tender EMC Options or EMC Restricted Stock for exchange and cancellation and receive VMware Options or VMware Restricted Stock pursuant to this Offer, you must continue to be an employee of VMware or its subsidiaries, employed in the United States, on and from the date of the commencement of this Offer through the expiration of this Offer at 11:00 a.m., Pacific Time, on August 6, 2007, or such later date to which this Offer may be extended (such date, as it may be extended, the “Expiration Date”) and also through the time and date on which the VMware Options and shares of VMware Restricted Stock are granted (such time and date, the “Grant Date”). The Grant Date will be on or promptly following the date we accept EMC Options or EMC Restricted Stock tendered for exchange in this Offer, which we expect will be on or promptly following the Expiration Date. See “The Exchange Offer.”

We and EMC commenced the Offer on July 9, 2007, prior to the effectiveness of our registration statement on Form S-4 of which this Prospectus—Offer to Exchange is a part, in accordance with Rule 162 of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 13e-4(e)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Offer is intended to expire substantially concurrently with the initial public offering of VMware Stock (the “IPO”). Prior to the IPO, VMware Stock has not been traded in a public market. VMware Stock has been approved for listing on the New York Stock Exchange under the symbol “VMW.” EMC currently owns substantially all of our outstanding common stock and following the IPO and this Offer, EMC will continue to be our controlling stockholder. Following the IPO, we will have two classes of authorized common stock: Class A common stock and Class B common stock. EMC will own 32,500,000 shares of Class A common stock and all 300,000,000 shares of Class B common stock, representing approximately 89% of our total outstanding shares of common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this Prospectus—Offer to Exchange. The holders of Class B common stock shall be entitled to 10 votes per share and the holders of Class A common stock shall be entitled to one vote per share. Therefore, EMC will hold approximately 99% of the combined voting power of our outstanding common stock upon completion of the IPO and this Offer.

Investing in our Class A common stock or options to purchase our Class A common stock involves risks. See “ Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus—Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The Information and Exchange Agent for this Offer is:

Mellon Investor Services

July 9, 2007, as amended July 24, 2007

This Prospectus—Offer to Exchange incorporates important business and financial information about EMC Corporation from other documents that are not included in, or delivered with, this Prospectus—Offer to Exchange. This information is available to you without charge upon request. You can obtain the incorporated documents by requesting them in writing from EMC Investor Relations at the following address:

176 South Street

Hopkinton, MA 01748

If you would like to request additional copies of this Prospectus—Offer to Exchange or the related Letter of Transmittal or Notice of Withdrawal, the information and exchange agent, Mellon Investor Services, must receive your request by July 30, 2007, which is five business days prior to the scheduled expiration of this Offer, in order to ensure that you receive the documents prior to the expiration of the Offer. You may contact Mellon Investor Services at the following addresses and telephone numbers:

By Mail:	By Hand:	By Overnight:

Mellon Investor Services Reorganization Department PO Box 3301 South Hackensack, NJ 07606	Mellon Investor Services Reorganization Department 27th Floor 480 Washington Blvd. Jersey City, NJ 07310	Mellon Investor Services Reorganization Department 480 Washington Blvd. Mail Stop - Reorg Jersey City, NJ 07310

1-888-313-1479 (from within the U.S.)

201-680-6672 (from outside the U.S.)

Also see “Where You Can Find More Information about EMC and VMware” on page 163.

Tendering EMC Options or EMC Restricted Stock for exchange, and receiving VMware Options or VMware Restricted Stock pursuant to the Offer, does not confer upon you any right to remain an employee of VMware. The terms of your employment with VMware remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of VMware until the Grant Date or thereafter. If you voluntarily terminate your employment with us or if we terminate your employment for any reason before the Grant Date, even if you tendered EMC Options or EMC Restricted Stock for exchange in the Offer prior to such termination, such tender will not be accepted and such EMC Options will not be exchanged for VMware Options or VMware Restricted Stock.

We are not making the Offer to, nor will we accept any tender of options or restricted stock from or on behalf of, optionholders or holders of restricted stock in any jurisdiction in which the Offer or the acceptance of any tender of EMC Options or EMC Restricted Stock would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take any actions necessary for us to make the Offer to VMware’s optionholders or holders of restricted stock in any such jurisdiction.

There is currently no trading market for VMware Stock, and the value of VMware Stock you may receive in the Offer will not be known until the pricing of the IPO. In the IPO Registration Statement, we have estimated the initial public offering price of VMware Stock to be between $23.00 per share and $25.00 per share. Throughout this Offer, indicative exchange ratios (as defined below) (calculated in the manner and at the intervals described in this Prospectus—Offer to Exchange), will also be available to eligible employees through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware and from the information and exchange agent, Mellon Investor Services, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.). The exchange ratio is a fraction (the “Exchange Ratio”), the numerator of which will be the average (arithmetic mean) of the volume-weighted average price of EMC Stock over the final two full trading days of this Offer (the “VWAP”) and the denominator of which will be the initial public offering price of VMware Stock (the “IPO Price”).

Consummation of this Offer is subject to certain conditions set forth herein, including the U.S. Securities and Exchange Commission (the “SEC”) declaring VMware’s Registration Statement on Form S-1 relating to the IPO (the “IPO Registration Statement”) and VMware’s Registration Statement on Form S-4 relating to this Offer (the “Exchange Offer Registration Statement”) effective. This Offer is not subject to approval of EMC’s or VMware’s stockholders or contingent upon a minimum number of options or shares of restricted stock being tendered. Shares of EMC Stock are quoted on the New York Stock Exchange under the symbol “EMC.” On July 6, 2007, the last reported sale price of EMC Stock on the New York Stock Exchange was $18.66 per share. We recommend that you obtain current market quotations for EMC Stock before deciding whether to tender your options and restricted stock.

Although the EMC and VMware boards of directors have approved this Offer, neither EMC nor VMware has authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your options or restricted stock pursuant to the Offer. You should rely only on the information contained in this Prospectus—Offer to Exchange or documents to which we have expressly referred you. Neither EMC nor VMware has authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Prospectus—Offer to Exchange or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by either EMC or VMware.

This Prospectus—Offer to Exchange is being furnished to you solely to provide you information regarding the Company in connection with your determination whether to participate in this Offer and is not intended as a solicitation in connection with acquiring VMware Stock, as part of the IPO or otherwise.

You should direct questions about this Offer or requests for assistance or for additional copies of the Prospectus—Offer to Exchange or the Letter of Transmittal to the information and exchange agent, Mellon Investor Services, located at Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.).

i

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following summary term sheet is in question and answer format and is provided to address some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Prospectus—Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this Prospectus—Offer to Exchange and the accompanying Letter of Transmittal. We have included references to the relevant sections in the Prospectus—Offer to Exchange where you can find a more complete description of the topics in this summary.

Why are EMC and VMware conducting this Offer?

Historically, EMC has granted EMC Options and EMC Restricted Stock to its employees, including employees of VMware and its subsidiaries, as a key component of employee compensation to align the interests of employees and shareholders of EMC and further enhance EMC shareholder value. Following the IPO, VMware will have the ability to more directly tie VMware employee incentives to VMware’s results and provide employees of VMware and its subsidiaries a more meaningful incentive to enhance VMware stockholder value. EMC and VMware are therefore undertaking this Offer to allow eligible employees of VMware and its subsidiaries to exchange their EMC Options and EMC Restricted Stock for VMware Options and VMware Restricted Stock in a manner designed to generally retain the terms and intrinsic value of the tendered EMC securities. This Offer is being undertaken for compensatory purposes as a means to retain and motivate employees of VMware and its subsidiaries and encourage such employees to remain in the service of VMware by allowing such employees to share in the value they create at VMware from the date of the IPO. See “The Transaction—Reasons for the Offer.”

What securities are we offering to exchange?

EMC and VMware are offering eligible employees a one-time opportunity to exchange all of such employees’ EMC Options granted under the EMC Plans for VMware Options and to exchange all of such eligible employees’ EMC Restricted Stock granted under the EMC Plans for VMware Restricted Stock, in each case determined on an award-by-award basis. See “The Exchange Offer—Terms of the Exchange Offer.”

Who is eligible to participate in this Offer?

Employees of VMware or its subsidiaries in the United States as of the date of the commencement of this Offer to Exchange who hold EMC Options or EMC Restricted Stock and who continue to be employees of VMware or its subsidiaries in the United States through the expiration of this Offer and through the Grant Date are eligible to participate in this Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

What are the conditions of this Offer?

Completion of the exchange of options and restricted stock pursuant to this Offer is subject to a number of conditions. These include, among other things, the SEC declaring this Exchange Offer Registration Statement and the IPO Registration Statement effective. These and various other conditions are more fully described in “The Exchange Offer—Conditions to Completion of the Offer.” This Offer is not subject to any approval of EMC’s shareholders or VMware’s stockholders and is not contingent upon a minimum number of options or shares of restricted stock being tendered.

If I elect to tender for exchange EMC Options or EMC Restricted Stock, will my elections affect other components of my compensation?

No.

May I exchange EMC Options for shares of VMware Restricted Stock or exchange shares of EMC Restricted Stock for VMware Options?

No. This Offer is to exchange EMC Options for VMware Options only and EMC Restricted Stock for VMware Restricted Stock only. However, if you are an eligible employee and you hold both EMC Options and EMC Restricted Stock, you may, subject to the terms and conditions of this Offer, tender your EMC Options for VMware Options and your EMC Restricted Stock for VMware Restricted Stock.

If I have a partially vested EMC Option grant, may I tender only the unvested portion of the grant?

No. You may only tender all, but not less than all, of each particular grant. This means that if you tender an EMC Option grant that is partially vested, you will receive two VMware Option grants, one for the vested and outstanding portion and one for the unvested and outstanding portion. Those grants may have different vesting terms from each other. See “The Exchange Offer—Terms of the Exchange Offer.”

How do I find out how many EMC Options I have and what their exercise prices are and how many shares of EMC Restricted Stock I have?

If you have chosen to receive this Prospectus—Offer to Exchange by mail, the Letter of Transmittal enclosed with this Prospectus—Offer to Exchange includes a list of your EMC Options and EMC Restricted Stock as of June 27, 2007. In addition, you can at any time access current information about your options and restricted stock by going to www.ubs.com/onesource/emc.

How many VMware Options will I receive in exchange for my tendered EMC Options?

It will not be possible to know exactly how many VMware Options you will receive in exchange for your tendered EMC Options before the expiration of this Offer. If you meet the employee eligibility requirements and your options are properly tendered and accepted for exchange, you will be entitled to receive VMware Options exercisable for a number of shares of VMware Stock based on the Exchange Ratio, which will be determined upon the pricing of the VMware IPO. You will not have the opportunity to withdraw tendered EMC Options after the Exchange Ratio is determined.

The number of VMware shares subject to a VMware Option that you receive in this Offer will be determined by multiplying the number of shares underlying each EMC Option that you tender by the Exchange Ratio. The number of VMware shares subject to a VMware Option that you receive in this Offer will be rounded down to the nearest whole share on an award-by-award basis. Accordingly, VMware Options will not be granted for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received. See “The Exchange Offer—Number of VMware Options and Restricted Stock to be Issued in Exchange.”

What will the exercise price of the VMware Options be?

The per share exercise price of each VMware Option that you receive will be determined by dividing the exercise price of each EMC Option that you tender by the Exchange Ratio and rounding the result up to the nearest whole cent.

How many shares of VMware Restricted Stock will I receive in exchange for my tendered EMC Restricted Stock?

It will not be possible to know exactly how many shares of VMware Restricted Stock you will receive in exchange for your tendered EMC Restricted Stock before the expiration of this Offer. If you meet the employee eligibility requirements and your restricted stock is properly tendered and accepted for exchange, you will be entitled to receive VMware Restricted Stock based on the Exchange Ratio, which will be determined upon the pricing of the VMware IPO.

The number of shares of VMware Restricted Stock that you receive in this Offer will be determined by multiplying the number of shares of EMC Restricted Stock that you tender by the Exchange Ratio. The number of shares of VMware Restricted Stock that you receive in this Offer will be rounded down to the nearest whole share. Accordingly, VMware Restricted Stock will not be granted for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received. See “The Exchange Offer—Number of VMware Options and Restricted Stock to be Issued in Exchange.”

What is the VWAP?

The VWAP is the volume-weighted average price per share of EMC Stock on the New York Stock Exchange over the final two full trading days (calculated as the average (arithmetic mean) of the VWAP on those two days) prior to the Expiration Date during the period beginning at 6:30 a.m., Pacific Time (or such other time as is the official open of trading on the New York Stock Exchange on the applicable date), and ending at 1:00 p.m., Pacific Time (or such other time as is the official close of trading on the New York Stock Exchange on the applicable date), as reported by Bloomberg Financial LP. This means that if the Expiration Date is August 6, 2007, the VWAP would be calculated using the average (arithmetic mean) of the volume-weighted average price per share of EMC Stock on August 2, 2007 and the volume-weighted average price per share of EMC Stock on August 3, 2007.

How will the Exchange Ratio be calculated?

The Exchange Ratio will be expressed as a fraction, the numerator of which will be the VWAP and the denominator of which will be the IPO Price. Therefore, if the VWAP is less than the IPO Price, the Exchange Ratio will be less than 1, and although the intrinsic value of your exchanged equity will be maintained (subject to the effects of rounding for fractional amounts), you will receive a fewer number of VMware Options or shares of VMware Restricted Stock than the number of EMC Options or shares of EMC Restricted Stock you exchanged. For example, if the VWAP were $19.54 and the IPO Price were $24, the Exchange Ratio would be approximately 0.81, and if you tendered 1,000 EMC Options, you would receive 814 VMware Options, with the same (subject to the effects of rounding for fractional amounts) aggregate intrinsic value in exchange. See “The Exchange Offer—Number of VMware Options and Restricted Stock to be Issued in Exchange.”

Where can I find then-current pricing and Exchange Ratio information during the Offer period?

You will not know the exact number of VMware Options or shares of VMware Restricted Stock that you will receive in exchange for VMware Options or VMware Restricted Stock that you tender until after the expiration of this Offer when the final Exchange Ratio is calculated (at approximately 2:30 p.m., Pacific Time, on the Expiration Date). However, you will be able to access certain updated pricing-related information through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware. Each day, beginning on July 10, 2007, and ending on August 1, 2007, after the close of trading on the New York Stock Exchange, the Election Site for the EMC—VMware Exchange Program will be updated to show what the VWAP would be if that day were final trading day prior the Expiration Date and what the Exchange Ratio would be based on that VWAP (assuming that the IPO Price was equal to the mid-point of the range of the estimated initial offering price reflected in the IPO Registration Statement).

During the last two full trading days of this Offer, the Election Site for the EMC—VMware Exchange Program will display the ongoing calculation, updated on an hourly basis, of the actual VWAP and the Exchange Ratio as it then stands (assuming that the IPO Price is equal to the mid-point of the range of the estimated initial offering price reflected in the IPO Registration Statement). Thus, on the next-to-last full trading day prior to the Expiration Date (the first day of the calculation period), the actual daily VWAP of EMC Stock during the elapsed portion of that first day will be used in the calculation and, on the final full trading day prior to the Expiration Date, the calculations will use the average of the daily VWAP of EMC Stock for the next-to-last full trading day and the actual daily VWAP during the elapsed portion of that final full trading day. The Election Site for the EMC—VMware Exchange Program will be updated every hour during the two-day calculation period and a final VWAP, subject to extension of this Offer, will be posted at approximately 2:30 p.m., Pacific Time, on the day prior to the Expiration Date. See “The Exchange Offer—Number of VMware Options and Restricted Stock to be Issued in Exchange.”

When will I be able to find out the Exchange Ratio?

At approximately 2:30 p.m., Pacific Time, after the expiration of the Offer on the Expiration Date, the Election Site for the EMC—VMware Exchange Program will be updated with the final Exchange Ratio. We will also issue a press release announcing the Exchange Ratio, and EMC and VMware will file an amendment to the Tender Offer Statement on Schedule TO that they originally filed with the SEC on July 9, 2007 (as the same may be amended or supplemented from time to time, the “Schedule TO”) with the SEC containing this press release. The Schedule TO will be available on the SEC’s website at http://www.sec.gov. Because the Exchange Ratio will be calculated after the expiration of this Offer, you will not have an opportunity to withdraw tendered EMC Options or shares of EMC Restricted Stock after the Exchange Ratio is calculated.

Must I tender options or restricted stock for exchange in this Offer?

No. Whether or not you tender options or restricted stock for exchange in this Offer is solely your decision and completely voluntary.

What happens to EMC Options or EMC Restricted Stock that I choose not to tender or that are not accepted for exchange in this Offer?

Nothing. However, if EMC ceases to hold shares of VMware Stock representing 50% or more of the total outstanding voting power of VMware, your employment will be treated as having terminated for purposes of the award and any EMC Options and EMC Restricted Stock then held by you will be terminated in accordance with the terms of the applicable award.

If I choose to tender EMC Options or EMC Restricted Stock for exchange in this Offer, do I have to tender all of my options and restricted stock?

In order to tender an eligible option, you must tender all outstanding EMC Options under the award relating to that eligible option. EMC and VMware are not accepting partial tenders of particular option awards. For example, if you hold an option pursuant to an award of options to purchase 1,000 shares of EMC Stock at an exercise price of $9.75 per share of which 500 shares are vested, you must tender the option for all 1,000 shares in its entirety; you cannot tender only a portion of the options subject to a particular award and retain the remainder. On the other hand, if you have an option to purchase 1,000 shares of EMC Stock at an exercise price of $11.19 per share and another option to purchase 2,000 shares of EMC Stock at an exercise price of $12.85 per share, you may choose to tender for exchange all (but not less than all) of the outstanding options under either of the option awards or all of the options under both of the option awards or choose not to tender any of your EMC Options.

In order to tender eligible restricted stock from a particular restricted stock award, you must tender all outstanding shares of EMC Restricted Stock under that award. For example, if you have an EMC Restricted Stock award covering 700 shares of EMC Stock and an EMC Restricted Stock award covering 300 shares of EMC Stock, you may choose to tender for exchange all (but not less than all) of the EMC Restricted Stock under one award or both of the awards or chose not to tender any shares of EMC Restricted Stock. See “The Exchange Offer—Terms of the Exchange Offer.”

Can I tender for exchange both vested and unvested EMC Options?

Yes.

Can I exchange options that I have already fully exercised or shares of EMC Stock that I have that are no longer restricted?

No.

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Can I exchange the remaining portion of an eligible option award that I have already partially exercised?

Yes. If you have previously partially exercised an eligible option award, you can still tender for exchange the remaining unexercised portion of an eligible option award. However, if you tender any portion of an option award, you must tender all of the EMC Options remaining under that award.

Will the terms and conditions of my VMware Options and VMware Restricted Stock be the same as the terms of the EMC Options and EMC Restricted Stock that I tender?

VMware Options and VMware Restricted Stock granted pursuant to this Offer will be subject to the same terms and conditions as set forth in the EMC Plans at the time of the grant of the tendered EMC Options or EMC Restricted Stock, except that (1) vested EMC Options properly tendered in this Offer and not withdrawn will be exchanged for unvested VMware Options subject to a new vesting period, commencing on the Grant Date, which provides for, subject to continued employment, monthly vesting in equal amounts over a period equal to the shorter of twelve months or 90 days prior to the scheduled expiration of the tendered EMC Options (but if such 90th day would be prior to the date of grant, then the VMware option granted would vest on the date of grant), (2) VMware Options issued in the exchange will not be “incentive stock options,” notwithstanding whether the tendered EMC Option was an “incentive stock option,” (3) VMware Options and VMware Restricted Stock issued in the exchange will not be subject to accelerated vesting on a “change in control,” and (4) certain EMC Restricted Stock properly tendered in this Offer and not withdrawn will be exchanged for VMware Restricted Stock that will be subject to different acceleration provisions related to VMware achieving certain performance benchmarks than those applicable to the original EMC Restricted Stock award. Except as described above, the VMware Options and VMware Restricted Stock you receive in the exchange will continue to be subject to the terms of the original EMC option or restricted stock agreement under which they were granted except that, unless the context may otherwise require, references to “EMC” in the applicable award agreement shall instead be deemed to be references to “VMware.”

Will I lose the benefits of any time towards vesting I have accumulated under my existing EMC Options if I tender these options in this Offer and they are accepted for exchange and canceled?

If you tender unvested EMC Options, the VMware Options you receive in exchange for unvested EMC Options will continue to vest in accordance with the vesting schedule of the EMC Options they replace. However, if you tender vested EMC Options, the VMware Options you receive in exchange for your vested EMC Option will be subject to a new vesting period, commencing on the Grant Date, equal to the shorter of twelve months or 90 days prior to the scheduled expiration of the tendered EMC Options (but if such 90th day would be prior to the date of grant, then the VMware option granted would vest on the date of grant). These options will vest monthly in equal amounts over the vesting period. See “The Exchange Offer—Terms of the Exchange Offer.”

If my current options are incentive stock options, will my VMware Options be incentive stock options?

No. VMware Options received in exchange for such EMC Options will not be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and will thus not have the tax features of incentive stock options (which generally provide that income is not recognized by the optionholder when stock is acquired pursuant to such options and that the optionholder may be eligible for capital gains treatment on the disposition of such shares under certain circumstances). See “U.S. Federal Income Tax Consequences.”

If I exercise the VMware Options that I receive in the exchange or if the restrictions on the VMware Restricted Stock that I receive in the exchange lapse, will I be able to freely sell the shares of VMware Stock that I receive from such exercise or lapse of restrictions?

VMware has agreed with the underwriters of the IPO that, as a condition to participating in this Offer, participating employees who receive VMware Options or VMware Restricted Stock must agree to not dispose of or effectively dispose of (e.g., by hedging) any shares of the VMware Stock underlying these VMware Options or shares of VMware Restricted Stock for a period of 180 days from the date the SEC declares the IPO Registration Statement effective. VMware intends to file a registration statement on Form S-8 in order to make the VMware Stock underlying the VMware Options and VMware Restricted Stock freely tradable after the expiration of such 180-day period.

Will I have to pay taxes if I exchange my EMC Options or EMC Restricted Stock in this Offer?

If you exchange your current EMC Options for VMware Options or your current EMC Restricted Stock for VMware Restricted Stock, we believe that you will not be required under current applicable law to recognize income for United States federal income tax purposes at the time of the exchange. We recommend that you consult with your own tax advisor to determine the tax consequences to you of this Offer. See “U.S. Federal Income Tax Consequences.”

Will I have any rights or benefits with respect to EMC Options or EMC Restricted Stock I tender in this Offer?

No. EMC Options and EMC Restricted Stock tendered and accepted for exchange in this Offer will be cancelled and you will no longer have any rights or benefits under those options or that restricted stock. See “The Exchange Offer—Delivery of VMware Restricted Shares, Options to Purchase VMware Common Stock.”

If I tender EMC Options or EMC Restricted Stock in this Offer, will I be able to receive other VMware Option awards or VMware Restricted Stock awards before I receive my VMware Options or VMware Restricted Stock?

We intend to grant VMware Option and VMware Restricted Stock awards to employees from time to time as part of VMware’s normal compensation program. Employees eligible to participate in this Offer will continue to be eligible to receive additional option awards as part of VMware’s overall compensation program.

What happens if this Offer is not consummated?

If EMC and VMware do not accept any EMC Options or EMC Restricted Stock tendered for exchange, you will keep all of your current EMC Options and EMC Restricted Stock and you will not receive VMware Options or VMware Restricted Stock. No changes will be made to your existing EMC Options or shares of EMC Restricted Stock and they will remain outstanding with their current terms, including exercise price, term and vesting schedule.

When does this Offer expire? Can this Offer be extended?

This Offer expires on August 6, at 11:00 a.m., Pacific Time, unless we extend it.

We and EMC may, in our discretion, extend this Offer at any time. EMC’s and VMware’s current intention is to extend this Offer if the IPO Registration Statement or the Exchange Offer Registration Statement will not be declared effective prior to the expiration of this Offer. If this Offer is extended, appropriate notice of the extension will be provided no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled Expiration Date. See “The Exchange Offer—Extension; Termination; Amendment.”

How do I tender my EMC Options or EMC Restricted Stock for exchange in this Offer?

In order to validly tender EMC Options or EMC Restricted Stock for exchange in this Offer, you must, prior to 11:00 a.m., Pacific Time, on the Expiration Date, either make your election to tender online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or complete and sign the enclosed Letter of Transmittal in accordance with its instructions and deliver it to the information and exchange agent, by mail to Mellon Investor Services, Reorganization Department, PO Box 3301, South Hackensack, NJ 07606; by hand to Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310; or by overnight delivery to Mellon Investor Services, Reorganization Department, 480 Washington Blvd., Mail Stop—Reorg, Jersey City, NJ 07310.

EMC and VMware reserve the right to reject any or all tenders of options or restricted stock that we determine are not in appropriate form or that we determine are unlawful to accept. EMC and VMware expect to accept all EMC Options and all shares of EMC Restricted Stock that are properly and timely tendered for exchange and not validly withdrawn. See “The Exchange Offer—Proper Tender of EMC Options and EMC Restricted Stock” and “The Exchange Offer—Withdrawal Rights.”

During what period of time may I withdraw previously tendered EMC Options or EMC Restricted Stock?

You may withdraw EMC Options or EMC Restricted Stock you tendered for exchange at any time before Expiration Date. To withdraw EMC Options or EMC Restricted Stock tendered for exchange, you must either change your election to tender online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or deliver to the information and exchange agent, Mellon Investor Services, prior to the time this Offer expires, a properly completed and signed written Notice of Withdrawal in the form enclosed with this Prospectus—Offer to Exchange. Delivery of the Notice of Withdrawal must be to the information and exchange agent, by mail to Mellon Investor Services, Reorganization Department, PO Box 3301, South Hackensack, NJ 07606; by hand to Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310; or by overnight delivery to Mellon Investor Services, Reorganization Department, 480 Washington Blvd., Mail Stop - Reorg, Jersey City, NJ 07310.

Once you have withdrawn previously tendered EMC Options or EMC Restricted Stock, you may re-tender EMC Options or EMC Restricted Stock for exchange prior to the date and time of the expiration of the Offer and only by again following the tender procedures described in this Prospectus—Offer to Exchange and the accompanying Letter of Transmittal. See “The Exchange Offer—Proper Tender of EMC Options and EMC Restricted Stock” and “The Exchange Offer—Withdrawal Rights.”

Can I change my mind and elect not to tender EMC Options or EMC Restricted Stock, or elect to tender additional EMC Options or EMC Restricted Stock, after I make an election on the Election Site for the EMC—VMware Exchange Program or submit a Letter of Transmittal?

Yes. If you made an election to tender options or restricted stock on the Election Site for the EMC—VMware Exchange Program or submitted a Letter of Transmittal and you want to withdraw some or all of the EMC Options or EMC Restricted Stock you marked for tender on the Election Site for the EMC—VMware Exchange Program or on that Letter of Transmittal, you may withdraw your tender of such EMC Options or shares of EMC Restricted Stock by changing your election to tender online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or delivering to the information and exchange agent, Mellon Investor Services, prior to the time this Offer expires, a Notice of Withdrawal (in the form included with this Prospectus—Offer to Exchange) indicating which EMC Options or shares of EMC Restricted Stock you are withdrawing. If you wish to tender for exchange additional EMC Options or EMC Restricted Stock that you had not marked for tender on your previous Letter of Transmittal, you may elect to tender for exchange those additional EMC Options or shares of EMC Restricted Stock by making further elections on the Election Site for the EMC—VMware Exchange Program or delivering to the information and exchange agent, Mellon Investor Services, prior to the Expiration Date an additional properly completed and signed Letter of Transmittal (in the form included with this Prospectus—Offer to Exchange) selecting for tender for exchange such additional EMC Option or EMC Restricted Stock awards. You may only tender for exchange all EMC Options or shares of EMC Restricted Stock subject to a particular award. If you deliver a Letter of Transmittal or a Notice of Withdrawal with respect to some but not all EMC Options or shares of EMC Restricted Stock subject to a particular award, EMC and VMware may, in our sole discretion, determine that you have elected to tender for exchange all or none of the EMC Options or EMC Restricted Stock underlying such award.

You may request copies of the Notice of Withdrawal or Letter of Transmittal by contacting the information and exchange agent, Mellon Investor Services, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672

(from outside the U.S.). Delivery of the Notice of Withdrawal or the additional Letter of Transmittal must be to the information and exchange agent, by mail to Mellon Investor Services, Reorganization Department, PO Box 3301, South Hackensack, NJ 07606; by hand to Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310; or by overnight delivery to Mellon Investor Services, Reorganization Department, 480 Washington Blvd., Mail Stop - Reorg, Jersey City, NJ 07310. See “The Exchange Offer—Proper Tender of EMC Options and EMC Restricted Stock” and “The Exchange Offer—Withdrawal Rights.”

When will I receive my VMware Options and VMware Restricted Stock?

If you participated in the exchange, you will receive a notice from us as soon as practicable after the Grant Date indicating the number of shares of EMC Stock subject to the EMC Options you tendered that were accepted for exchange, the number of shares subject to the new option award(s) and the exercise price per share of your VMware Options, as well as the number of shares of EMC Restricted Stock you tendered that were accepted for exchange and the number of shares of VMware Restricted Stock that you will receive pursuant to the exchange. See “The Exchange Offer—Delivery of VMware Restricted Shares, Options to Purchase VMware Common Stock.”

What happens if a VMware Option I am granted later ends up “out of the money”?

If a VMware Option that you receive in the exchange is or becomes “out of the money” (i.e., has a per share exercise price greater than the price of VMware Stock) and remains “out of the money” after it vests and until its expiration, it will then be worthless. We can provide no assurance as to the price of VMware Stock upon the IPO or in the future.

What do VMware, EMC and their respective boards of directors think of this Offer?

Although the VMware board of directors has approved this Offer, in light of the unique circumstances of individual optionholders and holders of restricted stock, as well as the risks associated with this Offer described in this Prospectus—Offer to Exchange under “Risk Factors,” neither VMware’s nor EMC’s board of directors makes any recommendation as to whether you should tender or refrain from tendering your EMC Options or EMC Restricted Stock for exchange. You must make your own decision whether to tender EMC Options or EMC Restricted Stock. For questions regarding tax implications or other investment-related questions, you should consult with your own legal counsel, accountant, financial and tax advisors. See “The Transaction—Reasons for the Offer.”

Whom can I talk to if I have questions about my existing options or restricted stock or about this Offer?

For additional information or assistance concerning this Offer or to request copies of the Offer documents and the other information incorporated by reference in this Prospectus—Offer to Exchange, without charge, you should contact the information and exchange agent, Mellon Investor Services, located at Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.).

How should I decide whether or not to exchange my EMC Options or my EMC Restricted Stock?

EMC and VMware understand that this may be a difficult decision. There are no guarantees of VMware’s future performance, the future prices of VMware Stock, or EMC’s future performance or the future prices of EMC Stock. EMC and VMware advise you to consult with your financial advisor regarding the relative benefits of tendering your EMC Options or EMC Restricted Stock for exchange and cancellation pursuant to this Offer or holding your EMC Options and shares of EMC Restricted Stock.

SUMMARY OF THIS PROSPECTUS—OFFER TO EXCHANGE

The Companies

VMware

VMware, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

Telephone: (650) 427-5000

Website: www.vmware.com

EMC currently owns substantially all of VMware’s outstanding common stock. Immediately following the IPO, it is currently expected that EMC will continue to own approximately 89% of VMware’s common stock (43% of VMware’s Class A common stock) and 100% of VMware’s Class B common stock) and will control 99% of the combined voting power of VMware’s outstanding common stock. If the underwriters in the IPO exercise in full their over-allotment option, EMC will own approximately 88% of VMware’s outstanding common stock (41% of VMware’s Class A common stock and 100% of VMware’s Class B common stock) and 98% of the combined voting power of VMware’s outstanding common stock. The number of shares to be sold in the IPO is subject to change. Any such changes will be disclosed by an amendment to the Exchange Offer Registration Statement of which this Prospectus—Offer to Exchange is a part and the IPO Registration Statement. EMC will continue to control VMware following the IPO, and will be able to exercise control over all matters requiring stockholder approval, including the election of VMware’s directors and approval of significant corporate transactions. In addition, EMC’s controlling interest may discourage a change of control that the other holders of VMware Stock may favor.

For a description of VMware’s business, see “Summary of this Prospectus—Offer to Exchange—VMware’s Business” and “Business of VMware.”

This Prospectus—Offer to Exchange is being furnished to you solely to provide you information regarding the Company in connection with your determination of whether to participate in this Offer and is not intended as a solicitation in connection with acquiring VMware Stock, as part of the IPO or otherwise.

EMC

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Telephone: (508) 435-1000

Website: www.emc.com

EMC and its subsidiaries develop, deliver and support the information technology industry’s broadest range of information infrastructure technologies and solutions that are designed to help individuals and organizations handle everything they need to do with their digital information.

EMC’s systems, software and services support EMC’s customers’ critical business processes by helping them build information infrastructures from the most comprehensive systems available to store, manage and protect information at the right service levels and the right costs. EMC refers to this as an information lifecycle management strategy. EMC’s information management software and solutions empower its customers to capture, manage and leverage structured and unstructured information—documents, images or emails—to support their business processes. EMC’s resource management software allows organizations to better understand, manage and automate the operation of their information infrastructure. EMC’s information security division offers customers security solutions to assess the risk to their information, secure the people accessing information and the infrastructure, protect the confidentiality and integrity of the information itself and manage security information and events to assure effectiveness and ease the burdens of compliance.

EMC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that EMC files electronically with the SEC. The address of that website is http://www.sec.gov.

The Exchange Offer

Terms of the Exchange Offer (page 44)

EMC and VMware are offering eligible employees of VMware and its subsidiaries in the United States a one-time opportunity to exchange all of such employees’ EMC Options to purchase shares of EMC Stock for VMware Options to purchase VMware Stock, as determined on an award-by-award basis, and to exchange all of such employees’ EMC Restricted Stock for VMware Restricted Stock, as determined on an award-by-award basis.

In order to tender an eligible option, you must tender all outstanding EMC Options under the award relating to that eligible option. EMC and VMware are not accepting partial tenders of particular option awards. Similarly, if you tender shares of EMC Restricted Stock from a particular restricted stock award, you must tender all of the EMC Restricted Stock under that award.

Expiration Date (page 49)

This Offer is scheduled to expire at 11:00 a.m., Pacific Time, on August 6, 2007, unless EMC and VMware, in our discretion, extend the period of time during which this Offer will remain open. EMC’s and VMware’s current intention is to extend this Offer if the IPO Registration Statement or the Exchange Offer Registration Statement will not be declared effective prior to the expiration of this Offer.

Fractional Shares (page 50)

Awards of VMware Options and VMware Restricted Stock will be calculated according to the Exchange Ratio and will be rounded down to the nearest whole share on an award-by-award basis. Accordingly, VMware Options and VMware Restricted Stock will not be issued for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.

Proper Tender of EMC Options and EMC Restricted Stock (page 50)

To validly tender your options or restricted stock for exchange in this Offer, you must either make your election to tender online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or complete and sign the enclosed Letter of Transmittal in accordance with its instructions, and send it to the information and exchange agent, by mail to Mellon Investor Services, Reorganization Department, PO Box 3301, South Hackensack, NJ 07606; by hand to Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310; or by overnight delivery to Mellon Investor Services, Reorganization Department, 480 Washington Blvd., Mail Stop—Reorg, Jersey City, NJ 07310. Such election must be made through the Election Site for the EMC—VMware Exchange Program or received by the information and exchange agent, Mellon Investor Services, prior to 11:00 a.m., Pacific Time, on the Expiration Date.

Withdrawal Rights (page 52)

You may withdraw some or all of the EMC Options or EMC Restricted Stock you tendered for exchange in this Offer. If you want to withdraw any of the EMC Options you tendered for exchange, you must withdraw all tendered EMC Options subject to the particular award of which the options you want to withdraw are a part, and if you want to withdraw any EMC Restricted Stock you tendered for exchange, you must withdraw all EMC Restricted Stock subject to the particular award of which the restricted stock you want to withdraw is a part.

To validly withdraw EMC Options or EMC Restricted Stock tendered for exchange, you must, prior to the time this Offer expires, either change your election online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or deliver to the information and exchange agent, Mellon Investor Services, a properly completed and signed written Notice of Withdrawal in the form enclosed with this Prospectus—Offer to Exchange. If you choose to deliver a Notice of Withdrawal, it must be sent to the information and exchange agent, by the means and at the appropriate address above set forth.

Delivery of VMware Restricted Shares, Options to Purchase VMware Common Stock (page 53)

If and when EMC and VMware accept for exchange and cancellation your properly tendered and not withdrawn EMC Options and EMC Restricted Stock, you will have no further rights with respect to those cancelled EMC Options and EMC Restricted Stock. As promptly as practicable after we accept tendered EMC Options and EMC Restricted Stock for exchange and cancellation, we will send each tendering employee a notice indicating the number of shares of EMC Stock subject to the options and the number of shares of EMC Restricted Stock tendered for exchange that have been accepted and cancelled and the number of shares of VMware Stock underlying the VMware Options granted in exchange for such options, and the number of shares of VMware Restricted Stock granted in exchange for such EMC Restricted Stock.

Extension; Termination; Amendment (page 54)

EMC and VMware may, from time to time, extend the period of time during which this Offer is open and delay accepting any EMC Options or EMC Restricted Stock tendered to them by disseminating notice of the extension to optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act.

EMC and VMware also expressly reserve the right, in their reasonable judgment, prior to the Expiration Date, to terminate or amend this Offer and to postpone their acceptance and cancellation of any EMC Options or EMC Restricted Stock tendered for exchange upon the occurrence of certain conditions by disseminating notice of the termination or postponement to the optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, EMC and VMware further reserve the right, in our discretion, and regardless of whether any event set forth in “The Exchange Offer—Conditions to Completion of the Offer” has occurred or is deemed by us to have occurred, to amend this Offer in any respect, except if EMC or VMware materially change the terms of this Offer or the information concerning this Offer, or if they waive a material condition of this Offer, EMC and VMware will extend this Offer to the extent required by the SEC. The period by which this Offer will be extended in such a case will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of any such amendment and EMC will file with the SEC an amendment to the Schedule TO.

Amendments to this Offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. Any notice pursuant to this Offer will be disseminated promptly to eligible employees in a manner reasonably designed to inform them of such change. EMC and VMware have no obligation to publish, advertise or otherwise communicate any such public announcement except by making a press release or as otherwise required by applicable law.

Automatic Extension (page 54)

This Offer will be automatically extended, for a minimum of one trading day, if a market disruption event occurs with respect to the EMC Common Stock or the VMware Class A common stock on either of the two days during which the value of each share of EMC Common Stock or VMware Class A common stock was originally expected to be determined.

Conditions to Completion of the Offer (page 55)

This Offer is subject to various conditions, including the IPO Registration Statement and the Exchange Offer Registration Statement being declared effective by the SEC. EMC and VMware may in their discretion waive any of the conditions, in whole or in part, at any time and from time to time, prior to their acceptance for exchange and cancellation of EMC Options and EMC Restricted Stock tendered pursuant to this Offer, whether or not they waive any other condition to this Offer. EMC’s and VMware’s failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.

Risk Factors (page 19)

In deciding whether to tender your EMC Options or EMC Restricted Stock, you should carefully consider the matters described in “Risk Factors,” as well as other information included in this Prospectus—Offer to Exchange and the other documents incorporated by reference herein.

Business of VMware (page 81)

We are the leading provider of virtualization solutions. Our virtualization solutions represent a pioneering approach to computing that separates the operating system and application software from the underlying hardware to achieve significant improvements in efficiency, availability, flexibility and manageability. Our solutions enable organizations to aggregate multiple servers, storage infrastructure and networks together into shared pools of capacity that can be allocated dynamically, securely and reliably to applications as needed, increasing hardware utilization and reducing spending. We believe that the market opportunity for our virtualization solutions is large and expanding, with 24.6 million x86 servers and 489.7 million business client PCs installed worldwide as of December 2006. Our customer base includes 100% of the Fortune 100 and over 84% of the Fortune 1,000. Our customer base for our server solutions has grown to include 20,000 organizations of all sizes across numerous industries. We believe our solutions deliver significant economic value for customers, and many have adopted our solutions as the strategic and architectural foundation for their future computing initiatives.

In the eight years since the introduction of our first virtualization platform, we have expanded our offering with virtual infrastructure automation and management products to address distributed and heterogeneous infrastructure challenges such as system recoverability and reliability, backup and recovery, resource provisioning and management, capacity and performance management and desktop security. Our broad and proven suite of virtualization solutions addresses a range of complex IT problems that include infrastructure optimization, business continuity, software lifecycle management and desktop management.

We work closely with over 200 technology partners, including leading server, processor, storage, networking and software vendors. We have shared the economic opportunities surrounding virtualization with our partners by facilitating solution development through open application programming interfaces (APIs), formats and protocols and providing access to our source code and technology. The endorsement and support of our partners have further enhanced the awareness, reputation and adoption of our virtualization solutions.

We have developed a multi-channel distribution model to expand our presence and reach various segments of the market. We derive a significant majority of our revenues from our large indirect sales channel of more than

4,000 channel partners that include distributors, resellers, x86 system vendors and systems integrators. We believe that our partners benefit greatly from the sale of our solutions through additional services, software and hardware sales opportunities. We have trained a large number of partners and end users to deploy and leverage our solutions.

We have achieved strong financial performance to date, as demonstrated by our revenue growth. Our total revenues were $703.9 million in 2006 and $387.1 million in 2005, representing an increase of 82% in 2006. Software license revenues were $491.9 million in 2006 and $287.0 million in 2005, representing an increase of 71% in 2006.

The historical financial information we have included in this Prospectus – Offer to Exchange includes allocations of certain corporate functions historically provided to us by EMC, including tax, accounting, treasury, legal and human resources services and other general corporate expenses. These allocations were made based on estimates which are considered reasonable by our management. Our historical results are not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses would have been had we been an independent entity during the historical periods presented or what our results of operations, financial position, cash flows or costs and expenses will be in the future when we are a publicly-traded, stand-alone company.

VMware’s Industry Background (page 82)

The introduction of x86 servers in the 1980s provided a low-cost alternative to mainframe and proprietary UNIX systems. The broad adoption of Windows and the emergence of Linux as server operating systems in the 1990s established x86 servers as the industry standard. The growth in x86 server and desktop deployments has introduced new operational risks and IT infrastructure challenges. These challenges include:

•

Low Infrastructure Utilization. Typical x86 server deployments achieve an average utilization of only 10% to 15% of total capacity, according to International Data Corporation (IDC), a market research firm. Organizations typically run one application per server to avoid the risk of vulnerabilities in one application affecting the availability of another application on the same server.

•

Increasing Physical Infrastructure Costs. The operational costs to support growing physical infrastructure have steadily increased. Most computing infrastructure must remain operational at all times, resulting in power consumption, cooling and facilities costs that do not vary with utilization levels.

•

Increasing IT Management Costs. As computing environments become more complex, the level of specialized education and experience required for infrastructure management personnel and the associated costs of such personnel have increased. Organizations spend disproportionate time and resources on manual tasks associated with server maintenance, and thus require more personnel to complete these tasks.

•

Insufficient Failover and Disaster Protection. Organizations are increasingly affected by the downtime of critical server applications and inaccessibility of critical end user desktops. The threat of security attacks, natural disasters, health pandemics and terrorism has elevated the importance of business continuity planning for both desktops and servers.

•

Desktop Management and Security. Managing and securing enterprise desktops present numerous challenges. Controlling a distributed desktop environment and enforcing management, access and security policies without impairing users’ ability to work effectively is complex and expensive. Numerous patches and upgrades must be continually applied to desktop environments to eliminate security vulnerabilities.

Virtualization was first introduced in the 1970s to enable multiple business applications to share and fully harness the centralized computing capacity of mainframe systems. Virtualization was effectively abandoned during the 1980s and 1990s when client-server applications and inexpensive x86 servers and desktops established the model of distributed computing. Rather than sharing resources centrally in the mainframe model, organizations used the low cost of distributed systems to build up islands of computing capacity, providing some benefits but also introducing new challenges. In 1999, VMware introduced virtualization to x86 systems as a means to efficiently address many of these challenges and to transform x86 systems into general purpose, shared hardware infrastructure that offers full isolation, mobility and operating system choice for application environments.

We believe that the addressable market opportunity for our virtualization solutions is large and expanding. IDC estimates that less than one million of the 24.6 million x86 servers and less than five million of the 489.7 million business client PCs deployed worldwide are running virtualization software. We believe industry trends towards more powerful yet under-utilized multi-core servers and the increasing complexity of managing desktop environments will further accelerate the widespread adoption of virtualization for both server and desktop deployments.

VMware’s Solution (page 84)

Our virtualization solutions run on industry-standard servers and desktops and support a wide range of operating system and application environments, as well as networking and storage infrastructure. We have designed our solutions to function independently of the hardware and operating system to provide customers with a broad platform choice. Our solutions provide a key integration point for hardware and infrastructure management vendors to deliver differentiated value that can be applied uniformly across all application and operating system environments. Key benefits to our virtualization solutions include:

•

Server Consolidation and Infrastructure Optimization. Our solutions enable organizations to achieve significantly higher resource utilization by pooling common infrastructure resources and breaking the legacy “one application to one server” model.

•

Physical Infrastructure Cost Reduction. Through server consolidation and containment, our solutions reduce the required number of servers and other related infrastructure overhead. Organizations are able to significantly decrease physical infrastructure costs through reduced data center space, power and cooling requirements.

•

Improved Operational Flexibility and Responsiveness. We offer a set of automation and management solutions that reduce the amount of time IT professionals must spend on largely reactive tasks, such as provisioning, configuration, monitoring and maintenance. Additionally, as the need for physical infrastructure decreases, so does the need for the highly-specialized personnel required to manage and maintain such environments.

•

Increased Application Availability and Improved Business Continuity. Our solutions enable organizations to reduce both planned and unplanned downtime in their computing environments by allowing them to securely migrate entire virtual environments to separate servers or even data center locations without user interruption.

•

Improved Desktop Manageability and Security. Our desktop virtualization solutions allow IT organizations to efficiently control and secure desktop environments to end users regardless of their location, desktop hardware, operating system or business application access needs.

VMware’s Competitive Strengths (page 85)

We believe that the following competitive strengths position us well to maintain and extend our leadership in virtualization solutions:

•	leading technology and market position;

•	broad product portfolio;

•	open standards and choice of operating systems;

•	large installed base of customers;

•	strong partner network; and

•	robust global support operations and services.

VMware’s Growth Strategy (page 87)

Our objective is to extend our market leadership in virtualization solutions. To accomplish this objective, we intend to:

•	broaden our product portfolio;

•	enable choice for customers and drive standards;

•	expand our network of technology and distribution partners;

•	increase sales to existing customers and pursue new customers; and

•	increase market awareness and drive adoption of virtualization.

VMware’s Relationship with EMC (page 119)

We were acquired by EMC in January 2004, and prior to the IPO we were operated as a wholly owned subsidiary of EMC. As a result, in the ordinary course of our business, we have received various services provided by EMC, including tax, accounting, treasury, legal and human resources services. EMC has also provided us with the services of a number of its executives and employees prior to the IPO and will continue to do so after the IPO.

EMC Will Be Our Controlling Stockholder. Immediately following the IPO, EMC, which will hold approximately 43% of our Class A common stock and 100% of our Class B common stock, will own approximately 89% of our outstanding common stock and 99% of the combined voting power of our outstanding common stock (approximately 88% of our outstanding common stock and 98% of the combined voting power of our outstanding common stock if the underwriters exercise in full the over-allotment option that we have granted them in the IPO). As a result, EMC will continue to control us following the completion of the IPO, and will be able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions.

Agreements Between EMC and Us. We will enter into several agreements with EMC prior to the completion of the IPO, including a master transaction agreement, an administrative services agreement, a new tax sharing agreement, an intellectual property agreement, an employee benefits agreement, an insurance matters agreement and a real estate agreement. For a description of these agreements and the other agreements that we will enter into with EMC, read “VMware’s Certain Relationships and Related Person Transactions—Relationship with EMC Corporation.”

Impact of the Offer (page 42)

As of June 30, 2007, there were approximately 1,900 employees who would be eligible to participate in the Offer. Based on an assumed IPO Price of $24.00 per share (the midpoint of the range reflected in the IPO Registration Statement) and an assumed VWAP of $19.54 (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007), a maximum of approximately 14.7 million shares of our Class A class common stock underlying options or restricted stock awards granted subject to the Offer would be issued, pursuant to the Offer, if all eligible employees tendered all of their EMC Options and EMC Restricted Stock. We estimate that the unamortized fair value of the exchanged awards will be approximately $103.1 million, which will be recognized over the remaining vesting periods.

To assist eligible employees in understanding the potential impact of the Offer on earnings per share, we note that supplemental pro forma basic and supplemental pro forma diluted earnings per share amounts would have been $0.22 and $0.22 for the year ended December 31, 2006 and $0.11 and $0.11 for the three months ended March 31, 2007, respectively, assuming the following:

•

Supplemental pro forma basic and diluted earnings per share data assume actual pre-tax income is reduced by $380,000 and $3,756,000 for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, and net income is reduced by $238,000 and $2,348,000 for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, to reflect the estimated impact of the respective period’s amortization of the incremental stock compensation expense resulting from the Offer.

•

Supplemental pro forma basic weighted average shares data assume the issuance and sale of the full 37,950,000 shares of our Class A common stock (assuming the over-allotment option is exercised in full) had occurred January 1, 2006. Supplemental pro forma basic weighted average shares data also assume the issuance and sale of 9,500,000 shares of our Class A common stock to Intel Capital (described below in “Recent Developments”) had occurred January 1, 2006. (This differs from the basic pro forma per share data presented under “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data” and the consolidated financial statements. That presentation includes only the incremental number of shares necessary to be sold to fund the amount of the April 2007 dividend to EMC in excess of the most recent twelve months’ earnings). The calculation includes the exercise of the over-allotment option to provide potential investors the ability to understand the maximum amount of dilution that may occur as a result of the IPO and the Offer. This assumption varies from other pro forma amounts shown in other parts of the Prospectus – Offer to Exchange that give effect to the offering in which the over-allotment option is not assumed to be exercised.

•

Supplemental pro forma diluted earnings per share amounts assume (1) the issuance and sale of the Class A common stock (pursuant to the IPO and to the Intel investment) on the terms described above and (2) the consummation of the Offer assuming 100% of all the options and shares are exchanged, assuming an IPO Price of $24.00 per share (the midpoint of the range set forth on the cover of this IPO Registration Statement) and assuming a VWAP of $19.54 (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007). If zero equity instruments were assumed to be exchanged, diluted income per share for these periods would be the same as the basic earnings per share.

This compares to reported basic and diluted earnings per share of $0.26 and $0.26 for the year ended December 31, 2006 and $0.12 and $0.12 for the three months ended March 31, 2007, respectively.

Recent Developments

VMware and Intel Corporation, or Intel, have had an ongoing strategic relationship. VMware’s base virtualization platform virtualizes Intel architecture. Intel Capital Corporation, or Intel Capital, the global investment arm of Intel, has agreed to invest $218.5 million in our Class A common stock at $23.00 per share, subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the satisfaction of other customary closing conditions. Upon the closing of the investment, Intel Capital will own 9.5 million shares, or approximately 12.7%, of our Class A common stock to be outstanding after the IPO and approximately 2.5% of our total common stock which will then be outstanding, which shares will represent less than 1% of the combined voting power of our outstanding common stock. Pursuant to Intel Capital’s proposed investment, at the later of the closing of the investment, and the earlier of the completion of the IPO and September 30, 2007, our board of directors will appoint a new board member, an Intel executive to be designated by Intel and acceptable to our board. We have also entered into an investor rights agreement with Intel Capital pursuant to which Intel Capital will have certain registration and other rights as a holder of our Class A common stock. See “Description of Capital Stock of VMware.” In addition, we and Intel have entered into a routine and customary collaboration partnering agreement that expresses the parties’ intent to continue to expand their cooperative efforts around joint development, marketing and industry initiatives. Intel’s investment is intended to foster strengthened intercompany collaboration towards accelerating VMware virtualization product adoption on Intel architecture and reinforcing the value of virtualization technology for customers.

This investment will not cause any change to VMware’s continued operation under our rules of engagement with respect to open industry partnerships and confidentiality principles that we publish to our technology partners.

In June 2007, VMware adopted the VMware 2007 Equity and Incentive Plan (“2007 Equity and Incentive Plan”), which provides for the granting of stock options or other stock-based awards, including awards of restricted stock. Through July 2, 2007, VMware’s Compensation and Corporate Governance Committee made broad-based grants to issue approximately 35.8 million stock options and approximately 453,000 restricted stock units. These awards have a fair value of approximately $260.5 million, which will be recognized over the awards’ vesting periods, resulting in incremental equity-based compensation expense through 2011. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

Legal and Other Limitations (page 56)

This Prospectus—Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of EMC’s common stock or VMware Class A common stock in any jurisdiction in the United States in which the offer, sale or exchange is not permitted. EMC and VMware are not aware of any jurisdiction in the United States where the making of this Offer or its acceptance would not be legal. If EMC or VMware learn of any jurisdiction where making this Offer or its acceptance would not be permitted, EMC and VMware intend to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, EMC and VMware cannot comply with such law, EMC and VMware will determine whether this Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of EMC Options and EMC Restricted Stock residing in the jurisdiction.

In any jurisdiction in which the securities or blue sky laws require this Offer to be made by a licensed broker or dealer, this Offer may be made on EMC’s or VMware’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Market Prices; Dividend Information (page 57)

EMC’s common stock is listed on the New York Stock Exchange under the symbol “EMC.” VMware Class A common stock has been approved for listing on the New York Stock Exchange under the symbol “VMW.” The closing sales price of EMC’s common stock was $18.66 on July 6, 2007, the last full trading day prior to the date of the commencement of this Offer. The indicative exchange ratio that would have been in effect following the official close of trading on the New York Stock Exchange on July 6, 2007, based on the average (arithmetic mean) of the VWAP of EMC’s common stock on July 5, 2007 and July 6, 2007, the last two full trading days prior to the date of the commencement of this Offer and assuming an IPO Price of $24.00 per share (the midpoint of the range of the estimated IPO price reflected in the IPO Registration Statement), would have provided for approximately 0.76912 shares (subject to rounding on a grant-by-grant basis) of VMware Class A common stock subject to a VMware Option or shares of VMware Restricted Stock to be exchanged for every share of EMC common stock subject to an EMC Option or share of EMC Restricted Stock accepted for exchange in the Offer.

EMC has never paid cash dividends on its common stock. VMware paid cash dividends of $190.0 million and $92.9 million to EMC in 2005 and 2004, respectively, and an $800.0 million dividend payable to EMC in the form of a note in April 2007. VMware does not anticipate declaring any cash dividends in the foreseeable future.

U.S. Federal Income Tax Consequences (page 133)

The exchange of options and restricted stock pursuant to this Offer is expected to be treated as a non-taxable exchange and the Company and the participants in the exchange are not expected to recognize income for U.S. federal income tax purposes upon the tender of EMC Options and EMC Restricted Stock and the award of VMware Options and VMware Restricted Stock. All incentive stock options that are tendered in this Offer will be exchanged for nonqualified stock options. VMware may be entitled to a tax deduction upon the exercise of the nonqualified stock options issued as VMware Options.

An optionholder who receives nonqualified stock options in VMware in exchange for incentive stock options will, with respect to such nonqualified stock options, not be eligible for the favorable tax treatment that is available to incentive stock options. That favorable tax treatment consists generally of the ability to exercise the option without an immediate tax liability for the optionee and the ability to receive capital gains tax treatment upon disposition of the underlying shares under certain circumstances.

Additional tax information with respect to the VMware Options and VMware Restricted Stock granted under the 2007 Equity and Incentive Plan is provided under “U.S. Federal Income Tax Consequences.” This information is a brief summary only and reference is made to the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder, for a complete statement of all relevant federal tax consequences. We recommend that you consult your own tax advisor with respect to the country, state and local tax consequences of participating in this Offer.

No Appraisal Rights (page 43)

No appraisal rights are available to EMC shareholders or VMware stockholders in connection with this Offer.

Accounting Treatment of the Offer (page 43)

Accounting for the transaction will result in an incremental accounting expense for VMware equal to the value of the awards granted in the exchange over the value of the awards tendered and accepted for exchange based on a “Black-Scholes” valuation. It is expected that there will be excess fair value of the awards granted in the exchange over the fair value of the awards tendered and accepted for exchange based on a “Black-Scholes” valuation, even though the “intrinsic” value to eligible employees will remain the same (subject to the effects of rounding fractional amounts), because the “Black-Scholes” valuation takes into account the expected volatility of a stock, which is expected to be different between EMC Stock and VMware Stock. Additionally, the expected term of the options granted in the exchange may differ from the options tendered and accepted for exchange, which would result in an incremental expense. The incremental expense will be recognized by VMware over the remaining vesting period of the awards.

Comparison of Stockholder Rights (page 144)

VMware is organized under the laws of the State of Delaware, while EMC is organized under the laws of the Commonwealth of Massachusetts. Differences in the rights of a stockholder of VMware from those of a shareholder of EMC arise principally from differences in the laws of Delaware and Massachusetts and the constitutive documents of each of VMware and EMC.

The Information and Exchange Agent

The information and exchange agent for this Offer is Mellon Investor Services.

Comparative Per Share Data

The following tables present certain historical per share data for EMC and certain historical per share and pro forma data for VMware.

You should read the information below together with VMware’s audited consolidated financial statements and related notes and the information under “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus—Offer to Exchange and the historical financial statements and related notes contained in EMC’s Form 10-K and Form 10-Qs that EMC has filed with the SEC and which are incorporated herein by reference. To obtain copies of these documents, see “Where You Can Find More Information about EMC and VMware” on page 163. The unaudited pro forma data below is for illustrative purposes only. The companies might have performed differently had they operated as stand-alone companies during all periods presented. Accordingly, the historical results should not be relied upon as an indicator of future performance. You should not rely on the information as being indicative of the historical results that would have been achieved or the future results of operation or financial condition that the companies will experience in the future.

EMC

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(in thousands, except per share amounts)
Cash dividends per share	$—	$—	$—	$—	$—	$—	$—
Net income (loss) per weighted average share:
Basic	0.15	0.12	0.54	0.48	0.36	0.22	(0.05)
Diluted	0.15	0.11	0.54	0.47	0.36	0.22	(0.05)

	March 31, 2007
Book value per share	$4.93

VMware

	Successor Company					Predecessor Company
	Three Months Ended March 31,		Year Ended December 31,
	(in thousands, except per share amounts)					(in thousands)
	2007	2006	2006	2005	Period from January 9, 2004 to December 31, 2004	Period from February 1, 2003 to January 8, 2004	Year Ended January 31, 2003
Cash dividends per share(1)	$—	$—	$2.41	$0.57	$0.28	$—	$—
Net income per weighted average share for Class A and Class B:
Basic	0.12	0.06	0.26	0.20	0.05	N/A	N/A
Diluted	0.12	0.06	0.26	0.20	0.05	N/A	N/A

	March 31, 2007
Book value per share	$(0.55)

	Three Months Ended March 31, 2007	Year Ended December 31, 2006
Pro forma(2):
Cash dividends per share (1)	$—	$2.13
Net income (loss) per weighted average share for Class A and Class B:
Basic	$0.11	$0.22
Diluted	$0.11	$0.22

	March 31, 2007
Pro forma(2):
Book value per share	$2.34

(1)	In April 2007, VMware declared an $800,000 dividend to EMC. The dividend has been given retroactive effect as of December 31, 2006.

(2)	The pro forma data gives effect to (i) the issuance and sale of 37,950,000 shares of our Class A common stock in the IPO (assuming the over-allotment option is exercised in full) at an assumed IPO Price of $24.00 per share (the midpoint of the range of the estimated IPO Price reflected in the IPO Registration Statement), (ii) the issuance and sale to Intel of 9,500,000 shares of our Class A common stock for proceeds of $218,500, (iii) the deduction of estimated underwriting discounts and offering expenses payable by us and (iv) the consummation of the Offer as described in this Prospectus—Offer to Exchange, assuming an IPO Price of $24.00 and a VWAP of $19.54 (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007).

The consummation of the Offer will result in incremental pre-tax stock-based compensation expense based on the difference between the exchange date fair value of the options and restricted stock surrendered and the fair value of the options and restricted stock issued in return. Assuming the consummation of the Offer at an assumed initial public offering price of $24.00 per share (the midpoint of the range of the estimated IPO Price reflected in the IPO Registration Statement) and a VWAP equal to $19.54 per share (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007), there will be incremental stock-based compensation of $7,100, which will be recognized over the vesting periods of the equity instruments exchanged in the Offer. The historic, pro forma adjustments and pro forma total stock-based compensation and net income for the year ended December 31, 2006 and the three months ended March 31, 2007 is as follows:

	Three Months Ended March 31, 2007			Year Ended December 31, 2006
	Actual	Pro forma Adjustments	Pro Forma	Actual	Pro forma Adjustments	Pro Forma
Total pre-tax stock-based compensation expense	$8,720	$380	$9,100	$38,997	$3,756	$42,753
Net income	41,080	(238)	40,842	85,890	(2,348)	83,542

The final incremental pre-tax stock based compensation expense will be determined based on the number of EMC Options and EMC Restricted Stock exchanged, the actual IPO price and the actual VWAP. The following table provides sensitivities to the pro forma basic and diluted earnings per share for differences in the number of equity instruments exchanged, the assumed IPO price and the assumed VWAP. The amounts below assume the issuance of 37,950,000 shares of Class A common stock in the IPO, the sale and issuance of 9,500,000 shares of Class A common stock to Intel and the completion of the Offer on the following terms:

	Three Months Ended March 31, 2007		Year Ended December 31, 2006
	Pro Forma Basic Earnings per Share	Pro Forma Diluted Earnings per Share	Pro Forma Basic Earnings per Share	Pro Forma Diluted Earnings per Share
50% of EMC Options and EMC Restricted Stock are exchanged, assuming an IPO price of $24.00 per share and a VWAP of $19.54 per share	$0.11	$0.11	$0.22	$0.22
100% of EMC Options and EMC Restricted Stock are exchanged, assuming an IPO price of $25.00 per share and a VWAP of $19.54 per share	$0.11	$0.11	$0.22	$0.22
100% of equity instruments are exchanged, assuming an IPO of $23.00 per share and a VWAP of $19.54 per share	$0.11	$0.11	$0.22	$0.22

VMWARE’S SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read together with “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Prospectus—Offer to Exchange.

The data for the years ended December 31, 2006 and 2005 and the period from January 9, 2004 to December 31, 2004 have been derived from our audited consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange. The data for the three months ended March 31, 2007 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and, in the opinion of management, the statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial information set forth in these statements. On January 8, 2004, all of our capital stock was purchased by EMC. The acquisition was accounted for as a purchase; accordingly, our assets and liabilities were adjusted to their fair market values. Prior to the acquisition by EMC, our fiscal year ended on January 31. In connection with the acquisition, our fiscal year end was changed to December 31 to conform to EMC’s year end. The data for the fiscal year ended January 31, 2003 was derived from the audited consolidated financial statements of our predecessor, which are not included in this Prospectus—Offer to Exchange. The data for the period from February 1, 2003 to January 8, 2004 was derived from the unaudited consolidated financial statements of our predecessor, which are not included in this Prospectus—Offer to Exchange. As a result of our acquisition by EMC and the resulting change in basis, the results of operations and financial position of our predecessor are not comparable with our results of operations and financial position following our acquisition by EMC.

Our consolidated financial statements include allocations of certain corporate functions provided to us by EMC, including general corporate expenses. These allocations were made based on estimates of effort or resources incurred on our behalf and which are considered reasonable by management. Additionally, certain other costs incurred by EMC for our direct benefit, such as rent, salaries and benefits have been included in our financial statements.

The financial statements included in this Prospectus—Offer to Exchange may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a stand-alone company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

	Successor Company					Predecessor Company
	Three Months Ended March 31,		Years Ended December 31,		Period from January 9, 2004 to December 31, 2004	Period from February 1, 2003 to January 8, 2004	Year Ended January 31, 2003
	2007	2006	2006(1)	2005
	(in thousands, except per share amounts)					(in thousands)
Summary of Operations:
Revenues:
License(2)	$169,557	$90,300	$491,902	$287,006	$178,873	$61,980	$31,216
Services(2)	89,138	38,777	212,002	100,068	39,883	12,220	—

Total revenues	258,695	129,077	703,904	387,074	218,756	74,200	31,216

Costs of revenues:
Cost of license revenues(2)(3)	20,556	12,405	59,202	40,340	32,811	3,449	5,596
Cost of services revenues(2)(3)	23,468	9,599	64,180	24,852	12,625	4,770	—

	44,024	22,004	123,382	65,192	45,436	8,219	5,596

Gross profit	214,671	107,073	580,522	321,882	173,320	65,981	25,620

Operating expenses:
Research and development(3)	54,958	22,335	148,254	72,561	43,900	25,382	15,788
Sales and marketing(3)	86,707	42,566	238,327	124,964	59,976	23,028	12,457
General and administrative(3)	26,624	11,847	69,602	30,762	19,037	11,539	4,168
In-process research and development	—	—	3,700	—	15,200	—	—

Operating income (loss)	46,382	30,325	120,639	93,595	35,207	6,032	(6,793)
Investment income	2,977	340	3,271	3,077	53	463	554
Other income (expense), net	59	(348)	(1,363)	(1,332)	(110)	(27)	—

Income (loss) before taxes	49,418	30,317	122,547	95,340	35,150	6,468	(6,239)
Income tax provision(4)	8,338	9,981	36,832	28,565	18,369	1,848	145

Income (loss) before cumulative effect of a change in accounting principle	41,080	20,336	85,715	66,775	16,781	4,620	(6,384)
Cumulative effect of a change in accounting principle (net of tax)	—	175	175	—	—	—	—

Net income (loss)	$41,080	$20,511	$85,890	$66,775	$16,781	$4,620	$(6,384)

Net income per weighted average share, basic and diluted for Class A and Class B	$0.12	$0.06	$0.26	$0.20	$0.05	N/A	N/A
Weighted average shares, basic and diluted for Class A and Class B	332,500	332,500	332,500	332,500	332,500	N/A	N/A
Pro forma basic and diluted earnings per share for Class A and Class B(5)	$0.11		$0.24
Pro forma weighted average shares, basic and diluted for Class A and Class B	363,366		363,366

	Successor Company				Predecessor Company
	March 31, 2007	December 31,			January 8, 2004	January 31, 2003
		2006	2005	2004
	(in thousands)				(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$258,468	$176,134	$38,653	$36,059	$49,883	$13,686
Working capital (deficiency)	3,448	(55,318)	(134,198)	(29,166)	12,189	6,566
Total assets	1,244,317	1,145,950	799,803	697,675	82,015	39,559
Total stockholder’s equity (deficit)(6)	(183,493)	(230,812)	453,829	560,282	(27,455)	(35,566)

(1)	In 2006, VMware acquired all of the outstanding shares of Akimbi Systems, Inc. See Note B to the consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange.

(2)	The Company did not separate its revenues or cost of revenues between license and services for the year ended January 31, 2003. For purposes of this presentation, the total revenues and total cost of revenues for such period have been presented license revenues and cost of license revenues, respectively.

(3)	Includes stock-based compensation, acquisition-related intangible amortization and capitalized software development costs amortization, and excludes capitalized software development costs, as indicated in the table below.

	Successor Company					Predecessor Company
	Three Months Ended March 31,		Year Ended December 31,		Period from January 9, 2004 to December 31, 2004	Period from February 1, 2003 to January 8, 2004	Year Ended January 31, 2003
	2007	2006	2006	2005
Cost of license revenues
Stock-based compensation	$36	$14	$99	$—	$—	$—	$—
Acquisition-related intangible amortization	5,215	5,387	21,840	23,357	25,487	—	—
Capitalized software development costs amortization	7,987	2,769	22,299	6,159	1,317	—	—

Cost of services revenues						—	—
Stock-based compensation	494	395	2,384	1,299	1,061	—	—

Research and development
Stock-based compensation not capitalized	6,392	2,225	26,342	14,656	10,292	—	—
Total capitalized software development costs	(7,599)	(17,671)	(43,012)	(25,103)	(8,155)	—	—
Stock-based compensation included in total capitalized software development costs above	927	5,329	10,489	3,545	—	—	—

Sales and marketing
Stock-based compensation	2,944	1,840	12,020	5,341	4,672	—	—
Acquisition-related intangible amortization	577	544	2,188	1,785	—	—	—

General and administrative
Stock-based compensation	1,778	1,995	10,381	5,775	3,518	—	—
Acquisition-related intangible amortization	493	374	1,494	1,000	773	—	—

(4)	The income tax effect of stock-based compensation, acquisition-related intangible amortization, capitalized software development costs and amortization of capitalized software development costs was $5,144, $(167), $18,042, $9,567, $9,083, $— and $— for the three months ended March 31, 2007 and 2006, the years ended December 31, 2006 and 2005, the period from January 9, 2004 to December 31, 2004, the period from February 1, 2003 to January 8, 2004 and 2003, respectively.

(5)	Unaudited pro forma per share data gives effect, in the weighted average shares used in the calculation, to the additional 30.9 million shares, which, when multiplied by the assumed offering price of $24.00 per share (the midpoint of the range set forth in the IPO Registration Statement), and after giving effect to a pro rata allocation of offering costs, would have been required to be issued to generate proceeds sufficient to pay the portion of the $800,000 dividend declared in April 2007 (see Note M to the consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange) that exceeded the most recent twelve months’ net earnings.
(6)	The stockholders’ equity (deficit) as of March 31, 2007, gives retroactive effect to the $800,000 dividend paid to EMC in the form of a note in April 2007. See Note M to the financial statements.

EMC’S SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006(1)(2)	2005(3)	2004(4)	2003(5)	2002
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Summary of Operations:
Revenues	$2,975,005	$2,550,687	$11,155,090	$9,663,955	$8,229,488	$6,236,808	$5,438,352
Operating income (loss)	341,528	302,824	1,207,758	1,480,422	1,043,993	401,157	(493,831)
Net income (loss)	312,607	272,456	1,223,982	1,133,165	871,189	496,108	(118,706)
Net income (loss) per weighted average share, basic	$0.15	$0.12	$0.54	$0.48	$0.36	$0.22	$(0.05)
Net income (loss) per weighted average share, diluted	$0.15	$0.11	$0.54	$0.47	$0.36	$0.22	$(0.05)
Weighted average shares, basic	2,080,039	2,350,606	2,248,431	2,382,977	2,402,198	2,211,544	2,206,294
Weighted average shares, diluted	2,121,826	2,400,312	2,286,304	2,432,582	2,450,570	2,237,656	2,206,294

	March 31,		December 31,
	2007	2006	2006(1)(2)	2005(3)	2004(4)	2003(5)	2002
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Balance Sheet Data:
Working capital	$3,554,022	$2,365,077	$2,639,483	$2,900,118	$1,882,226	$2,140,775	$2,175,598
Total assets	18,622,308	16,662,056	18,566,247	16,790,383	15,422,906	14,092,860	9,590,447
Long-term obligations(6)	3,571,560	113,409	3,454,665	129,994	130,844	132,634	6,963
Stockholders’ equity	10,339,778	12,115,191	10,325,707	12,065,430	11,523,287	10,884,721	7,226,002

(1)	In 2006, EMC adopted FAS No. 123R “Share-based Payment” which requires the expensing of stock options. As a result of adopting the new standard, Operating income decreased by $241.6 million, Net income decreased by $204.5 million, Net income per weighted average share, basic decreased by $0.10 and Net income per weighted average share, diluted decreased by $0.09.

(2)	In 2006, EMC acquired all of the outstanding shares of RSA Security Inc., Network Intelligence Corporation, Kashya, Inc., Interlink Group, Inc., nLayers Ltd., Akimbi Systems, Inc. and Avamar Technologies, Inc. and acquired the assets of ProActivity Software Solutions Ltd..

(3)	In 2005, EMC acquired all of the outstanding shares of System Management Arts Incorporated and Captiva Software Corporation.

(4)	In 2004, EMC acquired all of the outstanding shares of VMware.

(5)	In 2003, EMC acquired all of the outstanding shares of LEGATO Systems, Inc. and Documentum, Inc.

(6)	Includes long-term convertible debt and capital leases, excluding current portion.

RISK FACTORS

Risks Related to the Offer

You will be subject to different risks if you tender EMC Options or shares of EMC Restricted Stock in the Offer.

If you exchange all of your EMC Options and shares of EMC Restricted Stock, and you do not otherwise own EMC Stock, then you will no longer have an interest in EMC and its possible future growth, but instead you will have an interest in VMware and its possible future growth. As a result, you will be subject exclusively to risks associated with an investment in VMware and not risks associated with an investment in EMC.

If you exchange some, but not all, of your EMC Options or shares of EMC Restricted Stock, then you will have an interest in both EMC and its possible future growth and VMware and its possible future growth and you will be subject to the risks associated with investments in both EMC and VMware. This means that, in the future, a VMware Option that you receive in the exchange could be “out of the money” at a time when, based on the then current price of EMC Stock, the EMC Option you exchanged would have been “in the money” had you retained it. If a VMware Option that you receive in the exchange becomes “out of the money” and remains “out of the money” after it vests and until its expiration, it will then be worthless.

If you do not exchange any of your EMC Options and shares of EMC Restricted Stock, then you will continue to have an interest in EMC and its possible future growth and will be subject to the risks associated with an investment in EMC. However, if you otherwise have or receive VMware Options or shares of VMware Stock, you will continue to have an interest in VMware and its possible future growth and will be subject to the risks associated with an investment in VMware.

You will not know the exact number of VMware Options or shares of VMware Restricted Stock that you will receive in the exchange at the time by which you must decide whether or not to tender your EMC Options or shares of EMC Restricted Stock.

A final Exchange Ratio will be posted at approximately 2:30 p.m., Pacific Time, after the Offer expires on the Expiration Date. As you must make any election to tender before that time, you will not know exactly how many VMware Options or shares of VMware Restricted Stock you will receive in exchange for your tendered EMC Options or shares of EMC Restricted Stock when you make your election.

If you tender vested EMC Options, the VMware Options that you receive in exchange will have a new vesting schedule.

If you tender vested EMC Options, the VMware Options that you receive in exchange will be subject to a new vesting period, commencing on the Grant Date, which provides for full vesting, subject to continued employment, following a period equal to the shorter of twelve months or 90 days prior to the scheduled expiration of the tendered EMC Options (but if such 90th day would be prior to the date of grant, then the VMware option granted would vest on the date of grant). These VMware Options will not be vested at the Grant Date and will vest monthly in equal amounts over the vesting period. Therefore, you will lose the benefit of the time towards vesting that you accumulated in order to vest those EMC Options. Subject to the conditions of your option agreement and the terms of the applicable EMC Plan, if your employment with VMware terminates following the Grant Date, unvested VMware Options that you receive in the exchange may be forfeited.

If you tender shares of EMC Restricted Stock, the shares of VMware Restricted Stock that you receive in exchange may not be subject to the same acceleration provisions.

Except as described in the next risk factor, EMC Restricted Stock properly tendered in this Offer and not withdrawn will be exchanged for VMware Restricted Stock which will continue to be governed by the same provisions regarding timing of the lapse of restrictions and other terms and conditions of the EMC Restricted Stock for which it was exchanged, except that the certain VMware Restricted Stock, depending on the date of grant, received in this Offer will be subject to different acceleration provisions related to VMware achieving certain performance benchmarks than those applicable to the original EMC Restricted Stock award.

If you tender vested EMC Options or Restricted Stock, the VMware Options or VMware Restricted Stock that you receive in exchange will not be subject to accelerated vesting on a “change in control.”

The EMC Options and EMC Restricted Stock which you may tender in the Offer were, in certain circumstances, subject to accelerated vesting on a “change in control” of EMC. The VMware Options and VMware Restricted Stock that we will grant in the exchange will not be subject to accelerated vesting on a “change in control.” This means that, unless otherwise provided at the time, you will not receive the benefit of your VMware Options and VMware Restricted Stock becoming fully vested or unrestricted upon a “change in control.”

If you do not tender some or all of your EMC Options or shares of EMC Restricted Stock, you could lose the rights to those EMC Options and shares of EMC Restricted Stock if EMC ceases to hold shares of VMware Stock representing 50% or more of the total outstanding voting power of VMware.

EMC Options and EMC Restricted Stock that you choose not to tender for exchange, or that are not properly tendered in this Offer, will remain outstanding and retain all their current terms, including exercise price, term, vesting schedule and timing of the lapse of restrictions for EMC Restricted Stock as applicable. For so long as EMC continues to hold shares of VMware Stock representing 50% or more of the total outstanding voting power of VMware, service with VMware will be considered service with EMC for purposes of vesting and determining timing of the lapse of restrictions for EMC Restricted Stock. However, if EMC ceases to hold shares of VMware stock representing 50% or more of the total outstanding voting power of VMware, your employment will be treated as terminated for purposes of such awards, and any EMC Options and EMC Restricted Stock then held by you will be terminated in accordance with the terms of the applicable award.

If the VMware Options that you receive in the exchange vest or if the restrictions on the VMware Restricted Stock that you receive in the exchange lapse, you may be prohibited from freely selling the shares of VMware Stock that you receive from such exercise or lapse of restrictions for a period of time.

VMware has agreed with the underwriters that, as a condition to participating in this Offer, participating employees who receive VMware Options or VMware Restricted Stock must agree to not dispose of or effectively dispose of (e.g., by hedging) any restricted stock or shares of common stock underlying such options for a period of 180 days from the date the SEC declares the IPO Registration Statement effective. Therefore, you will not be able to sell or dispose of such shares, if you have any, until after that period, and there is no guarantee that the price of VMware Stock will be as high after that period as it is during that period.

Tax-Related Risks

The tax treatment of VMware Options issued pursuant to this Offer under tax law is not completely certain, and you may be required to recognize income prior to the exercise of your VMware Options or pay an additional tax in respect of such VMware Options under applicable tax laws if you participate in this Offer.

Although we do not expect it to be the case, it is possible that VMware Options issued pursuant to this Offer will be subject to taxes that are imposed under Section 409A of the Internal Revenue Code governing nonqualified deferred compensation. Therefore, if you receive VMware Options pursuant to this Offer, there is a chance you may incur taxes and penalties under Section 409A with respect to the VMware Options. In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your VMware Options as a result of your participation in this Offer. You are advised to consult with your personal tax advisor with respect to the decision whether to participate in this Offer.

The VMware Options that you receive in the exchange will not qualify as incentive stock options.

VMware Options granted in exchange for incentive stock options tendered for exchange and accepted pursuant to this Offer will not qualify as incentive stock options. You will therefore not be eligible for the favorable tax treatment that may be available for incentive stock options, which generally may be exercised without an immediate tax liability for the optionee and which allow the optionee under certain circumstances to receive capital gains tax treatment upon disposition of the underlying shares.

If you are a resident of the U.S. but subject to foreign tax laws, there may be tax and social insurance consequences that may apply to you for tendering EMC Options or shares of EMC Restricted Stock in exchange for VMware Options or shares of VMware Restricted Stock pursuant to this Offer. You should be certain to consult your own tax advisors to discuss these consequences.

Risks Relating to VMware’s Business

The virtualization products and services we sell are based on an emerging technology and therefore the potential market for our products remains uncertain.

The virtualization products and services we develop and sell are based on an emerging technology platform and our success depends on organizations and customers perceiving technological and operational benefits and cost savings associated with adopting virtualization solutions. Our relatively limited operating history and the relatively limited extent to which virtualization solutions have been currently adopted may make it difficult to evaluate our business because the potential market for our products remains uncertain. To the extent that the virtualization market develops more slowly or less comprehensively than we expect, our revenue growth rates may slow materially or our revenue may decline substantially.

We expect to face increasing competition that could result in a loss of customers, reduced revenues or decreased profit margins.

The market for our products is competitive and we expect competition to significantly intensify in the future. For example, Microsoft currently provides products that compete with some of our entry-level offerings and has announced its intention to provide products that will compete with some of our enterprise-class products in the future. We also face competition from other companies, including several recent market entrants. Existing and future competitors may introduce products in the same markets we serve or intend to serve, and competing products may have better performance, lower prices, better functionality and broader acceptance than our products. Many of our current or potential competitors also have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. This competition could result in increased pricing pressure and sales and marketing expenses, thereby materially reducing our profit margins, and could harm our ability to increase, or cause us to lose, market share. Increased competition also may prevent us from entering into or renewing service contracts on terms similar to those that we currently offer.

Some of our competitors and potential competitors supply a wide variety of products to, and have well-established relationships with, our current and prospective end users. Some of these competitors have in the past and may in the future take advantage of their existing relationships to engage in business practices that make our products less attractive to our end users. For example, Microsoft has recently implemented distribution arrangements with x86 system vendors and independent software vendors, or ISVs, related to certain of their operating systems that only permit the use of Microsoft’s virtualization format and do not allow the use of our corresponding format. Microsoft has also recently implemented pricing policies that require customers to pay additional license fees based on certain uses of virtualization technology. These distribution and licensing restrictions, as well as other business practices that may be adopted in the future by our competitors, could materially impact our prospects regardless of the merits of our products. In addition, competitors with existing relationships with our current or prospective end users could in the future integrate competitive capabilities into their existing products and make them available without additional charge.

We also face potential competition from our partners. For example, third parties currently selling our products could build and market their own competing products and services or market competing products and services of third parties. If we are unable to compete effectively, our growth and our ability to sell products at profitable margins could be materially and adversely affected.

Industry alliances or consolidation may result in increased competition.

Some of our competitors have made acquisitions or entered into partnerships or other strategic relationships with one another to offer a more comprehensive virtualization solution than they individually had offered. We expect these trends to continue as companies attempt to strengthen or maintain their market positions in the evolving virtualization infrastructure industry. Many of the companies driving this trend have significantly greater financial, technical and other resources than we do and may be better positioned to acquire and offer complementary products and technologies. The companies resulting from these possible combinations may create more compelling product offerings and be able to offer greater pricing flexibility than we can or may engage in business practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or product functionality. These pressures could result in a substantial loss of customers or a reduction in our revenues.

Our operating results may fluctuate significantly, which makes our future results difficult to predict and may result in our operating results falling below expectations or our guidance, which could cause the price of our Class A common stock to decline.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. In addition, a significant portion of our quarterly sales typically occurs during the last month of the quarter, which we believe generally reflects customer buying patterns for enterprise technology. As a result, our quarterly operating results are difficult to predict even in the near term. If our revenue or operating results fall below the expectations of investors or securities analysts or below any guidance we may provide to the market, the price of our common stock would likely decline substantially.

In addition, factors that may affect our operating results include, among others:

•	fluctuations in demand, adoption, sales cycles and pricing levels for our products and services;

•	changes in customers’ budgets for information technology purchases and in the timing of their purchasing decisions;

•	the timing of recognizing revenue in any given quarter as a result of software revenue recognition policies;

•	the sale of our products in the timeframes we anticipate, including the number and size of orders in each quarter;

•	our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer demand, certification requirements and technical requirements;

•	the timing of the announcement or release of products or upgrades by us or by our competitors;

•	our ability to implement scalable internal systems for reporting, order processing, license fulfillment, product delivery, purchasing, billing and general accounting, among other functions;

•	our ability to control costs, including our operating expenses;

•	our ability to attract and retain highly skilled employees, particularly those with relevant experience in software development and sales; and

•	general economic conditions in our domestic and international markets.

If operating system and hardware vendors do not cooperate with us or we are unable to obtain early access to their new products, or access to certain information about their new products to ensure that our solutions interoperate with those products, our product development efforts may be delayed or foreclosed.

Our products interoperate with Windows, Linux and other operating systems and the hardware devices of numerous manufacturers. Developing products that interoperate properly requires substantial partnering, capital investment and employee resources, as well as the cooperation of the vendors or developers of the operating systems and hardware. Operating system and hardware vendors may not provide us with early access to their technology and products, assist us in these development efforts or share with or sell to us any APIs, formats, or protocols we may need. If they do not provide us with the necessary early access, assistance or proprietary technology on a timely basis, we may experience product development delays or be unable to expand our products into other areas. To the extent that software or hardware vendors develop products that compete with ours or those of EMC, they may have an incentive to withhold their cooperation, decline to share access or sell to us their proprietary APIs, protocols or formats or engage in practices to actively limit the functionality, or compatibility, and certification of our products. In addition, hardware or operating system vendors may fail to certify or support or continue to certify or support, our products for their systems. If any of the foregoing occurs, our product development efforts may be delayed or foreclosed and our business and results of operations may be adversely affected.

We rely on distributors, resellers, x86 system vendors and systems integrators to sell our products, and our failure to effectively develop, manage or prevent disruptions to our distribution channels and the processes and procedures that support them could cause a reduction in the number of end users of our products.

Our future success is highly dependent upon maintaining and increasing the number of our relationships with distributors, resellers, x86 system vendors and systems integrators. By relying on distributors, resellers, x86 system vendors and systems integrators, we may have little or no contact with the ultimate users of our products, thereby making it more difficult for us to establish brand awareness, ensure proper delivery and installation of our products, service ongoing customer requirements, estimate end user demand and respond to evolving customer needs.

Recruiting and retaining qualified channel partners and training them in the use of our technology and product offerings requires significant time and resources. In order to develop and expand our distribution channel, we must continue to expand and improve our processes and procedures that support our channel, including our investment in systems and training, and those processes and procedures may become increasingly complex and difficult to manage. We generally do not have long-term contracts or minimum purchase commitments with our distributors, resellers, x86 system vendors and systems integrators, and our contracts with these channel partners do not prohibit them from offering products or services that compete with ours. Our competitors may be effective in providing incentives to existing and potential channel partners to favor products of our competitors or to prevent or reduce sales of our products. Our channel partners and x86 system vendors may choose not to offer our products exclusively or at all. Our failure to maintain and increase the number of relationships with channel partners would likely lead to a loss of end users of our products which would result in us receiving lower revenues from our channel partners. One of the Company’s distribution agreements is with Ingram Micro, which accounted for 29% of our revenues in 2006. The agreement with Ingram Micro under which the Company receives the substantial majority of its Ingram Micro revenues is terminable by either party upon 90 days’ prior written notice to the other party, and neither party has any obligation to purchase or sell any products under the agreement. The terms of this agreement between Ingram Micro and us are substantially similar to the terms of the agreements we have with other distributors, except for certain differences shipment and payment terms, indemnification obligations and product return rights. While we believe that we have in place, or would have in place by the date of any such termination, agreements with other distributors sufficient to maintain our revenues from distribution, if we were to lose Ingram Micro’s distribution services, such loss could have a negative impact on our results of operations until such time as we arrange to replace these distribution services with the services of existing or new distributors. We believe that we could replace the revenues earned from Ingram Micro’s distribution services in a relatively short period after a loss of these services and that the negative impact on our results of operations due to such a loss would be short-term.

The concentration of our product sales among a limited number of distributors increases our potential credit risk and could cause significant fluctuations or declines in our product revenues.

As of December 31, 2006, approximately 28% and 11%, and as of December 31, 2005, approximately 30% and 11%, of our total accounts receivable outstanding were from two distributors. We anticipate that sales of our products to a limited number of distributors will continue to account for a significant portion of our total product revenues for the foreseeable future. The concentration of product sales among certain distributors increases our potential credit risks. One or more of these distributors could delay payments or default on credit extended to them. Any significant delay or default in the collection of significant accounts receivable could result in an increased need for us to obtain working capital from other sources, possibly on worse terms than we could have negotiated if we had established such working capital resources prior to such delays or defaults. Any significant default could result in a negative impact on our results of operations.

We are dependent on our existing management and our key development personnel, and the loss of key personnel may prevent us from implementing our business plan in a timely manner.

Our success depends largely upon the continued services of our existing management. We are also substantially dependent on the continued service of our key development personnel for product innovation. We generally do not have employment or non-compete agreements with our existing management or development personnel and, therefore, they could terminate their employment with us at any time without penalty and could pursue employment opportunities with any of our competitors. The loss of key employees could seriously harm our ability to release new products on a timely basis and could significantly help our competitors.

Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our planned growth.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software and senior sales executives. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the stock options, restricted stock grants or other equity-based compensation they are to receive in connection with their employment. A decline in the value of our stock after the IPO could adversely affect our ability to attract or retain key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.

We depend on our ability to protect our proprietary technology. We rely on trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. As such, despite our efforts, the steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to police such misappropriation or infringement is uncertain, particularly in countries outside of the United States. Further, with respect to patent rights, we do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if patents are issued from our patent applications, which is not certain, they may be contested, circumvented or invalidated in the future. Moreover, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop similar or superior technologies to our own now or in the future. In addition, we rely on contractual and license agreements with third parties in connection with their use of our products and technology. There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights, in part because we rely on “click-wrap” and “shrink-wrap” licenses in some instances.

Detecting and protecting against the unauthorized use of our products, technology and proprietary rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition, and there is no guarantee that we would be successful. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to protecting their technology or intellectual property rights than do we. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property, which could result in a substantial loss of our market share.

We provide access to our hypervisor and other selected source code to partners, which creates additional risk that our competitors could develop products that are similar or better than ours.

Our success and ability to compete depend substantially upon our internally developed technology, which is incorporated in the source code for our products. We seek to protect the source code, design code, documentation and other written materials for our software, under trade secret and copyright laws. However, we have chosen to provide access to our hypervisor and other selected source code to more than 35 of our partners for co-development, as well as for open APIs, formats and protocols. Though we generally control access to our source code and other intellectual property, and enter into confidentiality or license agreements with such partners, as well as with our employees and consultants, our safeguards may be insufficient to protect our rights to our technology. Our protective measures may be inadequate, especially because we may not be able to prevent our partners, employees or consultants from violating any agreements or licenses we may have in place or abusing their access granted to our source code. Improper disclosure or use of our source code could help competitors develop products similar to or better than ours.

Claims by others that we infringe their proprietary technology could force us to pay damages or prevent us from using certain technology in our products.

Third parties could claim that our products or technology infringe their proprietary rights. This risk may increase as the number of products and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a higher risk of being the subject of intellectual property infringement claims. Any claim of infringement by a third party, even one without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering our products. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and may ultimately not be successful. Any of these events could seriously harm our business, operating results and financial condition. Third parties may also assert infringement claims against our customers and channel partners. Any of these claims could require us to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because we generally indemnify our customers and channel partners from claims of infringement of proprietary rights of third parties in connection with the use of our products. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or channel partners, which could materially reduce our income.

Our use of “open source” software could negatively affect our ability to sell our products and subject us to possible litigation.

A significant portion of the products or technologies acquired, licensed or developed by us may incorporate so-called “open source” software, and we may incorporate open source software into other products in the future.

Such open source software is generally licensed by its authors or other third parties under open source licenses, including, for example, the GNU General Public License, the GNU Lesser General Public License, “Apache-style” licenses, “Berkeley Software Distribution,” “BSD-style” licenses and other open source licenses. We monitor our use of open source software in an effort to avoid subjecting our products to conditions we do not intend. Although we believe that we have complied with our obligations under the various applicable licenses for open source software that we use such that we have not triggered any such conditions, there is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses, and therefore the potential impact of these terms on our business is somewhat unknown and may result in unanticipated obligations regarding our products and technologies. For example, we may be subjected to certain conditions, including requirements that we offer our products that use the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and/or that we license such modifications or derivative works under the terms of the particular open source license.

If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations. If our defenses were not successful, we could be subject to significant damages, enjoined from the distribution of our products that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our products. In addition, if we combine our proprietary software with open source software in a certain manner, under some open source licenses we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate significantly.

The timing of our revenue is difficult to predict. Our sales efforts involve educating our customers about the use and benefit of our products, including their technical capabilities and potential cost savings to an organization. Customers typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales. In addition, product purchases are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. If sales expected from a specific customer for a particular quarter are not realized in that quarter or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

Our current research and development efforts may not produce significant revenues for several years, if at all.

Developing our products is expensive. Our investment in research and development may not result in marketable products or may result in products that take longer to generate revenues, or generate less revenues, than we anticipate. Our research and development expenses were $148.3 million, or 21.1% of our total revenues in 2006, and $72.6 million, or 18.7% of our total revenues in 2005. Our future plans include significant investments in software research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenues from these investments for several years, if at all.

We may not be able to respond to rapid technological changes with new solutions and services offerings, which could have a material adverse effect on our sales and profitability.

The markets for our software solutions are characterized by rapid technological changes, changing customer needs, frequent new software product introductions and evolving industry standards. The introduction of third-party solutions embodying new technologies and the emergence of new industry standards could make our existing and future software solutions obsolete and unmarketable. We may not be able to develop updated products that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of our customers or that interoperate with new or updated operating systems and hardware devices or certify our products to work with these systems and devices, and there is no assurance that any of our new offerings would be accepted in the marketplace. Significant reductions in server-related costs or the rise of more efficient infrastructure management software could also affect demand for our software solutions. As a result, we may not be able to accurately predict the lifecycle of our software solutions, and they may become obsolete before we receive the amount of revenues that we anticipate from them. If any of the foregoing events were to occur, our ability to retain or increase market share in the virtualization software market could be materially adversely affected.

Our ability to sell our products is dependent on the quality of our support and services offerings, and our failure to offer high-quality support and services could have a material adverse effect on our sales and results of operations.

Once our products are integrated within our customers’ hardware and software systems, our customers may depend on our support organization to resolve any issues relating to our products. A high level of support is critical for the successful marketing and sale of our products. If we or our channel partners do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues, and provide effective ongoing support, our ability to sell our products to existing customers would be adversely affected, and our reputation with potential customers could be harmed. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. As a result, our failure to maintain high-quality support and services, or to adequately assist our channel partners in providing high-quality support and services, could result in customers choosing to use our competitors’ products instead of ours in the future.

Adverse economic conditions or reduced information technology spending may adversely impact our revenues.

Our business depends on the overall demand for information technology and on the economic health of our current and prospective customers. The purchase of our products is often discretionary and may involve a significant commitment of capital and other resources. Weak economic conditions, or a reduction in information technology spending even if economic conditions improve, would likely adversely impact our business, operating results and financial condition in a number of ways, including by lengthening sales cycles, lowering prices for our products and services and reducing unit sales.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our business, operating results and financial condition.

In the future we may seek to acquire other businesses, products or technologies. However, we may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, or may be viewed negatively by customers, financial markets or investors. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and adversely impact our business, operating results and financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt. We have limited historical experience with the integration of acquired companies. There can be no assurance that we will be able to manage the integration of acquired businesses effectively or be able to retain and motivate key personnel from these businesses. Any difficulties we encounter in the integration process could divert management from day-to-day responsibilities, increase our expenses and have a material adverse effect on our business, financial condition and results of operations.

Operating in foreign countries subjects us to additional risks that may harm our ability to increase or maintain our international sales and operations.

In 2006, we derived approximately 44% of our revenue from customers outside the United States. We have sales and technical support personnel in numerous countries worldwide. We expect to continue to add personnel in additional countries. Our international operations subject us to a variety of risks, including:

•	the difficulty of managing and staffing international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;

•	difficulties in delivering support, training and documentation in certain foreign markets;

•	tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

•	increased exposure to foreign currency exchange rate risk;

•	reduced protection for intellectual property rights, including reduced protection from software piracy in some countries; and

•	difficulties in maintaining appropriate controls relating to revenue recognition practices.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations and reduce our international sales.

Our products are highly technical and may contain errors, which could cause harm to our reputation and adversely affect our business.

Our products are highly technical and complex and, when deployed, have contained and may contain errors, defects or security vulnerabilities. Some errors in our products may only be discovered after a product has been installed and used by customers. Any errors, defects or security vulnerabilities discovered in our products after commercial release could result in loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our channel partners. Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

Our independent registered public accounting firm identified a material weakness in the design and operation of our internal controls as of December 31, 2006, which, if not remedied, could result in material misstatements in our financial statements in future periods.

Our independent registered public accounting firm reported to our board of directors a material weakness in the design and operation of our internal controls as of December 31, 2006 related to the capitalization of software development costs. A material weakness is defined by the standards issued by the Public Company Accounting Oversight Board as a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weakness resulted from a lack of adequate internal controls to ensure the timely identification and accumulation of costs once a project reaches technological feasibility under applicable accounting standards. The consolidated financial statements included in this Prospectus—Offer to Exchange reflect adjustments to properly state our capitalized software development costs for the periods included therein. Our independent registered public accounting firm was not engaged to audit the effectiveness of our internal control over financial reporting as of December 31, 2006. If such an evaluation had been performed, additional material weaknesses may have been identified.

Under Section 404 of the Sarbanes-Oxley Act of 2002 and the current rules of the Securities and Exchange Commission, or SEC, our management and auditors will be required to evaluate and report on the effectiveness of our internal control over financial reporting as of December 31, 2008. We believe we have a plan in place to remediate the material weakness by implementing additional formal policies, procedures and processes, hiring additional accounting personnel and increasing management review and oversight over the financial statement close process. We believe we had adequate controls in place at June 30, 2007 to remediate the material weakness and that there have not been and will not be any material costs associated with such remediation. If our remediation is insufficient to address the material weakness, or if additional material weaknesses in our internal controls are discovered in the future, we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and the price of our common stock may decline.

If we fail to implement an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

We are preparing for compliance with Section 404 by addressing the existing material weakness in our internal controls and by strengthening, assessing and testing our system of internal controls. In particular, we believe we will need to increase the number of our accounting personnel and improve our processes and systems to ensure timely and accurate reporting of our financial results in accordance with reporting obligations as a stand-alone public company following the IPO. However, the continuous process of strengthening our internal controls and complying with Section 404 is expensive and time-consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will remediate the existing material weakness or implement adequate control over our financial processes and reporting. In addition, we have identified certain processes that need to be automated in order to ensure that we have effective internal control over financial reporting. If we are not able to automate these processes in a timely fashion, we will not be able to ensure compliance. Furthermore, if we rapidly grow our business, our internal controls will become more complex and we will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover additional material weaknesses, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, future non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from the exchange on which we decide to list and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price.

If we fail to manage future growth effectively, we may not be able to meet our customers’ needs or be able to meet our future reporting obligations.

We have expanded our operations significantly since inception and anticipate that further significant expansion will be required. This future growth, if it occurs, will place significant demands on our management, infrastructure and other resources. To manage any future growth, we will need to hire, integrate and retain highly skilled and motivated employees. We will also need to continue to improve our financial and management controls, reporting and operational systems and procedures. If we do not effectively manage our growth we may not be able to meet our customers’ needs, thereby adversely affecting our sales, or be able to meet our future reporting obligations.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems, such as computer viruses or terrorism, which could result in delays or cancellations of customer orders or the deployment of our products.

Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or a flood, could have a material adverse impact on our business, operating results and financial condition. In addition, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. In addition, acts of terrorism or war could cause disruptions in our or our customers’ business or the economy as a whole. To the extent that such disruptions result in delays or cancellations of customer orders, or the deployment of our products, our revenues would be adversely affected.

Changes to financial accounting standards may affect our reported financial results and cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the SEC and various other bodies. A change in those policies can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the interpretation of our current practices may adversely affect our reported financial results or the way we conduct our business.

Risks Related to VMware’s Relationship with EMC

As long as EMC controls us, your ability to influence matters requiring stockholder approval will be limited.

After the IPO, EMC will own 32,500,000 shares of Class A common stock and all 300,000,000 shares of Class B common stock, representing approximately 89% of the total outstanding shares of common stock or 99% of the voting power of outstanding common stock. The holders of our Class A common stock and our Class B common stock have identical rights, preferences and privileges except with respect to voting and conversion rights, the election of directors, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this Prospectus—Offer to Exchange. Holders of our Class B common stock will be entitled to 10 votes per share of Class B common stock, and the holders of our Class A common stock will be entitled to one vote per share of Class A common stock. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our board of directors which we would have if there were no vacancies on our board of directors at the time. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director. If EMC transfers shares of our Class B common stock to any party other than a successor-in-interest or a subsidiary of EMC (other than in a distribution to its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended, or the Code, or in transfers following such a distribution), those shares would automatically convert into Class A common stock. For so long as EMC or its successor-in-interest beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will be able to elect all of the members of our board of directors.

In addition, until such time as EMC or its successor-in-interest beneficially owns shares of our common stock representing less than a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will have the ability to take stockholder action without the vote of any other stockholder and without having to call a stockholder meeting, and investors in the IPO will not be able to affect the outcome of any stockholder vote during this period. As a result, EMC will have the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;

•	any determinations with respect to mergers, acquisitions and other business combinations;

•	our acquisition or disposition of assets;

•	our financing activities;

•	certain changes to our certificate of incorporation;

•	changes to the agreements providing for our transition to becoming a public company;

•	corporate opportunities that may be suitable for us and EMC;

•	determinations with respect to enforcement of rights we may have against third parties, including with respect to intellectual property rights;

•	the payment of dividends on our common stock; and

•	the number of shares available for issuance under our stock plans for our prospective and existing employees.

Our certificate of incorporation and the master transaction agreement also contain provisions that require that as long as EMC beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC (or its successor-in-interest) as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to the IPO or our employee benefit plans;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; and

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

If EMC does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed.

EMC’s voting control and its additional rights described above may discourage transactions involving a change of control of us, including transactions in which holders of our Class A common stock might otherwise receive a premium for your shares over the then-current market price. EMC is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your shares of Class A common stock. Accordingly, shares of Class A common stock may be worth less than they would be if EMC did not maintain voting control over us or have the additional rights described above.

In the event EMC is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of EMC, and may do so in a manner that could vary significantly from that of EMC.

By participating in the Offer, you will be deemed to have notice of and have consented to the provisions of our certificate of incorporation and the master transaction agreement with respect to the limitations that are described above.

Our business and that of EMC overlap, and EMC may compete with us, which could reduce our market share.

EMC and we are both IT infrastructure companies providing products related to storage management, back-up, disaster recovery, security, system management and automation, provisioning and resource management. There can be no assurance that EMC will not engage in increased competition with us in the future. In addition, the intellectual property agreement that we will enter into with EMC will provide EMC the ability to use our source code and intellectual property, which, subject to limitations, it may use to produce certain products that compete with ours. EMC’s rights in this regard extend to its majority owned subsidiaries, which could include joint ventures where EMC holds a majority position and one or more of our competitors hold minority positions.

EMC could assert control over us in a manner which could impede our growth or our ability to enter new markets or otherwise adversely affect our business. Further, EMC could utilize its control over us to cause us to take or refrain from taking certain actions, including entering into relationships with channel, technology and other marketing partners, enforcing our intellectual property rights or pursuing corporate opportunities or product development initiatives that could adversely affect our competitive position, including our competitive position relative to that of EMC in markets where we compete with them. In addition, EMC maintains significant partnerships with certain of our competitors, including Microsoft.

EMC’s competition in certain markets may affect our ability to build and maintain partnerships.

Our existing and potential partner relationships may be affected by our relationship with EMC. We partner with a number of companies that compete with EMC in certain markets in which EMC participates. EMC’s majority ownership in us might affect our ability to effectively partner with these companies. These companies may favor our competitors because of our relationship with EMC.

EMC competes with certain of our significant channel, technology and other marketing partners, including IBM and Hewlett-Packard. Pursuant to our certificate of incorporation and other agreements that we will have with EMC, EMC may have the ability to impact our relationship with our partners that compete with EMC, which could have a material adverse effect on our results of operations or our ability to pursue opportunities which may otherwise be available to us.

Our historical financial information as a business segment of EMC may not be representative of our results as an independent public company.

The historical financial information we have included in this Prospectus—Offer to Exchange does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements include an allocation for certain corporate functions historically provided by EMC, including tax, accounting, treasury, legal and human resources services. The historical financial information is not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company. For additional information, see “VMware’s Selected Consolidated Financial Data,” “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes thereto.

Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the expiration of our transitional services agreements with EMC.

As a subsidiary of EMC, we have relied on administrative and other resources of EMC to operate our business. In connection with the IPO, we will enter into various service agreements to retain the ability for specified periods to use these EMC resources. See “VMware’s Certain Relationships and Related Person Transactions.” These services may not be provided at the same level as when we were a wholly owned subsidiary of EMC, and we may not be able to obtain the same benefits that we received prior to the IPO. These services may not be sufficient to meet our needs, and after our agreements with EMC expire, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with

EMC. We will need to create our own administrative and other support systems or contract with third parties to replace EMC’s systems. In addition, we have received informal support from EMC which may not be addressed in the agreements we will enter into with EMC; the level of this informal support may diminish as we become a more independent company. Any failure or significant downtime in our own administrative systems or in EMC’s administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis. See “VMware’s Certain Relationships and Related Person Transactions—Relationship with EMC Corporation” for a description of these services.

After the IPO, we will be a smaller company relative to EMC, which could result in increased costs because of a decrease in our purchasing power and difficulty maintaining existing customer relationships and obtaining new customers.

Prior to the IPO, we were able to take advantage of EMC’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. We are a smaller company than EMC, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to the IPO. As a stand-alone company, we may be unable to obtain office space, goods, technology and services at prices or on terms as favorable as those available to us prior to the IPO, which could increase our costs and reduce our profitability. Our future success depends on our ability to maintain our current relationships with existing customers, and we may have difficulty attracting new customers.

In order to preserve the ability for EMC to distribute its shares of our Class B common stock on a tax-free basis, we may be prevented from pursuing opportunities to raise capital, to effectuate acquisitions or to provide equity incentives to our employees, which could hurt our ability to grow.

Beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for EMC to effect a tax-free spin-off of VMware or certain other tax-free transactions. We have agreed that for so long as EMC or its successor-in-interest continues to own greater than 50% of the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude EMC’s or its successor-in-interest’s ability to undertake a tax-free spin-off. Additionally, under our certificate of incorporation and the master transaction agreement, we must obtain the consent of EMC or its successor-in-interest as the holder of our Class B common stock to issue stock or other VMware securities excluding pursuant to employee benefit plans, which could cause us to forgo capital raising or acquisition opportunities that would otherwise be available to us. See “VMware’s Certain Relationships and Related Person Transactions—Relationship with EMC Corporation.” As a result, we may be precluded from pursuing certain growth initiatives.

Third parties may seek to hold us responsible for liabilities of EMC, which could result in a decrease in our income.

Third parties may seek to hold us responsible for EMC’s liabilities. Under our master transaction agreement with EMC, EMC will indemnify us for claims and losses relating to liabilities related to EMC’s business and not related to our business. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from EMC.

Although we intend to enter into a new tax sharing agreement with EMC under which our tax liabilities effectively will be determined as if we were not part of any consolidated, combined or unitary tax group of EMC Corporation and/or its subsidiaries, we nonetheless could be held liable for the tax liabilities of other members of these groups.

We have historically been included in EMC’s consolidated group for U.S. federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include EMC Corporation and/or certain of its subsidiaries for state and local income tax purposes. We intend to enter into a new tax sharing agreement with EMC that will become effective upon consummation of the IPO. Pursuant to the new tax sharing agreement, we and EMC generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in EMC’s consolidated group for U.S. federal income tax purposes or any other consolidated, combined or unitary group of EMC Corporation and/or its subsidiaries, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in such consolidated, combined or unitary group filed our own consolidated, combined or unitary tax return.

We have been included in the EMC consolidated group for U.S. federal income tax purposes for periods in which EMC owned at least 80% of the total voting power and value of our outstanding stock and expect to be included in such consolidated group following the IPO. Each member of a consolidated group during any part of a consolidated return year is jointly and severally liable for tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, for any period in which we are included in the EMC consolidated group for U.S. federal income tax purposes or any other consolidated, combined or unitary group of EMC Corporation and/or its subsidiaries, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group.

Our inability to resolve favorably any disputes that arise between us and EMC with respect to our past and ongoing relationships may result in a significant reduction of our revenue.

Disputes may arise between EMC and us in a number of areas relating to our ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from EMC;

•	employee retention and recruiting;

•	business combinations involving us;

•	our ability to engage in activities with certain channel, technology or other marketing partners;

•	sales or dispositions by EMC of all or any portion of its ownership interest in us;

•	the nature, quality and pricing of services EMC has agreed to provide us;

•	business opportunities that may be attractive to both EMC and us; and

•	product or technology development or marketing activities which may require the consent of EMC.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

The agreements we will enter into with EMC may be amended upon agreement between the parties. While we are controlled by EMC, we may not have the leverage to negotiate amendments to these agreements if required on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Some of our directors and executive officers own EMC common stock, restricted shares of EMC common stock or options to acquire EMC common stock and hold management positions with EMC, which could cause conflicts of interests that result in our not acting on opportunities we otherwise may have.

Some of our directors and executive officers own EMC common stock and options to purchase EMC common stock. In addition, some of our directors are executive officers and/or directors of EMC. Ownership of

EMC common stock, restricted shares of EMC common stock and options to purchase EMC common stock by our directors and officers after the IPO and the presence of executive officers or directors of EMC on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and EMC that could have different implications for EMC than they do for us. Provisions of our certificate of incorporation and the master transaction agreement address corporate opportunities that are presented to our directors or officers that are also directors or officers of EMC. We cannot assure you that the provisions in our certificate of incorporation will adequately address potential conflicts of interest or that potential conflicts of interest will be resolved in our favor or that we will be able to take advantage of corporate opportunities presented to individuals who are officers or directors of both us and EMC. As a result, we may be precluded from pursuing certain growth initiatives.

EMC’s ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.

So long as EMC beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC can effectively control and direct our board of directors. Further, the interests of EMC and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.

We will be a “controlled company” within the meaning of the New York Stock Exchange rules, and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of the IPO, EMC will own more than 50% of the total voting power of our common shares and we will be a “controlled company” under the New York Stock Exchange corporate governance standards. As a controlled company, certain exemptions under the New York Stock Exchange standards free us from the obligation to comply with certain New York Stock Exchange corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of independent directors;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committee and compensation committee.

While we will voluntarily cause our Compensation and Corporate Governance Committee to initially be composed entirely of independent directors in compliance with the requirements of the New York Stock Exchange, we are not required to maintain the independent composition of the committee. As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Intel’s ownership relationship with us and the membership of an Intel representative on our board of directors may create actual or potential conflicts of interest.

Under a pending investment by Intel Capital, Intel will have an ownership relationship with us and a representative of Intel is expected to become a member of our board of directors. This relationship may create actual or potential conflicts of interest and the best interest of Intel may not reflect your best interests. The terms of this relationship are discussed in the section entitled “Recent Developments” and “Certain Relationships and Related

Person Transactions.”

Risks Related to our Class A common stock

Our stock price may be volatile.

Prior to the IPO, our Class A common stock has not been traded in a public market. The estimated IPO Price for the shares was determined by negotiations between us and the representatives of the underwriters in the IPO and may not be indicative of prices that will prevail in the trading market. The trading price of our Class A common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this Prospectus—Offer to Exchange. These broad market and industry factors may decrease the market price of our Class A common stock, regardless of our actual operating performance. The stock market in general and technology companies in particular also have experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

No public market for our common stock currently exists and an active trading market may not develop or be sustained following the IPO.

Prior to the IPO, there has been no public market for our common stock. An active trading market may not develop following the closing of the IPO or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares VMware Options or VMware Restricted Stock received in the exchange at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares underlying VMware Options or VMware Restricted Stock received in the exchange. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration, which in turn could materially adversely affect our business.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We will have broad discretion in the use of a significant part of the net proceeds from the IPO and may not use them effectively.

Our management currently intends to use the net proceeds from the IPO in the manner described in “VMware’s Use of Proceeds” and will have broad discretion in the application of a significant part of the net proceeds from the IPO. The failure by our management to apply these funds effectively could affect our ability to continue to develop and market our products.

Substantial future sales of our Class A common stock in the public market could cause our stock price to fall.

Sales of substantial amounts of our Class A common stock in the public market after the IPO, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline and impede our ability to raise capital through the issuance of additional equity securities. Upon completion of the IPO, we will have 75,000,000 shares of Class A common stock outstanding, and EMC will own 32,500,000 shares of our Class A common stock and 300,000,000 shares of our Class B common stock, representing approximately 89% of the outstanding shares of our common stock. All shares sold in the IPO will be freely transferable, subject, in the case of affiliates, to applicable volume and other restrictions under Rule 144 under the Securities Act, and subject to the lock-up arrangements described in “Shares Eligible for Future Sale.” Our Class B common stock may be converted into Class A common stock at any time. EMC has no contractual obligation to retain these shares, other than the lock-up arrangement. In addition, EMC has the right to cause us to register the sale of its shares of our common stock under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

If EMC elects to convert its shares of Class B common stock into Class A common stock, an additional 300,000,000 shares of Class A common stock will be available for sale after the period of 180 days from date of the IPO Registration Statement (subject to extension in certain circumstances), subject to volume and other restrictions as applicable under Rule 144 of the Securities Act.

Immediately after the IPO, we intend to file a registration statement on Form S-8 under the Securities Act covering an aggregate of 80,000,000 shares reserved for future issuance under our 2007 Equity and Incentive Plan, including the shares of Class A common stock issuable under options and the shares of Class A restricted stock issued pursuant to the Offer. This registration statement will automatically become effective upon filing. Shares registered under this registration statement will be available for sale in the open market, subject to the lock-up arrangements described above, as well as any stock option vesting requirements and the lapsing of restrictions on restricted stock, although sales of shares held by our affiliates will be limited by Rule 144 volume limitations. Sales of substantial amounts of these securities could cause our stock price to fall.

Intel Capital’s pending investment in our Class A common stock may not be consummated, and as a result, our stock price may be negatively impacted.

The closing of Intel Capital’s purchase of 9.5 million shares of our Class A common stock is subject to expiration of the applicable waiting period under the HSR Act and the satisfaction of other customary closing conditions, including the absence of a material adverse change. We cannot assure you that the investment will close. The IPO is not conditioned on the closing of the Intel Capital investment, and if the Intel Capital investment does not close, our stock price may be negatively impacted.

The difference in the voting rights of our Class A and our Class B common stock may harm the value and liquidity of our Class A common stock.

The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus. The holders of Class B common stock shall be entitled to 10 votes per share, as well as certain consent and other rights associated with the Class B common stock, and the holders of our Class A common stock shall be entitled to one vote per share. The holders of Class B common stock will also be entitled to elect at least 80% of our board of directors, and, subject to any rights of any series or class of preferred stock to elect directors, the holders of Class A common stock and Class B common stock, voting together as a single class, will entitled to elect the remaining directors, which will never be less than one. The difference in the right to elect directors and the voting rights of our Class A and Class B common stock could harm the value of the Class A common stock to the extent that any current or future investor in our common stock ascribes value to the rights of the holders of our Class B common stock to elect at least 80% of our board of directors or to 10 votes per share. The existence of two classes of common stock could result in less liquidity for either class of common stock than if there were only one class of our common stock. See “Description of Capital Stock of VMware” for a description of our common stock and rights associated with it.

Delaware law and our certificate of incorporation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws will have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•

the division of our board of directors into three classes, with each class serving for a staggered three-year term, which would prevent stockholders from electing an entirely new board of directors at any annual meeting;

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•

following a distribution of Class B common stock by EMC to its stockholders, the restriction that a beneficial owner of 10% or more of our Class B common stock may not vote in any election of directors unless such person or group also owns at least an equivalent percentage of Class A common stock or obtains approval of our board of directors prior to acquiring beneficial ownership of at least 5% of Class B common stock;

•	the prohibition of cumulative voting in the election of directors or any other matters, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•

the ability of the board of directors to issue, without stockholder approval, up to 100,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•

in the event that EMC or its successor-in-interest no longer owns shares of our common stock representing at least a majority of the votes entitled to be cast in the election of directors, stockholders may not act by written consent and may not call special meetings of the stockholders.

Until such time as EMC or its successor-in-interest ceases to beneficially own 20% or more of the outstanding shares of our common stock, the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B common stock will be required to:

•	amend certain provisions of our bylaws or certificate of incorporation;

•	make certain acquisitions or dispositions;

•	declare dividends, or undertake a recapitalization or liquidation;

•	adopt any stockholder rights plan, “poison pill” or other similar arrangement;

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approve any transactions that would involve a merger, consolidation, restructuring, sale of substantially all of our assets or any of our subsidiaries or otherwise result in any person or entity obtaining control of us or any of our subsidiaries; or

•	undertake certain other actions.

In addition, we have elected to apply the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price of our shares of common stock being lower than it would be without these provisions.

As a public company we will incur additional costs and face increased demands on our management.

As a public company, we will incur significant legal, accounting and other expenses that we did not directly incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as the rules subsequently implemented by the SEC and the New York Stock Exchange, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors, create additional board committees and adopt certain policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Furthermore, our management will have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act of 2002, as well as the rules subsequently implemented by the SEC and the applicable stock exchange requirements of the New York Stock Exchange.

After the completion of the IPO, we do not expect to declare any dividends in the foreseeable future.

After the completion of the IPO, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

FORWARD-LOOKING STATEMENTS

This Prospectus—Offer to Exchange and the documents incorporated by reference herein may include forward-looking statements that reflect VMware’s and EMC’s current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words, such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks “ “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this Prospectus —Offer to Exchange are based upon VMware’s or EMC’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by VMware, EMC or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause VMware’s or EMC’s actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under “Risk Factors” in this Prospectus—Offer to Exchange. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included, as to EMC, or incorporated by reference in this Prospectus—Offer to Exchange. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have anticipated. Any forward-looking statements you read in this Prospectus—Offer to Exchange reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to VMware’s and EMC’s operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this Prospectus—Offer to Exchange and in EMC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 that could cause VMware’s or EMC’s actual results to differ before making an investment decision.

THE TRANSACTION

This section of the Prospectus—Offer to Exchange describes material aspects of the proposed transaction. While we believe that the description covers the material terms of the transaction, this summary may not contain all of the information that is important to you. You should carefully read this entire Prospectus—Offer to Exchange and the other documents to which we refer for a more complete understanding of the transaction.

Background of the Offer

Historically, EMC has awarded EMC Options and restricted stock to its employees, including VMware employees, as a key component of employee compensation to align the interests of employees and shareholders of EMC and further enhance shareholder value. Because following the IPO, VMware will have the ability to more directly tie VMware employee incentives to VMware employee results and provide VMware employees a more meaningful incentive to enhance VMware shareholder value, EMC and VMware are undertaking this Offer to allow eligible employees of VMware to exchange their EMC-related equity compensation for VMware equity compensation in a manner designed to generally retain the terms and intrinsic value of the tendered EMC securities. This Offer is being undertaken for compensatory purposes as a means to retain and motivate VMware employees and encourage such employees to remain in the service of VMware by allowing VMware employees to share directly in the value they create at VMware from the date of the VMware IPO.

Reasons for the Offer

EMC and VMware are making this Offer to eligible employees for compensatory purposes. Stock options are generally intended to help align the interests of a company’s employees with the interests of the company’s stockholders. After the IPO, VMware Stock will trade publicly and, accordingly, we intend to grant VMware Options and VMware Restricted Stock to Company employees on a going forward basis. Since employees of VMware and its subsidiaries have historically received EMC Options and EMC Restricted Stock, we believe it will aid the Company’s efforts to encourage ownership of the Company by personnel whose long-term employment and efforts are considered important to the Company’s continued progress, by allowing eligible employees to exchange their EMC Options and EMC Restricted Stock for VMware Options and VMware Restricted Stock. The VMware board of directors believes that ownership by employees of VMware and its subsidiaries of VMware Options or VMware Restricted Stock received in this Offer will serve as an effective tool to encourage stock option and restricted stock recipients to act in the VMware stockholders’ interest by enabling the option recipients to have an economic stake in the Company’s success.

Effects of the Offer

Eligible employees who exchange all of their EMC Options and shares of EMC Restricted Stock, and do not otherwise own EMC Stock, will no longer have an interest in EMC and its possible future growth, but instead will have an interest in VMware and its possible future growth. As a result, such eligible employees will be subject exclusively to risks associated with an investment in VMware and not risks associated with an investment in EMC.

Eligible employees who exchange some, but not all, of their EMC Options or shares of EMC Restricted Stock will have an interest in both EMC and its possible future growth and VMware and its possible future growth and will be subject to the risks associated with investments in both EMC and VMware.

Eligible employees who do not exchange any of their EMC Options and shares of EMC Restricted Stock will continue to have an interest in EMC and its possible future growth and will be subject to the risks associated with an investment in EMC. However, such eligible employees who otherwise have or receive VMware Options or shares of VMware Stock, will continue to have an interest in VMware and its possible future growth and will be subject to the risks associated with an investment in VMware.

Impact of the Offer

As of June 30, 2007, there were approximately 1,900 employees who would be eligible to participate in the Offer. Based on an assumed IPO Price of $24.00 per share (the midpoint of the range reflected in the IPO Registration Statement) and an assumed VWAP of $19.54 (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007), a maximum of approximately 14.7 million shares of our Class A class common stock underlying options or restricted stock awards granted subject to the Offer would be issued, pursuant to the Offer, if all eligible employees tendered all of their EMC Options and EMC Restricted Stock. We estimate that the unamortized fair value of the exchanged awards will be approximately $103.1 million, which will be recognized over the remaining vesting periods.

To assist eligible employees in understanding the potential impact of the Offer on earnings per share, we note that supplemental pro forma basic and supplemental pro forma diluted earnings per share amounts would have been $0.22 and $0.22 for the year ended December 31, 2006 and $0.11 and $0.11 for the three months ended March 31, 2007, respectively, assuming the following:

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Supplemental pro forma basic and diluted earnings per share data assume actual pre-tax income is reduced by $380,000 and $3,756,000 for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, and net income is reduced by $238,000 and $2,348,000 for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, to reflect the estimated impact of the respective period’s amortization of the incremental stock compensation expense resulting from the Offer.

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Supplemental pro forma basic weighted average shares assume the issuance and sale of the full 37,950,000 shares of our Class A common stock (assuming the over-allotment option is exercised in full) had occurred January 1, 2006. Supplemental pro forma basic weighted average shares also assumes the issuance and sale of 9,500,000 shares of our Class A common stock to Intel Capital had occurred January 1, 2006. (This differs from the basic pro forma per share data presented under “Summary Consolidated Financial Data,” “Selected Consolidated Financial Data” and the consolidated financial statements. That presentation includes only the incremental number of shares necessary to be sold to fund the amount of the April 2007 dividend to EMC in excess of the most recent twelve month’s earnings.) The calculation includes the exercise of the over-allotment option to provide potential investors the ability to understand the maximum amount of dilution that may occur as a result of the IPO and the Offer. This assumption varies from other pro forma amounts shown in other parts of the Prospectus—Offer to Exchange that give effect to the offering in which the over-allotment option is not assumed to be exercised.

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Supplemental pro forma diluted earnings per share amounts assume (1) the issuance and sale of the Class A common stock (pursuant to the IPO and to the Intel investment) on the terms described above and (2) the consummation of the Offer assuming 100% of all the options and shares are exchanged, assuming an IPO Price of $24.00 per share (the midpoint of the range set forth on the cover of this IPO Registration Statement) and assuming a VWAP of $19.54 (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007). If zero equity instruments were assumed to be exchanged, diluted income per share for these periods would be the same as the basic earnings per share.

This compares to reported basic and diluted earnings per share of $0.26 and $0.26 for the year ended December 31, 2006 and $0.12 and $0.12 for the three months ended March 31, 2007, respectively.

VMware’s Equity Capitalization Following the IPO and the Offer

EMC currently owns substantially all of our outstanding common stock, and following the IPO and this Offer, EMC will continue to be our controlling stockholder. Following the IPO, we will have two classes of authorized common stock: Class A common stock and Class B common stock. EMC, will own 32,500,000 shares of Class A common stock and all 300,000,000 shares of Class B common stock, representing approximately 89% of our total outstanding shares of common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this Prospectus—Offer to Exchange. The holders of Class B common stock shall be entitled to 10 votes per share and the holders of Class A common stock shall be entitled to one vote per share. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of the directors on our board of directors which we would have if there were no vacancies on our board of directors at the time. Subject to any rights of any series or class of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect the remaining directors on our board of directors, which at no time will be less than one director. Therefore, EMC will hold approximately 99% of the combined voting power of our outstanding common stock upon completion of the IPO and this Offer. VMware’s equity capitalization will not change as a result of this Offer.

No Appraisal Rights

No appraisal rights are available to EMC’s shareholders or VMware stockholders in connection with this Offer.

Accounting Treatment

Accounting for the transaction will result in an incremental accounting expense for VMware equal to the value of the awards granted in the exchange over the value of the awards tendered and accepted for exchange based on a “Black-Scholes” valuation. It is expected that there will be excess fair value of the awards granted in the exchange over the fair value of the awards tendered and accepted for exchange based on a “Black-Scholes” valuation, even though the “intrinsic” value to eligible employees will remain the same (subject to the effects of rounding fractional amounts), because the “Black-Scholes” valuation takes into account the expected volatility of a stock, which is expected to be different between EMC Stock and VMware Stock. Additionally, the expected term of the options granted in the exchange may differ from the options tendered and accepted for exchange, which would result in an incremental expense. The incremental expense will be recognized by VMware over the remaining vesting period of the awards.

Tax Treatment

The exchange of options and restricted stock pursuant to this Offer is expected to be treated as a non-taxable exchange, and the Company and the participants in the exchange are not expected to recognize income for U.S. federal income tax purposes upon the tender of EMC Options and EMC Restricted Stock and the award of VMware Options and VMware Restricted Stock. All incentive stock options that are tendered in this Offer will be exchanged for nonqualified stock options. VMware may be entitled to a tax deduction upon the exercise of the nonqualified stock options issued as VMware Options.

An optionholder who receives nonqualified stock options in VMware in exchange for incentive stock options will, with respect to such nonqualified stock options, not be eligible for the favorable tax treatment that is available to incentive stock options. That favorable tax treatment consists generally of the ability to exercise the option without an immediate tax liability for the optionee and the ability to receive capital gains tax treatment upon disposition of the underlying shares under certain circumstances.

We have been included in the EMC consolidated group for U.S. federal income tax purposes for periods in which EMC owned at least 80% of the total voting power and value of our outstanding stock and expect to be included in such consolidated group following this Offer. Each member of a consolidated group during any part of a consolidated return year is jointly and severally liable for tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, for any period in which we are included in the EMC consolidated group for U.S. federal income tax purposes or any other consolidated, combined or unitary group of EMC Corporation and/or its subsidiaries, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Eligible Employees

Upon the terms and subject to the conditions of this Offer, EMC and VMware are offering to grant VMware Options and VMware Restricted Stock under the 2007 Equity and Incentive Plan in exchange for outstanding EMC Options and EMC Restricted Stock, respectively, that are properly tendered and not withdrawn by eligible employees in accordance with “The Exchange Offer—Proper Tender of EMC Options and EMC Restricted Stock” (and not validly withdrawn in accordance with “The Exchange Offer—Withdrawal Rights”) before the Expiration Date and accepted for exchange by EMC and VMware. The exchange will be on the basis of the Exchange Ratio determined as described herein. All outstanding EMC Options and shares of EMC Restricted Stock held by eligible employees are eligible to be tendered for exchange in this Offer.

You will be an “eligible employee” and thus be eligible to tender your EMC Options and EMC Restricted Stock for exchange and cancellation, and to receive VMware Options and VMware Restricted Stock, respectively, pursuant to this Offer if, on July 9, 2007, the date this Offer commenced, you were a employee of VMware or one of its subsidiaries in the United States and you continue to be an employee of VMware in the United States or one of its subsidiaries through the Expiration Date and the Grant Date. Employees employed in foreign countries, consultants, former employees and retirees are also not eligible employees.

If, on the Grant Date, an employee of VMware or one of its subsidiaries in the United States who was an eligible employee as of the date this Offer commenced is no longer, or at any time during the period of this Offer was not, an employee of VMware or one of its subsidiaries in the United States for any reason, including retirement, termination, voluntary resignation, layoff, death or long-term disability, that person will not be an eligible employee and will not be eligible to tender EMC Options or EMC Restricted Stock for exchange and cancellation, or to receive VMware Options or VMware Restricted Stock, pursuant to this Offer. An employee of VMware or one of its subsidiaries in the United States who is on an authorized leave of absence and is otherwise, as of the date this Offer is commenced and through the Grant Date, an eligible employee, will be an eligible employee for purposes of this Offer. Leave (including vacation and short-term leave) is considered “authorized” if it was approved in accordance with policies or practices of VMware, as determined by VMware in its sole discretion.

Tendering EMC Options or EMC Restricted Stock and receiving VMware Options or VMware Restricted Stock in exchange pursuant to this Offer does not confer upon you the right to remain an employee of the Company or one of its subsidiaries. The terms of your employment with VMware or one of its subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of the Company or one of its subsidiaries until the Grant Date or thereafter. If you voluntarily terminate your employment with VMware or one of its subsidiaries in the United States, or if VMware or one of its subsidiaries in the United States terminates your employment for any reason, before the Grant Date, even if you tendered EMC Options or EMC Restricted Stock for exchange in this Offer prior to such termination, such tender will not be accepted and such EMC Options or EMC Restricted Stock will not be exchanged. Your tendered EMC Options and EMC Restricted Stock will be treated as if they had not been tendered, and you will not receive any VMware Options or VMware Restricted Stock in exchange for such tendered EMC Options and EMC Restricted Stock. Your EMC Options and EMC Restricted Stock will be subject to all their current terms, including exercise price, term, vesting schedule and timing of the lapse of restrictions for EMC Restricted Stock, as applicable. For so long as EMC continues to hold shares of VMware Stock representing 50% or more of the total outstanding voting power of VMware, service with VMware or one of its subsidiaries will be considered service with EMC for purposes of vesting and determining timing of the lapse of restrictions for EMC Restricted Stock. However, from such time as EMC ceases to hold shares of VMware stock representing 50% or more of the total outstanding voting power of VMware, any EMC Options and EMC Restricted Stock then held by you will be terminated in accordance with the terms of the applicable award.

Eligible Options and Restricted Stock

EMC and VMware are accepting for tender by eligible employees EMC Options and EMC Restricted Stock granted under the under the EMC Corporation 1993 Stock Option Plan; the EMC Corporation 2003 Stock Plan; the Akimbi Systems, Inc. 2004 Stock Incentive Plan; the EMC Corporation 1985 Stock Option Plan; the Legato Systems, Inc. 1995 Stock Option/Stock Issuance Plan; the EMC Corporation 2001 Stock Option Plan; the Documentum, Inc. 1996 Equity Incentive Plan; the VMware, Inc. 1998 Stock Plan; and the Dantz Development Corporation Amended and Restated 1997 Equity Incentive Plan (collectively, the “EMC Plans”). If you have chosen to receive this Prospectus—Offer to Exchange by mail, the Letter of Transmittal enclosed with this Prospectus—Offer to Exchange includes a list of your EMC Options and EMC Restricted Stock as of June 27, 2007. In addition, you can at any time access current information about your options and restricted stock by going to www.ubs.com/onesource/emc.

In order to tender an eligible option, you must tender all outstanding EMC Options under the award relating to that eligible option. EMC and VMware are not accepting partial tenders of particular option awards. For example, if you hold an option pursuant to an award of options to purchase 1,000 shares of EMC Stock at an exercise price of $9.75 per share of which 500 shares are vested, you must tender the option for all 1,000 shares in its entirety; you cannot tender only a portion of the options subject to a particular award and retain the remainder. On the other hand, if you have an option to purchase 1,000 shares of EMC Stock at an exercise price of $11.19 per share and another option to purchase 2,000 shares of EMC Stock at an exercise price of $12.85 per share, you may choose to tender for exchange all (but not less than all) of the outstanding options under either of the option awards or all of the options under both of the option awards or choose not to tender any of your EMC Options. Similarly, if you tender shares of EMC Restricted Stock from a particular restricted stock award, you must tender all of the EMC Restricted Stock under that award. For example, if you were granted 700 shares of EMC Restricted Stock and later 300 shares of EMC Restricted Stock, you may choose to tender for exchange all (but not less than all) of the shares of EMC Restricted Stock under either of the restricted stock awards or both of the restricted stock awards, or choose not to tender any of your EMC Restricted Stock.

You may not tender EMC Options for shares of VMware Restricted Stock or exchange shares of EMC Restricted Stock for VMware Options. This Offer is to exchange EMC Options for VMware Options only and EMC Restricted Stock for VMware Restricted Stock only. However, if you are an eligible employee and you hold both EMC Options and EMC Restricted Stock, you may, subject to the terms and conditions of this Offer, tender your EMC Options for VMware Options or your EMC Restricted Stock for VMware Restricted Stock.

An option award that has been fully exercised, or any portion of a particular option award that has been exercised, is no longer outstanding and thus is not eligible to be tendered for exchange in this Offer. Any shares of EMC Restricted Stock that you were granted that are no longer restricted are not eligible to be tendered for exchange in this Offer. If you have previously partially exercised an eligible option award, you can still tender for exchange the remaining unexercised portion of an eligible option award. However, if you tender any portion of an option award, you must tender all of the EMC Options remaining under that award.

All VMware Options and shares of VMware Restricted Stock granted pursuant to this Offer will be granted under the 2007 Equity and Incentive Plan and will be subject to the same terms and conditions as set forth in the EMC Plans at the time of the grant of the tendered EMC Option or EMC Restricted Stock, except that (1) vested EMC Options properly tendered in this Offer and not withdrawn will be exchanged for unvested VMware Options subject to a new vesting period, commencing on the Grant Date, which provides for, subject to continued employment, monthly vesting in equal amounts over a period equal to the shorter of twelve months or 90 days prior to the scheduled expiration of the tendered EMC Options (but if such 90th day would be prior to the date of grant, then the VMware option granted would vest on the date of grant), (2) VMware Options issued in the exchange will not be “incentive stock options,” notwithstanding whether the tendered EMC Option was an “incentive stock option,” (3) VMware Options and VMware Restricted Stock issued in the exchange will not be subject to accelerated vesting on a “change in control,” and (4) certain EMC Restricted Stock properly tendered in this Offer and not withdrawn will be exchanged for VMware Restricted

Stock that will be subject to different acceleration provisions related to VMware achieving certain performance benchmarks than those applicable to the original EMC Restricted Stock award. Specifically with regard to restricted stock, VMware Restricted Stock granted in exchange for EMC Restricted Stock originally granted between May 17, 2005 and March 6, 2006, which you may know as an LTIP 1 grant, will not fully accelerate if VMware Revenue (as defined in the applicable restricted stock agreement) is equal to $1 billion and VMware EBITDA (as defined in the applicable restricted stock agreement) is equal to $300 million at the end of any fiscal year, but rather, if those goals are met for VMware’s 2007 fiscal year, such grants will accelerate monthly in equal amounts such that all such grants will be not be subject to restrictions on December 31, 2008. Also, VMware Restricted Stock granted in exchange for EMC Restricted Stock originally granted between June 6, 2006 and October 26, 2006, which you may know as an LTIP 2 grant, will not be subject to acceleration of an additional 10% of shares subject to such grant if at the end of any VMware fiscal year VMware Revenue (as defined in the applicable restricted stock agreement) is equal to $1 billion and VMware EBITDA (as defined in the applicable restricted stock agreement) is equal to $300 million, but will continue to be subject to the other acceleration terms of the applicable restricted stock agreement. VMware Restricted Stock granted in exchange for EMC Restricted Stock other than LTIP 1 and LTIP 2 grants will not be subject to new or different acceleration terms. Except as described above, the VMware Options and VMware Restricted Stock you receive in the exchange will continue to be subject to the terms of the original EMC option or restricted stock agreement under which they were granted except that, unless the context may otherwise require, references to “EMC” in the applicable award agreement shall instead be deemed to be references to “VMware.”

For all VMware Options and shares of VMware Restricted Stock granted pursuant to this Offer, the recipient’s vesting and exercise rights will be contingent on the recipient’s continued employment through the applicable vesting dates and, except as specifically noted above, subject to the provisions of the applicable EMC Plan and the applicable option or restricted stock agreement.

VMware intends to file a registration statement on Form S-8 with respect to the VMware Stock underlying the VMware Options and the VMware Restricted Stock. However, VMware has agreed with the underwriters of the IPO that, as a condition to participating in the Offer, participating employees who receive VMware Options or VMware Restricted Stock must agree to not dispose of or effectively dispose of (e.g., by hedging) any shares of the VMware Stock underlying these options for a period of 180 days from the date the SEC declares the IPO Registration Statement effective.

As of June 30, 2007, there were approximately 12.3 million shares of EMC Stock underlying EMC Options eligible to be tendered in this Offer. These options had a weighted average exercise price of $11.79 and a weighted average remaining life of 7.6 years. As of June 30, 2007, there were approximately 5.8 million shares of EMC Restricted Stock eligible to be tendered in this Offer with a weighted average remaining vesting period of 1.4 years.

Number of VMware Options and Restricted Stock to be Issued in Exchange

If you validly tender EMC Options or EMC Restricted Stock for exchange and cancellation, and such options are accepted and cancelled, pursuant to this Offer, the number of VMware Options or shares of VMware Restricted Stock you will be entitled to receive will be determined by the Exchange Ratio, which is based on the VWAP and the IPO Price. The Exchange Ratio will be determined in a manner intended to provide for an exchange that maintains the intrinsic value of EMC Options or EMC Restricted Stock tendered and VMware Options or VMware Restricted Stock granted (subject to the effects of rounding fractional amounts). The Exchange Ratio will be expressed as a fraction, the numerator of which will be the VWAP and the denominator of which will be the IPO Price. Therefore, if the VWAP is less than the IPO Price, the Exchange Ratio will be less than 1, and, although the intrinsic value of your exchanged equity will be maintained, you will receive a fewer number of VMware Options or shares of VMware Restricted Stock than the number of EMC Options or shares of EMC Restricted Stock you exchanged. For example, if the VWAP were $19.54 (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007) and the IPO Price were $24.00 per share (the midpoint of the range set forth in the IPO Registration Statement), the Exchange Ratio would be 0.8142 (rounded for presentation), and if you tendered 1,000 EMC Options, you would receive 814 VMware Options, with the same aggregate intrinsic value in exchange. The VWAP is the average (arithmetic mean) of the volume-weighted average price per share of EMC Stock on the New York Stock Exchange over the final two full trading days prior to the Expiration Date during the period beginning at 6:30 a.m., Pacific Time (or such other time as is the official open of trading on the New York Stock Exchange), and ending at 1:00 p.m., Pacific Time (or such other time as is the official close of trading on the New York Stock Exchange). The VWAP will be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for EMC common stock on the automated quote and analytical system distributed by Bloomberg Financial LP. The calculation of the VWAP is such that if the Expiration Date is August 6, 2007, the VWAP would be calculated using the average (arithmetic mean) of the volume-weighted average price per share of EMC Stock on August 2, 2007 and the volume-weighted average price per share of EMC Stock on August 3, 2007. The IPO Price will be determined by negotiations between the representatives of the underwriters in the IPO and us.

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For each EMC Option you exchange, you will be entitled to receive a non-qualified VMware Option to purchase a number of shares of VMware Stock equal to the number of shares underlying the EMC Option that you exchange multiplied by the Exchange Ratio. For each EMC Option you exchange, the per share exercise price of each VMware Option you will be entitled to receive will be the exercise price of such EMC Option divided by the Exchange Ratio with the result rounded up to the nearest whole cent. The calculation of the per share exercise price of the VMware Options you will be entitled to receive will be done on an award-by-award basis, such that if you exchange EMC Options with different per share exercise prices from each other, the per share exercise prices of the VMware Options that you will be entitled to receive will also be different from each other.

An example of how the exchange of options would work is as follows (some numbers have been rounded): Assume that EMC shares have a VWAP of $14 per share. Also assume that you exchange an option for 200 shares of EMC Stock at a per share exercise price of $11.50. The aggregate spread (the difference between the aggregate exercise price you would have to pay to exercise the option and the value of the EMC Stock that you would receive upon exercising the option) on your option would be $500. If the initial public offering price per share of VMware Stock were to be $24 per share, the number of shares subject to the new VMware Option that you would receive if you exchanged your option would be the product of 200 and the Exchange Ratio, which in this case would be approximately 0.583 (the VWAP ($14) divided by the IPO Price ($24)). Therefore, after rounding fractional results as described below, you would receive VMware Options for 116 shares. The per share exercise price of the VMware Options would be the exercise price of the EMC Option ($11.50) divided by the Exchange Ratio (approximately 0.583), for a per share exercise price of $19.72. The aggregate spread in the new VMware Option would thus be $496.48 (such amount does not equal $500 due to rounding down for fractional shares subject to VMware Options and rounding up of the exercise price).

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For each share of EMC Restricted Stock you exchange, you will be entitled receive VMware Restricted Stock equal to the number of shares of VMware Restricted Stock that you exchange multiplied by the Exchange Ratio.

An example of how the exchange of restricted stock would work under the same set of assumptions as to the VWAP and the IPO Price set forth above is as follows (some numbers have been rounded): If you exchanged an EMC Restricted Stock award with respect to 200 shares of EMC Stock (with a value immediately prior to the initial public offering of $2800), the number of shares would be multiplied by the Exchange Ratio, resulting in a restricted stock award, after rounding fractional results as described below, of 116 VMware shares with a value of $27.84 (such amount does not equal $28.00 due to rounding down of the number of shares of VMware Restricted Stock).

VMware Option awards and VMware Restricted Stock awards will be rounded down to the nearest whole share on an award-by-award basis and, accordingly, neither VMware Options for fractional shares nor fractional shares of VMware Restricted Stock will be granted, and you will not be compensated for any fractional shares you otherwise would have received. If you tender an EMC Option grant that is partially vested, you will receive two VMware Option grants, one for the vested and outstanding portion and one for the unvested and outstanding portion. Those grants may have different vesting terms from each other.

Of the outstanding EMC Options held by eligible employees as of June 30, 2007, the maximum number of shares of EMC Stock underlying those options which could be tendered for exchange pursuant to this Offer is approximately 12.3 million. Assuming that EMC shares have a VWAP of $19.54 (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007) and that the IPO Price is $24.00 per share (the midpoint of the estimated range set forth in the IPO Registration Statement), the maximum number of shares of VMware Stock underlying the VMware Options which could be granted pursuant to this Offer is approximately 10.0 million. All VMware executive officers are eligible to participate in this Offer and hold collectively as a group EMC Options to purchase approximately 1,532,079 shares of EMC Stock, representing approximately 12.5% of the maximum number of shares of EMC Stock underlying EMC Options held by eligible employees as of June 30, 2007 which could be tendered for exchange pursuant to this Offer. These EMC Options, if validly tendered for exchange in this Offer, with the assumed VWAP and IPO Price above, would be exchanged for VMware Options to purchase approximately 1,247,419 shares of VMware Stock.

As of June 30, 2007, there were a maximum of approximately 5.8 million outstanding shares of EMC Restricted Stock held by eligible employees which could be tendered for exchange pursuant to this Offer. Assuming the same VWAP and IPO Price as above, the maximum number of shares of VMware Restricted Stock which could be granted pursuant to this Offer is approximately 4.7 million. VMware’s executive officers hold collectively as a group approximately 540,416 shares of EMC Restricted Stock, representing approximately 9.3% of the maximum number of shares of EMC Restricted Stock held by eligible employees as of June 30, 2007 which could be tendered for exchange pursuant to this Offer. These shares of EMC Restricted Stock, if validly tendered for exchange in this Offer, with the assumed VWAP and IPO Price above, would be exchanged for approximately 440,007 shares of VMware Restricted Stock.

The below table sets forth an example of what the Exchange Ratio would be at a range of different hypothetical VWAPs and IPO Prices. The Exchange Ratio represents the portion of a share of VMware Stock subject to a VMware Option that you would receive for each share of EMC Stock subject to an EMC Option that you exchange and, alternatively, the portion of a share of VMware Restricted Stock that you would receive for each share of EMC Restricted Stock that you exchange.

EXCHANGE RATIO EXAMPLE*

	VWAP
IPO Price	$15	$16	$17	$18	$19	$20
$26	0.5769	0.6154	0.6538	0.6923	0.7308	0.7692
$25	0.6000	0.6400	0.6800	0.7200	0.7600	0.8000
$24	0.6250	0.6667	0.7083	0.7500	0.7917	0.8333
$23	0.6522	0.6957	0.7391	0.7826	0.8261	0.8696
$22	0.6818	0.7273	0.7727	0.8182	0.8636	0.9091

*	Numbers have been rounded.

During this Offer certain updated pricing-related information will be available to all eligible employees of VMware and its subsidiaries via the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware. Each day, beginning on July 10, 2007, and ending on August 1, 2007

(unless the Offer is extended), at no later than 2:30 p.m., Pacific Time, the Election Site for the EMC—VMware Exchange Program will be updated to show what the VWAP would be if that day were the final trading day prior Expiration Date and what the Exchange Ratio would be based on that VWAP (assuming that the IPO Price was equal to the midpoint of the range of the estimated initial offering price reflected in the IPO Registration Statement). You may also contact the information and exchange agent, Mellon Investor Services, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.) to obtain this information.

During the last two full trading days of this Offer, August 2 and August 3, 2007 (unless this Offer is extended), the Election Site for the EMC—VMware Exchange Program will display the ongoing calculation of the actual VWAP and the Exchange Ratio as it then stands. Thus, on the next-to-last full trading day during this Offer (the first day of the calculation period), the actual daily volume-weighted average price of EMC common stock during the elapsed portion of that first day will be used in the calculation and, on the final full trading day, the calculations will use the average of the daily VWAP of EMC common stock for the next-to-last full trading day and the actual daily volume-weighted average price during the elapsed portion of that final full trading day. The Election Site for the EMC—VMware Exchange Program will be updated every hour during the final two-day calculation period. The information set forth on the Election Site for the EMC—VMware Exchange Program may not be an accurate predictor of what the Exchange Ratio will be as finally determined. The information set forth on Election Site for the EMC—VMware Exchange Program is only a part of the information you should use to determine whether to tender your EMC Options or EMC Restricted Stock. You should also consider the information set forth in this Prospectus—Offer to Exchange and the other documents to which we refer, as well as the historic trading prices of EMC Stock, the historic volatility of EMC Stock and historic volatility of other companies in the sectors in which VMware and EMC operate.

Neither EMC’s nor VMware’s boards of directors makes any recommendation as to whether you should tender some or all of your EMC Options or shares of EMC Restricted Stock for exchange in the Offer, nor is any person authorized to make any such recommendation. Depending on the VWAP and the IPO Price, the number of VMware Options or shares of VMware Restricted Stock that you receive in exchange may be higher or lower than the estimates that appear in this Prospectus—Offer to Exchange and the exercise price of the VMware Options that you receive may be higher or lower than the exercise price of your current EMC Options or the estimates that appear in this Prospectus—Offer to Exchange. Your decision as to whether or not to tender your EMC Options or EMC Restricted Stock for exchange may be affected by the particular EMC Options (and option agreements) and shares of EMC Restricted Stock (and restricted stock agreements) which you hold.

Early Commencement

We and EMC commenced the Offer on July 9, 2007, prior to the effectiveness of our registration statement on Form S-4 of which this Prospectus—Offer to Exchange is a part, in accordance with Rule 162 of the Securities Act and Rule 13e-4(e)(2) of the Exchange Act.

Expiration Date

This Offer is scheduled to expire at 11:00 a.m., Pacific Time, on August 6, 2007, unless EMC and VMware, in our discretion, extend the period of time during which this Offer will remain open. EMC’s and VMware’s current intention is to extend this Offer if the IPO Registration Statement or the Exchange Offer Registration Statement will not be declared effective prior to the expiration of this Offer. See “The Exchange Offer—Extension; Termination; Amendment” for a description of VMware’s rights to extend, delay, terminate or amend this Offer.

Lock-Up

VMware has agreed with the underwriters that, as a condition to participating in this Offer, participating employees who receive VMware Options or VMware Restricted Stock must agree to not dispose of or effectively dispose of (e.g., by hedging) any restricted stock or shares of the common stock underlying these options for a period of 180 days from the date the SEC declares the IPO Registration Statement effective. If you make an election to tender online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or by completing and signing the enclosed Letter of Transmittal, you must agree to the lock-up restrictions, which are set forth on the accompanying Letter of Transmittal, or your tender will not be accepted. Therefore, you will not be able to sell or dispose of restricted stock or shares underlying options received in the exchange until after the 180-day period.

Fractional Shares

Awards of VMware Options and VMware Restricted Stock will be calculated according to the Exchange Ratio and will be rounded down to the nearest whole share on an award-by-award basis. Accordingly, VMware Options and VMware Restricted Stock will not be issued for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.

Certain Differences between the EMC Plans and the 2007 Equity and Incentive Plan

Please see the description of the 2007 Equity and Incentive Plan set forth under “VMware’s—Compensation Discussion and Analysis—2007 Equity and Incentive Plan” in this Prospectus—Offer to Exchange. While VMware Options and VMware Restricted Stock granted in exchange for EMC Options and EMC Restricted Stock granted under the EMC Plans will be granted under the 2007 Equity and Incentive Plan, the 2007 Equity and Incentive Plan allows VMware to grant the VMware Options and VMware Restricted Stock with the same terms and conditions as set forth in the EMC Plans, which VMware intends to do, except that (1) vested EMC Options properly tendered in this Offer and not withdrawn will be exchanged for unvested VMware Options subject to a new vesting period, commencing on the Grant Date, which provides for, subject to continued employment, monthly vesting in equal amounts over a period equal to the shorter of twelve months or 90 days prior to the scheduled expiration of the tendered EMC Options (but if such 90th day would be prior to the date of grant, then the VMware option granted would vest on the date of grant), (2) VMware Options issued in the exchange will not be “incentive stock options,” notwithstanding whether the tendered EMC Option was an “incentive stock option,” (3) VMware Options and VMware Restricted Stock issued in the exchange will not be subject to accelerated vesting on a “change in control,” and (4) certain EMC Restricted Stock properly tendered in this Offer and not withdrawn will be exchanged for VMware Restricted Stock that will be subject to different acceleration provisions related to VMware achieving certain performance benchmarks than those applicable to the original EMC Restricted Stock award. Except as described above, the VMware Options and VMware Restricted Stock you receive in the exchange will continue to be subject to the terms of the original EMC option or restricted stock agreement under which they were granted except that, unless the context may otherwise require, references to “EMC” in the applicable award agreement shall instead be deemed to be references to “VMware.”

Proper Tender of EMC Options and EMC Restricted Stock

To validly tender your options or restricted stock for exchange in this Offer, you must either make your election to tender online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or complete and sign the enclosed Letter of Transmittal in accordance with its instructions, and send it to the information and exchange agent, by mail to Mellon Investor Services, Reorganization Department, PO Box 3301, South Hackensack, NJ 07606; by hand to Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310; or by overnight delivery to Mellon Investor Services, Reorganization Department, 480 Washington Blvd., Mail Stop - Reorg, Jersey City, NJ 07310. Such election must be made through the Election Site for the EMC—VMware Exchange Program or received by the information and exchange agent, Mellon Investor Services, prior to 11:00 a.m., Pacific Time, on the Expiration Date.

If you made an election to tender options or restricted stock on the Election Site for the EMC—VMware Exchange Program or submitted a Letter of Transmittal and you want to withdraw some or all of the EMC Options or EMC Restricted Stock you marked for tender on the Election Site for the EMC—VMware Exchange Program or on that Letter of Transmittal, you may, prior to 11:00 a.m., Pacific Time, on the Expiration Date, withdraw your tender of such EMC Options or shares of EMC Restricted Stock by changing your election to tender online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or delivering to the information and exchange agent, Mellon Investor Services, prior to the time this Offer expires a Notice of Withdrawal (in the form included with this Prospectus—Offer to Exchange) indicating which EMC Options or shares of EMC Restricted Stock you are withdrawing. If you wish to tender for exchange additional EMC Options or EMC Restricted Stock that you had not marked for tender on your previous Letter of Transmittal, you may, prior to 11:00 a.m., Pacific Time, on the Expiration Date, elect to tender for exchange those additional EMC Options or shares of EMC Restricted Stock by making further elections on the Election Site for the EMC—VMware Exchange Program or delivering to the information and exchange agent, Mellon Investor Services, an additional properly completed and signed Letter of Transmittal (in the form included with this Prospectus—Offer to Exchange) selecting for tender for exchange such additional EMC Option or EMC Restricted Stock awards. You may only tender for exchange all EMC Options subject to a particular award or all shares of EMC Restricted Stock subject to a particular award.

If you deliver a Letter of Transmittal with respect to some but not all EMC Options or EMC Restricted Stock subject to a particular award, EMC and VMware may, in our sole discretion, determine that you have elected to tender for exchange all or none of the EMC Options or EMC Restricted Stock underlying such award, as applicable. You may request additional copies of the Letter of Transmittal by contacting the information and exchange agent, Mellon Investor Services, located at Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.).

The method of delivery of all documents, including the Letter of Transmittal, is at your election and risk. If delivery is by mail, EMC and VMware recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. If you tender through the Election Site for the EMC—VMware Exchange Program, your EMC Options or EMC Restricted Stock will not be considered tendered unless you receive confirmation on the Election Site for the EMC—VMware Exchange Program that your elections have been made or until we receive the necessary documentation.

Determination of Validity; Rejection; Waiver of Defects; No Obligation to Give Notice of Defects

EMC and VMware will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt and acceptance of any tender of EMC Options or EMC Restricted Stock for exchange in this Offer. EMC’s and VMware’s determination of these matters will be final and binding on all parties. EMC and VMware reserve the right to reject any or all tenders of EMC Options or EMC Restricted Stock that they determine are not in appropriate form or that they determine are unlawful to accept. Otherwise, we and EMC expect to accept for exchange and cancellation all properly and timely tendered EMC Options and EMC Restricted Stock which are not validly withdrawn. Subject to applicable law, including Rule 13e-4 of the Exchange Act, we and EMC may also waive any of the conditions of this Offer or any defect or irregularity in any tender with respect to any particular eligible EMC Option or any particular shares of EMC Restricted Stock. Your tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. Neither we nor any other persons are obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

This is a one-time offer to exchange your EMC Options and EMC Restricted Stock. This Offer will expire at 11:00 a.m., Pacific Time, on August 6, 2007, unless we extend this Offer. EMC and VMware currently have no plans to repeat the same or a similar offer in the future.

EMC’s and VMware’s Acceptance Constitutes an Agreement

Your tender of EMC Options or EMC Restricted Stock for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance for exchange of your EMC Options or EMC Restricted Stock tendered by you pursuant to this Offer will constitute a binding agreement between you and EMC and VMware upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, EMC and VMware expect that we will accept for exchange on, and in any event promptly after, the Expiration Date, all EMC Options and shares of EMC Restricted Stock validly tendered and not validly withdrawn by eligible employees.

The award of VMware Options and VMware Restricted Stock pursuant to the Offer will not create any contractual or other right of the recipients to receive any future awards of stock options, restricted stock, other stock rights or any right of continued employment.

Partial Tenders

EMC and VMware will not accept partial tenders of an individual option or restricted stock awards.

Withdrawal Rights

You may only withdraw your EMC Options and EMC Restricted Stock tendered for exchange in accordance with the provisions discussed below.

You may withdraw some or all of the EMC Options or EMC Restricted Stock you tendered for exchange in this Offer. If you want to withdraw any of the EMC Options you tendered for exchange, you must withdraw all tendered EMC Options subject to the particular award of which the options you want to withdraw are a part, and if you want to withdraw any EMC Restricted Stock you tendered for exchange, you must withdraw all EMC Restricted Stock subject to the particular award of which the restricted stock you want to withdraw is a part. If you deliver a Notice of Withdrawal with respect to only some but not all of the EMC Options or EMC Restricted Stock subject to a particular award, EMC and VMware may, in our sole discretion, determine that you have elected to withdraw all or none of the EMC Options or EMC Restricted Stock, as applicable, underlying such award. You may request copies of the Notice of Withdrawal by contacting the information and exchange agent, Mellon Investor Services, located at Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.).

You may withdraw your tendered EMC Options or EMC Restricted Stock at any time before 11:00 a.m., Pacific Time, on August 6, 2007, the currently scheduled Expiration Date of this Offer. If this Offer is extended by EMC and VMware beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of this Offer. In addition, if EMC and VMware have not accepted your EMC Options or EMC Restricted Stock tendered for exchange before 9:00 p.m., Pacific Time, on August 31, 2007, the 40th business day following the commencement of this Offer, you may withdraw your EMC Options or EMC Restricted Stock at any time thereafter. For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

To validly withdraw EMC Options or EMC Restricted Stock tendered for exchange, you must, prior to the time this Offer expires, either change your election online through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware or deliver to the information and exchange agent, Mellon Investor Services, a properly completed and signed written Notice of Withdrawal in the form enclosed with this Prospectus—Offer to Exchange. If you choose to deliver a Notice of Withdrawal, it must sent to the information and exchange agent, by the means and at the applicable address set forth above.

You may not rescind any withdrawal, and any EMC Options or EMC Restricted Stock you withdraw will thereafter be deemed not properly tendered for purposes of this Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described above in “The Exchange Offer—Proper Tender of EMC Options and EMC Restricted Stock.”

Neither EMC, VMware nor any other persons are obligated to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. EMC and VMware will determine, in our discretion, all questions as to the form and validity, including time of receipt of Notices of Withdrawal. EMC’s and VMware’s determination of these matters will be final and binding.

Delivery of VMware Restricted Shares, Options to Purchase VMware Common Stock

EMC and VMware reserve the right to extend, postpone, amend or terminate this Offer. However, EMC and VMware expect that, upon the terms and subject to the conditions of this Offer, on, and in any event promptly after, the Expiration Date, we will accept for exchange and cancel all validly tendered EMC Options and shares of EMC Restricted Stock that have not been validly withdrawn. If and when EMC and VMware accept for exchange and cancellation your properly tendered and not withdrawn EMC Options and EMC Restricted Stock, you will have no further rights with respect to those cancelled EMC Options and EMC Restricted Stock. As promptly as practicable after we accept tendered EMC Options and EMC Restricted Stock for exchange and cancellation, we will send each tendering employee a notice indicating the number of shares of EMC Stock subject to the options and the number of shares of EMC Restricted Stock tendered for exchange that have been accepted and cancelled and the number of shares of VMware Stock underlying the VMware Options granted in exchange for such options, and the number of shares of VMware Restricted Stock granted in exchange for such EMC Restricted Stock. You will only receive VMware Options or shares of VMware Restricted Stock for EMC Options or shares of EMC Restricted Stock, as applicable, properly tendered and not withdrawn which have been accepted for exchange and cancellation pursuant to this Offer, and which are outstanding as of the Grant Date.

If EMC and VMware do not accept any EMC Options or EMC Restricted Stock tendered for exchange, you will keep all of your current EMC Options and EMC Restricted Stock and you will not receive VMware Options or VMware Restricted Stock. No changes will be made to your existing EMC Options or shares of EMC Restricted Stock, and they will remain outstanding with their current terms, including exercise price, term and vesting schedule.

For purposes of this Offer, EMC and VMware will be deemed to have accepted for exchange EMC Options and shares of EMC Restricted Stock that are validly tendered for exchange and not properly withdrawn if and when we give written notice of our acceptance for exchange of such EMC Options and shares of EMC Restricted Stock, which may be by press release or other permitted means. VMware Options and shares of VMware Restricted Stock will be granted pursuant to this Offer on or promptly after the date of such acceptance, which EMC and VMware expect will be on, and in any event promptly after, the Expiration Date. Promptly following the Expiration Date, EMC and VMware will publicly disclose the approximate aggregate number of shares underlying EMC Options and shares of EMC Restricted Stock accepted and canceled in this Offer, the Grant Date, the approximate aggregate number of shares of VMware Stock subject to VMware Options and the approximate aggregate number of shares of VMware Restricted Stock granted in the exchange.

EMC Options or EMC Restricted Stock that you choose not to tender for exchange or that EMC and VMware do not accept for exchange will remain outstanding until they are exercised or expire by their terms and will retain their current exercise price, term, vesting schedule and other rights and benefits. For so long as EMC continues to hold shares of VMware Stock representing 50% or more of the total outstanding voting power of VMware, service with VMware will be considered service with EMC for purposes of vesting and determining timing of the lapse of restrictions for EMC Restricted Stock. However, from such time as EMC ceases to hold shares of VMware stock representing 50% or more of the total outstanding voting power of VMware, any EMC

Options and EMC Restricted Stock then held by you will be terminated in accordance with the terms of the applicable award.

Extension; Termination; Amendment

EMC and VMware may, from time to time, extend the period of time during which this Offer is open and delay accepting any EMC Options or EMC Restricted Stock tendered to them by disseminating notice of the extension to optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If this Offer is extended, EMC and VMware will provide appropriate notice of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled Expiration Date.

EMC and VMware also expressly reserve the right, in their reasonable judgment, prior to the Expiration Date, to terminate or amend this Offer and to postpone their acceptance and cancellation of any EMC Options or EMC Restricted Stock tendered for exchange upon the occurrence of any of the conditions specified in “The Exchange Offer—Conditions to Completion of the Offer” by disseminating notice of the termination or postponement to the optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law. EMC’s and VMware’s reservation of the right to delay acceptance and cancellation of EMC Options and EMC Restricted Stock tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires payment of the consideration offered or return of the EMC Options and EMC Restricted Stock tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, EMC and VMware further reserve the right, in their discretion, and regardless of whether any event set forth in “The Exchange Offer—Conditions to Completion of the Offer” has occurred or is deemed by us to have occurred, to amend this Offer in any respect. We will notify you of any such amendment and EMC will file with the SEC an amendment to the Schedule TO.

Amendments to this Offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. Any notice pursuant to this Offer will be disseminated promptly to eligible employees in a manner reasonably designed to inform them of such change. EMC and VMware have no obligation to publish, advertise or otherwise communicate any such public announcement except by making a press release or as otherwise required or permitted by applicable law.

If EMC and VMware materially change the terms of this Offer or the information concerning this Offer, or if they waive a material condition of this Offer, we will extend this Offer to the extent required by the SEC. The period by which this Offer will be extended in such a case will depend on the facts and circumstances, including the relative materiality of such terms or information.

If EMC and VMware decide to take any of the following actions, they will publish notice or otherwise inform you in writing of such action and keep this Offer open for at least ten (10) business days after the date of such notification:

(1) EMC and VMware change the consideration offered for the EMC Options or EMC Restricted Stock (while the Exchange Ratio will not be set during the period that this Offer is open, the determination of the Exchange Ratio pursuant to the terms of this Offer will not be considered a change in the consideration offered); or

(2) EMC and VMware decrease the number of options or shares of EMC Restricted Stock eligible to be tendered in this Offer.

Automatic Extension

This Offer will be automatically extended if a market disruption event occurs with respect to the EMC Common Stock or the VMware Class A common stock on either of the two days during which the value of each share of EMC Common Stock or VMware Class A common stock was originally expected to be determined.

Conditions to Completion of the Offer

EMC and VMware will not be required to accept any options tendered for exchange, and EMC or VMware may terminate or amend this Offer, or postpone the acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if (a) on or prior to the expiration of this Offer, if the IPO Registration Statement or this Exchange Offer Registration Statement shall not have been declared effective by the SEC or (b) at any time prior to the expiration of this Offer, EMC or VMware determines that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with this Offer or to accept for exchange options tendered for exchange pursuant to this Offer:

•	the IPO Registration Statement shall have been withdrawn by the Company;

•	any stop order suspending the effectiveness of the IPO Registration Statement or this Exchange Offer Registration Statement has been issued and not withdrawn;

•

any instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the cancellation of some or all of the EMC Options or EMC Restricted Stock tendered for exchange, the issuance of VMware Options or VMware Restricted Stock, or otherwise relates in any substantial manner to this Offer;

•

any action is pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer, EMC or VMware, by or from any court or any regulatory or administrative authority, agency or tribunal or any other event has occurred that would, in the reasonable judgment of EMC or VMware:

(i) make the acceptance of or exchange of some or all of the tendered EMC Options or EMC Restricted Stock, or make the award of VMware Options and VMware Restricted Stock, illegal;

(ii) require that VMware or EMC obtain shareholder approval in respect of this Offer;

(iii) delay or restrict EMC’s or VMware’s ability, or render EMC or VMware unable, to accept for exchange, or grant VMware Options for some or all of the tendered EMC Options or VMware Restricted Stock for some or all of the tendered VMware Restricted Stock; or otherwise restrict or prohibit consummation of this Offer or the transactions contemplated by this Offer; or

(iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or EMC, or otherwise materially impair in any way the contemplated future conduct of VMware’s or EMC’s businesses;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

•

a tender or exchange offer with respect to some or all of VMware’s capital stock or that of EMC’s, or a merger or acquisition proposal for VMware or EMC, is proposed, announced or made by another person or entity or is publicly disclosed.

These conditions are for VMware’s and EMC’s benefit. EMC and VMware may assert any of these conditions in their sole discretion regardless of the circumstances giving rise to them prior to the expiration of this Offer. EMC and VMware may in their discretion waive any of the above conditions, in whole or in part, at any time and from time to time, prior to the expiration of this Offer, whether or not they waive any other condition to this Offer. EMC’s and VMware’s failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination EMC and VMware make concerning the events described above will be final and binding upon everyone.

Fees and Expenses

EMC and VMware will not pay any fees or commissions to any broker, dealer or other person (other than fees to the information and exchange agent, Mellon Investor Services, as described below) for soliciting tenders of EMC Options or EMC Restricted Stock pursuant to this Offer.

EMC and VMware have retained Mellon Investor Services to act as the information and exchange agent in connection with this Offer. The information and exchange agent may contact holders of shares of EMC Options and EMC Restricted Stock by mail, e-mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers, commercial banks, trust companies and similar institutions and other nominee shareholders to forward materials relating to this Offer to beneficial owners. The information and exchange agent will receive reasonable compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws.

The information and exchange agent has not been retained to make solicitations or recommendations. The fees it receives will not be based on the number of shares of EMC Options and EMC Restricted Stock tendered under this Offer.

No broker, dealer, commercial bank, trust company or similar institution shall be deemed to be the agent of EMC, VMware or the information and exchange agent for purposes of this Offer.

Legal and Other Limitations

This Prospectus—Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of EMC’s common stock or VMware Class A common stock in any jurisdiction in which the offer, sale or exchange is not permitted. EMC and VMware are not aware of any jurisdiction in the United States where the making of this Offer or its acceptance would not be legal. If EMC or VMware learns of any jurisdiction in the United States where making this Offer or its acceptance would not be permitted, EMC and VMware intend to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, EMC and VMware cannot comply with such law, EMC and VMware will determine whether this Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of EMC Options and EMC Restricted Stock residing in the jurisdiction.

In any jurisdiction in which the securities or blue sky laws require this Offer to be made by a licensed broker or dealer, this Offer may be made on EMC’s and VMware’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

MARKET PRICES AND DIVIDEND INFORMATION

Shares of EMC’s Common Stock and Dividends

EMC stock is quoted on the New York Stock Exchange under the symbol “EMC.” The following table shows, for the periods indicated, the range of high and low sales prices per share of EMC Stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year ended December 31, 2005
First Quarter	$15.09	$11.79
Second Quarter	14.88	11.10
Third Quarter	14.78	12.05
Fourth Quarter	14.55	12.70

Fiscal Year ended December 31, 2006
First Quarter	$14.75	$13.05
Second Quarter	13.99	10.11
Third Quarter	12.09	9.44
Fourth Quarter	13.79	11.69

Fiscal Year ending December 31, 2007
First Quarter	$14.89	$12.74
Second Quarter	18.16	13.85
Third Quarter (through July 6, 2007)	18.86	18.02

On July 6, 2007, the last reported sale price of EMC Stock on the New York Stock Exchange before the filing of this Prospectus—Offer to Exchange was $18.66 per share. We recommend that you obtain current market quotations for EMC Stock before deciding whether to tender your EMC Options or EMC Restricted Stock.

EMC has never paid cash dividends on its common stock.

Shares of VMware’s Common Stock and Dividends

There is currently no public market for VMware’s Class A common stock. VMware’s Class A common stock has been authorized for listing on the New York Stock Exchange under the symbol “VMW.”

VMware paid cash dividends of $190.0 million and $92.9 million to EMC in 2005 and 2004, respectively and an $800.0 million dividend payable to EMC in the form of a note in April 2007. We currently do not anticipate declaring any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to the consent of the holders of our Class B common stock pursuant to our certificate of incorporation. Holders of our Class A common stock and our Class B common stock will share equally on a per share basis in any dividend declared on our common stock by our board of directors. See “Description of Capital Stock of VMware—Common Stock—Dividend Rights.”

USE OF THE IPO PROCEEDS

We estimate that our net proceeds from the sale of the Class A common stock in the IPO will be approximately $741.4 million, at an assumed initial public offering price of $24.00 per share (the midpoint of the range reflected in the IPO Registration Statement) and after deducting estimated underwriting discounts and offering expenses that we must pay in connection with the IPO. If the underwriters’ over-allotment option in the IPO is exercised in full, we estimate that our net proceeds will be approximately $853.7 million. A $1.00 increase (decrease) in the assumed initial public offering price of $24.00 per share would increase (decrease) the net proceeds to us from the IPO by $31.2 million, assuming the underwriters do not exercise their over-allotment option and assuming that the number of shares offered by us in the IPO, as reflected in the IPO Registration Statement, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

We currently intend to use the net proceeds:

•	to repay $350.0 million of our intercompany indebtedness owed to EMC;

•

to purchase from EMC our new headquarters facilities for an amount equal to the cost expended by EMC to date in constructing the facilities, which totaled approximately $127.0 million, which purchase will be effected through the transfer of the equity interests of the EMC entity which holds the rights to the facilities; and

•	for working capital and other general corporate purposes, including to finance our growth, develop new products and fund capital expenditures and potential acquisitions.

The intercompany indebtedness was incurred in April 2007 to fund an $800 million dividend paid to EMC in the form of a note. The note matures in April 2012 and bears an interest rate of the 90-day LIBOR plus 55 basis points (5.91% as of June 30, 2007), with interest payable quarterly in arrears commencing June 30, 2007. The note may be repaid, without penalty, at any time commencing July 2007. The dividend was declared to allow EMC to realize the increased value of its investment in us from the time of our acquisition by EMC. The amount of the dividend was determined by reference to EMC’s tax basis in our common stock through the end of 2007 so that the dividend would not result in the recognition of any income by EMC for U.S. federal income tax purposes. The terms of the note were determined by considering our then-existing cash position, our historic and future ability to generate cash flows from operations and the likelihood that we would be able to pay the note pursuant to its terms while still having sufficient cash to meet our operating needs. We currently do not anticipate declaring cash dividends in the future. We have chosen to use a portion of the proceeds from the IPO to repay $350.0 of our intercompany indebtedness owed to EMC because our expected cash position following the IPO will allow us to pay down a portion of the note without incurring interest while still having sufficient cash to meet our anticipated operating needs. The purchase price of our headquarters facilities was determined as a means to compensate EMC for costs it expended on our behalf in the construction of the facilities.

We may pursue the acquisition of companies with complementary products and technologies that we believe will enhance our suite of offerings. In April 2007, we entered into an agreement to acquire all of the capital stock of a privately-held offshore software development company for aggregate cash consideration of less than $10 million. Other than this agreement, we do not have agreements or commitments for any specific acquisitions at this time. Pending the use of proceeds from the IPO, we intend to invest the proceeds in a variety of capital preservation investments, generally government securities and cash.

CAPITALIZATION OF VMWARE

The following table sets forth our capitalization as of March 31, 2007:

•	on an actual basis;

•

on a pro forma basis to give effect to our pending issuance and sale of 9,500,000 shares of Class A common stock to Intel Capital for proceeds of $218.5 million. Pursuant to the terms of our investor rights agreement with Intel Capital, in the event the Company does not complete an underwritten public offering on or before December 31, 2007 with an aggregate price to the public of at least $250.0 million, Intel Capital may require the Company to repurchase the Class A common stock that it holds. The pro forma data gives effect to the adjustment as redeemable common stock due to this repurchase feature; and

•

on a pro forma as adjusted basis to give effect to (i) our issuance and sale of 9,500,000 shares of our Class A common stock to Intel Capital for proceeds of $218.5 million, (ii) the reclassification of the capital proceeds of $218.5 million from the Intel sale from redeemable common stock to permanent equity since the redemption feature described above lapses upon completion of the IPO, (iii) our issuance and sale of 33,000,000 shares of Class A common stock in the IPO at a public offering price of $24.00 per share (the midpoint of the range reflected in the IPO Registration Statement), (iv) the repayment of $350.0 million of principal amount on the $800.0 million note we incurred to fund a dividend to EMC, (v) the purchase from EMC of our new headquarter facilities for an amount equal to the cost expended by EMC to date in constructing the facilities, which totaled approximately $127.0 million as of June 30, 2007, and (vi) the deduction of estimated IPO underwriting discounts and IPO offering expenses payable by us. See “Use of the IPO Proceeds.”

This table contains unaudited information and should be read in conjunction with “VMware’s Selected Consolidated Financial Data,” “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes that appear elsewhere in this Prospectus—Offer to Exchange.

	As of March 31, 2007
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash	$258,468	$476,968	$741,408

Long-term debt:
Total debt	$800,000	$800,000	$450,000

Redeemable common stock	—	218,500	—

Equity:
Preferred Stock, par value $0.01 per share, 100,000,000 shares authorized, no shares outstanding actual, pro forma and pro forma as adjusted	—	—	—
Class A common stock, par value $0.01 per share, 2,500,000,000 shares authorized and 32,500,000 shares outstanding, actual and 2,500,000,000 shares authorized, 32,500,000 shares outstanding pro forma and 2,500,000,000 shares authorized, 75,000,000 shares outstanding pro forma as adjusted	325	325	750
Class B common stock, par value $0.01 per share, 1,000,000,000 shares authorized and 300,000,000 shares outstanding, actual, pro forma and pro forma as adjusted	3,000	3,000	3,000
Additional paid-in capital	6,239	6,239	965,754
Accumulated deficit	(193,057)	(193,057)	(193,057)

Total equity (deficit)	(183,493)	(183,493)	776,447

Total capitalization	$616,507	$835,007	$1,226,447

A $1.00 increase (decrease) in the assumed initial public offering price of $24.00 per share would increase (decrease) by $31.2 million in each of cash, additional paid-in capital, total equity and total capitalization, respectively, assuming that the number of shares offered by us, as reflected in the IPO Registration Statement, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

VMWARE MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with our consolidated financial statements and notes thereto which appear elsewhere in this Prospectus—Offer to Exchange. The following discussion should be read in conjunction with section entitled “Forward-Looking Statements” and the risk factors set forth under “Risk Factors.”

All dollar amounts expressed numerically (except per share amounts) in this MD&A are in millions.

Certain tables may not add due to rounding.

Overview

Our primary source of revenue is the licensing of virtualization software and related support and services through a variety of distribution channels for use by businesses and organizations of all sizes and across numerous industries in their information technology infrastructure. Our virtualization solutions run on industry-standard desktops and servers and support a wide range of operating system and application environments, as well as networking and storage infrastructure. We have developed a multi-channel distribution model to expand our presence and reach various segments of the market. We derived over 75% of our revenues from our channel partners, which include distributors, resellers, x86 systems vendors and system integrators. We have also developed a network of over 4,000 indirect channel partners who fulfill orders through our direct channel partners. A majority of our revenue results from contracts that include both perpetual software licenses and ongoing software maintenance contracts. License revenue is recognized when the elements of revenue recognition are complete. Maintenance revenue is recognized ratably over the term of the maintenance period, and includes renewals of maintenance sold after the initial maintenance period expires. We also recognize revenue from professional services provided to our customers.

We have achieved significant revenue growth to date and are focused on extending our growth by broadening our product portfolio, enabling choice for customers and driving standards, expanding our network of technology and distribution partners, increasing market awareness and driving the adoption of virtualization. In addition to selling to new customers, we are also focused on expanding the use of our products within our existing customer base, as much of our license revenue is based on a per desktop or per server arrangement. We believe it is important that as we grow our sales, we continue to invest in our corporate infrastructure, including customer support, information technology and general and administrative functions. We expect our spending in research and development to increase as we add computer scientists, software engineers, and employees involved in product development and maintenance and continue to enable choice for customers and drive standards. We believe that equity incentives tied directly to the performance of VMware will help us compete for top-level engineering and other talent. We also intend to continue to invest in hardware, networking and software tools to increase the efficiency of our research and development efforts.

Our current financial focus is on sustaining our growth in revenue to generate cash flow to expand our market segment share and our virtualization solutions. Although we are currently the leading provider of virtualization solutions, we believe the use of virtualization solutions is at very early stages by customers. We expect to face competitive threats to our leadership from a number of companies, some of whom may have significantly greater resources than we do. As a result, we believe it is important to continue to invest in our research and product development, sales and marketing and the support function to maintain or expand our leadership in the virtualization solutions market. This investment could result in contracting operating margins as we invest in our future. We believe that we will be able to continue to fund our product development through operating cash flows as we continue to sell our existing products and services. We believe this is the right priority for the long-term health of our business.

In evaluating our results, we focus on operating margin and, to a lesser extent, gross margin. A significant portion of our service revenue is recognized in periods of up to five years subsequent to the initial contract, whereas most of our license revenue is recognized within the first quarter of contract signing. As a result, variability in gross margin can result from differences in when we price our service and when the cost is incurred. Substantially all of our revenue is for contracts in U.S. dollars to international channel partners. A portion of our operating expenses classified as cost of sales is in currencies other than the U.S. dollar. This difference may cause variability in gross margins and operating margins due to fluctuations in the U.S. dollar compared to other currencies. As a result, we focus our attention on operating margin because it encompasses the entire cost structure supporting our operations. We are not currently focused on short-term operating margin expansion, but rather on investing at appropriate rates to support our growth and future product offerings in what may be a substantially more competitive environment.

As a wholly owned subsidiary of EMC, we relied on it to provide a number of administrative support services and facilities in other countries. Although we will continue to operate under an administrative services agreement and continue to receive support from EMC, our administrative costs may increase. We also are investing in expanding our own administrative functions, including our finance and legal functions, which may be at a higher cost than the comparable services currently provided by EMC. We also will incur additional costs as a public company, including audit, investor relations, stock administration and regulatory compliance costs.

EMC’s Acquisition of VMware

On January 9, 2004, EMC acquired all of our outstanding capital stock. The acquisition was accounted for as a purchase. Accordingly, all assets and liabilities were adjusted to their fair market value. For financial statement purposes, the allocation of the purchase price paid by EMC for us has been reflected in our stand-alone financial statements. This allocation includes the goodwill and related intangible assets recognized by EMC from the acquisition of us. See Note A to the consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange. EMC currently owns substantially all of our common stock. The results of operations discussed in this analysis for 2004 are for the period from the date of acquisition by EMC, January 9, 2004, to December 31, 2004.

The financial statements include expense allocations for certain corporate functions provided to us by EMC, including accounting, treasury, tax, legal and human resources. These allocations were based on estimates of the level of effort or resources incurred on our behalf and which are considered reasonable by management. The total costs allocated from EMC were $2.3 and $1.3 for the three months ended March 31, 2007 and 2006, respectively, and $5.1 in 2006, $5.3 in 2005 and $4.5 in 2004. Additionally, certain other costs incurred by EMC for our direct benefit, such as rent, salaries and benefits have been included as expenses in our financial statements. The total of these other costs were $20.2 and $10.5 for the three months ended March 31, 2007 and 2006, respectively, and $63.7 in 2006, $27.1 in 2005 and $7.3 in 2004. Additionally, as part of our tax sharing arrangement, we paid EMC income taxes of $63.1 and $6.6 in 2006 and 2005, respectively. We also earned interest income on our intercompany balance from EMC in the amount of $1.3, $0.8, and $2.6 for the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, respectively. For the three months ended March 31, 2006, we incurred interest expense on our intercompany balance to EMC in the amount of $0.1.

The financial statements included herein may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a stand-alone company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

Equity-based Compensation

Since our acquisition by EMC, we have historically not issued equity-based compensation in VMware stock to our employees. Our employees received equity-based compensation in the form of EMC stock options and restricted shares. In connection with the IPO, we are conducting this voluntary exchange offer pursuant to which we are offering our eligible employees the ability to exchange their existing EMC options and restricted stock awards for options to purchase our Class A common stock and restricted stock awards of our Class A common stock, respectively, at an exchange ratio based upon EMC’s two-day weighted average trading price prior to the consummation of the IPO. As of June 30, 2007, the maximum number of shares of EMC stock underlying options which could be tendered for exchange was approximately 12.3 million. Additionally, as of June 30, 2007, there were approximately 5.8 million outstanding shares of EMC restricted stock held by eligible employees which could be tendered for exchange. Assuming all the options and shares are exchanged, assuming the initial public offering price is $24.00 per share (the midpoint of the range set forth on the cover of the IPO Registration Statement) and assuming EMC’s two-day weighted average trading price prior to the consummation of the IPO is $19.54 per share (the average of the volume-weighted average price per share of EMC Stock for the two days ended July 20, 2007), there will be approximately 10.0 million options issued in the exchange with a weighted average exercise price of $14.47 for VMware stock and 4.7 million shares of VMware restricted stock. Assuming the exchange is consummated in the third quarter of 2007, we estimate that the unamortized fair value of the exchanged awards will be approximately $103.1, which will be recognized over their vesting periods, resulting in equity-based compensation expense of approximately $24.2, $46.6, $20.4, $9.6, $2.2 and $0.1 in 2007, 2008, 2009, 2010, 2011 and 2012, respectively. This will result in incremental equity-based compensation expense of approximately $7.1 over the remaining vesting periods.

If EMC’s weighted average stock price as calculated pursuant to the terms of this Offer is $1.00 greater than $19.54, then 0.5 million more shares of Class A common stock will be issuable upon the exercise of stock options granted in this Offer and 0.2 million more shares of Class A common stock will be subject to restricted stock awards granted in this Offer. Under this scenario, assuming the Offer is consummated in the third quarter of 2007, we estimate that the unamortized fair value of the exchanged awards will be approximately $102.7, which will be recognized over their vesting periods, resulting in equity-based compensation expense of $24.1, $46.4, $20.3, $9.6, $2.2 and $0.1 in 2007, 2008, 2009, 2010, 2011 and 2012, respectively. This will result in incremental equity-based compensation expense of approximately $6.8 over the remaining vesting periods. If EMC’s weighted average stock price as calculated pursuant to the terms of this Offer is $1.00 less than $19.54, then 0.5 million fewer shares of Class A common stock will be issuable upon the exercise of stock options granted in this Offer and 0.2 million fewer shares of Class A common stock will be subject to restricted stock awards granted in this Offer. Under this scenario, assuming this Offer is consummated in the third quarter of 2007, we estimate that the unamortized fair value of the exchanged awards will be approximately $103.4, which will be recognized over their vesting periods, resulting in equity-based compensation expense of $24.3, $46.7, $20.4, $9.7, $2.2 and $0.1 in 2007, 2008, 2009, 2010, 2011 and 2012, respectively. This will result in incremental equity-based compensation expense of approximately $7.5 over the remaining vesting periods.

If the IPO Price for shares of our Class A common stock is $1.00 greater than the assumed IPO Price of $24.00 per share, then 0.4 million fewer shares of Class A common stock will be issuable upon the exercise of stock options granted in this Offer and 0.2 million fewer shares of Class A common stock will be subjected to restricted stock awards granted in this Offer. Under this scenario, assuming this Offer is consummated in the third quarter of 2007, we estimate that the unamortized fair value of the exchanged awards will be approximately $103.1, which will be recognized over their vesting periods, resulting in equity-based compensation expense of $24.2, $46.6, $20.4, $9.6, $2.2 and $0.1 in 2007, 2008, 2009, 2010, 2011 and 2012, respectively. This will result in incremental equity-based compensation expense of approximately $7.1 over the remaining vesting periods. If the IPO Price for shares of our Class A common stock is $1.00 less than the assumed IPO Price of $24.00 per share, then 0.4 million more shares of Class A common stock will be issuable upon the exercise of stock options granted in this Offer and 0.2 million more shares of Class A common stock will be subjected to restricted stock awards granted in this Offer. Under this scenario, assuming this Offer is consummated in the third quarter of 2007, we estimate that the unamortized fair value of the exchanged awards will be approximately $103.1, which will be recognized over their vesting periods, resulting in equity-based compensation expense of $24.2, $46.6, $20.4, $9.6, $2.2 and $0.1 in 2007, 2008, 2009, 2010, 2011 and 2012, respectively. This will result in incremental equity-based compensation expense of approximately $7.1 over the remaining vesting periods.

The ultimate amount of expense will be determined based upon the actual number of exchanged equity instruments, the actual IPO price and EMC’s actual two-day weighted average trading price prior to the consummation of the IPO. Additionally, the annual expense is subject to the amount of equity-based compensation that may be capitalized.

In addition, through July 2, 2007, VMware has granted approximately 35.8 million options to purchase shares of its Class A common stock with a weighted average exercise price of $23.00 and approximately 453,000 restricted shares of Class A common stock. The fair value of these awards is approximately $260.5, which will be recognized over the awards, vesting periods, resulting in equity-based compensation expense of approximately $39.7, $69.0, $65.5, $60.7 and $25.6, in 2007, 2008, 2009, 2010 and 2011, respectively. The annual expense is subject to the amount of equity-based compensation that may be capitalized.

Income Statement Presentation

Sources of Revenue

License revenues. Our license revenues consist of revenues earned from the licensing of our software products. Our licenses are generally sold on a perpetual basis and are generally priced based upon the number of physical desktops or server processors on which our software runs. From inception through early 2004, we licensed certain of our products and provided updates at no additional cost. Because we had not established vendor-specific objective evidence, or VSOE, of the fair value of the updates, we recognized the entire contract value ratably over the contract period. Commencing in early 2004, we offered customers the right to buy updates on a stand-alone basis, thereby establishing VSOE of fair value of the updates. As a result, we recognized the license portion of the contract at the inception of the license agreement and recognized the value of the maintenance portion of the contract over the maintenance period.

Services revenues. Our services revenues consist of software maintenance and professional services. Maintenance revenues are recognized ratably over the contract period. Typically, our contract periods range from one to five years. Customers receive various types of product support based on the level of support purchased. Maintenance also affords customers the right to receive future product upgrades, if and when they become available.

Professional services include design, implementation and training. Professional services are not considered essential to the functionality of our products, as these services do not alter the product capabilities and may be performed by our customers or other vendors. Professional services engagements that have durations of ninety days or less are recognized in revenue upon completion of the engagement. Professional services engagements of more than ninety days for which we are able to make reasonably dependable estimates of progress toward completion are recognized on a proportional performance basis based upon the hours incurred. Revenue on all other engagements is recognized upon completion.

Costs of Revenue and Operating Expenses

Cost of license revenues. Our cost of license revenues principally consist of the cost of fulfillment of our software. This cost includes product packaging and personnel and related overhead associated with the physical and electronic delivery of our software products. The cost also includes amortization of capitalized software development costs.

Cost of services revenues. Our cost of services revenues includes the costs of the personnel and related overhead to deliver technical support on our products, as well as to provide our professional services.

Research and development expenses. Our research and development, or R&D, expenses include the personnel and related overhead associated with the development of new product offerings and the enhancement of our existing software offerings.

Sales and marketing costs. Our sales and marketing costs include the costs of the personnel and related overhead associated with the sale and marketing of our license and service offerings, as well as the cost of certain specific marketing initiatives, including our annual VMworld conference.

General and administrative expenses. Our general and administrative expenses include the personnel and related overhead costs of supporting the overall business. These costs include the costs associated with our finance, facilities, human resources, IT infrastructure and legal departments.

Results of Annual Operations

Our results of operations for the year ended December 31, 2006 and 2005 and the period from January 9, 2004 to December 31, 2004 are as follows:

	2006		2005		2004
Revenues:
License	$491.9	69.9%	$287.0	74.1%	$178.9	81.8%
Services	212.0	30.1	100.1	25.9	39.9	18.2

	703.9	100.0	387.1	100.0	218.8	100.0
Cost of revenues:
Cost of license revenues	59.2	8.4	40.3	10.4	32.8	15.0
Cost of services revenues	64.2	9.1	24.9	6.4	12.6	5.8

	123.4	17.5	65.2	16.8	45.4	20.8

Gross profit	580.5	82.5	321.9	83.2	173.3	79.2

Operating expenses:
Research and development	148.3	21.1	72.6	18.7	43.9	20.1
Sales and marketing	238.3	33.9	125.0	32.3	60.0	27.4
General and administrative	69.6	9.9	30.8	7.9	19.0	8.7
In-process research and development	3.7	0.5	—	—	15.2	6.9

Operating income	120.6	17.1	93.6	24.2	35.2	16.1
Investment income and other expenses, net	1.9	0.3	1.7	0.5	(0.1)	—

Income before income taxes	122.5	17.4	95.3	24.6	35.2	16.1
Provision for income taxes	36.8	5.2	28.6	7.4	18.4	8.4
Cumulative effect of a change in accounting principle	0.2	—	—	—	—	—

Net income	$85.9	12.2%	$66.8	17.3%	$16.8	7.7%

Note: Certain columns may not add due to rounding.

Revenues

Total revenues increased by $316.8, or 82%, in 2006 to $703.9. License revenues grew by $204.9 and services revenues grew by $111.9 year-over-year. In 2005, total revenues increased by $168.3, or 77%, to $387.1. The growth in 2005 reflected an increase of $108.1 in license revenue and an increase of $60.2 of services revenue. We market and sell our products largely through a network of channel partners, which includes distributors, resellers, x86 system vendors and systems integrators. One distributor accounted for 29%, 30% and 27% of revenues in 2006, 2005 and 2004, respectively. International revenue as a percentage of total revenue has been relatively constant, representing 44% in 2006, 46% in 2005 and 45% in 2004. Our revenue contracts are denominated in U.S. dollars with international customers.

License Revenues. Software license revenues were $491.9 in 2006, $287.0 in 2005 and $178.9 in 2004, representing year-over-year increases of 71% in 2006 and 60% in 2005. We divide our license revenues into two classes: (1) Virtualization Platforms and (2) Virtual Infrastructure Automation and Management. Platforms grew by 37% and 38% in 2006 and 2005, respectively, while the Automation and Management class grew by 156% and 166% in 2006 and 2005, respectively. The stronger growth in the Automation and Management class is due to our end-user customers’ demand for software that capitalizes on the benefits of the virtualization platform to drive more efficient, reliable, and flexible system infrastructure. Late in the second quarter of 2006, we introduced several new products in the Automation and Management class which were the chief drivers of the growth of that class. We expect that this class will continue to grow more rapidly than the Platforms class throughout 2007.

We sell our products through a network of channel partners, which includes distributors, resellers, x86 system vendors and systems integrators. More than 70% of our orders for each of the three years presented occurred through our 15 largest direct channel partners, including one distributor which represented 29%, 30% and 27% of our revenue in 2006, 2005 and 2004, respectively. As we expand geographically, we may add additional direct channel partners; however, approximately 90% of the increases in orders in 2005 and 2006 resulted from increased sales volumes through our existing direct channel partners. These increases were driven by several factors, including greater demand for our virtualization product offerings attributable to wider market acceptance of virtualization as part of an organization’s IT infrastructure, a broadened product portfolio and expansion of our indirect channel partner network.

We have over 4,000 indirect channel partners as of December 31, 2006, an increase of over 1,500 from December 31, 2005. Over 1,000 new indirect channel partners were added during 2005. Orders from new indirect channel partners were approximately 30% of the increase in license revenue from 2005 to 2006. These indirect channel partners obtain software licenses and services from our distributors and x86 system vendors and market and sell them to end-user customers. In addition, we have a direct sales force that complements these efforts. Our sales force works with our channel partners to introduce them to customers and new sales opportunities. Our channel partners also introduce our sales force to their customers.

We also experienced an increase in the number of orders greater than fifty thousand dollars in 2006 and 2005, compared to the respective prior years. Orders from our distributors and end-user customers which were greater than fifty thousand dollars were approximately 30%, 23% and 18% of license revenue in 2006, 2005 and 2004 respectively. The increase in the number of orders greater than fifty thousand dollars resulted from broader acceptance of virtualization solutions for organizations’ IT infrastructure and a trend toward end-user customers using our products broadly across their organizations.

Although many of the Company’s products are available individually, they are generally sold in product bundles which encompass most of the Company’s products. As we develop new products, they are typically sold as a new component to a bundle of products. Customers generally purchase the most recent bundle. Late in the second quarter of 2006, we introduced a new Enterprise product bundle which largely replaced the previous product bundle. We added three unique products to this bundle and increased the corresponding list price by 15%. This price increase was partially offset by decreasing prices on certain core platform products. In some cases, we began providing these products for free. The impact of pricing on revenue growth in 2006 compared to 2005 was less than 10% of the overall increase in revenue. The impact of pricing on revenue growth in 2005 compared to 2004 was not significant.

Partially offsetting the annual increases in license revenues was a reduction in the accretion of prior year license revenue recognized ratably over the license term. From inception through early 2004, we licensed certain of our products and provided updates at no additional cost. Because we had not established VSOE of the fair value of the updates, we recognized the entire contract value ratably over the contract period. Commencing in early 2004, we offered customers the right to buy updates on a stand-alone basis, thereby establishing VSOE of fair value of the updates. As a result, we recognized the license portion of the contract at the inception of the license agreement and recognized the value of the maintenance portion of the contract over the maintenance period. Revenue recognized ratably was $0.8, $9.9 and $27.5 in 2006, 2005 and 2004, respectively.

Services Revenues. Services revenues were $212.0 in 2006, $100.1 in 2005 and $39.9 in 2004, representing year-over-year increases of 112% in 2006 and 151% in 2005. Services revenues consist of software maintenance and professional services revenues. The increases in services revenues in 2006 and 2005 were primarily attributable to growth in our software maintenance revenues. This growth reflects the increases in our license revenues, as well as renewals to customer contracts. Professional services revenues increased due to growing demand for design and implementation services and training programs, as end-user organizations deployed virtualization across their organizations.

Cost of Revenues and Gross Profit

Our cost of revenues were $123.4, $65.2 and $45.4 in 2006, 2005 and 2004, representing year-over-year increases of 89% in 2006 and 44% in 2005. Our gross profit was $580.5, $321.9 and $173.3 in 2006, 2005 and 2004, respectively, representing year-over-year increases of 80% in 2006 and 86% in 2005. The annual increases in our cost of sales were primarily attributable to increased direct support, professional services personnel and third-party professional services costs to support the increased services revenues. We also incurred increased costs to fulfill our license sales as the volume of our license sales increased. The aggregate total increase of these costs was $43.3 and $16.2 in 2006 and 2005, respectively. Additionally, the amortization of capitalized software development costs increased by $16.1 in 2006 and $4.8 in 2005. Fluctuations in foreign currency compared to the U.S. dollar did not have a significant effect on cost of revenues and gross profit in 2006 and 2005. Our gross margins, as a percentage of revenues, were 82.5% in 2006, 83.2% in 2005 and 79.2% in 2004. The reduction in our gross margin in 2006 compared to 2005 was primarily attributable to a change in the mix of our license and services revenues due to significant renewals of existing maintenance contracts and new customers purchasing maintenance contracts. License revenues, as a percentage of total revenues, decreased from 74.1% in 2005 to 69.9% in 2006. Services revenues have a lower gross margin than our license revenues. For the remainder of 2007, we expect that our services revenues will continue to increase as a percentage of our total revenues, thereby negatively impacting our gross margins. The increase in our gross margin in 2005 compared to 2004 was primarily attributable to acquisition-related intangible amortization expense decreasing from 11.7% of revenues in 2004 to 6.0% in 2005. Acquisition-related intangible amortization expense resulted primarily from EMC’s acquisition of us, which has been reflected in our consolidated financial statements. Partially offsetting this improvement was a change in our sales mix in which license revenues, as a percentage of total revenues, decreased from 81.8% in 2004 to 74.1% in 2005. In future periods, our cost of revenues and gross profit will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

Research and Development Expenses

Our R&D expenses were $148.3, $72.6 and $43.9 in 2006, 2005 and 2004, representing year-over-year increases of 104% in 2006 and 65% in 2005. The increase in R&D expenses in both 2006 and 2005 consisted primarily of increased salaries and benefits of $45.5 and $22.8 in 2006 and 2005, respectively, resulting from additional resources to support new product development. The cost of supplies expensed and the depreciation from equipment capitalized increased by $8.9 and $4.2 in 2006 and 2005, respectively. Equity-based compensation associated with higher levels of equity grants increased by $8.1 in 2006 and $7.9 in 2005. Partially offsetting these annual increases in R&D expense were higher levels of software capitalization, which increased by $17.9 in 2006 and $16.9 in 2005. As a percentage of revenues, R&D expenses were 21.1%, 18.7% and 20.1% in 2006, 2005 and 2004, respectively. The increase in R&D expenses, as a percentage of revenues, in 2006 compared to 2005 was primarily attributable to incremental headcount to support the growth of our business. The decrease in R&D expense, as a percentage of revenues, in 2005 compared to 2004 was primarily attributable to the increased level of software capitalization in 2005. In 2005, we reached technological feasibility on our current VMware Infrastructure server product. In future periods, our research and development expenses will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. Additionally, the amount of equity-based compensation that may be capitalized will also affect the future expense. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

Sales and Marketing Expenses

Our sales and marketing expenses were $238.3, $125.0 and $60.0 in 2006, 2005 and 2004, representing year-over-year increases of 91% in 2006 and 108% in 2005. The increase in sales and marketing expenses was the result of higher salaries and benefits, resulting from additional headcount in both sales and marketing personnel, and higher commission expense resulting from increased sales volume. Salaries, benefits and commission expense increased by $51.3 and $30.1 in 2006 and 2005, respectively. In certain international countries, EMC hires employees who work on our behalf. The costs incurred by EMC on our behalf, which principally relates to employees dedicated to our marketing effort, increased by $20.8 and $17.3 in 2006 and 2005, respectively. An increase in our marketing programs and travel of $20.7 and $5.9 in 2006 and 2005, respectively, also contributed to the growth in sales and marketing expenses. Equity-based compensation, associated with higher levels of equity grants, increased sales and marketing expense by $6.7 in 2006 and $0.7 in 2005. As a percentage of revenues, sales and marketing expenses were 33.9%, 32.3% and 27.4% in 2006, 2005 and 2004, respectively. The annual increases in sales and marketing expenses, as a percentage of revenues, were primarily attributable to incremental salaries, benefits, commissions and equity-based compensation. In future periods, our sales and marketing expenses will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

General and Administrative Expenses

Our general and administrative expenses were $69.6, $30.8 and $19.0 in 2006, 2005 and 2004, representing year-over-year increases of 126% in 2006 and 62% in 2005. Increases in general and administrative expenses in both 2006 and 2005 were due to additional salaries and benefits, primarily for new headcount, of $9.5 and $5.9 in 2006 and 2005, respectively, related increases in equity-based compensation of $4.6 and $2.3 in 2006 and 2005, respectively, and increased recruiting costs to obtain the additional employees of $1.7 and $0.6 in 2006 and 2005, respectively. The increase in headcount drove related incremental costs such as travel, equipment, facilities, and depreciation of $11.7 and $1.8 in 2006 and 2005, respectively. Other administrative costs, such as legal, audit and tax increased by $1.1 in 2006. Partially offsetting these cost increases was a reimbursement of $3.3 of legal fees received in 2005 incurred in previous years. As a percentage of revenues, general and administrative expenses were 9.9%, 7.9% and 8.7% in 2006, 2005 and 2004, respectively. The increase in general and administrative expenses, as a percentage of revenues, in 2006 compared to 2005, was primarily attributable to incremental headcount to support the growth of our business. In future periods, our general and administrative expenses will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

In-Process Research and Development Expenses

IPR&D was $3.7, $0.0 and $15.2 in 2006, 2005 and 2004, respectively. The IPR&D charge in 2006 was attributable to our acquisition of Akimbi. The IPR&D charge in 2004 related to EMC’s acquisition of VMware.

Operating Income

Operating income was $120.6, $93.6 and $35.2 in 2006, 2005 and 2004, respectively, representing a year-over-year increase of 29% in 2006 and 166% in 2005. The increase in operating income in 2006 was primarily the result of the increase in revenue, partially offset by the increases in operating expenses discussed in the individual expense line items above. As a percentage of revenue, operating income declined to 17.1% in 2006 from 24.2% in 2005. Most of the decrease in operating income as a percentage of revenue was a result of increased salaries and benefits as we expanded our research and development, sales and marketing and general and administrative spending to support our revenue growth and to expand future product offerings in what may be a substantially more competitive environment.

Operating income as a percentage of revenue in 2005 improved to 24.2% from 16.1% in 2004. Most of the increase was due to amortization of intangible assets remaining flat on a dollar basis year-over-year and a charge of $15.2 in 2004 related to IPR&D. Intangible asset amortization and IPR&D represented 19% of revenue in 2004 compared to 6.8% in 2005.

A portion of our costs of revenues, primarily the costs of personnel to deliver technical support on our products, and a portion of our operating expense primarily related to sales, sales support and research and development, are denominated in foreign currencies, primarily the British pound, the Euro, the Japanese yen, the Indian rupee, the Australian dollar and the Canadian dollar. These costs and the resulting effect on operating income are exposed to foreign exchange rate fluctuations. As a result of fluctuations in foreign currency values compared to the U.S. dollar, operating income decreased $2.8 in 2006. The effect in 2005 was not significant. In future periods, operating income will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO price of our Class A common stock and EMC’s two-day weighted average trading price prior to the consummation of the IPO. See “Management Discussion and Analysis—Equity-based Compensation.”

Investment Income

Investment income was $3.3, $3.1 and $0.1 in 2006, 2005 and 2004, respectively. Investment income consists primarily of interest earned on cash and cash equivalent balances and on amounts due to us from EMC on our intercompany balance. Investment income increased in 2005 compared to 2004 due to higher outstanding cash and cash equivalent balances and amounts owed to us by EMC on our intercompany balances.

Other Expense, Net

Other expense, net was $1.4, $1.3 and $0.1 in 2006, 2005 and 2004, respectively. The increase in other expense, net in 2005 compared to 2004 resulted primarily from increased interest expense on balances owed by us to EMC.

Provision for Income Taxes

Our effective income tax rate was 30.1%, 30.0% and 52.3% in 2006, 2005 and 2004, respectively. For 2006 and 2005, the effective tax rate varied from the statutory rate primarily as a result of the mix of income attributable to foreign versus domestic jurisdictions. Our aggregate income tax rate in foreign jurisdictions is lower than our income tax rate in the United States. Additionally, we generated tax credits that reduced our effective tax rate by 4.9 percentage points and 3.9 percentage points in 2006 and 2005, respectively. Partially offsetting this benefit in 2006 and 2005 were non-deductible permanent differences. In 2004, the effective tax rate varied substantially from the statutory rate primarily as a result of non-deductible permanent differences, primarily IPR&D charges in connection with our acquisition by EMC. Partially offsetting this expense was the benefit of our mix of income attributable to foreign versus domestic jurisdictions. Additionally, we generated tax credits that reduced our effective tax rate by 8.0 percentage points in 2004.

Selected Quarterly Operating Results

	For the quarter ended (unaudited)
	Mar 31, 2007	Dec 31, 2006	Sept 30, 2006	June 30, 2006	Mar 31, 2006	Dec 31, 2005	Sept 30, 2005	June 30, 2005	Mar 31, 2005
Revenues:
License	$169.6	$162.0	$126.3	$113.3	$90.3	$87.6	$71.0	$66.6	$61.8
Services	89.1	67.6	62.5	43.1	38.8	27.6	29.4	25.0	18.1

	258.7	229.6	188.8	156.4	129.1	115.2	100.4	91.6	79.9
Cost of revenues:
Cost of license revenues	20.6	14.5	18.5	13.8	12.4	10.8	10.4	10.1	9.0
Cost of services revenues	23.5	22.8	19.0	12.8	9.6	7.4	6.5	5.9	5.1

	44.0	37.3	37.5	26.6	22.0	18.2	16.9	16.0	14.1

Gross profit	214.7	192.3	151.3	129.8	107.1	97.0	83.5	75.6	65.8
Operating expenses:
Research and development	55.0	50.1	43.2	32.6	22.3	10.3	24.2	22.1	16.0
Sales and marketing	86.7	80.6	61.1	54.1	42.6	39.7	33.9	28.0	23.4
General and administrative	26.6	25.1	18.9	13.7	11.8	6.8	9.5	8.2	6.3
In-process research and development	—	—	—	3.7	—	—	—	—	—

Operating income	46.4	36.5	28.1	25.7	30.3	40.2	16.0	17.3	20.1
Investment income and other expenses, net	3.0	1.2	1.0	(0.3)	—	0.1	1.2	0.3	0.1

Income before income taxes	49.4	37.7	29.1	25.4	30.3	40.3	17.2	17.6	20.2
Provision for income taxes	8.3	6.8	9.8	10.3	10.0	12.4	5.0	5.2	6.0
Cumulative effect of a change in accounting principle	—	—	—	—	0.2	—	—	—	—

Net income	$41.1	$31.0	$19.3	$15.1	$20.5	$28.0	$12.2	$12.4	$14.2

Note: Certain columns may not add due to rounding.

Liquidity and Financial Condition

In summary, our cash flows were:

	Year Ended December 31,		For the Period from January 9, 2004 to December 31, 2004
	2006	2005
	(in millions)
Net cash provided by operating activities	$279.9	$238.2	$94.0
Net cash used in investing activities	(142.4)	(45.7)	(14.0)
Net cash used in financing activities	—	(190.0)	(92.9)

Cash provided by operating activities was $279.9, $238.2 and $94.0 in 2006, 2005 and 2004, respectively.

In 2006, our operating cash flow reflected net income generated during the period of $87.0, adjusted for non-cash items such as depreciation and amortization expense of $66.6 and stock-based compensation of $51.2. Additionally, working capital, including short- and long-term deferred revenue, income taxes payable and deferred income taxes, generated cash flow of $67.4, primarily the result of an increase in total deferred revenue of $158.1. Our deferred revenue balance consisted of deferred license revenues of $65.4 and deferred services revenues of $241.1 at December 31, 2006, of which $242.6 was categorized as current. Of the $63.9 categorized as long-term, $25.0 will be recognized as revenue subsequent to December 31, 2008. The increase in deferred revenue was partially offset by an increase in accounts receivable of $98.0 due to increased revenue and an increase in net receivables due from EMC of $48.4.

In 2005, our operating cash flow reflected net income generated during the period of $66.8, adjusted for non-cash items such as depreciation and amortization expense of $39.5 and stock-based compensation of $27.1. Working capital, including short- and long-term deferred revenue, income taxes payable and deferred income taxes, generated cash flow of $104.7, primarily the result of an increase in total deferred revenue of $79.5. Our deferred revenue balance consisted of deferred license revenues of $51.2 and deferred services revenues of $97.3 at December 31, 2005, of which $131.6 was categorized as current. Additionally, our operating cash flow was positively impacted by increased income taxes payable to EMC of $44.1 and increased net payable due to EMC of $29.3. These increases in deferred revenue and amounts owed to EMC were partially offset by an increase in accounts receivable of $52.0 due to increased revenue.

In 2004, our operating cash flow reflected net income generated during the period of $16.8, adjusted for non-cash items such as depreciation and amortization expense of $30.2, stock-based compensation of $19.5 and in-process research and development of $15.2. Working capital, including short- and long-term deferred revenue, income taxes payable and deferred income taxes, generated cash flow of $11.1. Our operating cash flow was negatively impacted by an increase in accounts receivable of $28.1 due to increased revenue. This increase in accounts receivable was partially offset by the positive impact of increased net payable due to EMC of $17.2 and increased income taxes payable to EMC of $10.9.

Cash used in investing activities was $142.4, $45.7 and $14.0 in 2006, 2005 and 2004, respectively. Cash paid for business acquisitions, net of cash acquired, was $46.5 and $2.2 in 2006 and 2005, respectively. Capital additions were $52.6, $20.7 and $6.0 in 2006, 2005 and 2004, respectively. The annual increases in capital additions were attributable to supporting the growth of the business. Capitalized software development costs on a cash basis were $32.5, $21.6 and $8.2 in 2006, 2005 and 2004, respectively. The increase in the amount capitalized in 2005 compared to 2004 was attributable to the introduction of new and enhanced product offerings. We have entered into construction contracts aggregating approximately $162.7 for our new headquarters facilities. EMC currently reimburses us for the costs we are incurring under these contracts and will continue to do so through the date of the IPO, at which time we will purchase the facilities from EMC. We believe that cash on hand and cash generated from operations will be sufficient to pay for costs remaining to complete our new headquarters facilities. Through June 30, 2007, EMC has reimbursed us approximately $127.0. Additionally, in the second quarter of 2007, we entered into an agreement to acquire all of the capital stock of a privately held software development company for aggregate cash consideration of less than $10.0.

Cash used in financing activities was $190.0 and $92.9 in 2005 and 2004, resulting from dividends we paid to EMC. We had no financing activities in 2006. In April 2007, we declared an $800.0 dividend payable to EMC in the form of a note. The note matures in April 2012 and bears an interest rate of the 90-day LIBOR plus 55 basis points (5.91% as of June 30, 2007), with interest payable quarterly in arrears commencing June 30, 2007. The note may be repaid, without penalty, at any time commencing July 2007. We intend to use a portion of the proceeds from the IPO to repay a portion of the note.

Our cash and cash equivalents balance increased from $38.7 at December 31, 2005 to $176.1 at December 31, 2006. Based on our current operating and capital expenditure forecasts, we believe that the combination of funds currently available and funds to be generated from operations will be adequate to finance our ongoing operations for at least the next twelve months.

To date, inflation has not had a material impact on our financial results.

Results of First Quarter Operations

Our results of operations for the three months ended March 31, 2007 and 2006 are as follows:

	Three months ended March 31,
	2007		2006
Revenues:
License	$169.6	65.5%	$90.3	70.0%
Services	89.1	34.5%	38.8	30.0%

	258.7	100.0%	129.1	100.0%

Cost of revenues:
Cost of license revenues	20.6	7.9%	12.4	9.6%
Cost of services revenues	23.5	9.1%	9.6	7.4%

	44.0	17.0%	22.0	17.0%

Gross profit	214.7	83.0%	107.1	83.0%

Operating expenses:
Research and development	55.0	21.2%	22.3	17.3%
Sales and marketing	86.7	33.5%	42.6	33.0%
General and administrative	26.6	10.3%	11.8	9.2%
In-process research and development	—	—	—	—

Operating income	46.4	17.9%	30.3	23.5%
Investment income and other expenses, net	3.0	1.2%	—	—

Income before income taxes	49.4	19.1%	30.3	23.5%
Provision for income taxes	8.3	3.2%	10.0	7.7%
Cumulative effect of a change in accounting principle	—	—	0.2	—

Net income	$41.1	15.9%	$20.5	15.9%

Note: Certain columns may not add due to rounding.

Revenues

For the first quarter, total revenues were $258.7 in 2007, which was a 100% increase over 2006 revenues of $129.1. The growth in 2007 reflected an increase of $79.3 in license revenue and an increase of $50.4 in services revenue. We market and sell our products largely through a network of channel partners, which includes distributors, resellers, x86 system vendors and systems integrators.

License Revenues. Software license revenues increased by 88% from $90.3 in the first quarter of 2006 to $169.6 in 2007. We believe a significant majority of the revenue growth in the first quarter of 2007 compared to the same period in 2006 is the result of increased sales volumes, driven largely by greater demand for our virtualization product offerings attributable to wider market acceptance of virtualization as part of organizations’ IT infrastructure, a broadened product portfolio and expansion of our network of indirect channel partners. The increase in our sales and marketing spending and the increase in our distribution channels, which grew by over 400 new partners in the first quarter, also contributed to the generation and cultivation of this additional demand. Orders from new indirect channel partners were approximately 5% of the increase in license revenue from the first quarter of 2006 to the first quarter of 2007.

We also experienced an increase in the number of orders greater than $50,000 in the first quarter of 2007, compared to the first quarter of 2006. Orders from our distributors and end-user customers which were greater than $50,000 were approximately 27% and 24% of revenue in the first quarters of 2007 and 2006, respectively.

The increase in the number of orders greater than $50,000 is a result of broader acceptance of virtualization solutions for organizations’ IT infrastructure and a trend toward end-user customers using our products broadly across their organizations. In the second quarter of 2006, we introduced a new Enterprise product bundle which largely replaced the previous product bundle. We added three unique products to this bundle and increased the corresponding list price by 15%. This price increase was partially offset by decreasing prices on certain core platform products which were licensed for free. The impact of pricing on revenue growth in 2007 compared to 2006 was less than 10% of the overall increase in revenue.

Services Revenues. First quarter services revenues were $89.1 in 2007 and $38.8 in 2006, representing a year-over-year increase of 130%. Services revenues consist of software maintenance and professional services revenues. The increase in services revenues in 2007 was primarily attributable to growth in our software maintenance revenues and reflects the increase in license revenues, as well as renewals to customer contracts. Professional services revenues increased due to growing demand for design and implementation services and training programs, as end-user customers deployed virtualization across their organizations.

Cost of Revenues and Gross Profit

Our cost of revenues were $44.0 and $22.0 in the first quarter of 2007 and 2006, respectively, representing a year-over-year increase of 100%. Our gross profit for the first quarter was $214.7 in 2007 and $107.1 in 2006, which is an increase of 100%. The annual increase in our cost of sales was primarily attributable to increased direct support, professional services personnel and third-party professional services costs to support the increased services revenues. We also incurred increased costs to fulfill our license sales as the volume of our license sales increased. The aggregate total increase of these costs was $16.1 in the first quarter of 2007. The amortization of capitalized software development costs increased by $5.2 in 2007, a 188% increase. Fluctuations in foreign currency compared to the U.S. dollar did not have a significant effect on cost of revenues in the first quarter of 2007 and 2006. License revenues, as a percentage of total revenues, decreased from 70.0% in the first quarter of 2006 to 65.5% in the first quarter of 2007. Our gross margins, as a percentage of revenues, were 83.0% in both the first quarter of 2007 and 2006. Although services revenues, which have a lower gross margin than our license revenues, comprised a greater proportion of our revenue mix in the first quarter of 2007, the gross margin on our license revenues improved compared to the first quarter of 2006, resulting in our overall gross margin remaining flat. For the remainder of 2007, we expect that our services revenues will continue to increase as a percentage of our total revenues. Because services revenues have a lower gross margin than our license revenues, we expect our gross margins will be negatively impacted for the remainder of 2007. In future periods, our cost of revenues and gross profit will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

Research and Development Expenses

Our R&D expenses were $55.0 and $22.3 in the first quarter of 2007 and 2006, respectively, representing a year-over-year increase of 146%. The increase in R&D expenses in 2007 consisted primarily of increased salaries and benefits of $14.6, resulting from additional resources to support new product development. Software capitalization decreased from $17.7 in 2006 to $7.6 in 2007. In 2006, we reached technological feasibility on our current VMware Infrastructure server product and capitalized the costs to develop that product. By contrast, in 2007, we have not reached technological feasibility on a product of similar magnitude. As a percentage of revenues, R&D expenses were 21.2% in 2007 and 17.3% in 2006. The increase in R&D expense as a percentage of revenues in 2007 compared to 2006 was primarily attributable to less software costs being capitalized. In future periods, our research and development expenses will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. Additionally, the amount of equity-based compensation that may be capitalized will also affect the future expense. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

Sales and Marketing Expenses

For the first quarter, our sales and marketing expenses were $86.7 in 2007 and $42.6 in 2006, representing a year-over-year increase of 104% in 2007. The increase in sales and marketing expenses was the result of higher salaries and benefits, resulting from additional headcount in both sales and marketing personnel, and higher commission expense resulting from increased sales volume. Salaries, benefits and commission expense increased by $24.2. In certain international countries, EMC hires employees who work on our behalf. The costs incurred by EMC on our behalf, which principally relates to employees dedicated to our marketing effort, increased by $9.3. In order to expand our geographic reach in the first quarter of 2007, we added employees in two additional countries, as well as increased headcount in countries where we previously had employees. An increase in our marketing programs and travel of $4.0 also contributed to the growth in sales and marketing expenses. As a percentage of revenues, sales and marketing expenses were 33.5% and 33.0% in 2007 and 2006, respectively. The annual increases in sales and marketing expenses, as a percentage of revenues, were primarily attributable to incremental salaries, benefits and commissions. In future periods, our sales and marketing expenses will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

General and Administrative Expenses

Our general and administrative expenses for the first quarter were $26.6 and $11.8 in 2007 and 2006, respectively, representing a year-over-year increase of 125%. Our general and administrative expenses increased primarily as a result of additional salaries, benefits and recruiting costs of $6.8, resulting from additional resources to support the growth of our business. Administrative costs, such as travel, equipment, facilities and depreciation, increased by $3.4 in 2007. Other administrative costs, such as legal, audit and tax fees, also contributed $1.2 to the increase in general and administrative expenses in 2007 compared to 2006. As a percentage of revenues, general and administrative expenses were 10.3% and 9.2% in 2007 and 2006, respectively. The increase in general and administrative expenses as a percentage of revenues was primarily attributable to incremental headcount to support the growth of our business. In future periods, our general and administrative expenses will be adversely affected as a result of the Offer and the issuance of additional equity grants. The actual impact is subject to a number of factors, including the number of equity instruments exchanged in the Offer, the IPO Price and EMC’s two-day weighted average trading price prior to the consummation of the IPO. See “VMware Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity-based Compensation.”

Operating Income

Our operating income was $46.4 and $30.3 in the first quarters of 2007 and 2006, respectively, representing a year-over-year increase of 53%. As a percentage of revenues, operating margins were 17.9% and 23.5% in 2007 and 2006, respectively. The decrease in margin in 2007 was primarily attributable to the effect of capitalized software development cost, net of amortization. Net capitalized software development cost increased operating income by $13.2 in 2006, but decreased operating income by $0.4 in 2007.

A portion of our costs of revenues, primarily the costs of personnel to deliver technical support on our products, and a portion of our operating expense primarily related to sales, sales support and research and development, are denominated in foreign currencies, primarily the British pound, the Euro, the Japanese yen, the Indian rupee, the Australian dollar and the Canadian dollar. These costs and the resulting effect on operating income are exposed to foreign exchange rate fluctuations. As a result of fluctuations in foreign currency values compared to the U.S. dollar, operating income decreased $3.8 in the first quarter of 2007 and increased $1.1 in the first quarter of 2006.

Investment Income and Other Net Expenses

Investment income and other expenses, net, were $3.0 in the first quarter of 2007 as compared with $0.0 in the same period of 2006. Investment income consists primarily of interest earned on cash and cash equivalent balances and on amounts due to us from EMC on our intercompany balance. Interest expense results primarily from balances owed by us to EMC. Investment income increased in 2007 compared to 2006 due to higher outstanding cash and cash equivalent balances and amounts owed to us by EMC on our intercompany balances.

Provision for Income Taxes

Our effective income tax rate was 16.9% in the first quarter of 2007 as compared with 32.9% for the same period in 2006. The reduction in the effective rate for the first quarter of 2007 compared to the first quarter of 2006 was primarily attributable to the benefit of our tax structure, whereby income in 2007 earned abroad principally qualifies for deferral from U.S. taxation, whereas in 2006 the income was principally taxed in the United States. Our rate of taxation in foreign jurisdictions is lower than our U.S. tax rate.

Liquidity and Financial Condition

For the quarters ended March 31, 2007 and March 31, 2006, our cash flows were:

	Three months ended March 31,
	2007	2006
Net cash provided by operating activities	$104.9	$99.6
Net cash used in investing activities	(22.6)	(22.6)
Net cash used in financing activities	—	—

Cash provided by operating activities was $104.9 and $99.6 in the first quarter of 2007 and 2006, respectively.

In the first quarter of 2007, our operating cash flow reflected net income generated during the period of $41.1, adjusted for non-cash items such as depreciation and amortization expense of $21.2 and stock-based compensation of $11.6. Additionally, working capital, including short- and long-term deferred revenue, income taxes payable and deferred income taxes, generated cash flow of $30.4, as a result of a decrease in accounts receivable of $46.4 and an increase in deferred revenues of $33.7. Our deferred revenue balance consisted of deferred license revenues of $76.4 and deferred service revenues of $263.9 at March 31, 2007, of which $262.1 of the total deferred revenue balance was classified as current. Of the $78.2 classified as long-term, $41.2 will be recognized as revenue subsequent to December 31, 2008.

In the first quarter of 2006, our operating cash flow reflected net income generated during the period of $21.6, adjusted for non-cash items such as depreciation and amortization expense of $12.6 and stock-based compensation of $6.5. Additionally, working capital, including short- and long-term deferred revenue, income taxes payable and deferred income taxes, generated cash flow of $59.8, primarily as a result of an increase in deferred revenue of $29.9 and a decrease in accounts receivable of $13.9.

Cash used in investing activities was $22.6 for both the first quarter of 2007 and 2006. Capital additions were $16.6 and $10.4 in the first quarter of 2007 and 2006, respectively. Capitalized software development costs were $6.7 and $12.3 in the first quarter of 2007 and 2006, respectively. The decrease in capitalized software development costs in the first quarter of 2007 compared to the first quarter of 2006 was attributable to the current version of the Virtual Infrastructure software product reaching technological feasibility in 2006.

We had no financing activities in the first quarter of 2007 or 2006.

Financing Activities

In July 2007, we entered into a stock purchase agreement with Intel Capital pursuant to which Intel Capital has agreed to purchase 9.5 million shares of our Class A common stock at $23.00 per share for an aggregate offering price of $218.5, subject to the expiration of the applicable waiting period under the HSR Act and the satisfaction of other customary closing conditions, including the absence of a material adverse change. If we do not complete an underwritten public offering with an aggregate offering price to the public of at least 250.0 million on or before December 31, 2007, Intel Capital will have the right to exchange its Class A common stock for shares of Series A preferred stock, the terms of which will be designated prior to the closing of the Intel investment. We have also granted Intel Capital customary anti-dilution rights and a put right with a pre-set internal rate of return. We have also entered into an investor rights agreement with Intel Capital pursuant to which Intel Capital will have certain registration and other rights as a holder of our Class A common stock.

Off-Balance Sheet Arrangements, Contractual Obligations, Contingent Liabilities and Commitments

Guarantees and Indemnification Obligations

We enter into agreements in the ordinary course of business with, among others, distributors, resellers, x86 system vendors and systems integrators. Most of these agreements require us to indemnify the other party against third-party claims alleging that one of our products infringes or misappropriates a patent, copyright, trademark, trade secret and/or other intellectual property right. Certain of these agreements require us to indemnify the other party against certain claims relating to property damage, personal injury or the acts or omissions by us, our employees, agents or representatives. In addition, from time to time we have made certain guarantees regarding the performance of our systems to our customers.

Contractual Obligations

We have various contractual obligations impacting our liquidity. The following represents our contractual obligations as of December 31, 2006:

		Payments Due by Period
	Total	Less than 1 year	1-3 years*	3-5 years**	More than 5 years
Operating leases	$298.0	$13.6	$16.8	$14.2	$253.4
Purchase orders	46.7	46.7	—	—	—
Construction contracts	77.6	77.6	—	—	—

Total	$422.3	$137.9	$16.8	$14.2	$253.4

*	Includes payments from January 1, 2008 through December 31, 2009.

**	Includes payments from January 1, 2010 through December 31, 2011.

Our operating leases are primarily for office space around the world. We generally believe leasing such space is more cost-effective than purchasing real estate. While our purchase orders are generally cancelable without penalty, certain vendor agreements provide for percentage-based cancellation fees or minimum restocking charges based on the nature of the product or service. The construction contracts are for the construction of our new headquarter facilities. EMC currently reimburses us for the costs we are incurring under these contracts and will continue to do so through the date of the IPO, at which time we will purchase the facilities from EMC.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of generally accepted accounting principles that require us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements. We believe that the policies set forth below may involve a higher degree of judgment and complexity in their application than our other accounting policies and represent the critical accounting policies used in the preparation of our financial statements. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. Our significant accounting policies are presented within Note A to our consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange.

Accounting for Stock Options

In 2006, we adopted Financial Accounting Standard No. 123R, “Share-Based Payment,” or FAS No. 123R, to account for equity-based compensation expense. Our financial statements include the adoption of FAS No. 123R using the modified prospective transition method of adoption, which does not result in the restatement of results from prior periods.

FAS No. 123R requires recognizing compensation costs for all share-based payment awards made to employees based upon the awards’ estimated grant date fair value. The standard covers equity grants made by EMC to our employees, including stock options for EMC stock, restricted EMC stock and employee stock purchases related to EMC’s employee stock purchase plan, or ESPP. Additionally, we applied the provisions of SEC Staff Accounting Bulletin No. 107 on Share-Based Payment to our adoption of FAS No. 123R. Prior to 2006, we elected to account for these share-based payment awards under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB No. 25, and elected to only disclose the pro forma impact of expensing the fair value of stock options in the notes to the financial statements.

We elected to estimate the fair value of employee stock option awards and the ESPP using the Black-Scholes model. The determination of the fair value of share-based payment awards on the date of grant using the Black-Scholes model is affected by EMC’s stock price, as well as assumptions regarding a number of subjective variables. These variables include the expected stock price volatility over the term of the awards, the risk-free interest rate associated with the expected term of the awards, expected dividends and actual and projected employee stock option exercise behaviors.

In 2006, the following weighted average assumptions for employee stock options and ESPP were used in the Black-Scholes model:

	Stock Options	ESPP
Dividend yield	None	None
Expected volatility	34.4%	27.6%
Risk free interest rate	4.8%	4.9%
Expected life (in years)	4.0	0.5

To determine the expected volatility, we used a combination of implied volatility for six-month and two-year traded options on EMC’s stock, as well as EMC’s historical stock price volatility. The expected term assumption is based upon actual historical exercises and cancellations of EMC stock options. We are using the same methodology to calculate expected volatility and expected term that was used prior to our adoption of FAS No. 123R. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of employee stock options and ESPP. The dividend yield assumption is based on the history and expectation of dividend payouts. Stock-based compensation expense recognized within a given reporting period is based on awards that are expected to vest in current or future periods. Accordingly, recognized stock-based compensation expense from stock options and ESPP is reduced for expected forfeitures. FAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. See Note I to our consolidated financial statements for more information regarding our implementation of FAS No. 123R.

In June 2007, VMware adopted the 2007 Equity and Incentive Plan which provides for the granting of stock options or other stock-based awards, including awards of restricted stock. Through July 2, 2007, VMware’s Compensation and Corporate Governance Committee made broad-based grants to issue approximately 35.8 million stock options at an exercise price of $23.00 per share and granted approximately 453,000 restricted stock units. These awards have a fair value of approximately $260.5 million which will be recognized over the awards’ vesting periods.

We performed a contemporaneous valuation each time an equity grant of common stock was made. In determining the fair value of the equity, we analyzed general market data, including economic, governmental and environmental factors; considered our historic, current and future state of our operations; analyzed our operating and financial results; analyzed our forecasts; gathered and analyzed available financial data for publicly traded companies engaged in the same or similar lines of business to develop appropriate valuation multiples and operating comparisons, and analyzed other facts and data considered pertinent to the valuation to arrive at an estimated fair value.

We utilized both the income approach and the market approach in estimating the value of the equity. The market approach estimates the fair value of a company by applying to the company’s historical and/or projected financial metrics market multiples of the corresponding financial metrics of publicly traded firms in similar lines of business. The use of the market approach requires judgments regarding the comparability of companies that are similar to ours. If different comparable companies had been used, the market multiples and resulting estimates of the fair value of our stock also would have been different. The income approach involves applying appropriate risk-adjusted discount rates to estimated debt-free cash flows, based on forecasted revenue and costs. The projections used in connection with this valuation were based on our expected operating performance over the forecast period. There is inherent uncertainty in these estimates. If different discount rates or other assumptions had been used, the resulting estimates of the fair value of our stock would have been different. Due to the prospect of an imminent public offering, we did not apply a marketability discount in carrying out either approach.

In reaching our estimated valuation range, we considered the indicated values derived from each valuation approach in relation to the relative merits of each approach, the suitability of the information used, and the uncertainties involved. The results of the approaches overlapped, with the income approach results falling within a narrower range, which we ultimately relied on in our concluding estimate of value.

In addition to the aforementioned analysis, we believe that the fair value of our equity at that time was further substantiated by the arm’s-length transaction with Intel Capital whereby Intel Capital agreed to purchase 218.5 million shares of our Class A common stock at $23.00 per share, subject to adjustment if the price in the IPO is below $23.00 per share.

The fair value of each VMware option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Risk-free interest rate	5.0%
Expected dividend yield	0%
Expected life	3.4 years
Expected volatility	39.2%

The computation of expected volatility was based on the historical and implied volatility of comparable companies, considering factors such as industry, stage of life cycle, size and financial leverage. The expected term was calculated based on the historical experience that VMware employees have had with EMC stock option grants, as well as the expected term of similar grants of comparable companies. The risk-free interest rate was based on a treasury instrument whose term is consistent with the expected life of the stock options.

Changes to the underlying assumptions may have a significant impact on the underlying value of the stock options, which could have a material impact on our financial statements. Should our actual forfeitures differ from our estimates, this could have a material impact on our financial statements.

Revenue Recognition

We derive revenue from the licensing of software and related services. We recognize revenue for software products and related services in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable. However, determining whether and when some of these criteria have been satisfied often involves assumptions and judgments that can have a significant impact on the timing and amount of revenue we report.

Our assessment of likelihood of collection is also a critical element in determining the timing of revenue recognition. If we do not believe that collection is probable, the revenue will be deferred until the earlier of when collection is deemed probable or cash is received.

We recognize license revenue from the sale of software when risk of loss transfers, which is generally upon shipment or electronic transfer. We license our software under perpetual licenses, through our direct sales force and through our channel of distributors, resellers, x86 system vendors and systems integrators. We defer revenue relating to products that have shipped to our channel until our products are sold through the channel. We estimate and record reserves for products that are not sold through the channel based on historical trends and relevant current information. We obtain sell-through information from distributors and resellers on a monthly basis and reconcile any estimates, if necessary, made in the previous month. Historically, actual information has not differed materially from the related estimate. For our indirect channel partners who do not report sell-through data, we determine sell-through information based on such distributors’ and resellers’ accounts receivable balances and other relevant factors. For x86 system vendors, revenue is recognized in arrears upon the receipt of binding royalty reports. The accuracy of our reserves depends on our ability to estimate the product sold through the channels and could have a significant impact on the timing and amount of revenue we report.

We offer rebates to channel partners, which are recognized as a reduction of revenue at the time the related product sale is recognized. We account for marketing development funds and sales incentives to channel partners as a reduction of revenue. When rebates are based on the set percentage of actual sales, we recognize the costs of the rebates as a reduction of revenue when the underlying revenue is recognized. In cases where rebates are earned if a cumulative level of sales is achieved, we recognize the cost of the rebates as a reduction of revenue proportionally for each sale that is required to achieve the target. The estimated reserves for channel rebates and sales incentives are based on channel partners’ actual performance against the terms and conditions of the programs, historical trends and the value of the rebates. The accuracy of these reserves for these rebates, marketing development funds and sales incentives depends on our ability to estimate these items and could have a significant impact on the timing and amount of revenue we report.

Although our return policy does not allow end-users to return products for a refund, we may accept returns from time to time. Channel partners may also rotate stock when new versions of a product are released. The product returns reserve is based on historical experience of actual product returns, estimated channel inventory levels, the timing of new product introductions and promotions and other relevant factors. The accuracy of these reserves depends on our ability to estimate sales returns and stock rotation among other criteria. If we were to change any of these assumptions or judgments, it could cause a material increase or decrease in the amount of revenue that we report in a particular period.

Our services revenue consists of software maintenance and professional services. We recognize maintenance revenues ratably over the contract period. Professional services include design, implementation and training. Professional services are not considered essential to the functionality of our products because these services do not alter the product capabilities and may be performed by our customers or other vendors. Professional services engagements that have durations of 90 days or less are recognized in revenue upon completion of the engagement. Professional services engagements of more than 90 days for which we are able to make reasonably dependable estimates of progress toward completion are recognized on a proportional performance basis based upon the hours incurred. Revenue on all other engagements is recognized upon completion. However, if we were to change any of these assumptions or judgments, it could cause a material increase or decrease in the amount of revenue that we report in a particular period.

Our software products are sold with maintenance and/or professional services. Vendor-specific objective evidence (“VSOE”) of fair value of professional services is based upon the standard rates we charge for such services when sold separately. VSOE for maintenance services is established by the rates charged in stand-alone sales of maintenance contracts or the stated renewal rate for maintenance included in the license agreement. The revenue allocated to software license included in multiple element contracts represents the residual amount of the contract after the fair value of the other elements has been determined. Customers under maintenance agreements are entitled to receive updates and upgrades on a when-and-if-available basis. In the event upgrades have been announced but not delivered, product revenue is deferred after the announcement date until delivery occurs unless we have established VSOE of fair value for the upgrade. VSOE of fair value of upgrades is established based upon the price set by management. We have a history of selling upgrades on a stand-alone basis. We are required to exercise judgment in determining whether VSOE exists for each undelivered element based on whether our pricing for these elements is sufficiently consistent with the sale of these elements on a stand-alone basis. This could cause a material increase or decrease in the amount of revenue that we report in a particular period.

Asset Valuation

Asset valuation includes assessing the recorded value of certain assets, including accounts receivable, goodwill, capitalized software development costs and other intangible assets. We use a variety of factors to assess valuation, depending upon the asset. Accounts receivable are evaluated based upon the creditworthiness of our customers, historical experience, the age of the receivable and current market and economic conditions. Should current market and economic conditions deteriorate, our actual bad debt experience could exceed our estimate. We capitalize software development costs once our projects have reached technological feasibility at the earlier of completion of a detailed project design or a working model. Changes in judgment as to when technological feasibility is reached could materially impact the amount of costs capitalized. We amortize capitalized software development costs over periods ranging from 18 to 24 months, which represent the products’ estimated useful lives. Changes in the periods over which we actually generate revenues or the amounts of revenues generated could result in different amounts of amortization. Other intangible assets are evaluated based upon the expected period during which the asset will be utilized, forecasted cash flows, changes in technology and customer demand. Changes in judgments on any of these factors could materially impact the value of the asset. Our goodwill valuation is based upon a discounted cash flow analysis. The analysis considers estimated revenue and expense growth rates. The estimates are based upon our historical experience and projections of future activity, considering customer demand, changes in technology and a cost structure necessary to achieve the related revenues. Changes in judgments on any of these factors could materially impact the value of the asset.

New Accounting Pronouncements

VMware adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”), at the beginning of fiscal year 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. We had no changes to the amount of our income tax payable as a result of implementing FIN No. 48. Prior to the adoption of FIN No. 48, our policy was to classify accruals for uncertain positions as a current liability unless it was highly probable that there would not be a payment or settlement for such identified risks for a period of at least a year. We reclassified $4.5 of income tax liabilities from current to non-current liabilities because a cash settlement of these liabilities is not anticipated within one year of the balance sheet date.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements,” or FAS No. 157, which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. FAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and should be applied prospectively, except in the case of a limited number of financial instruments that require retrospective application. We are currently evaluating the potential impact of FAS No. 157 on our financial position and results of operations.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115,” or FAS No. 159. The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. FAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of FAS No. 159 on our financial position and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

During the first quarter 2007, our international revenues accounted for 47% of our total revenues. International revenue as a percentage of total revenues was 44% in 2006, 46% in 2005 and 45% in 2004. Our revenue contracts are denominated in U.S. dollars and the vast majority of our purchase contracts are denominated in U.S. dollars. A portion of our cost of revenues, primarily the cost of personnel to deliver technical support on our products, and a portion of our operating expense related to sales and sales support and research and development, are denominated in foreign currencies, primarily the British pound, the Euro, the Japanese yen, the Indian rupee, the Australian dollar and the Canadian dollar. These costs and the resulting effect on gross margin and operating income are exposed to foreign exchange rate fluctuations. Upon consolidation, as exchange rates vary, costs of revenue and operating costs may differ materially from expectations. The Company does not hedge its exposure to foreign currency fluctuation. Our exposure to market risk relates primarily to the variable interest obligation on the note we incurred to fund an $800.0 dividend to EMC.

BUSINESS OF VMWARE

VMware is the leading provider of virtualization solutions. Our virtualization solutions represent a pioneering approach to computing that separates the operating system and application software from the underlying hardware to achieve significant improvements in efficiency, availability, flexibility and manageability. Our broad and proven suite of virtualization solutions addresses a range of complex IT problems that include infrastructure optimization, business continuity, software lifecycle management and desktop management. The benefits to our customers include substantially lower IT costs, choice of operating systems and a more automated and resilient systems infrastructure capable of responding dynamically to variable business demands. Our customer base includes 100% of the Fortune 100 and over 84% of the Fortune 1,000. Our customer base for our server solutions has grown to include 20,000 organizations of all sizes across numerous industries. We believe our solutions deliver significant economic value for customers, and many have adopted our solutions as the strategic and architectural foundation for their future computing initiatives.

Our solutions enable organizations to aggregate multiple servers, storage infrastructure and networks together into shared pools of capacity that can be allocated dynamically, securely and reliably to applications as needed, increasing hardware utilization and reducing spending. In the eight years since the introduction of our first virtualization platform, we have expanded our offering with virtual infrastructure automation and management products to address distributed and heterogeneous infrastructure challenges such as system recoverability and reliability, backup and recovery, resource provisioning and management, capacity and performance management and desktop security.

We began shipping our first product in 1999, and today we offer 16 products. Our flagship desktop product, VMware Workstation, is in its sixth generation and our flagship server product suite, VMware Infrastructure, is in its third generation. Our products are widely recognized for their innovation and quality. We believe that our technological leadership can be attributed to our highly talented R&D engineers, over 40% of whom have advanced degrees.

We believe that the addressable market opportunity for our virtualization solutions is large and expanding. IDC estimates that less than one million of the 24.6 million x86 servers and less than five million of the 489.7 million business client PCs deployed worldwide are running virtualization software. We believe industry trends towards more powerful yet under-utilized multi-core servers and the increasing complexity of managing desktop environments will drive widespread adoption of virtualization for both server and desktop deployments. We believe that our innovative virtualization solutions will enable us to maintain our leadership in this large addressable market by increasing our penetration within our substantial installed base and through the addition of new customers.

We work closely with over 200 technology partners, including leading server, processor, storage, networking and software vendors. We have shared the economic opportunities surrounding virtualization with our partners by facilitating solution development through open APIs, formats and protocols and providing access to our source code and technology. The endorsement and support of our partners have further enhanced the awareness, reputation and adoption of our virtualization solutions.

We have developed a multi-channel distribution model to expand our presence and reach various segments of the market. We derive a significant majority of our revenues from our large indirect sales channel of more than 4,000 channel partners that include distributors, resellers, x86 system vendors and systems integrators. We believe that our partners benefit greatly from the sale of our solutions through additional services, software and hardware sales opportunities. We have trained a large number of partners and end users to deploy and leverage our solutions.

We were founded in 1998 and have continued to operate in large measure as a stand-alone company following our acquisition by EMC in 2004. Our independence has been critical to building deep and mutually beneficial relationships with a broad group of partners. During 2006, we generated $703.9 million in revenues, an 82% increase over our 2005 results. For financial information about our business by segment and geographic area, see Note L to the consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange. We are based in Palo Alto, California with 39 offices worldwide.

Industry Background

The Proliferation of x86 Servers and Desktops Introduces New Challenges

The introduction of x86 servers in the 1980s provided a low-cost alternative to mainframe and proprietary UNIX systems. The broad adoption of Windows and the emergence of Linux as server operating systems in the 1990s established x86 servers as the industry standard. x86 server shipments represented 93% of new servers in 2006 according to IDC. The growth in x86 server and desktop deployments has introduced new operational risks and IT infrastructure challenges. These challenges include:

•

Low Infrastructure Utilization. Typical x86 server deployments achieve an average utilization of only 10% to 15% of total capacity according to IDC. Organizations typically do not run more than one application per server to avoid the risk of faults or security vulnerabilities in one application affecting the availability of another application on the same server. This “one application to one server” approach, combined with the relative inefficiency of most x86-based server applications, has resulted in significant under-utilization of x86-based server resources. IDC estimates that organizations currently maintain total excess computing capacity valued at $140 billion in the form of over-provisioned or idle servers. We believe that the industry trend towards multi-core architectures, which increase server capacity by combining two or more independent processors into a single package, will likely result in even lower utilization levels. According to IDC, more than 95% of x86-based servers currently have four processors or less. We therefore believe applications currently running on these servers are unlikely to take advantage of the eight- to sixteen-processor architectures that are likely to be the industry standard within the next few years.

•

Increasing Physical Infrastructure Costs. Although the average selling prices of servers and related IT infrastructure continue to decline, the operational costs to support this growing infrastructure have steadily increased. Most computing infrastructure must remain operational at all times, resulting in power consumption, cooling and facilities costs that do not vary with utilization levels. In some cases, the lack of adequate power supply represents the limiting factor to an organization’s ability to deploy new applications and servers. IDC estimates that organizations spent $29.0 billion in 2006 to power and cool the worldwide installed base of servers, the vast majority of which are x86 servers.

•

Increasing IT Management Costs. IDC estimates that organizations typically spend more than 80% of their overall IT budgets on the routine maintenance of existing infrastructure. As computing environments become more complex, the level of specialized education and experience required for infrastructure management personnel and the associated costs of such personnel have increased. To support the rapid growth of under-utilized servers and associated IT infrastructure, organizations spend disproportionate time and resources on manual tasks associated with server maintenance, and thus require more personnel to complete these tasks. Furthermore, automation of operational processes is inherently difficult given the complexity and heterogeneity of the environments.

•

Insufficient Failover and Disaster Protection. Organizations are increasingly affected by the downtime of critical server applications and inaccessibility of critical end user desktops. The threat of security attacks, natural disasters, health pandemics and terrorism has elevated the importance of business continuity planning for both desktops and servers. The increasing dependence on x86-based server applications has elevated the importance of protecting them against local hardware failure, application faults and human error. Traditional solutions for both high availability and business continuity are complex and costly and therefore have only been deployed for a small subset of applications.

•

Desktop Management and Security. Managing and securing enterprise desktops present numerous challenges. Controlling a distributed desktop environment and enforcing management, access and security policies without impairing users’ ability to work effectively is complex and expensive. Numerous patches and upgrades must be continually applied to desktop environments to eliminate security vulnerabilities.

The Emergence of Industry-Standard Infrastructure Virtualization

Virtualization was first introduced in the 1970s to enable multiple business applications to share and fully harness the centralized computing capacity of mainframe systems. Virtualization was effectively abandoned during the 1980s and 1990s when client-server applications and inexpensive x86 servers and desktops established the model of distributed computing. Rather than sharing resources centrally in the mainframe model, organizations used the low cost of distributed systems to build up islands of computing capacity, providing some benefits but also introducing new challenges. In 1999, VMware introduced virtualization to x86 systems as a means to efficiently address many of these challenges and to transform x86 systems into general purpose, shared hardware infrastructure that offers full isolation, mobility and operating system choice for application environments.

Virtualization can be implemented using various approaches. The most prevalent approach uses a layer of software called a “hypervisor” that resides below the operating system (see Exhibit 1). The hypervisor provides the capability to enable multiple applications and operating systems to share the underlying hardware safely by encapsulating each application and operating system in its own “virtual machine.” Organizations use this technology to run multiple applications and heterogeneous operating systems on the same hardware and across different hardware configurations, raising utilization and reducing costs.

Exhibit 1: Virtualization Enables Secure System Partitioning

The Need for Virtual Infrastructure Automation and Management

The introduction of virtualization technology presents a number of opportunities for driving capital and operational efficiency above and beyond the simple benefit of safe partitioning. By decoupling the entire software environment from its underlying hardware infrastructure, virtualization enables the aggregation of multiple servers, storage infrastructure and networks into shared pools of resources that can be delivered dynamically, securely and reliably to applications as needed (see Exhibit 2). This pioneering approach enables organizations to build a computing infrastructure with high levels of utilization, availability, automation and flexibility using building blocks of inexpensive industry-standard servers. Although virtualization represents the core enabling technology, the enormous benefits associated with this general purpose computing infrastructure cannot be fully realized without virtual infrastructure automation and management solutions.

Exhibit 2: Virtualization Enables a Distributed Virtual Infrastructure

Market Opportunity

IDC estimates the installed base of x86-based servers in 2006 at 24.6 million units, growing to 33.8 million units by 2010. According to IDC, worldwide shipments of x86 servers are expected to increase from 6.9 million units in 2006 to 8.7 million units in 2010. IDC estimates that the percentage of all new x86 server shipments running virtualization software will increase from 5% in 2005 to 17% in 2010. We believe industry trends towards more powerful yet under-utilized multi-core servers will further accelerate the widespread adoption of virtualization for server deployments.

Desktop virtualization provides organizations with the ability to manage desktop deployments through the use of virtual machines running on centralized server farms in the corporate data center or IT-managed desktop-based virtual machines. For server-based desktops, users access these desktops remotely from a desktop or a thin client using a remote display protocol. The centralized management of desktop deployments enables organizations to significantly improve the efficiency of desktop installations, upgrades, patches and backups. Desktop virtualization also enables organizations to package an IT-managed desktop within a secured virtual machine and deploy it to an unmanaged physical desktop, which can greatly reduce the manageability challenges associated with remote access deployments. IDC estimated that the installed base of business client PCs reached 489.7 million as of December 2006. We believe that companies spend approximately $1,000 to $2,000 per desktop per year to deliver the necessary manageability, security and resilience. We believe that these desktop systems and associated spending represent a significant potential market for virtualization-based solutions.

Our Solution

Our virtualization solutions run on industry-standard servers and desktops and support a wide range of operating system and application environments, as well as networking and storage infrastructure. We have designed our solutions to function independently of the hardware and operating system to provide customers with a broad platform choice. Our solutions provide a key integration point for hardware and infrastructure management vendors to deliver differentiated value that can be applied uniformly across all application and operating system environments. Key benefits to our virtualization solutions include:

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Server Consolidation and Infrastructure Optimization. Our solutions enable organizations to achieve significantly higher resource utilization by pooling common infrastructure resources and breaking the

“one application to one server” model. Our research indicates that our customers commonly achieve server consolidation ratios that average 5:1 and can achieve ratios that exceed 20:1 by using our solutions to run each of their applications in an isolated and secure virtual machine. Our solutions include numerous availability safeguards to mitigate the risk of loading multiple applications onto the same hardware platform. We have also developed tools and management products to enable easy planning and conversion of physical machines into virtual machines, as well as for the optimization and ongoing maintenance of a consolidated virtual environment.

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Physical Infrastructure Cost Reduction. Through significant server consolidation and containment results, our solutions increase utilization rates and reduce the required number of servers and other infrastructure overhead. Our solutions enable organizations to achieve significant reductions in their physical infrastructure costs through reduced data center space, power and cooling costs required to support new and existing applications. Our solutions also allow organizations to reduce or defer capital expenditures for new data center facilities.

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Improved Operational Flexibility and Responsiveness. Our solutions include a set of virtual infrastructure automation and management products that simplify and automate labor and resource intensive IT operations across disparate hardware, operating system and software application environments. Our virtual infrastructure automation and management solutions reduce the amount of time IT professionals must spend on largely reactive tasks, such as provisioning, configuration, monitoring and maintenance. In many cases, our solutions enable organizations to reduce the number of IT professionals required to effectively manage and maintain their infrastructure resources and to adapt their IT infrastructure more quickly to respond to changing business needs.

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Increased Application Availability and Improved Business Continuity. Our solutions enable organizations to reduce both planned and unplanned downtime in their computing environments. For planned downtime, we provide a live migration product called VMotion that enables users to move virtual machines running applications and operating systems across physically separate machines with no service interruption or data loss. For unplanned downtime, our solutions enable organizations to create a simple, cost-effective and rapid recovery strategy for the vast majority of x86-based workloads, many of which are not currently covered by traditional recovery strategies. The use of our solutions to migrate entire virtual environments to new data center locations enables our customers to implement fast and efficient business continuity strategies.

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Improved Desktop Manageability and Security. Our desktop virtualization solutions allow organizations to centrally host and manage desktop environments while providing a desktop-like experience to an end user. This virtual desktop infrastructure allows IT organizations to efficiently control desktop environments regardless of location, desktop hardware, operating system or business application access needs. Our virtualization solutions also allow organizations to deploy portable desktop virtual machines on unmanaged desktops while providing a layer of policy control and security around each virtual machine. The use of desktop virtualization in remote access deployments provides organizations with complete control of the hardware configuration and networking capabilities of an unmanaged desktop to ensure compliance with security policies.

Our Competitive Strengths

We believe that the following competitive strengths position us well to maintain and extend our leadership in virtualization solutions.

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Leading Technology and Market Position. Since our founding in 1998, we have focused exclusively on pioneering virtualization technology, continuously improving our core virtualization platform and progressively expanding the application of virtualization technology to address previously unsolvable IT challenges. Our flagship desktop product, VMware Workstation, is in its sixth generation and our flagship server product suite, VMware Infrastructure, is in its third generation. Our products and solutions have received over 100 industry awards for excellence and leadership in their category. Our highly skilled employee base includes many of the industry’s foremost experts in systems and virtualization technology and provides us with unparalleled experience and knowledge in delivering innovative and high-quality virtualization solutions. Our technology is the most widely deployed on the market today, and industry analysts have independently characterized us as the leading virtualization solution provider in the marketplace. We believe that our commitment to virtualization innovation, combined with our industry-leading market position, creates strong brand recognition and preference among current and prospective customers, technology partners and resellers and accelerates the adoption of our solutions.

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Broad Product Portfolio. We offer a broad virtualization product suite that addresses an organization’s virtualization needs from the data center to the desktop. We offer 16 virtualization-based products across three product categories. Our flagship server product suite, VMware Infrastructure, bundles several of our products to deliver superior functionality and performance, as well as seamless integration into existing infrastructure of our customers. We believe that our broad product portfolio of virtualization solutions provides us with a substantial advantage over competitors that offer discrete, point virtualization products.

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Open Standards and Choice of Operating Systems. Our virtualization software enables customers to create and manage a shared pool of hardware resources that is independent of specific operating system and x86 hardware platforms. This allows our customers to deploy a heterogeneous environment of operating systems, underlying x86 hardware and associated networking and storage infrastructure. We have successfully certified more than 200 hardware platforms and successfully tested more than 60 operating systems for use with our solutions. We provide our partners access to our source code, as well as open APIs, formats and protocols to facilitate their development of interoperable and differentiated products. We also make our APIs, formats and protocols available for use by our partners and for inclusion in virtualization industry standards. We have designed our virtualization solutions to be an extension of hardware, as opposed to the operating system, resulting in a more flexible and robust solution that delivers both strategic choice and economic value to customers.

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Large Installed Base of Customers. We have a large installed customer base of more than 20,000 organizations using our server solutions. Our customer base includes 100% of Fortune 100 companies and over 84% of Fortune 1,000 companies. Our customer base includes organizations of all sizes across numerous industries. We believe that our customers view us as a key strategic solutions provider. The performance and reliability of our products has resulted in high customer satisfaction and strong customer loyalty. Many customers have implemented a policy to standardize and run all their new applications on our solutions, presenting us with significant opportunities to expand our footprint within these organizations as they grow their IT infrastructure.

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Strong Partner Network. We have extensive relationships with our technology, channel and consulting partners. Our network of partners continues to expand as the interest in and adoption of our technology grows. We believe the deployment of our leading virtualization solutions represents a strategic IT architecture decision for organizations, which creates significant product and services revenue opportunities for our partners. These opportunities provide strong incentives for our partners to collaborate with us to drive further adoption of our technology. We partner with more than 200 x86 system vendors, ISVs and other technology partners, as well as more than 4,000 distribution, reseller and consulting partners. The endorsement and support of our partners have further enhanced the awareness, reputation and adoption of our virtualization solutions.

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Robust Global Support Operations and Services. We offer a full range of 24x7 support offerings for both customers and partners, ranging from incident-level to business-critical service, backed by our industry-leading expertise in virtualization solutions. We have nearly a decade of experience installing, integrating and supporting our broad virtualization solutions in various production environments for businesses of all sizes. Our support services cover a broad range of hardware platforms and software configurations. We implement a “follow the sun” approach to deliver continuous customer support through our locations on three continents. We believe that our global support organization and capabilities positively impact our customer satisfaction, maintenance renewal levels and specifically differentiate us from smaller virtualization solution competitors.

Our Growth Strategy

Our objective is to extend our market leadership in virtualization solutions. To accomplish this objective, we intend to:

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Broaden our Product Portfolio. We continue to innovate and develop new server and desktop solutions and offer additional services that enhance the value of our current offerings. For example, the introduction of our VMware Infrastructure 3 product suite in 2006 expanded our offerings to include new capabilities in high availability, resource management and backup and recovery. We intend to provide our existing and prospective customers with additional solutions that will leverage virtualization technology to further optimize the value and reliability of their computing infrastructure. We may also pursue the acquisition of companies with complementary products and technologies that we believe will enhance our suite of offerings.

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Enable Choice for Customers and Drive Standards. We have designed and plan to maintain our core virtualization platforms as an operating system-independent extension of x86 hardware. By offering the functionality to pool and manage the resources of multiple servers and networking and storage infrastructure, our virtualization solutions extend beyond server virtualization to enable a next-generation, operating system-agnostic, distributed computing infrastructure with significant scalability, reliability, security, availability and flexibility.

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Expand our Network of Technology and Distribution Partners. We believe that the endorsement and support of our partners and user community accelerate the adoption of our solutions. We focus on enabling our partners to realize new economic opportunities through the integration and distribution of our solutions. We intend to expand our network of technology and distribution partners and increase the value our solutions provide to the hardware and software solutions of our partners. We will continue to collaborate with, and create additional revenue opportunities for, our partners to encourage their efforts to drive adoption and sales of our virtualization solutions.

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Increase Sales to Existing Customers and Pursue New Customers. We believe we have a significant opportunity to increase our sales to existing customers by targeting additional business units, pursuing upgrades and broad enterprise deployments and enhancing the functionality of our existing solutions. We will continue to aggressively pursue new customers globally by expanding our direct and indirect sales channels and our services offerings to complement our virtualization technology.

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Increase Market Awareness and Drive Adoption of Virtualization. We offer free solutions, which include VMware Player, VMware Server and VMware Converter. These entry-level solutions allow customers to evaluate the benefits of our virtualization technology and subsequently purchase advanced versions of our solutions. Our free software offerings, together with more than 400 third-party applications distributed in virtual appliances, provide an entry point for potential customers that can lead to additional product sales and broad adoption of our technology. We also host our annual VMworld industry conference to increase global awareness of virtualization solutions.

Our Products and Technology

We offer a broad portfolio of products that spans the consumer desktop to the enterprise data center. Our products generally fall into two categories (see Exhibit 3):

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Virtualization Platforms. Our virtualization platforms include a hypervisor for system partitioning that provides the capability to safely, securely and efficiently run multiple operating systems simultaneously on the same physical machine. Our platforms range from free, entry-level products for the desktop and server to more feature-rich desktop and server platforms.

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Virtual Infrastructure Automation and Management. Our virtual infrastructure automation products utilize the unique benefits of our virtualization platforms to automate system infrastructure services, such as resource management, availability, mobility and security. By deploying our virtual infrastructure automation products with our virtualization platforms, VMware customers can reduce the operational complexity of their environments. Our virtual infrastructure management products automate the interaction between various IT constituencies and the virtual infrastructure for a specific set of point solutions. These solutions range from capacity sizing and assessment to development lab management.

Exhibit 3: VMware Product Portfolio

Virtualization Platform Products

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VMware Player. VMware Player is a free virtualization platform that enables individuals to run virtual machines on their desktops but does not allow virtual machine creation. We use VMware Player primarily as an awareness tool to familiarize individuals with the concept of virtual machines. VMware Player has been downloaded more than 2.6 million times since it was made generally available in December 2005.

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VMware Workstation. VMware Workstation is a desktop virtualization product for software developers and enterprise IT professionals who need to run multiple operating systems simultaneously on a single desktop. Users can run Windows, Linux, NetWare or Solaris x86 in fully networked, portable virtual machines with no rebooting or hard drive partitioning required. VMware Workstation delivers excellent performance and advanced features, such as memory optimization and the ability to manage multi-tier configurations and multiple snapshots.

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VMware Server. VMware Server is a free virtualization platform that enables simple partitioning of a server into multiple virtual machines. VMware Server runs as an application on top of an existing Windows or Linux operating system, unlike our VMware ESX Server platform, which runs its own microkernel. VMware Server is principally an awareness tool for administrators to become familiar with virtualization, though customers may opt to pay an annual support and subscription fee if they would like the product supported in a production or test environment. VMware Server has been downloaded more than 1.7 million times since it was made generally available in November 2006.

•	VMware ESX Server. VMware ESX Server is our enterprise-class virtualization platform that runs directly on the hardware with its own microkernel and requires no third-party operating system.

VMware ESX Server is designed expressly for the purpose of running virtual machines securely, efficiently and flexibly. VMware ESX Server’s microkernel architecture provides numerous efficiencies and performance benefits, including advanced resource management features, such as memory over-commitment and share-based resource allocations to guarantee quality of service. VMware ESX Server also has built-in redundancy features, such as device teaming and storage multi-pathing, to mitigate the risk of any component failure in a high-density, shared environment.

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VMware Virtual SMP. VMware Virtual SMP enables a single virtual machine to use up to four physical processors simultaneously, thereby allowing customers to run processor- and resource-intensive applications in virtual machines.

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VMware VMFS. VMware VMFS is a clustered file-system and volume manager that enables multiple ESX Servers to safely, efficiently and reliably share block-based storage. It was designed expressly for the purpose of handling virtual machines and is required to enable reliable use of our Virtual Infrastructure Automation products.

Virtual Infrastructure Automation and Management Products

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VMware VirtualCenter. VMware VirtualCenter provides a central point of control to provision, monitor and manage a virtualized IT environment. VMware VirtualCenter also manages the runtime coordination of infrastructure automation products, such as VMware VMotion, VMware DRS and VMware HA, and provides outbound software interfaces for network and systems management software vendors to incorporate these technologies and other elements of virtual machine management into their user consoles.

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VMware VMotion. VMware VMotion allows users to move virtual machines with running applications and operating systems from one physical machine to another with no service interruption or data loss. Our customers have used VMware VMotion for more than three years to improve service levels delivered to their end users. Customers typically use VMware VMotion to perform zero-downtime planned hardware maintenance, non-disruptive server migration or dynamic resource repurposing.

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VMware DRS. VMware DRS creates resource pools from an aggregation of physical servers. VMware DRS dynamically allocates virtual machines to resource pools on demand. Once virtual machines have been provisioned, VMware DRS continuously monitors utilization across the resource pool and intelligently balances a collection of virtual machines across the servers in the resource pool using VMware VMotion. The VMware DRS resource management policies may be driven by pre-defined and automated rules that reflect business needs and priorities. VMware DRS delivers higher quality of service by managing resource commitments in a shared environment.

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VMware HA. VMware HA provides automated recovery from hardware failure for any application running in a virtual machine, regardless of its operating system or underlying hardware configuration. The technology includes an in-memory, replicated database across all of the VMware ESX Servers in a resource pool that tracks the status of every virtual machine. In the event of a failure, affected virtual machines are immediately recovered onto alternate systems. This technology addresses a key need to make workloads instantly recoverable to mitigate the impact of hardware failures in a shared environment.

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VMware Consolidated Backup. VMware Consolidated Backup (VCB) enables LAN-free, automated backup of virtual machines from a centralized backup proxy. The product includes software utilities for third-party backup products to efficiently snapshot and back up running virtual machines from a single, secure proxy server. VCB can be used to perform both file-level and full-system backup and recovery with an existing backup infrastructure. It provides a critical, zero-downtime solution to manage the increased density of backup operations in a highly utilized shared environment.

•	VMware ACE. VMware ACE enables desktop administrators to lock down desktop endpoints and protect critical company resources against the risks presented by unmanaged desktops. With VMware

ACE, desktop administrators package an IT-managed desktop within a secured virtual machine and deploy it to an unmanaged physical desktop. Once installed, VMware ACE provides a suite of automated security policies around the virtual machine, such as encryption, expiration, network and device access policies, transforming the unmanaged desktop to ensure compliance with security policies.

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VMware Capacity Planner. VMware Capacity Planner is a hosted application that enables VMware service providers to perform capacity assessments onsite at a customer facility. The service provider installs and runs a collector at the customer facility that conducts agent-less discovery and collection of performance information for all servers in an environment. VMware Capacity Planner loads this performance information into a hosted data warehouse and provides web-based analytics tools and consolidation recommendations to the service provider.

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VMware Converter. VMware Converter enables customers to quickly and reliably convert local and remote physical machines into virtual machines. Users may also input third-party image formats or third-party virtual machines into VMware Converter to create virtual machines that run on our platforms.

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VMware Virtual Desktop Infrastructure. VMware Virtual Desktop Infrastructure (VDI) enables companies to host individual desktops inside virtual machines running on centralized servers in their data center. Users access these virtual desktops remotely from a physical desktop or a thin client using a remote display protocol. Since applications are managed centrally at the corporate data center, organizations gain better control over their desktop deployments. Unlike other server-based solutions that do not provide a complete desktop experience or require specific architectures, VDI includes full desktop environments familiar to end users and not limited by hardware or location.

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VMware Lab Manager. VMware Lab Manager automates the setup, capture, storage and sharing of multi-machine software configurations for development and staging environments. Using VMware Lab Manager, development and test teams can access multiple software configurations and virtual machines on demand through a self-service portal.

Support and Services

We believe that our strong services organization and frequent customer touch points help establish loyal customers that provide references and help promote our technology across various industries. We have implemented a broad services strategy that leverages the professional services organizations of our partners. We have also established our own services offerings to complement our partners’ services offerings and to ensure customer satisfaction, drive additional sales and promote renewals and upgrades. Our services offerings include customized solutions and onsite support that enable us and our channel partners to provide a positive overall customer experience.

We have established our global customer support organization, VMware Global Support Services, to align with and support our expanding customer base.

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VMware Global Support Services. We offer a suite of proactive, top-quality support packages backed by industry-leading expertise. We offer three maintenance programs, Platinum, Gold and Silver, that include our support along with periodic minor updates and enhancements to our products. A majority of our server customers purchase Platinum support. In addition to phone support, our customers have access to an online product support database for help with troubleshooting and operational questions. These programs are offered on an annual or multi-year subscription basis. Our support teams, located in California, Canada, Ireland, India and Japan, provide first response and manage the resolution of customer issues. In addition, we have authorized certain systems vendors to provide support for our products on our behalf.

We also offer a range of professional services under our VMware Professional Services offering, which includes:

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VMware Consulting Services. VMware Certified Professionals provide on-site assistance throughout the virtualization adoption lifecycle to accelerate the implementation of our virtualization solutions. VMware Certified Professionals conduct initial assessments and upgrade workshops and prepare detailed implementation project plans. Once customers are ready for standardization across their enterprise, VMware Certified Professionals help integrate virtual infrastructure into enterprise systems and processes.

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VMware Education Services. VMware courses provide extensive hands-on labs, case study examples and course materials. Customers work in teams of two on servers located offsite using a variety of remote access technologies.

Technology Alliances

Consistent with our partner-centric strategy, we have engaged a broad group of hardware and software vendors to cooperatively advance virtualization technology through joint marketing, product interoperability, collaboration and co-development. We create opportunity for partners by enabling them to build products that utilize our virtualization technology and create differentiated value through joint solutions.

We have over 200 technology partners with whom we bring joint offerings to the marketplace. We classify our partners as:

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Independent Hardware Vendors (IHVs). We have established strong relationships with large system vendors, including IBM, HP, Dell, NEC, Fujitsu, Fujitsu-Siemens and Sun, for joint certification and co-development. We also work closely with Intel, AMD and other IHVs to provide input on product development to enable them to deliver hardware advancements that benefit virtualization users. We coordinate with the leading storage and networking vendors to ensure joint interoperability, as well as to enable our software to access their differentiated functionality.

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Independent Software Vendors (ISVs). We partner with leading systems management, infrastructure software and application software vendors to enable them to deliver value-added products that integrate with our VMware Infrastructure suite of products. Our Technology Alliance Program facilitates joint solution creation and coordinated go-to-market activities with our partners. Our ISV partners have distributed over 400 software applications as virtual appliances.

In addition to developing open APIs, formats and protocols at multiple levels in our products, we provide source code access to select partners in our “Community Source” program to facilitate joint development and partner differentiation. We provide access to our ESX source code to over 300 developers from more than 30 partners for joint development projects. We also work with our industry partners to promote and foster the adoption of industry standards.

In addition, we and Intel have entered into a routine and customary collaboration partnering agreement that expresses the parties’ intent to continue to expand their cooperative efforts around joint development, marketing and industry initiatives. Intel’s investment is intended to foster strengthened intercompany collaboration toward accelerating VMware virtualization product adoption on Intel architecture and reinforcing the value of virtualization technology for customers.

We invest in testing and certification infrastructure to rigorously ensure our software works well with major hardware and software products. We have certified over 200 hardware platforms and have successfully tested over 60 operating systems for use with our solutions. We believe that the scale and scope of this effort is a significant competitive advantage.

Research and Development

We have made and intend to make significant investments in research and development. We have assembled a strong group of developers with system-level and system management software expertise. We employ approximately 1,100 professionals in our R&D organization and over 40% of the developers in the R&D organization have advanced degrees. We also have strong ties to leading academic institutions around the world and support academic programs that range from shared source code for research to sabbatical programs for visiting professors.

We prioritize our product development efforts through a combination of engineering-driven innovation and customer and market-driven feedback. Our research and development culture places high value on innovation, quality and open collaboration with our partners. We currently participate in numerous standards groups. For example, we co-chair the Distributed Management Task Force (DMTF) working group on System Virtualization, Partitioning and Clustering and chair the Standard Performance Evaluation Corporation (SPEC) working group on virtualization. We believe the strength of our research and development organization is a competitive differentiator.

Sales and Marketing

We sell and market our products largely through a network of channel partners, which includes distributors, resellers, x86 system vendors and systems integrators, with over 75% of our revenue in 2006 derived from this indirect network.

We have established ongoing business relationships with our distributors. Our distributors purchase software licenses and software support from us for resale to end-user customers via resellers.

A substantial majority of our resellers, namely those in our VIP reseller network, obtain software licenses and software support from our distributors and market and sell them to our end-user customers. We offer several levels of membership in our VIP reseller network depending on a reseller’s interest and capability of providing demand generation, fulfillment, service delivery and education to customers and prospects. We also have certain resellers, as well as systems integrators, who obtain software licenses and software support directly from VMware. The VIP network agreements signed by the resellers carry no obligation to purchase or sell VMware products and can be terminated at any time by either party.

We have a direct sales force that complements our channel partners’ efforts. Our sales force works with our channel partners to introduce them to end-user customer accounts and new sales opportunities. Our channel partners also introduce our sales force to their end-user customers.

In addition, our channel partner network includes certain system integrators and resellers trained and certified to deliver consulting services and solutions leveraging VMware products.

Our strategy is to position our products within a variety of organizations where end-user customers might consider buying virtualization solutions. We provide product training and marketing assistance to our channel partner network.

We generally do not have long-term contracts or minimum purchase commitments with our distributors, resellers, x86 system vendors and systems integrators, and our contracts with these channel partners do not prohibit them from offering products or services that compete with ours.

One of our distribution relationships is with Ingram Micro, which accounted for 29% of our worldwide revenues in 2006. The agreement under which we receive the substantial majority of our Ingram Micro revenues is terminable by either party upon 90 days’ prior written notice to the other party, and neither party has any obligation to purchase or sell any products under the agreement. The terms of this agreement between Ingram

Micro and us are substantially similar to the terms of the agreements we have with other distributors, except for certain differences in shipment and payment terms, product return rights and certain indemnification obligations. No other channel partner accounted for over 10% of our revenues in 2006.

Ingram Micro accounted for 23% and another of our channel partners accounted for 11% of revenues in the first three months of 2007. No other channel partner accounted for more than 10% of our revenues in the first three months of 2007.

As of March 31, 2007, we had agreements with more than 4,000 channel partners and employed approximately 1,100 sales and marketing personnel. We maintain sales offices in 31 countries.

We primarily sell our software under perpetual licenses, and our sales contracts generally require end-user customers to purchase maintenance for the first year. Software maintenance is sold both directly to end-user customers and via our network of channel partners, and the majority of professional services are sold directly, with some professional services sold via our channel partners. Our sales cycle with end-user customers ranges from less than 90 days to over a year depending on several factors, including the size and complexity of the customer’s infrastructure.

The competitive landscape in which we operate includes not only other software virtualization vendors, but also traditional hardware solutions. In establishing prices for our products, we take into account, among other factors, the value our products and solutions deliver, and the cost of both alternative virtualization and hardware solutions. We believe the significant number of customers who also purchase our software services reflects a clear customer perception as to the value of our software services.

Our marketing efforts focus on communicating the benefits of our solutions and educating our customers, distributors, resellers, x86 system vendors, systems integrators, the media and analysts about the advantages of our innovative virtualization technology. We raise the awareness of our company, market our products and generate sales leads through industry events, public relations efforts, marketing materials, free downloads and our website. On average, our website receives approximately 400,000 unique visitors each week, as measured by a third-party tracking system. We also have created an online community called VMware Technology Network (VMTN) that enables customers and partners to share and discuss sales and development resources, implementation best practices, and industry trends among other topics. Attendance at VMworld, the largest annual industry conference on virtualization and hosted by VMware, has grown from approximately 1,400 attendees in 2004 to more than 6,700 attendees in 2006. We also offer management presentations, seminars and webinars on our products and topics of virtualization. We believe a combination of these efforts strengthens our brand and enhances our leading market position in our industry.

Customers

Our customers include 100% of the Fortune 100 and over 84% of the Fortune 1,000. As of January 2007, our customer base for our server solutions has grown to include 20,000 organizations of all sizes across numerous industries. Our customer deployments range in size from a single virtualized server for small businesses to up to thousands of virtual machines for our largest enterprise customers. In periodic third-party surveys commissioned by us, our customers indicate very high satisfaction rates with our products and many have indicated a strong preference for repeat purchases.

Ingram Micro, one of our distributors, accounted for 29% of our revenues in 2006. No other channel partner accounted for over 10% of our revenues in 2006. Ingram Micro accounted for 23%, and another of our channel partners accounted for 11%, of our revenues in the first three months of 2007. No other channel partner accounted for over 10% of our revenues in the first three months of 2007.

Competition

The virtual infrastructure market is evolving, and we expect to face increased competition in the future. We compete with large and small companies in different segments of the virtualization market, and expect that new entrants will enter the market and may develop technologies that, if commercialized, may compete with our products.

We believe that the key competitive factors in the virtual infrastructure market include:

•	the level of innovation, quality and maturity of product offerings;

•	the ability to provide full virtual infrastructure solutions;

•	the proven track record of formulating and delivering a roadmap of virtualization capabilities;

•	pricing of products, individually and in bundles;

•	the ability to attract and preserve a large installed base of customers;

•	the ability to offer products that support multiple hardware platforms and operating systems;

•	the ability to create and maintain partnering opportunities with hardware and infrastructure software vendors and development of robust indirect sales channels; and

•	the ability to attract and retain virtualization and systems experts as key employees.

Microsoft is our primary competitor for virtualization solutions. Microsoft currently provides products that compete with some of our entry-level offerings and has announced its intention to provide products that will compete with some of our enterprise-class products in the future. We have developed our virtualization solutions as a software layer between the hardware and the operating system that is not tied to a specific operating system. We believe our approach is differentiated from Microsoft’s and delivers significant flexibility and superior economic value to customers.

We also compete with small companies whose products are based on emerging open-source technologies for system virtualization. In addition, we compete with companies that take different approaches to virtualization. However, we believe these solutions offer limited support for heterogeneous operating system deployments. Furthermore, our VMware Infrastructure suite competes with products that provide high availability clustering, workload management and resource management.

We also expect to compete with new entrants to the virtualization market, which may include parties currently selling our products or our current technology partners. Many of our current and future competitors have longer operating histories, greater name recognition and greater financial, sales and marketing and other resources than do we. We believe our market leadership, large customer base, strong partner network, broad and innovative solutions suite and platform-agnostic approach position us favorably to compete effectively for the foreseeable future.

Intellectual Property

To date, the United States Patent and Trademark Office has issued us 22 patents covering various aspects of our server virtualization and other technologies. The granted United States patents will expire beginning in 2018, with the latest granted patent expiring in 2024. We also have numerous United States provisional and non-provisional patent applications pending that cover other aspects of our virtualization and other technologies.

We have been issued trademark registrations in the United States, the European Community and Japan covering the trademarks VMWARE for use in connection with computer software, clothing and reference materials, and VMWORLD for use in connection with educational seminars. VMWARE also is our registered trademark in Australia, Canada, the Republic of Korea, Mexico, Singapore and Taiwan. We also have trademark applications pending to register the VMWARE mark in China, India and Israel. In addition, we have registered trademarks for GSX SERVER and P2V in the United States and for MULTIPLEWORLDS in Japan.

We also rely on intellectual property protections, such as copyrights and trade secrets.

Despite our efforts, the steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to police such misappropriation or infringement is uncertain, particularly in countries outside of the United States. United States patent filings are intended to provide the holder with a right to exclude others from making, using, selling or importing in the United States the inventions covered by the claims of granted patents. Our granted United States patents, and to the extent any future patents are issued, any such future patents may be contested, circumvented or invalidated in the future. Moreover, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages, and we may not be able to prevent third parties from infringing these patents. Therefore, the exact effect of our patents and the other steps we have taken to protect our intellectual property cannot be predicted with certainty.

Employees

As of March 31, 2007, we had approximately 3,000 employees in offices worldwide. Of these employees, approximately 1,100 are engaged in sales and marketing, 1,100 in research and development, 500 in support and services and 300 in finance, administration and operations. None of our employees are represented by labor unions, and we consider current employee relations to be good.

Included in the VMware employees as of March 31, 2007 are approximately 375 EMC employees. We contract with EMC to utilize personnel who are dedicated to work for VMware on a full-time basis. These individuals are located in countries in which we do not currently have a subsidiary and are predominantly dedicated to our marketing efforts. Additionally, we utilize EMC employees in India for our R&D. We use contractors from time to time for temporary assignments and in locations in which we do not currently have subsidiaries. In the event that these contractor resources were not available, we do not believe that this would have a material adverse effect our operations.

Facilities

Our corporate headquarters is located in Palo Alto, California. We have nine office leases and subleases in Palo Alto totaling 387,000 square feet of office space. Globally, we have a total of 39 leases and subleases totaling 610,000 square feet at this time, of which 17 are leases through EMC. Currently, we have no owned properties.

In addition, we are presently constructing our new corporate headquarters in Palo Alto, California. Upon the consummation of the IPO, we will purchase from EMC our new headquarter facilities for an amount equal to the cost expended by EMC to date in constructing the facilities, which totaled approximately $127.0 million as of June 30, 2007. This 462,000 square foot office complex will be comprised of six buildings, which are expected to be completed in 2007 and 2008. We expect to relocate to our new corporate headquarters site from our several existing Palo Alto offices as the leases on those properties expire.

We believe that our current facilities, including our new headquarter facilities, are suitable and adequate to meet our current needs, and we intend to add new facilities or expand existing facilities as we add employees. We believe that suitable additional or substitute space will be available as needed to accommodate expansion of our operations.

Legal Proceedings

We are a party to legal proceedings which we consider routine and incidental to our business. Our management does not expect the results of any of these actions to have a material adverse effect on our business, results of operations or financial condition.

MANAGEMENT OF VMWARE

Executive Officers and Directors

The names of our executive officers and directors and their ages as of July 1, 2007 are as follows:

Name	Age	Position(s)
Diane B. Greene	52	President, Chief Executive Officer and Director
Carl M. Eschenbach	40	Executive Vice President of Worldwide Field Operations
Mark S. Peek	49	Chief Financial Officer
Rashmi Garde	42	Vice President and General Counsel
Thomas J. Jurewicz	42	Vice President of Finance
Joseph M. Tucci	59	Chairman of the Board of Directors
Michael W. Brown	61	Director
John R. Egan	49	Director
David I. Goulden	48	Director
David N. Strohm	59	Director

Diane B. Greene has been a director of VMware since April 2007 and is a member of our Mergers and Acquisitions Committee. Ms. Greene is a founder of VMware and has served as its President and CEO from its inception in 1998. Ms. Greene has also served as an Executive Vice President of EMC since January 2005. Ms. Greene is also a director of Intuit Inc., a provider of business, financial management and tax solutions for small businesses, consumers and accountants.

Carl M. Eschenbach has been the Executive Vice President of Worldwide Field Operations at VMware since May 2005. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. He has also held various sales management positions with 3Com Corporation, Lucent Technologies and EMC.

Mark S. Peek has been the Chief Financial Officer at VMware since April 2007. Prior to joining VMware, he served as Senior Vice President and Chief Accounting Officer of Amazon.com, Inc. from July 2002. Prior to joining Amazon.com in April 2000, Mr. Peek spent nineteen years at Deloitte & Touche, the last ten years as a partner.

Rashmi Garde has been the Vice President and General Counsel at VMware since September 2005. She joined the company in 2001. Prior to joining VMware, she was Senior Corporate Counsel at Electronics for Imaging, Inc., a printing technology company, and was an associate with Graham & James LLP and Fenwick & West LLP.

Thomas J. Jurewicz has been the Vice President of Finance at VMware since June 1999 when he joined the company. He acted as our principal financial officer from July 2006 through April 2007. Prior to joining VMware, he was Vice President of Finance at CMC Industries, Inc., a contract manufacturer for technology clients.

Joseph M. Tucci has been the Chairman of the Board of Directors of VMware since April 2007 and is a member of our Mergers and Acquisitions Committee. He is the Chairman, Chief Executive Officer and President of EMC. Prior to joining EMC in January 2000, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an IT services company, from June 1999 through December 1999 and as Chairman of the Board and Chief Executive Officer of Wang Global, an IT services company, from December 1993 to June 1999. Mr. Tucci is also a director of Paychex, Inc., a provider of payroll, human resources and benefits outsourcing solutions.

Michael W. Brown has been a director of VMware since April 2007, is the chair of our Audit Committee and is a member of our Compensation and Corporate Governance Committee. Mr. Brown has been an EMC director since 2005. From August 1994 to July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation. He was Vice President, Finance of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989 and served as Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration, and Thomas Weisel Partners Group, Inc., a publicly traded investment bank.

John R. Egan has been a director of VMware since April 2007, is the chair of our Mergers and Acquisitions Committee and is a member of our Audit Committee. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to September 1998, Mr. Egan served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. Mr. Egan is also a director of EMC and NetScout Systems, Inc., a provider of network and application performance management solutions.

David I. Goulden has been a director of VMware since April 2007 and is a member of our Audit Committee and our Mergers and Acquisitions Committee. He is Executive Vice President and Chief Financial Officer of EMC. Mr. Goulden served as EMC’s Executive Vice President, Customer Operations from April 2004 to August 2006. He served as EMC’s Executive Vice President, Customer Solutions and Marketing and New Business Development from November 2003 to April 2004 and as Executive Vice President, Global Marketing and New Business Development from July 2002 to November 2003. Prior to joining EMC, Mr. Goulden served in various roles, including as a member of the Board of Management, President and Chief Operating Officer for the Americas and Asia Pacific, at Getronics N.V.

David N. Strohm has been a director of VMware since April 2007, is the chair of our Compensation and Corporate Governance Committee and is a member of our Mergers and Acquisitions Committee. He has been a Venture Partner of Greylock Partners, a venture capital firm, since January 2001 and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm is also a director of EMC and was a director of LEGATO Systems, Inc. from its founding in 1988 until its acquisition by EMC in October 2003.

Board of Directors

Our board of directors is currently composed of six members. The board of directors will be divided into two groups, Group I and Group II. Each director elected by the holders of Class B common stock, voting separately as a class, will be designated Group I Members. The remaining directors will be designated Group II Members. Upon completion of the IPO, Group I Members will constitute at least 80% of our board of directors. The board of directors will consist of at least five Group I Members and one Group II Member.

Upon the completion of the IPO, the board of directors will be further divided into three classes, with each class serving for a staggered three-year term. The board of directors will consist of two class I directors, two class II directors and two class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2008, 2009 and 2010, respectively. On the later of the closing of the Intel investment, and the earlier of the completion of the IPO and September 30, 2007, our board of directors will appoint a new board member, an Intel Capital executive to be designated by Intel Capital and acceptable to our board. At that time, our board of directors will increase the size of the board pursuant to the provisions of our certificate of incorporation.

A company of which more than 50% of the voting power is held by a single entity is considered a “controlled company” under the New York Stock Exchange standards. A controlled company need not comply with the applicable New York Stock Exchange corporate governance rules requiring its board of directors to have a majority of independent directors and independent compensation and corporate governance and nominating committees. Because more than 50% of the voting power of our company will be held by EMC immediately following the IPO, we will qualify as a “controlled company” under the rules of the New York Stock Exchange. Immediately following the IPO, we will avail ourselves of the controlled company exception provided under those rules. However, we plan to voluntarily comply with the requirement that we have an independent compensation and corporate governance committee. We are not required to maintain compliance with these requirements. In the event that we are no longer a controlled company, we will be required to have a majority of independent directors on our board of directors and to have compensation and corporate governance and nominating committees that are composed entirely of independent directors, subject to a phase-in period during the first year we cease to be a controlled company.

Committees of the Board of Directors

Audit Committee

Our Audit Committee consists of Messrs. Brown, Goulden and Egan. Mr. Brown is the chair of the committee. Messrs. Brown and Goulden are our Audit Committee financial experts. The New York Stock Exchange corporate governance rules require that each issuer has an audit committee of at least three members, and that one independent director (as defined in those rules) be appointed to the audit committee at the time of listing, a majority within 90 days after listing and the entire committee within one year after listing. Mr. Brown is an independent director. We intend to modify the composition of the committee as needed to continue to comply with those rules.

Our Audit Committee will assist with board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditor and prepares the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in our proxy statement. Our board of directors will adopt a written charter for the Audit Committee, which we will make available on our website.

Compensation and Corporate Governance Committee

Our Compensation and Corporate Governance Committee consists of Messrs. Brown and Strohm, each an independent director. Our Compensation and Corporate Governance Committee will recommend compensation for non-employee directors, evaluate and set compensation for the Chairman of our board of directors, our executive officers and monitor all general compensation programs. Subject to the terms of our compensation plans and the consent of the holders of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our certificate of incorporation, our Compensation and Corporate Governance Committee will have complete discretion to determine the amount, form, structure and implementation of compensation payable to our employees and executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans.

Our Compensation and Corporate Governance Committee will also oversee and advise the board of directors with respect to corporate governance matters, assist the board of directors in identifying and recommending qualified candidates for nomination to the board of directors, make recommendations to the board of directors with respect to assignments to committees of the board of directors and oversee the evaluation of the board of directors.

Mergers and Acquisitions Committee

Our Mergers and Acquisitions Committee consists of Ms. Greene and Messrs. Egan, Goulden, Strohm and Tucci. Mr. Egan is the chair of the committee. Our Mergers and Acquisitions Committee reviews with our management potential acquisitions, divestitures and investments.

Director Compensation

On June 29, 2007, we granted 40,000 options to purchase shares of our Class A common stock to each of Michael W. Brown, John R. Egan and David N. Strohm, our non-employee directors. We have not paid any other compensation to members of our board of directors for their services as directors. After completion of the IPO, our non-employee directors will receive an annual board retainer of $40,000. In addition, the chairperson of the Audit Committee will receive additional annual compensation of $25,000, and each other member of the Audit Committee will receive additional annual compensation of $12,500. The chairperson of the Compensation and Corporate Governance Committee and the chairperson of the Mergers and Acquisitions Committee will each receive additional annual compensation of $20,000, and each other member of these committees will receive additional annual compensation of $10,000. We will also reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings.

Stock Ownership of Directors & Executive Officers

Substantially all of our outstanding common stock is currently owned by EMC and none of our officers or directors beneficially owns any shares of our common stock, other than the Class A common stock owned by our non-employee directors as a result of the exercise of options in July 2007. See “Principal Stockholders.” The following table sets forth information as of June 15, 2007 with respect to the beneficial ownership of EMC common stock by each of our directors and executive officers, and all of our directors and executive officers as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

Name	Number of Shares of EMC Common Stock Beneficially Owned(1)	Percent of Outstanding Shares
Diane B. Greene(2)	1,136,154	*
Carl M. Eschenbach(3)	134,718	*
Mark S. Peek	0	*
Rashmi Garde(4)	53,520	*
Thomas J. Jurewicz(5)	112,003	*
Joseph M. Tucci(6)	8,889,205	*
Michael W. Brown(7)	40,000	*
John R. Egan(8)	2,160,594	*
David I. Goulden(9)	1,928,941	*
David N. Strohm(10)	731,176	*
Paul Auvil**	19,275	*
All directors and executive officers as a group (11 persons)(11)	15,205,586	*

*	Less than 1%.

**	Our former chief financial officer.

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table, including, in the case of our executive officers, options which are eligible to be tendered in the Offer.

(2)	Ms. Greene is deemed to own 620,000 of these shares by virtue of options to purchase these shares, which options are eligible to be exchanged in the Offer.

(3)	Mr. Eschenbach is deemed to own 3,885 of these shares by virtue of options to purchase these shares, which options are eligible to be exchanged in the Offer.

(4)	Ms. Garde is deemed to own 9,000 of these shares by virtue of options to purchase these shares, which options are eligible to be exchanged in the Offer.

(5)	Mr. Jurewicz is deemed to own 74,194 of these shares by virtue of options to purchase these shares, which options are eligible to be exchanged in the Offer.

(6)	Mr. Tucci is deemed to own 6,850,000 of these shares by virtue of options to purchase these shares.

(7)	Mr. Brown is deemed to own 10,000 of these shares by virtue of options to purchase these shares.

(8)	Mr. Egan is deemed to own 90,000 of these shares by virtue of options to purchase these shares.

(9)	Mr. Goulden is deemed to own 1,390,000 of these shares by virtue of options to purchase these shares.

(10)	Mr. Strohm is deemed to own 85,200 of these shares by virtue of options to purchase these shares.

(11)	Includes 9,132,279 shares of EMC common stock beneficially owned by all executive officers and directors as a group by virtue of options to purchase these shares. Excludes shares as to which such individuals have disclaimed beneficial ownership.

The address of each director and executive officer is: c/o VMware, Inc, 3401 Hillview Avenue, Palo Alto, CA 94304. The business telephone number of each director and executive officer is (650) 427-5000.

Recent Transactions in EMC Common Stock

Based on the information available to EMC as of June 15, 2007, the following table sets forth the transactions in shares of EMC common stock by directors and executive officers of VMware during the past 60 days. The information for Mr. Egan and Mr. Strohm is presented under “Security Ownership of Management of EMC—Recent Transactions in EMC Common Stock.”

Name	Date	Number of Shares	Price per Share	Transaction
Carl M. Eschenbach	5/14/07	1,064	$11.19	Exercise of stock options
	5/14/07	1,064	$15.55	Sale of shares
	5/14/07	8,936	$11.19	Exercise of stock options
	5/14/07	8,936	$15.55	Sale of shares
	5/14/07	1,481	$1.27	Exercise of stock options
	5/14/07	1,481	$15.55	Sale of shares
	5/14/07	1,664	$2.26	Exercise of stock options
	5/14/07	1,664	$15.55	Sale of shares

Rashmi Garde	4/26/07	2,775	$1.13	Exercise of stock options
	4/26/07	2,775	$15.5838	Sale of shares
	4/26/07	19,161	$1.27	Exercise of stock options
	4/26/07	19,161	$15.5838	Sale of shares

Paul Auvil*	5/31/07	16,508	$17.02	Sale of shares
* Our former chief financial officer.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee of any other entity that has an executive officer serving as a member of our board of directors.

VMWARE’S COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our named executive officers are Diane B. Greene, President and Chief Executive Officer; Thomas J. Jurewicz, Vice President of Finance; Carl M. Eschenbach, Executive Vice President of Worldwide Field Operations; Rashmi Garde, Vice President and General Counsel; and Paul Auvil, former Chief Financial Officer. These individuals are referred to as the “Named Executive Officers.” Mr. Auvil voluntarily terminated employment on July 13, 2006.

Background

Prior to June 2007, the elements of the compensation of the Named Executive Officers were determined or approved by EMC. Accordingly, certain elements of the compensation payable to VMware employees, including the Named Executive Officers, relate to compensation arrangements designed by EMC prior to June 2007. These compensation arrangements, as well the compensation arrangements we have adopted since June 2007 and expect to adopt and maintain in the future, are discussed below. Our Compensation Committee may adopt new arrangements or alternative arrangements following the IPO in addition to those discussed below.

Objectives of our Executive Compensation Program

It is expected that the objectives of our executive compensation program will be:

•	to motivate our executives to achieve our strategic, operational and financial goals;

•	to reward superior performance;

•	to attract and retain exceptional executives; and

•	to align the interests of our executives and our stockholders.

To achieve these objectives, our Compensation and Corporate Governance Committee is expected to implement and maintain compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and the price of our Class A common stock. Our Compensation Committee may adopt other arrangements as it may determine from time to time to best meet our compensation objectives.

Elements of our Executive Compensation Program

Overview of Compensation Setting Process

Prior to June 2007, compensation for Ms. Greene, who is also an executive officer of EMC, was determined by EMC’s Compensation Committee. Except as noted below, compensation for Ms. Greene was determined by evaluating her role and responsibility and the competitive marketplace. EMC’s Compensation Committee did not “benchmark” Ms. Greene’s compensation to any particular level against the compensation paid by peer groups, but it did compare the elements of her compensation to the competitive marketplace since it reviewed the compensation paid to similarly situated executives at peer group companies. For more information on the peer group that was considered in setting Ms. Greene’s compensation, see “Peer Group” below.

In setting Ms. Greene’s compensation, the EMC Compensation Committee also compared the relative weightings of her base salary, cash incentive bonus opportunities and long-term equity grants and typically placed a strong emphasis on the cash bonus and equity components of the program. In 2006, base salary and cash bonus each represented 50% of her annual compensation opportunity. In a typical year, her long-term equity incentives would represent 80% to 90% of her annual compensation opportunity. In 2006, EMC did not grant any long-term equity incentives to the Named Executive Officers, other than Messrs. Jurewicz and Eschenbach, in light of the long-term equity incentives granted in 2005.

With respect to the Named Executive Officers other than Ms. Greene, EMC’s Compensation Committee was not directly involved in setting their compensation, but did approve the equity awards granted to them by EMC. Prior to the constitution of our Compensation and Corporate Governance Committee in June 2007, Ms. Greene, together with EMC’s and VMware’s human resources departments, determined the compensation levels of these Named Executive Officers by evaluating each Named Executive Officer’s role and responsibility and the competitive marketplace. The competitive marketplace for these individuals was determined by comparing the compensation of these individuals to the compensation payable to similarly situated employees with reference to survey data compiled for North American high technology companies with revenues of between $1 billion and $3 billion, North American software companies with revenues in excess of $1 billion and high technology and software companies in the San Francisco Bay area with revenues in excess of $1 billion. Although survey data was reviewed, compensation was not “benchmarked” to any particular level. In 2006, as in prior years, a strong emphasis was placed on the cash bonus and equity components of the compensation payable to these executives, but salary generally represents a larger portion of their overall compensation than in the case of Ms. Greene. The survey data used in assessing the competitive marketplace was provided by a nationally recognized firm specializing in compensation provided by high technology companies. Over 2,500 companies participated in this survey, with over 250 in the software products industry, including many of the companies with whom we directly compete for talent, such as BEA Systems, Inc., CA, Inc., Google, Mercury Interactive Corp., Microsoft Corporation, Network Appliance, Inc., Oracle Corp, SAP America, Symantec Corp, Adobe, Inc., Yahoo! Inc., McAfee, Inc. and Business Objects S.A. Our Compensation and Governance Committee will determine the list of companies to be included in our compensation analyses going forward.

Peer Group

EMC’s Compensation Committee, with the assistance of its independent compensation consultant, Watson Wyatt Worldwide (“Watson Wyatt”), reviewed compensation from published technology industry surveys and from EMC’s peer group companies for purposes of comparing EMC’s executive compensation program with market practices. For 2006, EMC’s compensation peer group companies consisted of 20 companies: Accenture Ltd., Adobe Systems Incorporated, Analog Devices, Inc., Cisco Systems, Inc., CA, Inc., Computer Sciences Corporation, Dell Inc., Electronic Data Systems Corporation, Google Inc., Hewlett-Packard Company, Intel Corporation, International Business Machines Corporation, Microsoft Corporation, Network Appliance, Inc., Oracle Corporation, Perot Systems Corporation, Seagate Technology, Sun Microsystems, Inc., Symantec Corporation, and Yahoo! Inc.

To select the peer group companies, EMC, in consultation with Watson Wyatt, chose companies which compete for talent within EMC’s labor markets and which are primarily high technology companies with one or more of computer hardware, computer software or technology professional services businesses. The peer group companies are reviewed and approved by EMC’s Compensation Committee. The majority of the peers ranged in size from one-half to three times EMC’s size with respect to revenues, market capitalization and/or employee population. With respect to decisions pertaining to compensation paid to Ms. Greene, particular attention was paid by the EMC Compensation Committee to the software companies in the peer group.

EMC reviewed the executive compensation practices of the peer group companies in order to inform the EMC Compensation Committee’s decisions with respect to EMC’s executive compensation program. The EMC Compensation Committee did not base its compensation decisions with respect to compensation payable to Ms. Greene on any particular “benchmark” of compensation against that paid by its peer group or any other companies. Our Compensation and Corporate Governance Committee, which is in the process of selecting an independent compensation consultant, may select different peer group companies from those selected by EMC and may or may not choose to “benchmark” compensation at any particular level relative to peer companies.

Base Salary

In general, base salaries for the Named Executive Officers are determined by evaluating the responsibilities of the executive’s position, the executive’s experience and the competitive marketplace. The competitive marketplace was determined with the use of survey data, as described under “Overview of the Compensation Setting Process.” Future base salary adjustments are expected to take into account changes in the executive’s responsibilities, the executive’s performance and changes in the competitive marketplace. Effective January 1, 2007, Mr. Jurewicz’s salary was increased by $5,000 and Ms. Garde’s base salary was increased by $7,500 in light of the factors described above.

Cash Bonus Plans

The Named Executive Officers, as well as many of our employees, participate in our Company Bonus Program, or the Bonus Program. The annual target bonus opportunity under the Bonus Program has two components, the Revenue and Profit Contribution Plan and the Management by Objectives Plan, or MBO. Although we do not specifically “benchmark” compensation at any particular level relative to our peer companies, we rely on survey data (including data on base salaries, bonus and on-target earnings to position our total compensation, including the variable compensation component (i.e., incentive bonus awards), at levels that are competitive with aggregate compensation provided to executives in similar positions at companies with comparable revenue levels and within comparable geographic areas and industries. Generally, 50% of a Named Executive Officer’s aggregate bonus opportunity is tied to the achievement of the Company’s goals under the Revenue and Profit Contribution Plan (or, in Mr. Eschenbach’s case, the goals under the bookings compensation arrangement) and 50% of the aggregate bonus opportunity is tied to the achievement of the executive’s goals under the MBO. However, for Ms. Greene, 75% of her aggregate bonus opportunity is tied to the achievement of the goals under the Revenue and Profit Contribution Plan and 25% of her aggregate bonus opportunity is tied to the achievement of her goals under the MBO.

Revenue and Profit Contribution Plan

Bonus opportunities under the Revenue and Profit Contribution Plan are directly linked to our revenue goals and our profit contribution goals. Profit contribution is calculated by taking GAAP operating profit, and adding back or subtracting, as the case may be, amounts relating to stock-based compensation, certain charges from EMC, amortization of intangibles, including in process research and development charges, and the net impact of the cash elements of capitalized software development costs calculated pursuant to SFAS 86. Bonuses are payable based upon our achievement of both revenue and profit contribution targets for the first and second halves of each year. Revenue and profit contribution were chosen as the metrics under this plan because these are key metrics that drive our business. If a minimum of 80% of each of the targets is not achieved for each six-month performance period, no bonuses are payable out under the Revenue and Profit Contribution Plan. In addition, as set forth in greater detail below, for all of our Named Executive Officers, including Mr. Eschenbach, if a minimum of 80% of each of the revenue and profit contribution targets is not achieved for each six-month performance period, no MBO bonuses are paid.

Bonus payments under the plan are determined by multiplying a participant’s bonus target by one-half of the sum of the plan’s revenue factor and profit contribution factor. The revenue factor is determined by dividing the revenue performance by the revenue target, except that the revenue factor is increased by 2.5% for every 1% by which the revenue target is exceeded. The profit contribution factor is determined by dividing the profit contribution performance by the profit contribution target. The maximum revenue factor and profit contribution factor are each 150% of the applicable target, such that the maximum amount of bonus payments would be made if actual performance equals or exceeds 150% of target. The first half revenue and profit contribution targets for 2006 under the Revenue and Profit Contribution Plan were $257,400,000 and $67,600,000, respectively; the second half revenue and profit contribution targets for 2006 were $337,500,000 and $82,400,000, respectively. Ms. Greene’s target cash bonus opportunity under the Revenue and Profit Contribution Plan was $262,500 for 2006, with $131,250 for each of the first and second halves; Ms. Greene received a first half payment of $165,783 because VMware achieved 112.1% of its revenue target and 122.4% of its profit contribution target for the first half of 2006; Ms. Greene received a second half payment of $196,426 because VMware achieved 124.6% of its revenue target and 149.3% of its profit contribution target for the second half of 2006. Bonuses payable under the Revenue and Profit Contribution Plan were calculated in the same manner for the other Named Executive Officers who participated in the plan, except that Mr. Auvil’s first half 2006 bonus was capped at his first half target bonus under the plan. The bonus opportunity for the first and second halves of 2006 were equal to the 50% of the annual targets for 2006 for each of the Named Executive Officers who participated in the Revenue and Profit Contribution Plan.

The bonuses earned under this program for 2006 are set forth in the “Summary Compensation Table” (Non-Equity Incentive Plan Compensation Earnings) and, as noted above, represent achievement of more than 100% of the profit contribution target and the revenue target for 2006. The threshold, target and maximum bonus opportunities for each of the Named Executive Officers for 2006 are set forth in the table entitled “Grants of Plan Based Awards.”

Mr. Auvil was not eligible for a second-half bonus as a result of his voluntary termination of employment in July 2006. Mr. Eschenbach does not participate in the Revenue and Profit Contribution Plan portion of the Bonus Program since he participates in a bookings compensation arrangement, as described below.

The 2007 annual bonus opportunity for each of the Named Executive Officers who participate in the Revenue and Profit Contribution Plan are unchanged from 2006. The first half revenue and profit contribution targets for 2007 under the Revenue and Profit Contribution Plan were $480,000,000 and $130,100,000, respectively; the second half revenue and profit contribution targets for 2007 are $570,000,000 and $149,600,000, respectively. These targets, as well as the 2006 targets, have been set in connection with EMC’s board of directors’ consideration and approval of our annual operating plan.

Management by Objectives Plan

The MBO provides many of our employees, including our Named Executive Officers, with the opportunity to earn first- and second-half cash bonuses contingent upon corporate achievement of revenue and profit contribution targets under the Revenue and Profit Contribution Plan and individual achievement of performance goals over the same period, except that Mr. Eschenbach’s MBO bonus is tied solely to the achievement of the targets under the Revenue and Profit Contribution Plan because his duties are primarily related to sales and the Revenue and Profit Contribution Plan encourages both growth in sales and growth in profitable sales. Although Mr. Eschenbach’s MBO bonus is tied to the achievement of targets under the Revenue and Profit Contribution Plan, Ms. Greene had discretion to adjust his MBO bonus based upon her assessment of his overall execution against the Company’s strategy. Mr. Eschenbach is not provided with any additional bonus opportunity under his MBO bonus if the targets under the Revenue and Profit Contribution Plan are exceeded. The primary purpose of the MBO is to focus our employees on the completion of goals that will help us achieve our long-term strategic objectives.

Performance of at least 80% of each of the revenue and profit contribution targets under the Revenue and Profit Contribution Plan is required in order for the MBO to be funded. Additionally, achievement of at least 80% of the MBO goals is required to receive the threshold level of MBO bonus; if the executive achieves performance at or above the 80% threshold level, but less than the target level of performance, the executive’s MBO bonus payment will be equal to the corresponding percentage of the target MBO amount. The number of goals that may be assigned under the MBO for each six-month period can vary, as well as the relative weighting assigned to the goals.

The number of individual performance goals assigned to the Named Executive Officers in the first and second halves of 2006 varied, but typically between four and eight individual performance goals were assigned in each six-month period. Ms. Greene evaluated whether these performance goals were achieved by the other Named Executive Officers, and EMC determined whether Ms. Greene’s performance goals were achieved. Ms. Greene’s individual performance goals included, and her performance was evaluated with respect to, the consistent execution of the business plan, maintaining industry leadership, partnering with industry vendors and attracting and retaining key talent in the industry. Mr. Jurewicz’s individual performance goals included, and his performance was evaluated with respect to, leading the planning and budgeting process, project management, implementing and achieving compliance goals and financial forecasting. Ms. Garde’s individual performance goals included, and her performance was evaluated with respect to, supporting patent applications, product launches and the establishment of legal entities outside of the United States.

Except as noted below, each of our Named Executive Officers received their target bonuses for the first and second halves of 2006 under the MBO because they achieved all of their individual performance goals and because the MBO was fully funded as the revenue and profit contribution targets under the Revenue and Profit Contribution Plan were exceeded. Mr. Auvil received a payment equal to 80% of his first-half target since not all of his individual performance goals were achieved. Mr. Auvil was not eligible for a second-half bonus given his termination of employment in July of 2006.

Although achievement of the MBO goals for each of the Named Executive Officers requires significant and sustained effort, it is expected that individual performance goals under the MBO will be achieved by the Named Executive Officers and, historically, these goals have been achieved by the Named Executive Officers.

Bookings Compensation Arrangement

Mr. Eschenbach also participates in our worldwide bookings compensation arrangement under which he is eligible to receive commissions based on bookings in the first and second halves of each year. For the first half of 2006, Mr. Eschenbach could earn a commission of $61,250 if bookings of $325,000,000 were achieved. The commission rate was the ratio of the target bonus commission divided by the bookings target for the six-month performance period (the “Commission Rate”). For performance in excess of the first-half bookings target and up to 110% of the first-half target, the Commission Rate was doubled for all bookings in excess of 100% of target, and for performance in excess of 110% of target, the Commission Rate was tripled for all bookings in excess of 110% of target. Since bookings in the first half of 2006 exceeded the first-half target, Mr. Eschenbach received a first-half payment of $67,545. For the second half of 2006, Mr. Eschenbach could earn a commission of $61,250 if bookings of $400,000,000 were achieved and could also receive increased commissions for performance in excess of target, as described above. Since bookings in the second half of 2006 exceeded the second-half target, Mr. Eschenbach received a second-half payment of $129,736. There is no maximum payout under the arrangement because the commission bonus is tied to bookings which are not capped. The bookings targets were set in connection with EMC’s board of directors’ consideration and approval of our operating plan for 2006. Mr. Eschenbach’s targets were set at levels which, in the board’s view, could probably be achieved with sustained effort.

Mr. Eschenbach also received a discretionary bonus in the amount of $112,500 from EMC’s Chief Executive Officer in recognition of his strong performance in 2006.

The design of Mr. Eschenbach’s bookings compensation arrangement for 2007 is generally unchanged, except that effective April 1, 2007, Mr. Eschenbach can earn first- and second-half commissions of $100,000 if the applicable bookings targets are achieved. The Compensation and Corporate Governance Committee approved the increase in the amount of commissions which could be earned by Mr. Eschenbach if he achieves the new bookings targets established under our 2007 operating plan to ensure that his cash compensation opportunity is commensurate with the competitive market and appropriately reflects his contributions and leadership in driving VMware’s strong financial performance. The first half bookings target for 2007 was $610,000,000. The bookings target and the design of the arrangement for the second half of 2007 has not yet been determined.

Long-Term Equity Incentives

We believe strongly that equity awards will align the interests of our employees with those of our stockholders. To facilitate this alignment, our board of directors adopted the 2007 Equity and Incentive Plan on June 5, 2007 and has authorized this Offer, which will allow our eligible employees to tender restricted EMC stock or vested and unvested EMC options for restricted VMware stock or unvested VMware options, respectively.

In June and July 2007, we made broad-based equity awards to our employees to help us achieve our strategic objectives by:

•	motivating our employees, including the Named Executive Officers, to achieve our financial goals;

•	promoting retention through the use of multi-year vesting schedules; and

•

aligning the interests of our employees, including the Named Executive Officers, with our stockholders because the value of our equity awards will be tied to increases in the value of our Class A common stock.

Our employees, including the Named Executive Officers, have also been granted EMC stock options, EMC Restricted Stock and EMC performance-accelerated restricted stock, or PARs. In 2006, the only Named Executive Officers to receive equity awards from EMC were Messrs. Jurewicz and Eschenbach. EMC has not granted any equity awards in 2007 to the Named Executive Officers in light of the adoption of our 2007 Equity and Incentive Plan.

The stock options granted by EMC to our Named Executive Officers vest at the rate of 20% per year on each of the first five anniversaries of the grant date, subject to the recipient’s continued employment. The stock options were granted with an exercise price equal to the underlying value of EMC stock on the date of grant. In 2006, Mr. Jurewicz was granted an option to purchase 20,000 shares. In 2006, Mr. Eschenbach was granted a stock option to purchase 125,000 shares and a restricted stock award covering a total of 125,000 shares. Subject to continued service, one-third of the restricted shares will vest on each of the first three anniversaries of the date of grant. Mr. Eschenbach was granted these equity awards in light of retention concerns and in recognition of his responsibilities and performance.

In 2004, the only Named Executive Officer to be granted PARs was Ms. Greene. EMC granted PARs to all of the Named Executive Officers in 2005. The PARs granted by EMC to the Named Executive Officers and to our other employees vest on the fifth anniversary of their grant date, subject to the continued employment of the award recipient. A portion of the PARs may vest at an accelerated rate, generally with respect to one-third or one-quarter of the underlying shares in each of the first three or four years following grant, if annual performance goals are met. In 2004, Ms. Greene was granted 137,500 PARs. The EMC Compensation Committee approved the accelerated vesting of one-third of these PARs in respect of 2006 performance since we achieved the combined first- and second-half targets under the Revenue and Profit Contribution Plan.

The PARS granted in 2005 to the Named Executive Officers required VMware to achieve profit contribution, defined as net income before taxes, interest expense and amortization of intangible assets, of $143 million and revenue of $500 million in 2006 in order for the 2006 tranche of the award to vest on an accelerated basis. These goals were established in 2005. Since these targets were achieved, the 2006 tranche of these awards vested on an accelerated basis. In the case of Mr. Eschenbach, the accelerated vesting of 30,000 of the PARs granted to him in 2005 were subject to EMC’s achievement of earnings per share targets. Since EMC achieved its 2006 earnings per share target of 63 cents, the 2006 tranche of this award vested on an accelerated basis.

As described below under “Exchange Offer,” VMware employees may tender their EMC equity awards for VMware equity awards. Through May 2007, the terms and conditions and the size of the equity awards granted to the Named Executive Officers were approved or determined by EMC. Since June 2007, the terms and conditions and the size of VMware equity awards have been, and in the future will be, determined or approved by our Compensation and Corporate Governance Committee, subject to the consent of the holders of our Class B common stock to the aggregate size of the annual equity award pool pursuant to our certificate of incorporation.

2007 Equity and Incentive Plan

Our board of directors adopted the 2007 Equity and Incentive Plan on June 5, 2007. The plan is a comprehensive incentive compensation plan which permits us to grant both equity-based and non-equity based compensation awards to employees and independent contractors of VMware and its subsidiaries, to certain employees of EMC who are assigned to perform services exclusively for VMware and to our directors. The purpose of the plan is to attract, motivate and retain such persons and to encourage stock ownership by such persons, thereby aligning their interest with those of our stockholders.

Awards under the 2007 Equity and Incentive Plan may be in the form of stock options (either incentive stock options or non-qualified stock options), or other stock-based awards, including awards of restricted stock, restricted stock units and stock appreciation rights. The plan also provides for the grant of cash-based awards. The following is a summary of the principal types of awards available under the plan:

•

Stock Options. Stock options represent the right to purchase shares of our Class A common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% of the fair market value of the common stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. Stock options granted may include those intended to be “incentive stock options” within the meaning of Section 422 of the Code.

•

Restricted Stock and Restricted Stock Units. Restricted stock is a share of our Class A common stock that is subject to a risk of forfeiture or other restrictions that will lapse subject to the recipient’s continued employment or the attainment of performance goals. Restricted stock units represent the right to receive shares of our Class A common stock in the future (or cash determined by reference to the value of our Class A common stock), with the right to cash or future delivery of the shares also subject to the recipient’s continued employment or the attainment of performance goals.

•

Stock Appreciation Rights. Stock appreciation rights entitle the holder upon exercise to receive cash or shares of our Class A common stock having a value equal to the excess of (i) the value of the number of shares with respect to which the right is being exercised (which value is based on fair market value at the time of such exercise) over (ii) the exercise price applicable to such shares. The exercise price for a stock appreciation right will be not less than 100% of the fair market value of our Class A common stock on the date of grant.

•

Other Stock-Based or Cash-Based Awards. Our Compensation and Corporate Governance Committee will be authorized to grant awards in the form of other stock-based awards or other cash-based awards, as deemed to be consistent with the purposes of the 2007 Equity and Incentive Plan. The maximum value of the aggregate payment with respect to cash-based awards under the 2007 Equity and Incentive Plan in respect of an annual performance period is $5 million.

The maximum number of shares reserved for the grant or settlement of awards under the 2007 Equity and Incentive Plan is 80 million, and not more than 3 million shares may be granted to any plan participant under the plan in any twelve-month period, subject in each case to adjustment in the event of a dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction. In addition to the shares referenced in the preceding sentence, the shares subject to awards granted pursuant to this Offer will be issued under the plan. Any shares subject to awards which are cancelled, forfeited or otherwise terminated or satisfied without the issuance of shares will again be available for grants under the plan.

Our Compensation and Corporate Governance Committee administers the 2007 Equity and Incentive Plan. The Compensation and Corporate Governance Committee has the ability to: select individuals to receive awards;

select the types of awards to be granted; determine the terms and conditions of the awards, including the number of shares, the purchase price of the awards, and restrictions and performance goals relating to any award; establish the time when the awards and/or restrictions become exercisable, vest or lapse; determine whether options will be incentive stock options; and make all other determinations deemed necessary or advisable for the administration of the plan. The Compensation and Corporate Governance Committee may grant awards which, in the event of a “change in control” of VMware, become fully vested and exercisable.

Under the 2007 Equity and Incentive Plan, awards are generally non-transferable other than by will or by the laws of descent and distribution. However, our Compensation and Corporate Governance Committee in its sole discretion may grant transferable nonqualified stock options that upon becoming fully vested and exercisable may be transferred to a third-party pursuant to an auction process approved or established by VMware.

Our board of directors may amend, alter or discontinue the 2007 Equity and Incentive Plan, but no amendment, alteration or discontinuation will be made that would impair the rights of a participant under any award granted without such participant’s consent. In addition, stockholder approval may be required with respect to certain amendments, due to stock exchange rules or requirements of applicable law. The 2007 Equity and Incentive Plan, unless sooner terminated by our board of directors, will remain in effect through the tenth anniversary of its adoption.

In anticipation of becoming a public company, in June and July 2007, our Compensation and Corporate Governance Committee made broad-based grants to our employees of options to purchase 35,679,411 shares of Class A common stock with an exercise price of $23.00 per share and issued 452,676 restricted stock units under the 2007 Equity and Incentive Plan. Subject to continued employment, 25% of the stock options will vest on the first anniversary of the grant date and the remaining 75% of the stock options will vest in equal monthly installments thereafter over three years. Our active Named Executive Officers, as well as Mr. Peek, our Chief Financial Officer, received the following stock option grants:

Name	Shares Subject to Stock Options
Diane B. Greene	1,000,000
Carl M. Eschenbach	350,000
Mark S. Peek	250,000
Rashmi Garde	200,000
Thomas J. Jurewicz	100,000

Additionally, on June 29, 2007, we granted 40,000 options to purchase shares of our Class A common stock with an exercise price of $23.00 per share to each of Michael W. Brown, John R. Egan and David N. Strohm, our non-employee directors. The stock options are immediately exercisable upon grant and will terminate if not exercised within one year of the grant date. Shares acquired upon exercise of these options will be subject to our right of repurchase at the per share exercise price if the director terminates service other than for death or disability. The repurchase right will lapse with respect to one-third of the shares on each of the first three anniversaries of the grant date.

Employee Stock Purchase Plan

On June 5, 2007, our board of directors adopted an employee stock purchase plan that is intended to be qualified under Section 423 of the Code. A total of 6,400,000 shares of our Class A shares was reserved for issuance under the plan. Under the plan, our employees will be able to purchase shares at the lower of 85% of the fair market value of the stock at the time of grant or 85% of the fair market value at the time of exercise. Options to purchase shares will first be granted under our employee stock purchase plan on the date the IPO is consummated and will be exercisable on December 31, 2007. Thereafter, options to purchase shares will be granted twice yearly, on or about January 1 and July 1, and will be exercisable on or about the succeeding June 30 or December 31.

Retirement Benefits

Our employees, including our Named Executive Officers, are not provided with a defined benefit pension plan or any supplemental executive retirement plans, nor do we or EMC provide the Named Executive Officers with retiree health benefits. Our employees, including our Named Executive Officers, currently may participate in EMC’s 401(k) plan. This plan provides for a matching contribution of 6% of the employee’s contribution, up to a maximum of $3,000 per year. The 401(k) plan is provided as a standard element of compensation in the marketplace, designed to assist employees with retirement savings in a tax-advantaged manner. A matching contribution is made to attract and retain employees and because it provides an additional incentive for employees to save for retirement. It is expected that shortly after the consummation of the IPO we will adopt a 401(k) plan for our employees and this plan will be similar in design to EMC’s 401(k) plan.

Perquisites

Except for reimbursing moving expenses and providing for temporary relocation expenses, we do not provide any perquisites to our Named Executive Officers. These limited perquisites are provided to attract executives to Palo Alto given the high cost of relocating to the Palo Alto area.

Post-Termination Compensation

Except for Mr. Jurewicz, who is entitled to a severance payment equal to three months of his annual salary if his employment is terminated without cause, we do not have “change in control” agreements or any severance agreements with our Named Executive Officers that provide for benefits upon termination of employment or upon a change in control. However, death benefits are provided to our employees by EMC, and EMC equity awards granted to our employees will vest in event of death, disability or retirement. In addition, EMC equity awards held by our employees will vest in accordance with EMC’s 2003 Stock Plan in limited circumstances, such as where EMC is liquidated or dissolved, or if EMC is not the surviving corporation to a merger and the surviving corporation does not issue replacement awards.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. Our Compensation and Corporate Governance Committee may consider the impact of Section 162(m) when designing our cash and equity bonus programs, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines this is in our best interests.

Hedging Policy

We have adopted a policy prohibiting any of our directors or employees, including the Named Executive Officers, from “hedging” their ownership in shares of our common stock or other equity-based interests in us, including by engaging in short sales or trading in derivative securities relating to our common stock.

Allocation Between Forms of Compensation

In setting compensation for the Named Executive Officers, EMC does not have a formal policy for allocating a certain percentage of compensation between long-term and currently paid out compensation. However, EMC has emphasized long-term equity incentives for its key employees. These incentives represent a large portion of the compensation opportunity provided to the Named Executive Officers. We expect that our Compensation and Corporate Governance Committee will place a similar emphasis on long-term equity incentives, and like EMC, will not adopt a formal policy for allocating between cash and non-cash compensation. The Named Executive Officers did not receive any non-cash compensation from EMC in 2006 other than shares of EMC’s common stock. Except for non-cash compensation payable in shares of our Class A common stock, we do not expect that non-cash compensation will make up more than a de minimis portion of the compensation payable to the Named Executive Officers.

Material New Hire

In April of 2007, we hired Mark Peek as our Chief Financial Officer at an annual base salary of $400,000 and with an annual bonus target of $225,000 under the Bonus Program. Mr. Peek received a sign-on bonus of $67,000 net of taxes and will receive relocation assistance of $7,000 per month for the first 24 months of his employment. We also agreed to grant Mr. Peek options to purchase 250,000 shares of our Class A common stock on the date of the consummation of the IPO; however, since our Compensation and Corporate Governance Committee decided to grant stock options in advance of the IPO, these options were granted to Mr. Peek on June 7, 2007.

In respect of equity that Mr. Peek forfeited when he left his prior employer, EMC had agreed to grant Mr. Peek EMC restricted stock awards with a value equal to the value of the stock options and restricted stock that Mr. Peek forfeited. Mr. Peek subsequently agreed that in lieu of these EMC equity awards he would instead be granted 433,216 VMware restricted stock units under the 2007 Equity and Incentive Plan. Mr. Peek’s restricted stock units have terms that provide for 3-year cliff vesting, with the opportunity for one-third of the restricted stock units to vest on the first two anniversaries of the grant date if the targets under the Revenue and Profit Contribution Plan for the second half of 2007 are achieved. In addition, the restricted stock units will immediately vest if, following a change in control of VMware, Mr. Peek’s employment is terminated without cause or Mr. Peek terminates his employment because his duties have been diminished such that he no longer serves as a chief financial officer of a public company. These restricted stock unit awards were granted to Mr. Peek to recruit him from his prior employer. Going forward, it is not expected that the structure or amount of his compensation will be materially different from that provided to our Named Executive Officers.

COMPENSATION OF VMWARE EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information in respect of VMware’s Named Executive Officers for the fiscal year ended December 31, 2006. The amounts shown in the Stock Awards and Option Awards columns show the cost recognized under FAS 123R in respect of awards from prior years, not the actual amounts paid to or realized by the Named Executive Officers in 2006. For more information on FAS 123R, see footnote 1 below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Diane B. Greene President and Chief Executive Officer	2006	350,000	—		4,222,824	1,394,567	449,708	—	—	6,417,099

Thomas J. Jurewicz Vice President of Finance	2006	207,500	—		203,595	20,963	68,959	—	3,000	504,017

Carl M. Eschenbach Executive Vice President of Worldwide Field Operations	2006	355,000	112,500	(4)	921,534	134,593	319,781	—	3,000	1,846,408

Rashmi Garde Vice President and General Counsel	2006	250,000	—		326,027	17,150	89,194	—	3,000	685,371

Paul Auvil(5) Former Chief Financial Officer	2006	151,875	—		58,333	37,275	49,500	—	2,250	299,233

(1)	The amounts shown represent the compensation costs for financial reporting purposes of previously granted EMC stock awards and EMC stock options recognized for the year ended December 31, 2006 under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. The FAS 123R value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in the financial statement reporting for such awards. Ratable amounts expensed for stock awards and stock options that were granted in years prior to 2006 are also reflected in this column. There can be no assurance that the FAS 123R amount will ever be realized. Given his termination of employment, Mr. Auvil forfeited 150,000 shares of restricted stock and stock options for 100,000 shares.

(2)	Represents incentive compensation earned for the fiscal year ended December 31, 2006 under the Bonus Program. $87,500, $22,000, $28,750, $122,500 and $37,500 was earned under the MBO component of the Bonus Program by Ms. Greene, Mr. Auvil, Mr. Jurewicz, Mr. Eschenbach and Ms. Garde, respectively. $362,208, $27,500, $40,209, and $51,694 was earned under the Revenue and Profit Contribution Plan component of the Bonus Program by Ms. Greene, Mr. Auvil, Mr. Jurewicz and Ms. Garde, respectively. Mr. Eschenbach earned $197,281 under his bookings compensation arrangement. For more details on the Bonus Program, see “VMware’s Compensation Discussion and Analysis—Cash Bonus Plans.”

(3)	Represents a matching contribution to the EMC 401(k) plan.

(4)	Represents a discretionary bonus paid to Mr. Eschenbach at the discretion of EMC’s Chief Executive Officer.

(5)	Mr. Auvil voluntarily terminated employment on July 13, 2006.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants to the Named Executive Officers during the fiscal year ended December 31, 2006. The non-equity incentive plans consist of the bonus plans that are described in “Compensation Discussion and Analysis—Cash Bonus Plans.” The actual amounts realized in respect of the non-equity plan incentive awards in respect of the 2006 fiscal year are reported in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. The table also sets forth information with respect to stock awards and option awards granted by EMC during the fiscal year ended December 31, 2006.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Diane B. Greene	N/A	70,000	87,500	87,500	(2)	—	—	—	—	—		—	—
	N/A	210,000	262,500	393,750	(3)

Thomas J. Jurewicz	5/3/2006					—	—	—	—	20,000	(4)	13.37	93,295
	N/A	24,900	31,125	31,125	(2)
	N/A	24,900	31,125	46,688	(3)

Carl M. Eschenbach	5/3/2006					—	—	—	125,000	125,000	(5)	13.37	2,254,344
	N/A	98,000	122,500	122,500	(2)
	N/A	N/A	122,500	N/A	(6)

Rashmi Garde	N/A	30,000	37,500	37,500	(2)	—	—	—	—	—		—	—
	N/A	30,000	37,500	56,250	(3)

Paul Auvil	N/A	44,000	55,000	55,000	(2)	—	—	—	—	—		—	—
	N/A	44,000	55,000	82,500	(3)

(1)	This column reflects the grant date fair value computed in accordance with FAS 123(R) of the stock option and restricted stock grants in this table.

(2)	The amounts shown in the threshold and target columns reflect the amounts that would be paid if the individual and corporate goals were achieved in the first and second halves of 2006 under the MBO pursuant to the Bonus Program at the threshold 80% level and the target 100% level. The amounts in the target and maximum columns are the same because the MBO does not provide for any additional payments for overachievement of goals. For more information on the MBO, see “VMware’s Compensation Discussion and Analysis—Cash Bonus Plans.”

(3)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum bonuses payable under the Revenue and Profit Contribution Plan pursuant to the Bonus Program for the first and second halves of 2006. The threshold payment is 80% of the target bonus payment and the maximum bonus payment is 150% of the target bonus payment. For more information on the Revenue and Profit Contribution Plan, see “VMware’s Compensation Discussion and Analysis—Cash Bonus Plans.”

(4)	Mr. Jurewicz was granted stock options for 20,000 shares. One-fifth of these stock options will vest on the first five anniversaries of the date of grant subject to continued employment.

(5)	Mr. Eschenbach was granted stock options for 125,000 shares and was granted 125,000 shares of restricted stock. One-fifth of these stock options will vest on the first five anniversaries of the date of grant subject to continued employment. One-third of the restricted shares will vest on the first three anniversaries of the date of grant, subject to continued employment.

(6)	The amount shown in the target column reflects the amount that would be paid under Mr. Eschenbach’s bookings compensation arrangement if the target were met. There is no minimum or maximum payout under the arrangement because the bonus is tied to bookings which are not subject to a floor or a cap.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning EMC stock options and EMC stock awards held by the Named Executive Officers as of December 31, 2006. The market and payout values for unvested stock awards are calculated based on a market value of $13.20 per share (the closing market price of EMC’s common stock on December 29, 2006) multiplied by the number of shares subject to the award. All stock options shown in this table vest at the rate of 20% per year over the first five years of the ten-year option term, subject to the Named Executive Officer’s continued employment. For more information on equity awards made to the Named Executive Officers see “Compensation Discussion and Analysis—Long-Term Equity Incentives.”

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Diane B. Greene	80,000	320,000	(2)	—	14.49	7/22/2015	541,666	(3)	7,149,991	—	—
	160,000	240,000	(4)	—	12.85	10/28/2014
	200,000	300,000	(5)	—	11.19	4/29/2014

Thomas J. Jurewicz	—	20,000	(6)	—	13.37	5/3/2016	30,000	(7)	396,000	—	—
	3,000	4,500	(5)	—	11.19	4/29/2014
	26,633	—		—	1.27	4/14/2013
	12,428	—		—	1.27	5/16/2012
	26,633	—		—	1.27	1/17/2012

Carl M. Eschenbach	—	125,000	(6)	—	13.37	5/3/2016	201,250	(8)	2,656,500	—	—
	—	30,000	(5)	—	11.19	4/29/2014
	7,214	—		—	2.26	12/10/2013
	3,700	—		—	1.27	4/14/2013

Rashmi Garde	6,000	9,000	(5)	—	11.19	4/29/2014	62,500	(9)	825,000	—	—
	6,214	—		—	1.27	4/14/2013
	12,947	—		—	1.27	3/13/2012
	2,775	—		—	1.13	1/19/2011

Paul Auvil	—	—		—	—	—	—		—	—	—

(1)	The grant date of each stock option is ten years prior to its expiration date.

(2)	One-quarter of these options will vest on each of July 22 of 2007, 2008, 2009 and 2010, subject to continued employment.

(3)	Ms. Greene was granted 137,500 PARs on October 28, 2004 and 600,000 PARs on July 22, 2005. Subject to continued employment, the PARs will fully vest on the fifth anniversary of grant; provided, however, that the PARs granted in 2004 may vest at an accelerated rate with respect to one-third of the underlying shares in each of the first three years following grant if annual performance goals are met and the PARs granted in 2005 may vest at an accelerated rate with respect to one-quarter of the underlying shares in each of the first four years following grant if annual performance goals are met. On January 30, 2007, one-third of the PARs granted in 2004 vested as a result of the achievement of the underlying performance goal for 2006. On January 30, 2007, one-quarter of the PARs granted in 2005 vested due to the achievement of the performance goal for 2006. One-quarter of the PARs granted in 2005 vested prior to the end of 2006 in light of strong VMware performance in 2005 and the beta development of a new product and its availability in 2006.

(4)	One-third of these options will vest on each of October 28 of 2007, 2008 and 2009, subject to continued employment.

(5)	One-third of these options will vest on each of April 29 of 2007, 2008 and 2009, subject to continued employment.

(6)	One-fifth of these options will vest on each of May 3 of 2007, 2008, 2009, 2010 and 2011, subject to continued employment.

(7)	Mr. Jurewicz was granted 40,000 PARs on May 17, 2005. Subject to continued employment, the PARs will fully vest on the fifth anniversary of the date of grant; provided, however, that the PARs may vest at an accelerated rate with respect to one-quarter of the underlying shares in each of the first four years following grant if annual performance goals are met. On January 30, 2007, one-quarter of the PARs granted in 2005 vested due to the achievement of the performance goal for 2006. The vesting of one-quarter of the PARs granted in 2005 vested prior to the end of 2006 in light of strong VMware performance in 2005 and the beta development of a new product and its availability in 2006.

(8)	Mr. Eschenbach was granted 125,000 shares of restricted stock on May 3, 2006. One-third of these shares will vest subject to continued employment on each of May 3, 2007, 2008 and 2009. Mr. Eschenbach was granted 105,000 PARs on May 17, 2005. Subject to continued employment, these PARs will fully vest on the fifth anniversary of grant; provided, however, that the 30,000 of these PARs may vest at an accelerated rate with respect to one-third of the underlying shares in each of the first three years following grant if annual performance goals are met and 75,000 of these PARs may vest at an accelerated rate with respect to one-quarter of the underlying shares in each of the first four years following grant if annual performance goals are met. One-third of the 30,000 PARs granted in 2005 vested in 2006 as a result of the achievement of the underlying performance goal for 2005 and one-quarter of the 75,000 PARs granted in 2006 vested prior to the end of 2006 in light of strong VMware performance in 2005 and the beta development of a new product and its availability in 2006.

(9)	Ms. Garde was granted 50,000 PARs on May 17, 2005 and 25,000 PARs on October 17, 2005. Subject to continued employment, these PARs will fully vest on the fifth anniversary of the date of grant; provided, however, that the PARs may vest at an accelerated rate with respect to one-quarter of the underlying shares in each of the first four years following grant if annual performance goals are met. On January 30, 2007, one-quarter of the PARS granted in May and October vested due to the achievement of the performance goal for 2006. One-quarter of the PARs granted in May vested in prior to the end of 2006 in light of strong VMware performance in 2005 and the beta development of a new product and its availability in 2006.

Option Exercises and Stock Vested

The following table provides information regarding options and stock awards exercised and vested, respectively, for VMware’s Named Executive Officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Diane B. Greene	—	—	195,834	2,452,876
Thomas J. Jurewicz	—	—	8,000	95,780
Carl M. Eschenbach	47,189	360,438	25,000	313,588
Rashmi Garde	—	—	10,000	119,725
Paul Auvil	354,821	3,623,789	40,000	478,900

(1)	Represents the difference between the exercise price and the fair market value of EMC common stock on the date of exercise for each option.

(2)	Represents the fair market value of the EMC common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date.

Pension Benefits

Our employees are not provided with pension benefits.

Nonqualified Deferred Compensation

Our employees are not provided with a nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

The tables below reflect the compensation and benefits due to each of the Named Executive Officers in the event of termination of employment. The compensation and benefits payable to each Named Executive Officer upon a voluntary termination, an involuntary for cause termination, an involuntary termination other than for cause, upon a change in control, a termination due to death or disability and upon the Named Executive Officer’s retirement is shown below. Except for Mr. Auvil, the amounts shown assume that each termination of employment was effective as of December 29, 2006, and the fair market value of EMC’s common stock was $13.20, the closing price of its common stock on the New York Stock Exchange, on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

Payments and Benefits upon any Termination

Employees, including the Named Executive Officers, are entitled to receive earned and unpaid compensation upon any termination of employment. Accordingly, subject to the exceptions noted below, upon any termination of employment the Named Executive Officers will only receive accrued but unused vacation pay. In addition, except as noted below, all unvested stock awards will terminate upon any termination of employment and all stock options granted to the Named Executive Officers after January 2004, whether vested or unvested, will also terminate under EMC’s 2003 Stock Incentive Plan. Stock options granted prior to January 2004, which are all vested, will remain exercisable upon a termination of employment for not less than 90 days.

Voluntary Termination

A Named Executive Officer who voluntarily terminates employment is not entitled to any benefits other than those that are paid to all employees upon any termination of employment as described above.

Involuntary Termination For Cause

A Named Executive Officer whose employment is terminated for cause is not entitled to any benefits other than those that are paid to all employees upon any termination of employment as described above.

Involuntary Termination Without Cause

Except for Mr. Jurewicz, who is entitled to a severance payment equal to three months of his annual salary if his employment is terminated without cause, the Named Executive Officers are not contractually entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment as described above. The provision of any compensation and benefits would be made at the discretion of the Compensation and Corporate Governance Committee. However, if one of our employee’s employment is terminated in connection with a reduction in force, a pro rata portion of the PARs granted to the employee will vest if the performance goals are subsequently achieved. Since it is unlikely the Named Executive Officers would be terminated in connection with a reduction in force, the tables below do not include an estimate of the value of PARs that would potentially vest if the performance goals were subsequently achieved.

Change in Control

Our Named Executive Officers do not have change in control agreements. However, EMC equity awards granted to VMware employees under EMC’s 2003 Stock Incentive Plan will vest if EMC is not the surviving corporation to a merger and the surviving corporation does not issue replacement awards.

Death

In addition to providing the benefits that are provided to all employees generally upon any termination of employment, upon an employee’s death, the employee’s survivors will continue to receive the employee’s base salary for six months and we will make a $10,000 contribution to a tax-qualified education fund in respect of each of the deceased employee’s minor children. In addition, for those employees who hold equity awards granted under EMC’s 2003 Stock Incentive Plan, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death will remain exercisable for three years.

Disability

We do not have guidelines for providing compensation or benefits upon an employee’s disability other than providing the benefits that are provided to all employees generally upon any termination of employment. However, for those employees who hold equity awards granted under EMC’s 2003 Stock Incentive Plan, unvested stock options and stock awards will immediately vest, and all options held by any EMC employee prior to his or her termination for disability will remain exercisable for three years.

Retirement

We do not provide any retirement benefits to the Named Executive Officers, other than the matching 401(k) plan contributions of up to $3,000 per year that are provided to all employees who participate in EMC’s 401(k) plan.

However, employees are generally entitled to continued vesting and exercisability with respect to their EMC equity awards if they are retirement eligible under EMC’s equity plans. For this purpose, employees are eligible to retire if they voluntarily terminate employment after 20 years of service or after they have attained age 55 with five years of service and provided they give six months’ advance notice. None of the Named Executive Officers are retirement eligible.

Diane B. Greene

The following table shows the potential payments and benefits that will be provided under each of the scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Incremental Benefits Pursuant to Termination Event							N/A
Cash Severance	—	—	—	—	175,000	—
Tax Qualified Education Fund Contribution	—	—	—	—	20,000	—
In-the-Money Value of Accelerated Stock Options	—	—	—	687,000	687,000	687,000
Value of Accelerated Restricted Stock	—	—	—	7,149,991	7,149,991	7,149,991

Total Value: Incremental Benefits	—	—	—	7,836,991	8,031,991	7,836,991

In addition, Ms. Greene will also be entitled to exercise her vested in-the-money stock options upon any termination of employment (other than a termination for cause with respect to stock options granted after January 2004). As of December 29, 2006, these stock options had a cash value of $458,000.

Thomas J. Jurewicz

The following table shows the potential payments and benefits that will be provided under each of the scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Incremental Benefits Pursuant to Termination Event							N/A
Cash Severance	—	—	51,875	—	103,750	—
Tax Qualified Education Fund Contribution	—	—	—	—	40,000	—
In-the-Money Value of Accelerated Stock Options	—	—	—	9,045	9,045	9,045
Value of Accelerated Restricted Stock	—	—	—	396,000	396,000	396,000

Total Value: Incremental Benefits	—	—	51,875	405,045	548,795	405,045

In addition, Mr. Jurewicz will also be entitled to exercise his vested in-the-money stock options upon any termination of employment (other than a termination for cause with respect to stock options granted after January 2004). As of December 29, 2006, these stock options had a cash value of $789,759.

Carl M. Eschenbach

The following table shows the potential payments and benefits that will be provided under each of the scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Incremental Benefits Pursuant to Termination Event							N/A
Cash Severance	—	—	—	—	177,500	—
Tax Qualified Education Fund Contribution	—	—	—	—	30,000	—
In-the-Money Value of Accelerated Stock Options	—	—	—	60,300	60,300	60,300
Value of Accelerated Restricted Stock	—	—	—	2,656,500	2,656,500	2,656,500

Total Value: Incremental Benefits	—	—	—	2,716,800	2,924,300	2,716,800

In addition, Mr. Eschenbach will also be entitled to exercise his vested in-the-money stock options upon any termination of employment (other than a termination for cause with respect to stock options granted after January 2004). As of December 29, 2006, these stock options had a cash value of $123,062.

Rashmi Garde

The following table shows the potential payments and benefits that will be provided under each of the scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Incremental Benefits Pursuant to Termination Event							N/A
Cash Severance	—	—	—	—	125,000	—
Tax Qualified Education Fund Contribution	—	—	—	—	20,000	—
In-the-Money Value of Accelerated Stock Options	—	—	—	18,090	18,090	18,090
Value of Accelerated Restricted Stock	—	—	—	825,000	825,000	825,000

Total Value: Incremental Benefits	—	—	—	843,090	988,090	843,090

In addition, Ms. Garde will also be entitled to exercise her vested in-the-money stock options upon any termination of employment (other than a termination for cause with respect to stock options granted after January 2004). As of December 29, 2006, these stock options had a cash value of $274,145.

Paul Auvil

Mr. Auvil voluntarily terminated employment with us on July 13, 2006. Mr. Auvil did not receive any benefits other than those described above under “Payments and Benefits upon any Termination.”

Indemnification Agreements and Director and Officer Insurance

We have entered into agreements to indemnify our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Our directors and officers are insured against certain losses from potential third-party claims for which we are legally or financially unable to indemnify them. We self-insure with respect to potential third-party claims that create a direct liability to such third party or an indemnification duty on our part. Our certificate of incorporation and our bylaws contain provisions that limit the liability of our directors. A description of these provisions is contained under the heading “Description of Capital Stock—Limitation of Liability and Indemnification Matters.”

VMWARE’S CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We intend to adopt a policy to address the review, approval or ratification of related person transactions. An investor may obtain a written copy of this policy, once adopted, by sending a written request to VMware, Inc., 3401 Hillview Avenue, Palo Alto, CA 94304, attention: Legal Department.

Prior to the IPO, we have been operated as a wholly owned subsidiary of EMC. Immediately following the IPO, EMC will continue to own approximately 89% of our common stock (43% of our Class A common stock and 100% of our Class B common stock) and will control 99% of the combined voting power of our common stock. If the underwriters’ over-allotment option is exercised in full, immediately following the IPO, EMC will own approximately 88% of our common stock (41% of our Class A common stock and 100% of our Class B common stock) and will control 98% of the combined voting power of our common stock. EMC will continue to have the power acting alone to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of our Class B common stock or its successor-in-interest will be required for us to authorize a number of significant actions, as set forth below under “Description of Capital Stock—Approval Rights of Holders of Class B Common Stock.”

Since our acquisition by EMC in 2004, we have entered into a number of agreements with EMC in the ordinary course of business relating to our business and our relationship with EMC. We also will enter into certain agreements with EMC relating to the IPO and our relationship with EMC after the IPO. The material terms of such agreements with EMC relating to our historical relationship, the IPO and our relationship with EMC after the IPO are described below. We do not currently expect to enter into any additional agreements or other transactions with EMC, outside the ordinary course, or any of our directors, officers or other affiliates other than those specified below. However, in the future, in accordance with Delaware law, any contract or transaction between us and one of our directors or officers or between us and any corporation, partnership, association or any other organization in which one or more of our directors or officers is a director or officer or has a financial interest, will either be approved by the stockholders, a majority of the disinterested members of our board or a committee of our board that authorizes such contracts or transactions or must be fair to us as of the time our directors, a committee of our directors or our stockholders approve the contract or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and SEC rules and regulations.

Relationship with EMC Corporation

Historical Relationship With EMC

We have been operated as a wholly owned subsidiary of EMC since January 2004. As a result, in the ordinary course of our business, we have received various services provided by EMC, including tax, accounting, treasury, legal and human resources services. Historically, EMC has not sold our products. Our historical financial statements include allocations to us by EMC of its costs related to these services. These cost allocations have been determined on a basis that EMC considers to be a reasonable reflection of the use of services provided or the benefit received by us. These allocations totaled $4.5 million in fiscal 2004, $5.3 million in fiscal 2005 and $5.1 million in fiscal 2006.

In April 2007, we declared an $800 million dividend to EMC in the form of a note. The note matures in April 2012 and bears an interest rate of the 90-day LIBOR plus 55 basis points (5.91% as of June 30, 2007), with interest payable quarterly in arrears, commencing June 30, 2007. We may repay the note, without penalty, at any time commencing July 2007.

In view of the potential overlap between our business and that of EMC, we and EMC conduct our businesses pursuant to our Rules of Engagement with Storage, Server and Infrastructure Software Vendors,

copies of which are made available to our partners, which outline product development, qualification and sales guidelines that we and EMC follow with partners who also have products that directly compete with EMC products. These Rules of Engagement may be amended from time to time by our board of directors.

We have previously entered into several agreements with EMC with respect to international marketing, product services resale, call center support, project specific consulting, research and development and professional services. EMC will continue to provide these services to us following the IPO pursuant to these agreements or similar subsequent arrangements. In certain circumstances where we do not have an established legal entity, EMC employees managed by our personnel have provided services on our behalf.

We have entered into various geographically-specific marketing services agreements with certain of EMC’s subsidiaries. Together, these agreements involve the following countries: Austria, Australia, Belgium, Brazil, Canada, Czech Republic, Denmark, France, Germany, Hong Kong, India, Italy, Korea, Luxembourg, Mexico, Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland, Taiwan and the United Kingdom. The terms of these agreements are substantially similar and under such agreements, the signing EMC subsidiaries have agreed to provide us, upon our request, with services that include promoting our products, developing our customer base, and acting as a liaison to certain customers. Under the provisions of the agreements, we are charged by such EMC subsidiaries in performing services under these agreements. The agreements are effective until terminated by either party upon 30 days’ written notice. EMC subsidiaries provided these services to us on similar terms before such time as we entered into written agreements. From January 1, 2006 through March 31, 2007, the aggregate value that we paid such EMC subsidiaries (other than in Canada and India, which payments are included together with payments for services under the call center agreements, described below) for the provision of these services was approximately $54.4 million.

We have entered into call center service agreements with EMC Corporation of Canada and EMC Data Storage Systems (India) Private Limited, each of which is a subsidiary of EMC. Under the terms of such agreements, each of the EMC subsidiaries has agreed to provide us, upon our request, with certain telephonic call center and customer support. Under the provisions of the agreements, we are charged by such EMC subsidiaries in performing services under these agreements. The agreements are effective until terminated by either party upon 30 days’ notice. EMC provided these services to us on similar terms before such time as we entered into written agreements. From January 1, 2006, through March 31, 2007, the aggregate value that we paid such EMC subsidiaries for the provision of these services and under the marketing services arrangements in Canada and India with these subsidiaries was approximately $13.1 million.

We have entered into various consulting services agreements with EMC whereby we provide certain of EMC’s customers with project-specific support, including implementing our products within such clients’ environments, as well as helping clients optimize their VMware products. The provisions of such agreements are substantially similar, and terminate either upon mutual agreement between EMC and ourselves, or upon the completion of the specific project for which a consulting service agreement was executed. From January 1, 2006 through March 31, 2007, the aggregate value of the services we performed and charged EMC for under such agreements was approximately $6.0 million.

We have entered into a Professional Services Reseller and Subcontractor Agreement with EMC whereby we appointed EMC as a non-exclusive reseller of our professional services. Under the agreement, we have performed and will continue to perform various professional consulting services for EMC customers. Under the terms of the agreement, the agreement may only be terminated upon a material breach, non-payment, a breach of confidentiality or by either party upon 10 business days’ notice. From January 1, 2006 through March 31, 2007, we charged EMC approximately $4.8 million for services we rendered under the agreement.

We have entered into a Development Services Agreement with EMC Data Storage Systems (India) Private Limited. Under the terms of the agreement, EMC’s Indian subsidiary provides us with research and development services with respect to certain of our software products. The agreement automatically renews annually, but may be terminated by either party upon 30 days’ prior written notice. Under the provisions of the agreement, we are charged by EMC’s subsidiary. EMC provided these services to us on similar terms before such time as we entered into written agreements. From January 1, 2006 through March 31, 2007, we paid EMC’s subsidiary an aggregate value of approximately $5.5 million for the provision of these services.

For additional information about our relationship with EMC, see Note J to our consolidated financial statements included elsewhere in this Prospectus—Offer to Exchange.

EMC as our Controlling Stockholder

EMC currently owns substantially all of our common stock. EMC will hold approximately 99% of the combined voting power of our outstanding common stock upon completion of the IPO (or approximately 98 % if the underwriters exercise their over-allotment option in full). For as long as EMC or its successor-in-interest continues to control more than 50% of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of our board of directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, EMC or its successor-in-interest will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to EMC or its successor-in-interest.

EMC has agreed not to sell or otherwise dispose of any of our common stock for a period of 180 days from the date of the IPO without the prior written consent of Citigroup Global Markets Inc. (“Citi”), J.P. Morgan Securities Inc. (“JPMorgan”) and Lehman Brothers Inc. (“Lehman Brothers”), subject to certain exceptions. See “Shares Eligible for Future Sale.” However, there can be no assurance concerning the period of time during which EMC will maintain its ownership of our common stock following the IPO.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding common stock is required in order for EMC to continue to include us in its consolidated group for federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for EMC to effect a tax-free spin-off of us or certain other tax-free transactions. As of the date of the IPO, EMC does not intend or plan to undertake a spin-off of us or another tax-free transaction involving us. It is expected that we will be included in EMC’s consolidated group for U.S. federal income tax purposes following the IPO.

Agreements Between EMC and Us

In connection with the IPO, EMC and we will enter into certain agreements governing various interim and ongoing relationships between us. These agreements will include:

•	a master transaction agreement;

•	an administrative services agreement;

•	a tax sharing agreement;

•	an insurance matters agreement;

•	an employee benefits agreement;

•	an intellectual property agreement; and

•	real estate agreements.

The agreements summarized below will be filed as exhibits to the registration statement of which this Prospectus—Offer to Exchange is a part. We encourage you to read the full text of these material agreements. We will enter into these agreements with EMC in the context of our relationship with EMC as the owner of substantially all of our common stock. The prices and other terms of these agreements will be designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Master Transaction Agreement

The master transaction agreement contains key provisions relating to our ongoing relationship with EMC. The master transaction agreement also contains agreements relating to the conduct of the IPO and future transactions, and will govern the relationship between EMC and us subsequent to the IPO. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is five years after the first date on which EMC ceases to own shares representing at least 20% of our common stock. The provisions of the master transaction agreement related to our cooperation with EMC in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to indemnification by us and EMC will survive indefinitely.

The IPO. The master transaction agreement requires us to use our reasonable best efforts to satisfy certain conditions to the completion of the IPO. EMC may, in its sole and absolute discretion, choose to proceed with or abandon the IPO. All costs and expenses of VMware and EMC relating to the IPO will be paid by us.

Registration Rights. Pursuant to the master transaction agreement, we will provide EMC with certain registration rights because the shares of our common stock held by EMC after the IPO will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Accordingly, EMC may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of EMC, we will use our reasonable best efforts to register shares of our common stock that are held by EMC after the closing of the IPO, or subsequently acquired, for public sale under the Securities Act. EMC may request up to two registrations in any calendar year. We will also provide EMC with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which EMC may request its shares be included.

EMC may not transfer its registration rights other than to an affiliate. EMC’s registration rights will terminate on the earlier of the date on which EMC has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by EMC may be sold without restriction pursuant to Rule 144(k) of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by EMC, except that EMC will pay all it own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

Future Distributions. Additionally, we have agreed to cooperate, at our expense, with EMC to accomplish a distribution by EMC of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. EMC will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, EMC may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

Anti-Dilution Option. Pursuant to the master transaction agreement, we have granted EMC a continuing right to purchase from us shares of Class A common stock and Class B common stock in order to maintain EMC’s respective percentage ownership interests in our Class A common stock and Class B common stock following the completion of the IPO. This option may be exercised by EMC in connection with any issuance by us of common stock other than pursuant to the IPO (including the exercise of the underwriters’ over-allotment option) or any stock option or executive or employee compensation plan, except where the issuance pursuant to a stock option or executive or employee compensation plan would cause EMC’s percentage ownership of common stock to fall below 80.1%. If we issue our common stock for cash consideration as permitted in the foregoing sentence other than pursuant to a stock option or executive compensation plan that causes EMC’s percentage ownership of common stock to fall below 80.1%, upon the exercise of the option, EMC will pay a price per share of Class A common stock equal to the offering price paid by us in the related issuance of common stock and a price per share of Class B common stock equal to the fair market value thereof as determined by our board of directors. If we issue our common stock for non-cash consideration or pursuant to a stock option or executive compensation plan that causes EMC’s percentage ownership of common stock to fall below 80.1%, upon exercise of the option, EMC will pay a price per share of Class A common stock equal to the average closing price of our common stock on the day prior to the applicable issuance date and a price per share of Class B common stock equal to the fair market value thereof as determined by our board of directors.

If EMC chooses not to exercise its option, or exercises its option for a number of shares less than the total number permissible, in connection with any particular future common stock issuance by us, EMC’s right to exercise the option in connection with any subsequent issuance by us will not be affected. However, in such case EMC’s ownership percentage will be recalculated to account for any prior decision not to exercise the option in full or at all, as appropriate. EMC’s option to maintain its ownership percentage in us will terminate on the earlier of the date of a tax-free distribution, the date upon which EMC beneficially owns shares of common stock representing less than 80% of the aggregate voting power of shares of common stock then outstanding and the date on which, if the option has been transferred to a subsidiary of EMC, that subsidiary ceases to be a subsidiary of EMC.

Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including:

•	consolidating or merging with any other entity;

•	acquiring the stock or assets of another entity in excess of $100 million;

•	issuing any stock or securities except to our subsidiaries or pursuant to the IPO or our employee benefit plans;

•	taking any actions to dissolve, liquidate or wind-up our company;

•	declaring dividends on our stock;

•	entering into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; and

•	amending, terminating or adopting any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical VMware business and operations, and generally will place on EMC the financial responsibility for liabilities associated with all of EMC’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and EMC each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to our general indemnification obligations described above relating to the current and historical VMware business and operations, we will agree to indemnify EMC against liabilities arising from misstatements or omissions in this Prospectus—Offer to Exchange or the registration statement of which it is a part, except for misstatements or omissions relating to information that EMC provided to us specifically for inclusion in this Prospectus—Offer to Exchange or the registration statement of which it forms a part. We will also agree to indemnify EMC against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to EMC specifically for inclusion in EMC’s annual or quarterly reports following the completion of the IPO, but only to the extent that the information pertains to us or our business or to the extent EMC provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of EMC.

In addition to EMC’s general indemnification obligations described above relating to the current and historical EMC business and operations, EMC will indemnify us for liabilities under litigation matters related to EMC’s business and for liabilities arising from misstatements or omissions with respect to information that EMC provided to us specifically for inclusion in this Prospectus—Offer to Exchange or the registration statement of which it forms a part. EMC will also agree to indemnify us against liabilities arising from information EMC provides to us specifically for inclusion in our annual or quarterly reports following the completion of the IPO, but only to the extent that the information pertains to EMC or EMC’s business or to the extent we provide EMC prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction.

For liabilities arising from events occurring on or before the time of the IPO, the master transaction agreement contains a general release. Under this provision, we will release EMC and its subsidiaries, successors and assigns, and EMC will release us and our subsidiaries, successors and assigns, from any liabilities arising from events between us on the one hand, and EMC on the other hand, occurring on or before the time of the IPO, including in connection with the activities to implement the IPO. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or other intercompany agreements or to specified ongoing contractual arrangements.

Accounting Matters; Legal Policies. Under the master transaction agreement, we will agree to use our reasonable best efforts to use the same independent certified public accounts selected by EMC and to maintain the same fiscal year as EMC until such time as EMC is no longer required to consolidate our results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied). We also agree to use our reasonable best efforts to complete our audit and provide EMC with all financial and other information on a timely basis such that EMC may meet its deadlines for its filing annual and quarterly financial statements.

Additionally, for as long as EMC is providing us with legal services under the administrative services agreement, the master transaction agreement will require us to comply with all EMC policies and directives identified by EMC as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by EMC.

Administrative Services Agreement

Under the administrative services agreement, which when signed will become effective as of the closing date of the IPO, EMC will provide us with services, including tax, accounting, treasury, legal and human resources services and certain services in Bangalore, India. For such time as the administrative services agreement is in effect, EMC and VMware may agree on additional services to be included in the administrative services agreement. EMC will provide services to us with substantially the same degree of skill and care as such services are performed within EMC. With the exception of services in Bangalore, India, for which we will pay a set quarterly fee, we will pay fees to EMC for the services rendered based on the number and total cost of the EMC employees required to provide services, or as otherwise may be agreed.

We anticipate that the initial term of the administrative services agreement will expire on September 30, 2007 and will be extended automatically for additional three-month terms unless terminated by one of the parties. Prior to the expiration of the initial term and any subsequent renewal term, we will agree with EMC to adjust the fees payable for services (other than services in Bangalore, India) under the agreement, as necessary, to accurately reflect the level of services we require. We have the right to terminate any of the services provided by EMC under the administrative services agreement at any time upon 30 days’ prior written notice of termination to EMC. As of the date of this Prospectus—Offer to Exchange, we expect that EMC will provide us with these services for a period longer than the initial term.

Furthermore, we have agreed in the administrative services agreement that we will be responsible for, and will indemnify EMC with respect to, our own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of EMC.

Tax Sharing Agreement

We have been included in EMC’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include EMC and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. We intend to enter into a new tax sharing agreement that will become effective upon consummation of the IPO. Pursuant to the tax sharing agreement, we and EMC generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. EMC will prepare pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the tax sharing agreement. We will be responsible for any taxes with respect to tax returns that include only us and our subsidiaries.

EMC will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Disputes arising between the parties relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions.

We have been included in the Consolidated Group for periods in which EMC owned at least 80% of the total voting power and value of our outstanding stock. It is expected that we will be included in the Consolidated Group following the IPO. EMC, during any part of a consolidated return year is liable for the tax on the consolidated return of such year, except for such taxes related to (i) our separate tax liability and (ii) our business and operations, of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and EMC, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.

As of the date of this Prospectus—Offer to Exchange, EMC does not intend or plan to undertake a spin-off of our stock to EMC stockholders. Nevertheless, we and EMC have agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the tax sharing agreement. If EMC were to decide to pursue a possible spin-off, we have agreed to cooperate with EMC and to take any and all actions reasonably requested by EMC in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude EMC’s ability to undertake a tax-free spin-off. In the event EMC completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an IRS ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or EMC.

Insurance Matters Agreement

Prior to the consummation of the IPO, we will also enter into an insurance matters agreement with EMC. Pursuant to the insurance matters agreement, EMC will maintain insurance policies covering, and for the benefit of, us and our directors, officers and employees. The insurance policies maintained by EMC under the insurance matters agreement will be comparable to those maintained by EMC and covering us prior to the IPO. Except to the extent that EMC allocates a portion of its insurance costs to us, we will pay or reimburse EMC, as the case may be, for premium expenses, deductibles or retention amounts, and all other costs and expenses that EMC may incur in connection with the insurance coverage EMC maintains for us. We will be responsible for any action against VMware in connection with EMC’s maintenance of insurance coverage for us, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to an insurance carrier in connection with a claim or potential claim or otherwise, during the term of the insurance matters agreement, except to the extent that such action arises out of or is related to the breach by EMC of the insurance matters agreement or related insurance policies, or the gross negligence, bad faith or willful misconduct of EMC in connection with the insurance matters agreement or the related insurance policies.

We anticipate that the term of the insurance matters agreement will expire on a date which is 45 days after the date upon which EMC owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock.

Employee Benefits Agreement

Prior to the consummation of the IPO, we will also enter into an employee benefits agreement with EMC. The employee benefits agreement will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters, including the treatment of outstanding EMC equity awards which may be held by our employees following the IPO and the allocation of certain retirement plan assets and liabilities and the ownership of work product developed for our benefit. The employee benefits agreement will also generally provide that we are assuming employment-related liabilities with respect to employees employed by us for periods of time prior to the IPO.

Intellectual Property Agreement

The terms of the intellectual property agreement will formalize the relationship between us and EMC with respect to our use of certain EMC source code and associated intellectual property rights, as well as EMC’s use of certain VMware source code and associated intellectual property rights.

Under the terms of the intellectual property agreement, we and EMC fully will release one another from claims resulting from any acts of infringement that might have occurred prior to the date the IPO is completed. Going forward, EMC will provide to us license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support our existing products, as well as any updates, upgrades and future versions of those products, and the implementation of interoperability between future VMware products and EMC products. These rights exclude our ability to use EMC’s intellectual property to create certain types of products.

We, in turn, will provide to EMC license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support EMC’s existing products, any updates, upgrades and future versions of those products, as well as EMC’s future products. These rights exclude the ability of EMC to use our intellectual property to create certain types of products. The scope of the patent rights we provide to EMC and the scope of products with which EMC may use our intellectual property rights will be initially narrowed at such time as EMC no longer owns 50% of our common stock, and further narrowed at such time as EMC no longer owns 20% of our common stock. The scope of products with which EMC may use our intellectual property rights will also be narrowed if there is a change of control of EMC at such time as EMC no longer owns 50% of our common stock. EMC will indemnify us for any losses arising out of any use by EMC of the intellectual property rights we provide to EMC under the intellectual property agreement, and we will indemnify EMC for any losses arising out of any use by us of the intellectual property rights EMC provides to us under the intellectual property agreement.

Real Estate Agreements

Prior to the consummation of the IPO, we will enter into a real estate license agreement with EMC. The real estate license agreement will govern the terms under which we may use the space we share, and will continue to share, with EMC at certain properties that EMC currently leases abroad. We do not currently expect that the real estate license agreement will materially change the current arrangements we have with EMC related to shared space or the amounts we are charged for use of such space. We will also enter into an agreement which will provide for our purchase from EMC of the equity interests in the EMC entity which holds the ground leasehold interest in the land on which our global headquarters is being built and the interest in our global headquarters itself for an amount equal to the cost expended by EMC to date in constructing the facilities, which totaled approximately $127.0 million as of June 30, 2007.

Our Relationship with Intel

We are party to a Class A common stock purchase agreement with Intel Capital dated as of July 9, 2007. Pursuant to the stock purchase agreement, following the expiration of the applicable waiting period under the HSR Act and the satisfaction of other customary closing conditions, including the absence of a material adverse change, Intel Capital will purchase 9.5 million shares of our Class A common stock, at a price of $23.00 per share for an aggregate purchase price of $218.5 million. If we do not complete an underwritten public offering with an aggregate price to the public of at least $250.0 million on or before December 31, 2007, Intel Capital will have the right to exchange its Class A common stock for shares of Series A preferred stock, the terms of which will be designated prior to the closing of the Intel investment. The stock purchase agreement also contains certain anti-dilution provisions which will terminate upon the closing of the IPO.

Pursuant to Intel Capital’s proposed investment in our Class A common stock, we have entered into an investor rights agreement with Intel Capital that provides Intel Capital with certain rights, including the following rights:

•

demand registration rights, pursuant to which, six months after the effectiveness of the registration statement of which this prospectus constitutes a part, Intel Capital has the right to effect one demand registration of our Class A common stock held by them at the time of such demand;

•	“piggyback” registration rights with respect to our Class A common stock, subject to standard cutback provisions imposed by underwriters; and

•

the right to demand that we effect a registration with respect to all or a part of their securities upon us becoming eligible to file on Form S-3, subject to standard cutback provisions imposed by underwriters.

The investor rights agreement also restricts Intel Capital’s right to sell or transfer the shares of our Class A common stock acquired pursuant to the July 9 stock purchase agreement for a period of one year from the date of purchase. Accordingly, Intel Capital’s exercise of any of the rights described above is subject to the expiration of such one-year period.

The investor rights agreement will obligate us to pay for the costs and expenses of registration other than underwriting discounts. Additionally, Intel Capital has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of its shares of Class A common stock within 180 days of the IPO, subject to extension under certain circumstances. The investor rights agreement also provides that Intel’s representative on our board shall have no duty or obligation to present any corporate opportunity to us, unless the opportunity is expressly presented to such board member in his or her capacity as a director or he or she otherwise first acquires knowledge of the opportunity in the course of his or her activities as a member of our board.

In addition, we and Intel have entered into a routine and customary collaboration partnering agreement that expresses the parties’ intent to continue to expand their cooperative efforts around joint development, marketing and industry initiatives.

Other Related Person Transactions

In June 2007, our Compensation and Corporate Governance Committee granted options to purchase 250,000 shares of Class A common stock with an exercise price of $23.00 per share to Mendel Rosenblum, our chief scientist and the husband of Diane Greene, our president, chief executive officer and member of the board of directors. Other than the transactions listed above, we have not entered into any other transactions with related persons. Our board of directors will adopt policies and procedures for the review, approval and ratification of any future related party transactions.

SECURITY OWNERSHIP OF MANAGEMENT OF EMC

The following persons are directors and/or executive officers of EMC as of July 9, 2007.

Joseph M. Tucci	Chairman, President and Chief Executive Officer

William J. Teuber, Jr.	Vice Chairman

Arthur W. Coviello, Jr.	Executive Vice President and President of RSA

Paul T. Dacier	Executive Vice President and General Counsel

David A. Donatelli	Executive Vice President, Storage Products Operations

Howard D. Elias	Executive Vice President, Global Services and Resource Management Software Group

David I. Goulden	Executive Vice President and Chief Financial Officer

Diane B. Greene	Executive Vice President and President of VMware

Frank M. Hauck	Executive Vice President, Global Marketing and Customer Quality

Mark S. Lewis	Executive Vice President, Chief Development Officer

John T. Mollen	Executive Vice President, Human Resources

Michael W. Brown	Director

John R. Egan	Director

David N. Strohm	Director

Gail Deegan	Director

Olli-Pekka Kallasvuo	Director

Windle B. Priem	Director

Alfred M. Zeien	Director

Michael J. Cronin	Director

W. Paul Fitzgerald	Director

The address of each director and executive officer is: c/o EMC Corporation, 176 South Street, Hopkinton, MA 01748. The business telephone number of each director and executive officer is: (508) 435-1000.

Security Ownership of EMC Management

The following table sets forth information as of June 15, 2007 with respect to the beneficial ownership of EMC common stock by each of EMC’s directors and executive officers, and all of EMC’s directors and executive officers as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in this table have sole investment and voting power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares of EMC Common Stock Beneficially Owned(1)	Percent of Outstanding Shares
Michael W. Brown(2)	40,000	*
Arthur W. Coviello, Jr.(3)	1,055,248	*
Michael J. Cronin(4)	170,000	*
Paul T. Dacier(5)	1,619,176	*
Gail Deegan(6)	148,500	*
David A. Donatelli(7)	2,365,960	*
John R. Egan(8)	2,160,594	*
Howard D. Elias(9)	1,358,253	*
W. Paul Fitzgerald(10)	749,208	*
David I. Goulden(11)	1,928,941	*
Diane B. Greene(12)	1,136,154	*
Frank M. Hauck(13)	2,034,820	*
Olli-Pekka Kallasvuo(14)	80,000	*
Mark S. Lewis(15)	1,741,753	*
John T. Mollen(16)	1,464,012	*
Windle B. Priem(17)	240,000	*
David N. Strohm(18)	731,176	*
William M. Teuber(19)	2,582,415	*
Joseph M. Tucci(20)	8,889,205	*
Alfred M. Zeien(21)	230,000	*
All directors and executive officers as a group (20 persons)(22)	31,223,372	1.49

*	Less than 1%

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table.

(2)	Mr. Brown is deemed to own 10,000 of these shares by virtue of options to purchase these shares.

(3)	Mr. Coviello is deemed to own 760,488 of these shares by virtue of options to purchase these shares.

(4)	Mr. Cronin is deemed to own 130,000 of these shares by virtue of options to purchase these shares.

(5)	Mr. Dacier is deemed to own 1,160,000 of these shares by virtue of options to purchase these shares.

(6)	Ms. Deegan is deemed to own 90,000 of these shares by virtue of options to purchase these shares.

(7)	Mr. Donatelli is deemed to own 1,830,000 of these shares by virtue of options to purchase these shares.

(8)	Mr. Egan is deemed to own 90,000 of these shares by virtue of options to purchase these shares.

(9)	Mr. Elias is deemed to own 770,000 of these shares by virtue of options to purchase these shares.

(10)	Mr. Fitzgerald is deemed to own 290,000 of these shares by virtue of options to purchase these shares.

(11)	Mr. Goulden is deemed to own 1,390,000 of these shares by virtue of options to purchase these shares.

(12)	Ms. Greene is deemed to own 620,000 of these shares by virtue of options to purchase these shares.

(13)	Mr. Hauck is deemed to own 1,524,464 of these shares by virtue of options to purchase these shares.

(14)	Mr. Kallasvuo is deemed to own 20,000 of these shares by virtue of options to purchase these shares.

(15)	Mr. Lewis is deemed to own 1,223,052 of these shares by virtue of options to purchase these shares.

(16)	Mr. Mollen is deemed to own 1,076,888 of these shares by virtue of options to purchase these shares.

(17)	Mr. Priem is deemed to own 90,000 of these shares by virtue of options to purchase these shares.

(18)	Mr. Strohm is deemed to own 85,200 of these shares by virtue of options to purchase these shares.

(19)	Mr. Teuber is deemed to own 1,905,000 of these shares by virtue of options to purchase these shares.

(20)	Mr. Tucci is deemed to own 6,850,000 of these shares by virtue of options to purchase these shares.

(21)	Mr. Zeien is deemed to own 175,000 of these shares by virtue of options to purchase these shares.

(22)	Includes 20,460,092 shares of EMC common stock beneficially owned by all EMC executive officers and directors as a group by virtue of options to purchase these shares. Excludes shares as to which such individuals have disclaimed beneficial ownership.

Recent Transactions in EMC Common Stock

Based on the information available to EMC as of June 15, 2007, the following table sets forth the transactions in shares of EMC common stock by directors and executive officers of EMC during the past 60 days.

Name	Date	Number of Shares	Price per Share	Transaction
Arthur W. Coviello, Jr.	5/2/07	100,000	$5.42	Exercise of stock options
	5/2/07	100,000	$15.24	Sale of shares
	5/3/07	50,000	$5.42	Exercise of stock options
	5/3/07	50,000	$15.39	Sale of shares
	5/11/07	119,760	$1.67	Exercise of stock options
	6/5/07	25,000	—	Granted shares of restricted stock
	6/15/07	75,000	—	Granted shares of restricted stock

Michael J. Cronin	5/3/07	10,000	—	Granted restricted stock units

Paul T. Dacier	4/26/07	20,000	$6.1172	Exercise of stock options
	4/26/07	20,000	$15.67	Sale of shares
	4/27/07	20,000	$6.1172	Exercise of stock options
	4/27/07	20,000	$15.62	Sale of shares
	4/30/07	20,000	$6.1172	Exercise of stock options
	4/30/07	20,000	$15.27	Sale of shares
	5/2/07	20,000	$6.1172	Exercise of stock options
	5/2/07	20,000	$15.25	Sale of shares
	5/4/07	23,896	$6.1172	Exercise of stock options
	5/4/07	23,896	$15.40	Sale of shares

Gail Deegan	5/3/07	10,000	—	Granted restricted stock units

John R. Egan	5/3/07	10,000	—	Granted restricted stock units
	5/31/07	50,000	$17.063	Sale of shares

Howard D. Elias	6/5/07	76,042	—	Disposed of shares

W. Paul Fitzgerald	5/3/07	10,000	—	Granted restricted stock units

Frank M. Hauck	6/1/07	190,536	$10.5625	Exercise of stock options
	6/1/07	190,536	$16.85	Sale of shares
	6/4/07	55,000	$5.42	Exercise of stock options
	6/4/07	55,000	$17.08	Sale of shares

Mark S. Lewis	4/18/07	40,000	$15.30	Sale of shares
	5/10/07	19,484	$7.70	Exercise of stock options

John T. Mollen	5/7/07	65,000	$5.42	Exercise of stock options
	5/7/07	65,000	$15.60	Sale of shares

Windle B. Priem	5/3/07	10,000	—	Granted restricted stock units

David N. Strohm	5/3/07	10,000	—	Granted restricted stock units

William J. Teuber, Jr.	4/27/07	150,000	$15.58	Sale of shares
	5/8/07	3,844	—	Gifted shares
	5/31/07	5, 767	—	Gifted shares

Alfred Zeien	5/3/07	10,000	—	Granted restricted stock units

U.S. FEDERAL INCOME TAX CONSEQUENCES

The exchange of options and restricted stock pursuant to this Offer is expected to be treated as a non-taxable exchange and the Company and the participants in the exchange are not expected to recognize income for U.S. federal income tax purposes upon the tender of EMC Options and EMC Restricted Stock and the award of VMware Options and VMware Restricted Stock. Incentive stock options that are tendered in this Offer will be exchanged for nonqualified stock options. VMware may be entitled to a tax deduction upon the exercise of the nonqualified stock options issued as VMware Options.

An optionholder who, due to such limitations, receives nonqualified stock options in VMware of incentive stock options will, with respect to such nonqualified stock options, not be eligible for the favorable tax treatment that is available to incentive stock options. That favorable tax treatment consists generally of the ability to exercise the option without an immediate tax liability for the optionee and the ability to receive capital gains tax treatment upon disposition of the underlying shares under certain circumstances.

In general, no taxable income is expected to be realized by a participant who receives a grant of VMware Restricted Stock. Income is generally not realized with respect to restricted stock so long as the shares of restricted stock are nontransferable and subject to a substantial risk of forfeiture. The fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes.

This information is a brief summary only and reference is made to the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder, for a complete statement of all relevant federal tax consequences. We recommend that you consult your own tax advisor with respect to the country, state and local tax consequences of participating in this Offer.

DESCRIPTION OF CAPITAL STOCK OF VMWARE

The following description of our capital stock and provisions of our certificate of incorporation and bylaws, each of which will be in effect as of the date of this Prospectus—Offer to Exchange, are summaries thereof and are qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the Exchange Offer Registration Statement of which this Prospectus—Offer to Exchange forms a part.

EMC Options and EMC Restricted Stock

EMC Options constitute performance-based compensation because they have value to the recipient only if the price of EMC Stock increases. EMC Options generally vest at the rate of 20% per year on each of the first five anniversaries of the grant date, subject to the recipient’s continued service with EMC. EMC Options generally have a five-year vesting schedule, instead of a more typical three- or four-year vesting schedule, to encourage retention.

EMC Restricted Stock awards are valued based on the price of EMC Stock on the award date. EMC Restricted Stock awards have various vesting terms from the date of grant, including pro rata vesting over three years, cliff vesting at the end of three or five years with acceleration for achieving specified performance criteria and cliff vesting on various dates contingent on achieving specified performance criteria. For awards with performance conditions, EMC management evaluates the criteria in each grant to determine the probability that the performance condition will be achieved.

General

Upon completion of the IPO and subject to the closing of the Intel investment, our authorized capital stock will consist of:

•	2,500,000,000 shares of Class A common stock, par value $0.01 per share,

•	1,000,000,000 shares of Class B common stock, par value $0.01 per share,

•	9,500,000 shares of Series A preferred stock par value $0.01 per share, and

•	90,500,000 shares of undesignated preferred stock, par value $0.01 per share.

As of the date of this Prospectus—Offer to Exchange, 32,500,000 shares of Class A common stock are outstanding, and 300,000,000 shares of Class B common stock are outstanding. Upon completion of the IPO, there will be outstanding 75,000,000 shares of Class A common stock and 300,000,000 shares of Class B common stock. As of the date of this Prospectus—Offer to Exchange, no preferred stock has been designated or is outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that our board of directors may determine from time to time.

Conversion Rights

Each share of Class B common stock is convertible while held by EMC or its successor-in-interest at the option of EMC or its successor-in-interest into one share of Class A common stock. If our Class B common stock is distributed to security holders of EMC in a transaction (including any distribution in exchange for shares of EMC’s or its successor-in-interest’s common stock or other securities) intended to qualify as a distribution under Section 355 of the Code, or any corresponding provision of any successor statute, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any such distribution, all shares of Class B common stock will automatically be converted into shares of Class A common stock upon the transfer of such shares of Class B common stock by EMC other than to any of EMC’s successors or any of its subsidiaries (excluding us). If such a distribution has not occurred, each share of Class B common stock will also automatically convert at such time as the number of shares of Class B common stock owned by EMC or its successor-in-interest falls below 20% of the outstanding shares of our common stock. Following any such distribution, we may submit to our stockholders a proposal to convert all outstanding shares of our Class B common stock into shares of our Class A common stock, provided that we have received a favorable private letter ruling from the Internal Revenue Service satisfactory to EMC to the effect that the conversion will not affect the intended tax treatment of the distribution. In a meeting of our stockholders called for this purpose, the holders of our Class A common stock and our Class B common stock will be entitled to one vote per share and, subject to applicable law, will vote together as a single class and neither class of common stock will be entitled to a separate class vote. All conversions will be effected on a share-for-share basis.

Voting Rights

Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by our stockholders and except with respect to the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this Prospectus—Offer to Exchange, the holders of Class A common stock and Class B common stock have identical rights. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our board of directors which we would have if there were no vacancies on our board of directors at the time. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director. In any such election, the holders of Class A common stock and the holders of Class B common stock are entitled to one vote per share. In the event that the rights of any series of our preferred stock would preclude the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, from electing at least one director, our board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director. Generally, all other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Additionally, following a distribution of our Class B common stock to security holders of EMC, any person or group that beneficially owns 10% or more of our Class B common stock will not have any right to vote their shares of Class B common stock in the election of directors unless that person or group of persons also beneficially owns at least an equivalent percentage of our Class A common stock with two exceptions:

•	where such person or group obtains the consent of our board of directors prior to acquiring beneficial ownership of at least 5% of our common stock; or

•

where such person or group acquires beneficial ownership of at least 5% of our common stock solely as a result of a distribution of Class B common stock to EMC stockholders and, prior to acquiring one additional share of Class B common stock, such person or group obtains the consent of our board of directors.

Preemptive or Redemption Rights

Our Class A common stock and Class B common stock are generally not entitled to preemptive rights and are not subject to redemption or sinking fund provisions. However, pursuant to an investor rights agreement we entered into with Intel Capital in connection with Intel Capital’s investment in our Class A common stock, in the event we have not closed an underwritten public offering with an aggregate price to the public of at least $250 million on or before December 31, 2007, then at any time from January 1, 2008 and before the earlier of the closing of such a public offering and the third anniversary of the closing of the sale of our Class A common stock to Intel Capital:

•	Intel Capital will have preemptive rights with respect to the shares of Class A common stock purchased pursuant to the Intel investment;

•

holders of shares of Class A common stock purchased pursuant to the Intel investment and not converted to Series A preferred stock will have the right to require us to repurchase all, but not less than all, of such shares of Class A common stock; and

•

we will have the right to require holders of Class A common stock purchased pursuant to the Intel investment and not converted to Series A preferred stock to sell us all, but not less than all, of such shares of Class A common stock, in the case of the put and call rights, at a price sufficient to provide a cumulative internal rate of return of 15% per annum from the date of the closing of the Intel investment; provided that if we exercise our call right described above before January 1, 2009, then the purchase price of the shares will be the price that we would have been obligated to pay had we exercised that right on January 1, 2009.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Preferred Stock

No shares of our preferred stock are outstanding as of the date of this Prospectus—Offer to Exchange. However, pursuant to the investor rights agreement we entered into with Intel Capital in connection with Intel Capital’s investment in our Class A common stock, upon closing of the investment our board of directors will designate the terms, and reserve 9.5 million shares, of Series A preferred stock. If the IPO does not close by December 31, 2007, Intel Capital will have the right to exchange its shares of Class A common stock on a one-for-one basis for shares of Series A preferred stock.

The holders of Series A preferred stock will be entitled to one vote per share on all matters to be voted on by our stockholders and will vote with the holders of the Class A common stock and the holders of the Class B common stock, together as a single class, to elect Group II members of our board of directors and on all other matters to be voted on by Class A and Class B stockholders, subject to applicable law.

Generally, the Series A preferred stock will be entitled to annual cumulative dividends at a rate of 4%, compounded annually. In the event of a liquidation, dissolution or winding up of our company, before any payment or distribution of our assets to the holders of shares ranking junior to the Series A preferred stock, the holders of the Series A preferred stock will be entitled to all dividends accumulated, accrued on unpaid thereon. The Series A preferred stock will automatically convert into Class A common stock upon an initial public offering of Class A common stock, provided that we pay a fee to Intel Capital designed to provide them with a 15% per annum internal rate of return if the offering price to the public in the public offering is lower than the price that would reflect such a rate of return, or upon conversion of more than 50% of the then outstanding Series A preferred stock (with the consent of Intel Capital so long as the Intel Capital owns any Series A preferred stock). Additionally, the Series A preferred stock will have preemptive rights that allow holders to maintain their ownership percentage in us in the event we sell additional shares of our common stock or preferred stock. The

Series A preferred stock will also contain customary anti-dilution provisions in the event that we sell additional shares of our common stock or preferred stock at a price lower than the conversion price of the Series A preferred stock.

In the event we have not closed an underwritten public offering with an aggregate price to the public of at least $250 million on or before December 31, 2007, then at any time from January 1, 2008 and before the earlier of the closing of such a public offering and the third anniversary of the closing of the sale of our Class A common stock to Intel Capital:

•	holders of shares of Series A preferred stock will have the right to require us to repurchase all, but not less than all, of the shares of Series A preferred stock; and

•	we will have the right to require the holders of the Series A preferred stock to sell to us all, but not less than all, of the shares of Series A preferred stock,

in each case, at a price sufficient to provide a cumulative internal rate of return of 15% per annum from the date of the closing of the Intel investment; provided that if we exercise our call right described above before January 1, 2009, then the purchase price of the shares will be the price that we would have been obligated to pay had we exercised that right on January 1, 2009. The put and call rights described in this paragraph would also apply to the shares of Class A common stock purchased by Intel Capital in the event such shares are not converted into shares of Series A preferred stock.

For so long as Intel Capital holds a number of shares of Series A preferred stock representing at least 50% of the number of shares of Class A common stock originally issued at the closing of the Intel investment, we will not, without the written consent of the then-current holders of at least 50% of the Series A preferred stock, either directly or by amendment, merger, consolidation, or otherwise:

•	create or authorize the creation of or issue any other security senior to the securities held by Intel Capital or increase the authorized number of Series A Preferred;

•	create or authorize the creation of any debt or debt security, other than debt issued in the ordinary course of business; or

•

amend, alter or repeal any provision of our certificate of incorporation which alters or changes the powers, preferences or special rights of the Series A preferred stock so as to affect them adversely, provided that none of the rights described above will give the holders of Series A preferred stock a separate class vote to approve a merger where the consideration for the merger consists entirely of cash.

Additionally, our board of directors is empowered, subject to the approval of our Class B stockholders, and subject to any requirements of the New York Stock Exchange, or any applicable national securities exchange, to cause the remaining 90,500,000 authorized shares of our preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by our board of directors. Among the specific matters that may be determined by our board of directors are:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of dividends, if any;

•	whether dividends, if any, shall be cumulative or noncumulative;

•	the terms of redemption, if any;

•	the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	rights and terms of conversion or exchange, if any;

•	restrictions on the issuance of shares of the same series or any other series, if any; and

•	voting rights, if any.

Other than with respect to our obligation to designate the terms, and reserve for issuance shares, of Series A preferred stock pursuant to our obligations in connection with the Intel investment, we have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management.

Warrants

As of the date of this Prospectus—Offer to Exchange, there were no outstanding warrants to purchase shares of our capital stock.

Registration Rights

We will enter into a master transaction agreement with EMC which, among other things, provides for specified registration and other rights relating to the shares of our common stock owned by EMC. See “Certain Relationships and Related Person Transactions—Relationship with EMC Corporation.” In connection with Intel Capital’s proposed purchase of Class A common stock, we have entered into an investor rights agreement with Intel Capital which provides Intel Capital with registration rights. See “Certain Relationships and Related Person Transactions—Our Relationship with Intel.”

Approval Rights of Holders of Class B Common Stock

In addition to any other vote required by law or by our certificate of incorporation, until the first date on which EMC ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to the IPO or our employee benefit plans;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; and

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Board of Directors

Our board of directors will consist of not less than six and not more than twelve directors, with the exact number to be determined by the board of directors. The members of our board of directors will be divided into two groups, Group I and Group II. Each director elected by the holders of Class B common stock, voting separately as a class, will be designated Group I members. The remaining directors will be designated Group II members. The initial division of our board of directors into Group I members and Group II members will be made prior to the IPO by the affirmative vote of the majority of the entire board of directors so that the Group I members will constitute at least 80% of our board of directors upon the completion of the IPO.

Our certificate of incorporation also provides that our board of directors will be further classified into three classes with staggered three-year terms. Accordingly, only one-third of our board of directors will be elected at each annual meeting. Each class will consist, as nearly as possible, of one-third of the total number of directors and one-third of the respective Group I members and Group II members other than those elected by holders of our preferred stock. No directors may be a member of more than one class of directors. The initial division of the board of directors into classes will be made by a vote of a majority of the entire board of directors.

Any Group I member of our board of directors may be removed from office at any time, with or without cause, by the affirmative vote of 80% of the holders of Class B common stock, voting separately as a class. Any Group II member of our board of directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the votes entitled to be cast in the election of Group II members.

Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until EMC ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders pursuant to the procedures for electing Group I members or Group II members, as appropriate. Notwithstanding the preceding sentence, if the appointment of any person to a vacancy would cause the number of Group I members of our board of directors to be less than 80% of the total number of directors on our board of directors which we would have if there were no vacancies on our board of directors at the time, then the vacancy will be filled by majority vote of the Group I members then in office, and the director filling the vacancy will be designated a Group I member of our board of directors.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that until such time as EMC or its successor-in-interest ceases to hold shares representing at least a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, so long as written consent is obtained from the holders of the minimum number of votes that would have been required to authorize or take action if such a meeting were held. From and after such time as EMC or its successor-in-interest ceases to hold shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may only be called by (1) EMC or its successor-in-interest, so long as EMC or its successor-in-interest is the beneficial owner of at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, (2) our chairman or (3) our board of directors or our secretary pursuant to a resolution approved by a majority of directors then in office. No business other than that stated in the notice of a special meeting may be transacted at such special meetings.

Cumulative Voting

Our stockholders do not have cumulative voting rights.

Amendment

Subject to the rights of holders of our Class B common stock to withhold their consent to the amendment of the provisions of our certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and EMC, certain provisions of our certificate of incorporation, including those relating to corporate opportunities and conflicts of interest between us and EMC, the consent of EMC or its successor-in-interest as the holder of our Class B common stock, our bylaws, our board of directors and the indemnification of our directors and officers, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon. All other provisions of our certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon.

The board of directors may from time to time make, amend, supplement or repeal our bylaws upon the vote of a majority of the board of directors. Once EMC or its successor-in-interest ceases to own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, our certificate of incorporation provides that the sections of our bylaws related to our classified board structure, the removal of directors and the required advance notice related to shareholder proposals and nomination of directors by shareholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.

Delaware Law Regulating Corporate Takeovers

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or its subsidiaries of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation or its subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Provisions of Our Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities

In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. In general, these provisions recognize that, subject to the limitations related to our technology and product development and marketing activities, we and EMC may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of EMC serving as our directors.

Our certificate of incorporation provides that, subject to the limitations related to our technology and product development and marketing activities, EMC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Our certificate of incorporation provides that if EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and EMC, EMC will have no duty to communicate or present such corporate opportunity to us and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. EMC will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that EMC acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of EMC learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC and which may be properly pursued by us pursuant to the limitations related to our technology and product development and marketing activities, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•

where an opportunity is offered to a VMware director (but not an officer) who is also a director or officer of EMC, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware director;

•

where an opportunity is offered to a VMware officer who is also an EMC officer, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware officer;

•

where an opportunity is offered to a VMware officer who is also a director (but not an officer) of EMC, VMware will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an EMC director; and

•

where one of our officers or directors, who also serves as a director or officer of EMC, learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that EMC pursues or acquires that corporate opportunity for itself.

The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and EMC.

For purposes of our certificate of incorporation, “corporate opportunities” are limited to business opportunities permitted by the provisions related to our technology and product development and marketing activities and, subject to this limitation, include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with our self-interest.

The corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (1) EMC or its successor-in-interest ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no VMware officer or director is also an officer or director of EMC or its successor-in-interest. The vote of at least 80% of the votes entitled to be cast will be required to amend, alter, change or repeal the corporate opportunity provisions.

By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our certificate of incorporation related to corporate opportunities that are described above.

Limitation of Liability and Indemnification Matters

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the Delaware General Corporation Law, for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect to any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise, prior to the amendment or repeal of this provision.

The master transaction agreement also provides for indemnification by us of EMC and its directors, officers and employees for specified liabilities, including liabilities under the Securities Act and the Exchange Act.

In addition, EMC maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including us. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws. We have also obtained additional liability insurance for our directors and officers to reduce the deductible payable under the policy maintained by EMC.

Stock Exchange Listing Symbol

Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol “VMW.”

COMPARISON OF RIGHTS OF HOLDERS OF EMC STOCK AND HOLDERS OF VMWARE STOCK

The following is a summary of the material differences between Massachusetts law and EMC’s articles of organization and bylaws, on the one hand, and Delaware law and VMware’s certificate of incorporation and bylaws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, EMC’s articles of organization and bylaws, VMware’s certificate of incorporation and bylaws, Massachusetts law and Delaware law. For a more complete understanding of the differences between being a stockholder of EMC and VMware, you should carefully read this entire Prospectus—Offer to Exchange and the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and the Massachusetts Business Corporation Act (the “MBCA”), the articles of organization and bylaws of EMC and the certificate of incorporation and bylaws of VMware, which are incorporated by reference into this Prospectus—Offer to Exchange. Copies of EMC’s articles of organization and bylaws and VMware’s certificate of incorporation and bylaws have been filed with the SEC. See “Where You Can Find More Information about EMC and VMware” beginning on page 163.

CAPITAL STOCK

Authorized Stock

EMC. EMC’s articles of organization authorizes EMC to issue 6,025,000,000 shares of capital stock, consisting of 6,000,000,000 shares of common stock and 25,000,000 shares of preferred stock. EMC’s board of directors has the authority to issue one or more series of preferred stock, having terms designated by EMC’s board. As of June 15, 2007, there were 2,089,747,775 shares of common stock and 0 shares of preferred stock outstanding. EMC’s common stock is listed on the New York Stock Exchange.

VMware. VMware’s certificate of incorporation authorizes VMware to issue 3,600,000,000 shares of capital stock, consisting of 2,500,000,000 shares of Class A common stock, 1,000,000,000 shares of Class B common stock and 100,000,000 shares of preferred stock. VMware’s board of directors has the authority to issue one or more series of preferred stock, having terms designated by VMware’s board. Pursuant to the investor rights agreement VMware entered into with Intel Capital in connection with Intel Capital’s investment in VMware Class A common stock, upon closing of the investment, VMware’s board of directors will designate the terms, and reserve 9.5 million shares of Series A preferred stock. If VMware does not complete an underwritten public offering with an aggregate price to the public of at least $250.0 million on or before December 31, 2007, Intel Capital will have the right to exchange its shares of Class A common stock on a one-for-one basis for shares of Series A preferred stock. As of the date of this Prospectus—Offer to Exchange, 32,500,000 shares of Class A common stock are outstanding, and 300,000,000 shares of Class B common stock are outstanding. Upon completion of the IPO, there will be outstanding 75,000,000 shares of Class A common stock and 300,000,000 shares of Class B common stock. As of the date of this Prospectus—Offer to Exchange, no preferred stock has been designated or is outstanding. VMware’s Class A common stock has been approved for listing on the New York Stock Exchange.

Voting Rights

EMC. Each share of EMC Stock entitles its holder to one vote for the election of directors and on all other matters requiring action by the shareholders or submitted to the shareholders for action.

The MBCA provides that unless a corporation’s articles of organization provide otherwise, each outstanding share is entitled to one vote on each matter voted on at a shareholder’s meeting. Unless otherwise provided in the articles of organization or bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

VMware. Except that holders of VMware Class A common stock are entitled to one vote per share while holders of VMware Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders and except with respect to the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this Prospectus—Offer to Exchange, the holders of VMware Class A common stock and VMware Class B common stock have identical rights. The holders of VMware Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on VMware’s board of directors which it would have if there were no vacancies on the board of directors at the time. Subject to any rights of any series of preferred stock to elect directors, the holders of VMware Class A common stock and the holders of VMware Class B common stock, voting together as a single class, are entitled to elect the remaining directors, which at no time will be less than one director. In any such election, the holders of VMware Class A common stock and the holders of VMware Class B common stock are entitled to one vote per share. In the event that the rights of any series of preferred stock would preclude the holders of VMware Class A common stock and the holders of VMware Class B common stock, voting together as a single class, from electing at least one director, the board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director. Generally, all other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of VMware Class A common stock and VMware Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Additionally, following a distribution of VMware Class B common stock to security holders of EMC, any person or group that beneficially owns 10% or more of the Class B common stock will not have any right to vote their shares of Class B common stock in the election of directors unless that person or group of persons also beneficially owns at least an equivalent percentage of VMware Class A common stock with two exceptions:

•	where such person or group obtains the consent of VMware’s board of directors prior to acquiring beneficial ownership of at least 5% of VMware’s common stock; or

•

where such person or group acquires beneficial ownership of at least 5% of VMware’s common stock solely as a result of a distribution of Class B common stock to EMC stockholders and, prior to acquiring one additional share of Class B common stock, such person or group obtains the consent of VMware’s board of directors.

The holders of Series A preferred stock will be entitled to one vote per share on all matters to be voted on by VMware stockholders and will vote with the holders of the Class A common stock and the holders of the Class B common stock, together as a single class, to elect Group II members of VMware’s board of directors and on all other matters to be voted on by Class A and Class B stockholders, subject to applicable law.

In addition to any other vote required by law or by VMware’s certificate of incorporation, until the first date on which EMC ceases to beneficially own 20% or more of the outstanding shares of VMware’s common stock, the prior affirmative vote or written consent of EMC as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize VMware to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to its subsidiaries or pursuant to the IPO or its employee benefit plans;

•	dissolve, liquidate or wind up;

•	declare dividends on its stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; and

•	amend, terminate or adopt any provision inconsistent with certain provisions of its certificate of incorporation or bylaws.

The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. The DGCL further provides that unless a corporation’s certificate of incorporation or bylaws otherwise provides, directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election.

Dividend Rights

EMC. The holders of EMC Stock are entitled to receive, to the extent permitted by law, dividends as may from time to time be declared by EMC’s board of directors.

Under the MBCA, subject to restrictions in a corporation’s articles of organization, a distribution of dividends may be made by a corporation unless, after giving effect to the distribution, (1) the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of organization permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

VMware. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of VMware Class A common stock and VMware Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that VMware’s board of directors may determine from time to time.

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared and paid from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.

Conversion Rights

EMC. EMC Stock is not subject to any conversion rights.

VMware. VMware Class A common stock is not subject to any conversion rights.

Each share of VMware Class B common stock is convertible while held by EMC or its successor-in-interest at the option of EMC or its successor-in-interest into one share of VMware Class A common stock. If VMware Class B common stock is distributed to security holders of EMC in a transaction (including any distribution in exchange for shares of EMC’s or its successor-in-interest’s common stock or other securities) intended to qualify as a distribution under Section 355 of the Code, or any corresponding provision of any successor statute, shares of VMware Class B common stock will no longer be convertible into shares of VMware Class A common stock. Prior to any such distribution, all shares of VMware Class B common stock will automatically be converted into shares of VMware Class A common stock upon the transfer of such shares of VMware Class B common stock by EMC other than to any of EMC’s successors or any of its subsidiaries (excluding VMware). If such a distribution has not occurred, each share of VMware Class B common stock will also automatically convert at such time as the number of shares of Class B common stock owned by EMC or its successor-in-interest falls below 20% of the outstanding shares of VMware’s common stock. Following any such distribution, VMware may submit to its stockholders a proposal to convert all outstanding shares of its Class B common stock into shares of its Class A common stock, provided that it has received a favorable private letter ruling from the Internal Revenue Service satisfactory to EMC to the effect that the conversion will not affect the intended tax treatment of the distribution. In a meeting of VMware stockholders called for this purpose, the holders of VMware Class A common stock and VMware Class B common stock will be entitled to one vote per share and, subject to applicable law, will vote together as a single class and neither class of common stock will be entitled to a separate class vote. All conversions will be effected on a share-for-share basis.

The DGCL provides that any stock of any class or of any series thereof may be made convertible into, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated in the corporation’s certificate of incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

Liquidation Rights

EMC. Upon any voluntary or involuntary liquidation, dissolution or winding up of EMC, the holders of EMC Stock are entitled to receive the net assets of EMC, after EMC has satisfied or made provision for its debts and obligations and for payment to the holders of shares of any class or series having preferential rights to receive distributions of the net assets of EMC.

The MBCA provides that distributions in liquidation may not be made by a corporation unless adequate provision has been made to satisfy (1) the corporation’s existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they thereafter arise; and (2) the preferential liquidation rights of shares whose preferential rights are superior to such rights of the shares which would receive the distribution.

VMware. Upon VMware’s liquidation, dissolution or winding up, the holders of VMware Class A common stock and VMware Class B common stock are entitled to share equally in all of VMware’s assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

The DGCL provides that a corporation’s claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets legally available. Any remaining assets shall be distributed to the corporation’s stockholders.

Appraisal/Dissenters’ Rights

EMC. The MBCA provides that dissenters’ right of appraisal are only available in connection with (1) mergers if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent, unless shareholders are receiving cash or marketable securities as consideration; (2) certain share exchanges; (3) sales of all, or substantially all, of the assets (with certain exceptions); (4) certain amendments to the articles of organization that materially and adversely affect rights in respect of a dissenter’s shares; (5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares; (6) any corporate action taken pursuant to a shareholder vote to the extent that the articles of organization, bylaws or board resolution provides that shareholders are entitled to an appraisal; and (7) certain corporate conversions.

VMware. The DGCL provides that a stockholder who has neither voted in favor of a merger or consolidation nor consented thereto in writing shall be entitled to an appraisal by the Delaware Chancery Court of the fair value of the stockholder’s shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either:

•	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 stockholders.

Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares certain specified consideration.

Appraisal rights are also available under the DGCL in certain other circumstances including in certain parent subsidiary corporation mergers, and in certain circumstances where the certificate of incorporation so provides.

BOARD OF DIRECTORS

Number of Directors

EMC. EMC’s bylaws provide that the number of EMC directors shall be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office, but shall not be less than three, except that whenever there shall be only two shareholders, the number of directors shall be not less than two, and whenever there shall be only one shareholder, there shall be at least one director. EMC’s board of directors is currently composed of ten members.

The MBCA provides that the board of directors of a Massachusetts corporation shall consist of one or more directors as specified or fixed by the corporation’s articles of organization or bylaws.

VMware. VMware’s board of directors will consist of not less than six and not more than twelve directors, with the exact number to be determined by the board of directors. VMware’s board of directors is currently composed of six members.

Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

Classified Board

EMC. On May 3, 2007, the shareholders of EMC approved a company proposal to exempt EMC from the requirements of the provisions of the MBCA which provide that the terms of directors of a public corporation incorporated in Massachusetts shall be staggered. Beginning with EMC’s 2008 annual meeting of shareholders, all directors will be elected for one-year terms.

The MBCA provides that the terms of the directors of a public corporation shall be staggered by dividing the number of directors into three groups unless the corporation’s board of directors or the corporation’s shareholders by a vote of two-thirds of each class of stock outstanding at a meeting duly called for the purpose of the vote adopt a vote exempting the corporation from having a staggered board.

VMware. The members of VMware’s board of directors will be divided into two groups, Group I and Group II. Each director elected by the holders of Class B common stock, voting separately as a class, will be designated

Group I members. The remaining directors will be designated Group II members. The initial division of the VMware board of directors into Group I members and Group II members will be made prior to the IPO by the affirmative vote of the majority of the entire board of directors so that the Group I members will constitute at least 80% of the board of directors upon the completion of the IPO.

VMware’s certificate of incorporation also provides that the board of directors will be further classified into three classes with staggered three-year terms. Accordingly, only one-third of the board of directors will be elected at each annual meeting. Each class will consist, as nearly as possible, of one-third of the total number of directors and one-third of the respective Group I members and Group II members other than those elected by holders of preferred stock. No directors may be a member of more than one class of directors. The initial division of the board of directors into classes will be made by a vote of a majority of the entire board of directors.

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation, or by an initial bylaw, or by a bylaw adopted by a vote of the stockholders for a classified board of directors, dividing the board of directors into up to three classes of directors with staggered terms of office.

Removal of Directors

EMC. EMC’s bylaws provide that a director may be removed from office only for cause by the affirmative vote of a majority of the shares entitled to vote at an election of directors and only at a shareholder meeting called for the purpose of removing the director or directors where the notice of the meeting states that such removal is the purpose or one of the purposes of the meeting.

The MBCA provides that subject to the MBCA provision governing staggered boards and except as otherwise provided in a corporation’s articles of organization or bylaws, shareholders may remove 1 or more directors with or without cause.

VMware. Any Group I member of VMware’s board of directors may be removed from office at any time, with or without cause, by the affirmative vote of 80% of the holders of Class B common stock, voting separately as a class. Any Group II member of the board of directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the votes entitled to be cast in the election of Group II members.

Under the DGCL, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. The DGCL also provides that, unless the certificate of incorporation provides otherwise, in the case of a corporation with a board of directors that is classified, directors may be removed by stockholders only for cause.

Vacancies on Board of Directors

EMC. EMC’s bylaws provide that vacancies and newly created directorships, however occurring, are to be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director’s successor is elected and qualified.

The MBCA provides that generally, if a vacancy occurs on a board of directors, the shareholders may fill the vacancy, the board of directors may fill the vacancy, or if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. The MBCA further provides that generally the term of a director elected to fill a vacancy shall expire at the next shareholders’ meeting at which directors are elected.

VMware. Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until EMC ceases to be the beneficial owner of shares of VMware’s common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by VMware’s stockholders may be filled only by stockholders pursuant to the procedures for electing Group I members or Group II members, as appropriate. Notwithstanding, the preceding sentence, if the appointment of any person to a vacancy would cause the number of Group I members of the board of directors to be less than 80% of the total number of directors on the board of directors which VMware would have if there were no vacancies on the board of directors at the time, then the vacancy will be filled by majority vote of the Group I members then in office, and the director filling the vacancy will be designated a Group I member of the board of directors.

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Special Meetings of the Board of Directors

EMC. EMC’s bylaws provide that special meetings may be held at any time and at any place designated in the notice of the meeting when called by the chairman of the board, the chief executive officer, or by two or more directors, notice thereof being given to each director by the secretary or an assistant secretary, or by the officer or one of the directors calling the meeting.

The MBCA provides that the board of directors may hold special meetings in or outside of Massachusetts and that unless the articles of organization or bylaws otherwise provide, special meetings must be preceded by at least two days’ notice of the date, time and place of the meeting.

VMware. VMware’s bylaws provide that special meetings shall be called by the chairman of the board, the chief executive officer, a majority of the board of directors then in office, or until EMC ceases to be the beneficial owner of shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, EMC.

Indemnification of Directors and Officers

EMC. EMC’s bylaws provide that it shall, to the extent legally permissible, indemnify each of its directors and officers against all liabilities and expenses reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the corporation or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the corporation the amounts so paid by the corporation if it is ultimately determined that indemnification for such expenses is not authorized.

The MBCA permits a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith, reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or he engaged in conduct for which he is not liable under a provision of the corporation’s articles of organization. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director against reasonable expenses incurred by him in connection with the proceeding. A corporation may also advance funds to a director before the final disposition of a proceeding. The MBCA further provides that a corporation may indemnify and advance expenses to an officer who is a party to a proceeding because he is an officer to the same extent as a director; and if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

VMware. VMware’s certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of VMware, or has or had agreed to become a director of VMware, or, while a director or officer of VMware, is or was serving at VMware’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by VMware to the fullest extent authorized by the DGCL against all expense, liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith. VMware’s certificate of incorporation also provides that it will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of VMware’s certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of VMware under its certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. VMware’s certificate of incorporation also specifically authorizes it to maintain insurance and to grant similar indemnification rights to its employees or agents.

The DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Limitation on Personal Liability of Directors

EMC. EMC’s articles of organization provide that no director shall be personally liable to EMC or its shareholders for monetary damages for breach of fiduciary duty to the extent provided by applicable law. EMC’s articles of organization do not eliminate or limit the liability of a director for certain specified actions.

The MBCA provides that a corporation’s articles of organization may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability. However, the provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

VMware. VMware’s certificate of incorporation provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the DGCL, for liability (i) for any breach of the director’s duty of loyalty to VMware or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties. However, such provision shall not eliminate or limit a director’s liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL and for any transaction from which the director derived an improper personal benefit.

OTHER MATTERS

Determination of Record Date

EMC. EMC’s bylaws provide that the directors may fix in advance a time, which shall not be more than 70 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any distribution to shareholders or the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose, as the record date for determining the shareholders having the right to notice of and to vote at such meeting or the right to receive such dividend or distribution or the right to give such consent or dissent.

Under the MBCA, a record date may not be more than 70 days before the meeting or action requiring a determination of shareholders.

VMware. VMware’s bylaws provide that the board of directors may fix a record date, which shall not precede the date on which the resolution fixing the record date is adopted by the board of directors and which shall not be more than 60 nor less than ten days before the date of any meeting of stockholders, nor more than 60 days prior to the time for the receipt of any dividend or other distribution or allotment of any rights or prior to the time for the exercise of any rights in respect of any change, conversion or exchange of stock.

The DGCL provides that a record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and shall not be more than 60 nor less than ten days before the date of such meeting.

Notice of Stockholder Meetings

EMC. EMC must provide written notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, no fewer than seven days nor more than 60 days before the meeting to each shareholder entitled to vote at such meeting.

Under the MBCA, a written notice of the date, time and place of each annual and special shareholders’ meeting describing the purposes of the meeting shall be given to shareholders no fewer than seven nor more than 60 days before the meeting date.

VMware. VMware must provide a written or printed notice, stating the place, if any, date and time of the meeting, and the means of remote communications, if any, not less than ten days nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

The DGCL provides that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided in the DGCL, the written notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Stockholder Inspection of Corporate Records

EMC. EMC’s articles of organization provide that shareholders shall not have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation.

EMC’s bylaws further provide that EMC’s secretary shall record all proceedings of the shareholders in a book or series of books, which book or books shall be open at all reasonable times to the inspection of any shareholder.

The MBCA provides that a shareholder is entitled to inspect and copy, during regular business hours at the office where they are maintained copies of certain records of the corporation if he gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy such records. The MBCA further provides that a shareholder is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, other specified records if the shareholder makes his demand in good faith and for a proper purpose, he describes with reasonable particularity his purpose and the records he desires to inspect, the records are directly connected with his purpose and the corporation shall not have determined in good faith that disclosure of the records sought would adversely affect the corporation in the conduct of its business or constitute material non-public information.

VMware. The DGCL provides any stockholder with the right to inspect the company’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

Stockholder Proposals and Nominations

EMC. EMC’s bylaws provide that nominations for a director may be by a shareholder entitled to vote who has delivered notice to the principal executive offices of EMC (i) not less than 95 days nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting, or (ii) if the annual meeting is called for a date not within 30 days before or after such anniversary date, not later than the close of business on the tenth day following the day on which notice of the date of such meeting is mailed or made public, whichever first occurs.

EMC’s bylaws also provide that business may be brought before a meeting of shareholders by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of EMC (i) not less than 95 days nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within 30 days before or after such anniversary date, not later than the close of business on the tenth day following the day on which notice of the date of such meeting is mailed or made public, whichever first occurs.

VMware. For nominations of persons for election to VMware’s board of directors or for other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to VMware’s secretary at VMware’s principal executive office not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (provided that, with respect to the annual meeting to be held in 2008, the anniversary date shall be deemed to be May 1, 2008). However, in the event that the date of any annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the tenth day following the day on which public announcement of the date of such meeting is first made.

Until such time as EMC ceases to be the beneficial owner of shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, EMC shall be entitled to nominate persons for election to the board of directors and propose business to be considered by the stockholders at any meeting of stockholders without compliance with these notice requirements and procedures.

Quorum for Meetings of Stockholders

EMC. A quorum shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the meeting.

VMware. The holders of shares of then-outstanding capital stock of VMware representing a majority of the votes entitled to be cast generally at a meeting of stockholders, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

Calling Special Meetings of Stockholders

EMC. EMC’s bylaws provide that generally, special meetings of the shareholders may be called by EMC’s president at the direction of the chairman of EMC’s board of directors or by a majority of EMC’s directors. In addition, a special meeting may be called by EMC’s secretary, or in the case of the death, absence, incapacity or refusal of EMC’s secretary, by any other officer of EMC, upon the written application of shareholders who hold 85% in interest of EMC’s capital stock entitled to be voted at the proposed meeting.

The MBCA provides that a corporation shall hold a special meeting of its shareholders on call of its board of directors or the person authorized to do so by the articles of organization or bylaws, or, in the case of a public corporation, unless otherwise provided in the articles of organization or bylaws, if the holders of at least 40 per cent of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the corporation’s secretary one or more written demands for the meeting describing the purposes for which it is to be held.

VMware. Except as otherwise required by law, special meetings of VMware’s stockholders for any purpose or purposes may only be called by (1) EMC or its successor-in-interest, so long as EMC or its successor-in-interest is the beneficial owner of at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, (2) VMware’s chairman or (3) VMware’s board of directors or its secretary pursuant to a resolution approved by a majority of directors then in office. No business other than that stated in the notice of a special meeting may be transacted at such special meetings.

Delaware law permits special meetings of stockholders to be called by the board of directors or by such persons authorized by the certificate of incorporation or bylaws.

Stockholder Action by Written Consent

EMC. EMC’s bylaws provide that shareholders may take action without a meeting of shareholders if all shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders.

The MBCA provides that actions required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken either by all shareholders entitled to vote on the action or to the extent permitted by the articles of organization, by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. Such action shall be evidenced by 1 or more written consents that describe the action taken, are signed by shareholders having the requisite votes, bear the date of the signatures of such shareholders and are delivered to the corporation for inclusion with the records of meetings within 60 days of the earliest dated consent delivered to the corporation.

VMware. VMware’s certificate of incorporation provides that until such time as EMC or its successor-in-interest ceases to hold shares representing at least a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, so long as written consent is obtained from the holders of the minimum number of votes that would have been required to authorize or take action if such a meeting were held. From and after such time as EMC or its successor-in-interest ceases to hold shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

The DGCL provides that unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Articles of Organization or Certification of Incorporation

EMC. In general, under the MBCA, all amendments to a corporation’s articles of organization require approval of the board of directors and the affirmative vote of two–thirds of all the shares entitled generally to vote on the matter by the articles of organization.

VMware. Subject to the rights of holders of VMware Class B common stock to withhold their consent to the amendment of the provisions of VMware’s certificate of incorporation relating to corporate opportunities and conflicts of interest between VMware and EMC, certain provisions of VMware’s certificate of incorporation may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon. All other provisions of VMware’s certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon.

The DGCL provides that in order to amend the certificate of incorporation, the board of directors must adopt a resolution which then must be approved by a vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class unless a greater proportion is specified in the certificate of incorporation.

Amendment of Bylaws

EMC. EMC’s bylaws may be altered, amended or repealed at any annual or special meeting of shareholders by a vote of the shareholders. EMC’s bylaws may also be altered, amended or repealed by vote of a majority of the directors then in office, except that the directors shall not take any action which provides for indemnification of directors nor any action to amend the bylaw provision concerning amendments, and except that the directors shall not take any action unless permitted by law. Any bylaw so altered, amended or repealed by EMC’s directors may be further altered or amended or reinstated by EMC shareholders in the above manner.

The MBCA provides that the power to make, amend or repeal a corporation’s bylaws shall be in the shareholders. If authorized by a corporation’s articles of organization, or by the bylaws pursuant to authorization in the articles, the board of directors may also make, amend or repeal bylaws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in the MBCA, the articles of organization, or the bylaws, requires action by the shareholders. Any action taken by the board of directors with respect to the bylaws may be amended or repealed by the shareholders.

VMware. The board of directors may from time to time make, amend, supplement or repeal the bylaws upon the vote of a majority of the board of directors. Once EMC or its successor-in-interest ceases to own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, VMware’s certificate of incorporation provides that the sections of its bylaws related to classified board structure, the removal of directors and the required advance notice related to shareholder proposals and nomination of directors by shareholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.

Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. However, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors, and the fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

STATE ANTI-TAKEOVER STATUTES

Business Combinations

EMC. EMC has opted out of the business combination statute.

Massachusetts has adopted a “Business Combination” statute. In general, a Massachusetts corporation is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities as well as certain other transactions) with an interested stockholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such stockholder became an interested stockholder, except under certain circumstances, which include:

•	prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	subsequent approval of the business combination by the board of directors and by a vote of at least two–thirds of the outstanding voting stock which is not owned by the interested stockholder; or

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 90% of the voting stock of the corporation (excluding stock held by persons who are directors and also officers and shares owned by employee stock plans).

VMware. VMware will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers.

In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two–thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or its subsidiaries of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation or its subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Control Share Acquisition

EMC. EMC has opted out of the control share acquisition statute.

Massachusetts has adopted a “Control Share Acquisition” statute. In general, any person who makes an offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase such person’s ownership to at least 20%, 33 1/3% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all stockholders except such person and its officers and inside directors of the corporation in order to vote the shares acquired.

Delaware. The DGCL does not contain a control share acquisition statute.

PRINCIPAL STOCKHOLDERS

As of the date of this Prospectus—Offer to Exchange, substantially all of our common stock outstanding is owned by EMC. Upon completion of the IPO, EMC will beneficially own approximately 43% of our issued and outstanding Class A common stock and 100% of our issued and outstanding Class B common stock. These shares will represent approximately 99% of the total voting power of our common stock (or approximately 98% if the underwriters exercise in full their over-allotment option). After completion of the IPO, EMC will be able, acting alone, to elect our entire board of directors and to approve any action requiring stockholder approval. Subject to the expiration of the applicable waiting period under the HSR Act and the satisfaction of other customary closing conditions, Intel, through its investment affiliate, Intel Capital, will own 9.5 million shares, or approximately 12.7%, of our Class A common stock to be outstanding upon completion of the IPO and approximately 2.5% of the shares of our common stock then outstanding which shares will represent less than 1% of the combined voting power of our outstanding common stock.

In June 2007, our Compensation and Corporate Governance Committee made broad-based equity awards to our employees, including grants of options to purchase 1,900,000 shares of our Class A common stock to our Named Executive Officers with an exercise price of $23.00 per share. Also, our Compensation and Corporate Governance Committee granted 40,000 options to purchase Class A common stock to each of Michael W. Brown, John R. Egan and David N. Strohm, our non-employee directors. These options were exercised for restricted Class A common stock in July 2007 and remain subject to a three-year vesting term. Additionally, some of our executive officers may acquire VMware stock options and restricted stock by participating in this Offer.

The following table sets forth information as of June 30, 2007 about the number of shares of our common stock beneficially owned and the percentage of common stock beneficially owned by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

Name	Number of Shares of VMware Class B Common Stock Beneficially Owned(1)	Percent of Outstanding Shares
5% Beneficial Owners
EMC Corporation(2)	300,000,000	100%

Name	Number of Shares of VMware Class A Common Stock Beneficially Owned(1)	Percent of Outstanding Shares

5% Beneficial Owners
EMC Corporation(2)(3)	332,500,000	99.99%

Directors and Officers
Diane B. Greene	0	*
Carl M. Eschenbach	0	*
Mark S. Peek	0	*
Rashmi Garde	0	*

Name	Number of Shares of VMware Class A Common Stock Beneficially Owned(1)	Percent of Outstanding Shares
Thomas J. Jurewicz	0	*
Joseph M. Tucci	0	*
Michael W. Brown	40,000	*
John R. Egan	40,000	*
David I. Goulden	0	*
David N. Strohm	40,000	*
Paul Auvil**	0	*
All directors and executive officers as a group (11 persons)(4)	120,000	*

*	Less than 1%.

**	Our former chief financial officer.

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table.

(2)	The principal business address of EMC is 176 South Street, Hopkinton, MA 01748.

(3)	Includes 300,000,000 shares of Class B common stock which are convertible into Class A common stock.

(4)	Excludes shares as to which such individuals have disclaimed beneficial ownership.

The address of all persons listed above, other than EMC Corporation, is c/o VMware, Inc., 3401 Hillview Avenue, Palo Alto, CA 94304.

Following the IPO, we will have two classes of authorized common stock: Class A common stock and Class B common stock. Only EMC or its successor-in-interest may hold shares of Class B common stock unless EMC distributes its shares of Class B common stock in a distribution under section 355 of the Code. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this offer to exchange. The holders of Class B common stock shall be entitled to 10 votes per share and the holders of Class A common stock shall be entitled to one vote per share. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of the directors on our board of directors which we would have if there were no vacancies on our board of directors at the time. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect the remaining directors on our board of directors, which at no time will be less than one director. Each share of Class B common stock is convertible into one share of Class A common stock at any time unless EMC distributes its shares of Class B common stock in a distribution under section 355 of the Code.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the IPO, there has been no market for shares of our common stock. Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the IPO because of contractual and legal restrictions on resale, sales of substantial amounts of our shares of our common stock in the public market after the restrictions lapse, could adversely affect prevailing market prices and our ability to raise equity capital in the future.

Upon completion of the IPO, EMC will own 332,500,000 shares of our common stock, which will represent approximately 89% of the total outstanding shares of our common stock (88% if the underwriters’ over-allotment option is exercised in full). In addition, we have reserved 35,799,411 shares of our Class A common stock issuable upon the exercise of stock option awards, subject to vesting, and 452,676 shares of our Class A common stock issuable upon the vesting of restricted stock units, which were granted in June and July 2007 with an exercise price of $23.00 per share. Also, we will have reserved shares of our Class A common stock issuable either upon the exercise of stock option awards, subject to vesting, or as restricted stock awards, subject to the lapsing of restrictions, in each case for issuance to employees in connection with the Offer.

We, our directors and executive officers, EMC and Intel have agreed that, for a period of 180 days from the effective date of the IPO, we and they will not, without the prior written consent of Citi, JPMorgan and Lehman Brothers, offer, sell, contract to sell, pledge or otherwise dispose (including by effective economic disposition) of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, or publicly announce an intention to effect any such transaction. The foregoing agreement does not apply to (a) the shares of Class A common stock to be sold in the IPO; (b) the filing of any registration statement on Form S-8 by us in respect of the Class A common stock or securities convertible into, or exercisable or exchangeable for, the Class A common stock; (c) offers, sales, contracts to sell, the issuance of or the registration of Class A common stock or securities convertible into, or exercisable or exchangeable for, the Class A common stock pursuant to an equity-based compensation plan of ours in effect at the time of the IPO; (d) offers, sales, contracts to sell, the issuance of or the registration of Class A common stock by us as consideration for one or more acquisitions, provided that (i) the acquirer of such Class A common stock agrees to be subject to a lock-up agreement in the same form as agreed to by us, and (ii) the aggregate number of shares of Class A common stock issued or agreed to be issued by us in all such acquisitions (measured as of the date of the applicable acquisition agreement) does not exceed 19 million shares of Class A common stock; or (e) transfers of Class A common stock or securities convertible into, or exercisable or exchangeable for, Class A common stock by any person other than EMC or us by gift, donation to a charitable organization or transfer to a trust for the benefit of the transferring person or his immediate family, provided the recipient in each case agrees to be bound by the terms of the lock-up in the same form as agreed to by the transferring person, or transfers by will or the laws of descent and distribution. Citi, JPMorgan and Lehman Brothers, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. In addition, we have agreed with the underwriters that we will require, as a condition to participating in this Offer, participating employees who receive options to purchase our Class A common stock and restricted stock awards of our Class A common stock in this Offer to agree to the foregoing lock-up restrictions, subject to the foregoing exceptions, for a period of 180 days from the date of this offer to exchange. We may release the securities subject to these lock-up agreements only with the prior written consent of Citi, JPMorgan and Lehman Brothers in their sole discretion. Such release may occur at any time and without notice.

The 180-day lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day period we issue an earnings release or announce material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event, unless Citi, JPMorgan and Lehman Brothers waive this extension in their sole discretion.

As a result, in addition to the shares being sold in the IPO, which may be sold immediately following the IPO (except to the extent held by our affiliates, as described below), after this lock-up period, shares of our common stock held by EMC, shares of our Class A common stock issued in connection with the Intel investment, shares of our Class A common stock issued upon the exercise of then outstanding options and shares of restricted Class A common stock will be eligible for sale, subject to the volume, manner of sale and other limitations of Rule 144 and subject to any vesting requirements in respect of stock options and the lapsing of any restrictions on restricted shares.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of our then outstanding shares of Class A common stock (750,000 shares immediately after the IPO and the closing of the Intel investment); or

•

the average weekly trading volume of shares of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144. To the extent that shares were acquired from one of our affiliates, such person’s holding period for purposes of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

The initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors that will be considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after the IPO will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after the IPO.

In connection with the IPO, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of our Class A common stock in excess of the number of shares to be purchased by the underwriters in the IPO, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short positions involve either purchases of the common stock in the open market after the distribution has been competed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the IPO. Stabilizing transactions consist of bids for or purchases of shares in the open market while the IPO is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the exchange on which we are listed or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed investment banking and advisory services for EMC from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us and EMC in the ordinary course of their business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol “VMW.”

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this Prospectus—Offer to Exchange will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts.

EXPERTS

The financial statements as of December 31, 2006 and 2005, for each of the two years in the period ended December 31, 2006 and for the period from January 9, 2004 to December 31, 2004, included in this Prospectus—Offer to Exchange have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT EMC AND VMWARE

EMC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that EMC files electronically with the SEC. The address of that website is http://www.sec.gov.

EMC’s common stock is listed on the New York Stock Exchange. You may also inspect reports, proxy statements and other information about EMC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows certain information to be “incorporated by reference” into this Prospectus—Offer to Exchange by VMware, which means that VMware can disclose important information to you about EMC by referring you to another document EMC has separately filed with the SEC. The information incorporated by reference is deemed to be part of this Prospectus—Offer to Exchange, except for any information superseded by information contained directly in this Prospectus—Offer to Exchange. This Prospectus—Offer to Exchange incorporates by reference the documents set forth below that EMC has previously filed with the SEC. These documents contain important information about EMC, its business, financial condition and results of operations:

(1) EMC’s Annual Report on Form 10-K for the year ended December 31, 2006, filed by EMC on February 27, 2007;

(2) EMC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed by EMC on May 4, 2007;

(3) EMC’s Current Report on Form 8-K filed by EMC on May 7, 2007; and

(4) EMC’s Definitive Proxy Statement on Schedule 14A filed by EMC on March 27, 2007.

All documents filed by EMC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the Preliminary Prospectus—Offer to Exchange dated July 9, 2007 to the date that the IPO is terminated shall also be deemed to be incorporated into this Prospectus—Offer to Exchange by reference.

Documents incorporated by reference are available without charge, upon written or oral request to the information and exchange agent, Mellon Investor Services, located at Mellon Investor Services, Reorganization Department, 27th Floor, 480 Washington Blvd., Jersey City, NJ 07310, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of this Offer.

If you request any incorporated documents, the information and exchange agent, Mellon Investor Services, will mail them to you within one business day after receiving your request.

Any statement contained in a document incorporated in this document by reference will be deemed to be modified or superseded for the purposes of this Prospectus—Offer to Exchange to the extent that a statement contained in this document or any subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus—Offer to Exchange.

VMware and EMC have not authorized anyone to give any information or make any representation about this Offer that is different from, or in addition to, that contained in this Prospectus—Offer to Exchange or in any of the materials that have been incorporated by reference into this Prospectus—Offer to Exchange. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Throughout this Offer, indicative Exchange Ratios (calculated in the manner and at the intervals described in this Prospectus—Offer to Exchange) will also be available to eligible employees through the Election Site for the EMC—VMware Exchange Program at https://www.corp-action.net/vmware and from the information and exchange agent, Mellon Investor Services, at 1-888-313-1479 (from within the U.S.) or at 201-680-6672 (from outside the U.S.). At approximately 2:30 p.m., Pacific Time, on August 6, 2007 (unless this Offer is extended), the Election Site for the EMC—VMware Exchange Program will be updated with the final Exchange Ratio. During the last two full trading days of this Offer, August 2 and August 3, 2007 (unless this Offer is extended), the Election Site for the EMC—VMware Exchange Program will display the ongoing calculation, updated on an hourly basis, of the actual VWAP and the Exchange Ratio as it then stands (assuming that the IPO Price was equal to the mid-point of the range of the estimated initial offering price reflected in the IPO Registration Statement). Thus, on the next-to-last trading day prior to the Expiration Date (the first day of the calculation period), the actual daily VWAP of EMC Stock during the elapsed portion of that first day will be used in the calculation and, on the final trading day prior to the Expiration Date, the calculations will use the average of the daily VWAP of EMC Stock for the next-to-last trading day and the actual daily VWAP during the elapsed portion of that final trading day. The Election Site for the, EMC—VMware Exchange Program will be updated every hour during the two-day calculation period and a final VWAP, subject to extension of this Offer, will be posted at approximately 2:30 p.m. Pacific Time on the day prior to the Expiration Date.

VMWARE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at March 31, 2007 (unaudited), December 31, 2006 and 2005	F-3

Consolidated Income Statements for the three months ended March 31, 2007 and 2006 (unaudited), for the years ended December 31, 2006 and 2005 and for the period from January 9, 2004 to December 31, 2004

F-4

Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006 (unaudited), for the years ended December 31, 2006 and 2005 and for the period from January 9, 2004 to December 31, 2004

F-5

Consolidated Statements of Stockholder’s Equity (Deficit) for the three months ended March 31, 2007 (unaudited), for the years ended December 31, 2006 and 2005 and for the period from January 9, 2004 to December 31, 2004

F-6

Notes to Consolidated Financial Statements	F-7

Schedule:

Schedule II—Valuation and Qualifying Accounts	F-35

Note: All other financial statement schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of VMware, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of VMware, Inc. and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, and for the period from January 9, 2004 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed on page F-35 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 17, 2007, except for Note A - Revision of Financial Statement Presentation, as to which the date is July 5, 2007

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2007	December 31,
		2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$258,468	$176,134	$38,653
Accounts receivable, less allowance for doubtful accounts of $2,527 (unaudited), $2,139 and $1,589, respectively	146,892	193,710	96,481
Due from EMC, net	58,423	2,245	—
Deferred income taxes	34,424	27,656	20,867
Other current assets	21,396	22,686	5,973

Total current assets	519,603	422,431	161,974
Furniture, fixtures and equipment, net	58,478	48,675	19,341
Other assets, net	50,731	49,912	26,092
Deferred tax asset	17,797	20,935	6,407
Intangible assets, net	37,230	43,515	59,737
Goodwill	560,478	560,482	526,252

Total assets	$1,244,317	$1,145,950	$799,803

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$42,259	$44,227	$12,465
Accrued expenses	104,281	103,321	42,417
Due to EMC, net	—	—	46,403
Income taxes payable to EMC, current portion	107,495	87,598	63,273
Deferred revenue, current portion	262,120	242,603	131,614

Total current liabilities	516,155	477,749	296,172
Note payable to EMC (see Note M)	800,000	800,000	—
Income taxes payable to EMC, net of current portion	5,903	4,522	1,810
Deferred revenue, net of current portion	78,134	63,912	16,842
Deferred tax liability	27,618	30,579	31,150
Commitments (see Note H)
Stockholder’s equity (accumulated deficit):
Series preferred stock, par value $.01; authorized 100,000 share; no shares outstanding	—	—	—
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 32,500 shares at March 31, 2007 (unaudited), December 31, 2006 and 2005	325	325	325
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares at March 31, 2007 (unaudited), December 31, 2006 and 2005	3,000	3,000	3,000
Additional paid-in capital	6,239	—	560,649
Deferred compensation	—	—	(110,145)
(Accumulated deficit)	(193,057)	(234,137)	—

Total stockholder’s equity (deficit)	(183,493)	(230,812)	453,829

Total liabilities and stockholder’s equity (deficit)	$1,244,317	$1,145,950	$799,803

The accompanying notes are an integral part of the consolidated financial statements.

VMware, Inc.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Year Ended December 31,		For the Period from January 9, 2004 to December 31, 2004
	2007	2006	2006	2005
	(unaudited)
Revenues:
License	$169,557	$90,300	$491,902	$287,006	$178,873
Services	89,138	38,777	212,002	100,068	39,883

	258,695	129,077	703,904	387,074	218,756

Costs of revenues:
Cost of license revenues	20,556	12,405	59,202	40,340	32,811
Cost of services revenues	23,468	9,599	64,180	24,852	12,625

	44,024	22,004	123,382	65,192	45,436

Gross profit	214,671	107,073	580,522	321,882	173,320

Operating expenses:
Research and development	54,958	22,335	148,254	72,561	43,900
Sales and marketing	86,707	42,566	238,327	124,964	59,976
General and administrative	26,624	11,847	69,602	30,762	19,037
In-process research and development	—	—	3,700	—	15,200

Operating income	46,382	30,325	120,639	93,595	35,207
Investment income	2,977	340	3,271	3,077	53
Other income (expense), net	59	(348)	(1,363)	(1,332)	(110)

Income before taxes	49,418	30,317	122,547	95,340	35,150
Income tax provision	8,338	9,981	36,832	28,565	18,369

Income before cumulative effect of a change in accounting principle	41,080	20,336	85,715	66,775	16,781
Cumulative effect of a change in accounting principle, net of tax of $0, $108, $108, $0 and $0	—	175	175	—	—

Net income	$41,080	$20,511	$85,890	$66,775	$16,781

Net income per weighted average share, basic for Class A and Class B (amounts for Class A and Class B shares are the same under the two-class method. See note A):
Income per share before cumulative effect of a change in accounting principle	$0.12	$0.06	$0.26	$0.20	$0.05
Cumulative effect of a change in accounting principle	—	—	—	—	—
Net income per share	$0.12	$0.06	$0.26	$0.20	$0.05

Net income per weighted average share, diluted for Class A and Class B (amounts for Class A and Class B shares are the same under the two-class method. See note A):
Income per share before cumulative effect of a change in accounting principle	$0.12	$0.06	$0.26	$0.20	$0.05
Cumulative effect of a change in accounting principle	—	—	—	—	—
Net income per share	$0.12	$0.06	$0.26	$0.20	$0.05

Weighted average shares, basic and diluted for Class A and Class B	332,500	332,500	332,500	332,500	332,500

Unaudited pro forma net income per weighted average share, basic for Class A and Class B (amounts for Class A and Class B shares are the same under the two-class method. See note A):
Income per share before cumulative effect of a change in accounting principle for Class A and Class B	$0.11	$0.24
Cumulative effect of a change in accounting principle for Class A and Class B	—	—

Unaudited pro forma net income per share for Class A and Class B	$0.11	$0.24

Unaudited pro forma net income per weighted average share, diluted for Class A and Class B (amounts for Class A and Class B shares are the same under the two-class method. See note A):
Income per share before cumulative effect of a change in accounting principle for Class A and Class B	$0.11	$0.24
Cumulative effect of a change in accounting principle for Class A and Class B	—	—

Unaudited pro forma net income per share for Class A and Class B	$0.11	$0.24

Unaudited pro forma weighted average shares, basic and diluted for Class A and Class B	363,366	363,366

The accompanying notes are an integral part of the consolidated financial statements.

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Three Months Ended March 31,		For the Year Ended December 31,		For the Period from January 9, 2004 to December 31, 2004
	2007	2006	2006	2005
	(unaudited)
Operating activities:
Net income	$41,080	$20,511	$85,890	$66,775	$16,781
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of a change in accounting principle	—	(175)	(175)	—	—
Depreciation and amortization	21,197	12,568	66,573	39,461	30,188
In-process research and development	—	—	3,700	—	15,200
Stock-based compensation	11,644	6,469	51,226	27,071	19,543
Provision for doubtful accounts	457	316	763	202	1,224
Loss on disposal of fixed assets	106	123	4,488	—	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	46,361	13,878	(97,992)	(51,967)	(28,106)
Other assets	(606)	(1,019)	(9,076)	(2,120)	(718)
Due to (from) EMC	(56,178)	5,806	(48,365)	29,252	17,151
Accounts payable	(1,968)	3,516	31,762	7,751	(2,550)
Accrued expenses	960	(1,469)	60,904	20,909	6,237
Income taxes payable to EMC	14,696	5,527	(6,006)	44,062	10,943
Deferred income taxes, net	(6,591)	3,721	(21,888)	(22,683)	7,015
Deferred revenue	33,740	29,854	158,059	79,534	4,756
Other liabilities	—	—	—	—	(3,670)

Net cash provided by operating activities	104,898	99,626	279,863	238,247	93,994

Investing activities:
Additions to furniture, fixtures and equipment	(16,584)	(10,440)	(52,574)	(20,652)	(5,987)
Capitalized software development costs	(6,672)	(12,342)	(32,523)	(21,558)	(8,155)
Business acquisitions, net of cash acquired	4	27	(46,541)	(2,163)	—
Decrease (increase) in restricted cash	688	172	(10,744)	(1,280)	179

Net cash used in investing activities	(22,564)	(22,583)	(142,382)	(45,653)	(13,963)

Financing activities:
Dividends paid to EMC	—	—	—	(190,000)	(92,920)

Net cash used in financing activities	—	—	—	(190,000)	(92,920)

Net increase in cash and cash equivalents	82,334	77,043	137,481	2,594	(12,889)
Cash and cash equivalents at beginning of the period	176,134	38,653	38,653	36,059	48,948

Cash and cash equivalents at end of the period	$258,468	$115,696	$176,134	$38,653	$36,059

Supplemental disclosures of cash flow information
Cash paid for interest	$—	$—	$481	$512	$—
Cash paid for taxes	$254	$6	$64,074	$7,121	$412

Non-cash items:
Dividend declared in the form of a note payable to EMC (see Note M)	$—	$—	$800,000	$—	$—
Fair value of EMC stock options issued in acquisition	$—	$—	$689	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

VMware, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

(in thousands)

	Class A Common Stock		Class B Convertible Common Stock		Additional Paid-in Capital	Deferred Compensation	(Accumulated Deficit)	Stockholder’s Equity (Deficit)
	Shares	Par Value	Shares	Par Value
Acquisition and capitalization of VMware, Inc.	32,500	$325	300,000	$3,000	$657,087	$(47,300)	$—	$613,112
Grants of EMC restricted stock, net of cancellations and withholdings	—	—	—	—	9,119	(9,119)	—	—
Amortization of deferred compensation	—	—	—	—	—	19,543	—	19,543
Benefit from tax sharing arrangement (see Note A)	—	—	—	—	3,766	—	—	3,766
Dividends declared	—	—	—	—	(76,139)	—	(16,781)	(92,920)
Net income	—	—	—	—	—	—	16,781	16,781

Balance, December 31, 2004	32,500	325	300,000	3,000	593,833	(36,876)	—	560,282

Grants of EMC restricted stock, net of cancellations and withholdings	—	—	—	—	103,885	(103,885)	—	—
Amortization of deferred compensation	—	—	—	—	—	30,616	—	30,616
Charge from tax sharing arrangement (see Note A)	—	—	—	—	(13,844)	—	—	(13,844)
Dividends declared	—	—	—	—	(123,225)	—	(66,775)	(190,000)
Net income	—	—	—	—	—	—	66,775	66,775

Balance, December 31, 2005	32,500	325	300,000	3,000	560,649	(110,145)	—	453,829

Cumulative effect of change in accounting principle (see Note I)	—	—	—	—	1,060	—	—	1,060
EMC stock options issued in acquisitions	—	—	—	—	689	—	—	689
Charge from tax sharing arrangement (see Note A)	—	—	—	—	(32,286)	—	—	(32,286)
Stock-based compensation expense	—	—	—	—	60,006	—	—	60,006
Reclassification of deferred compensation	—	—	—	—	(110,145)	110,145	—	—
Dividends declared (see Note M)	—	—	—	—	(479,973)	—	(320,027)	(800,000)
Net income	—	—	—	—	—	—	85,890	85,890

Balance, December 31, 2006	32,500	325	300,000	3,000	—	—	(234,137)	(230,812)

Charge from tax sharing arrangement (see Note A) (unaudited)	—	—	—	—	(6,583)	—	—	(6,583)
Stock-based compensation expense (unaudited)	—	—	—	—	12,822	—	—	12,822
Net income (unaudited)	—	—	—	—	—	—	41,080	41,080

Balance, March 31, 2007 (unaudited)	32,500	$325	300,000	$3,000	$6,239	$—	$(193,057)	$(183,493)

The accompanying notes are an integral part of the consolidated financial statements.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. The Company and Summary of Significant Accounting Policies

Background

VMware, Inc. (“VMware” or the “Company”) is the leading provider of virtualization solutions. VMware’s virtualization solutions represent a pioneering approach to computing that separates the operating system and application software from the underlying hardware to achieve significant improvements in efficiency, availability, flexibility and manageability. VMware’s broad and proven suite of virtualization solutions addresses a range of complex IT problems that include infrastructure optimization, business continuity, software lifecycle management and desktop management.

On January 9, 2004, EMC Corporation (“EMC”) acquired all the outstanding capital stock of VMware. The acquisition was accounted for as a purchase. Accordingly, all assets and liabilities were adjusted to their fair market value. For financial statement purposes, the allocation of the purchase price paid by EMC for VMware has been reflected in VMware’s stand-alone financial statements.

The purchase price paid by EMC, net of cash received, was $613.1 million, which consisted of $539.4 million of cash, $72.0 million in fair value of EMC’s stock options and $1.7 million of transaction costs, which primarily consisted of fees paid for financial advisory, legal and accounting services. The fair value of EMC’s stock options issued to VMware employees was estimated using a Black-Scholes option-pricing model. The fair value of the stock options was estimated assuming no expected dividends and the following EMC weighted-average assumptions:

Expected life (in years)	4.0
Expected volatility	60.0%
Risk-free interest rate	2.0%

The intrinsic value allocated to the unvested options issued in the acquisition that had yet to be earned as of the acquisition date was $47.3 million and was initially recorded as deferred compensation in the purchase price allocation. Deferred compensation which related to those earlier awards has been eliminated against additional paid-in capital in conjunction with the adoption of Financial Accounting Standards No. 123 R, “Shared-Based Payments” (“FAS No. 123R”).

The following represents the allocation of the initial purchase price (table in thousands):

Current assets	$18,659
Furniture, fixtures and equipment	2,472
Other long-term assets	1,520
Intangible assets:
Goodwill	527,272
Developed technology (weighted-average useful life of 4.6 years)	93,610
Support and subscription contracts (weighted-average useful life of 9.0 years)	3,950
x86 system vendor contracts (weighted-average useful life of 5.0 years)	5,570
Trademarks and tradenames (weighted-average useful life of 5.0 years)	7,580
Non-solicitation agreements (weighted-average useful life of 3.0 years)	40
Acquired in-process research and development (“IPR&D”)	15,200

Total intangible assets	653,222
Deferred compensation	47,300
Current liabilities	(85,054)
Deferred income taxes	(21,337)
Long-term liabilities	(3,670)

Total purchase price	$613,112

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In determining the purchase price allocation, EMC considered, among other factors, its intention to use the acquired assets, historical demand and estimates of future demand of VMware’s products and services. The fair value of intangible assets was primarily based upon the income approach. The rate used to discount the net cash flows to their present values was based upon a weighted average cost of capital of 14%. The discount rate was determined after consideration of market rates of return on debt and equity capital, the weighted average return on invested capital and the risk associated with achieving forecast sales related to the technology and assets acquired from VMware.

The total weighted-average amortization period for the intangible assets subject to amortization is 4.8 years. The intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized, which in general reflects the cash flows generated from such assets. None of the goodwill is deductible for income tax purposes.

IPR&D of $15.2 million was written off at the date of acquisition because the IPR&D had no alternative uses and had not reached technological feasibility. The value assigned to IPR&D was determined utilizing the income approach by determining cash flow projections relating to the IPR&D projects. The stage of completion of each in-process project was estimated to determine the discount rate to be applied to the valuation of the in-process technology. Based upon the level of completion and the risk associated with in-process technology, a discount rate of 50% was deemed appropriate for valuing the IPR&D.

Prior to the acquisition by EMC, VMware’s fiscal year ended on January 31. In connection with the acquisition, VMware’s fiscal year end was changed to December 31 to conform to EMC’s year end. The results of operations of the predecessor for the first eight days of the new fiscal year ended December 31, 2004 have been excluded from the consolidated financial statements.

EMC currently owns substantially all of our common stock. VMware’s certificate of incorporation was amended to authorize shares of Class A and Class B common stock. After a conversion of existing common stock into Class A and Class B common stock, EMC holds 32.5 million shares of Class A common stock and 300.0 million shares of Class B common stock. The ownership rights of Class A and Class B common stockholders are the same except with respect to voting, conversion, certain actions that require the consent of holders of Class B and other protective provisions. Each share of Class B common stock has ten votes while each share of Class A common stock has one vote for all matters to be voted on by stockholders. The capitalization of the Company, including all share and per share data has been retroactively adjusted to reflect the recapitalization.

As discussed in Note M, in April 2007, the Company declared an $800.0 million dividend to EMC payable in the form of a note. The dividend has been given retroactive treatment in the December 31, 2006 consolidated balance sheet.

Basis of Presentation

The financial statements have been derived from the consolidated financial statements and accounting records of EMC using the historical results of operations and historical basis of assets and liabilities for VMware and its wholly owned subsidiaries. The financial statements include expense allocations for certain corporate functions provided to VMware by EMC, including general corporate expenses. These allocations were based on estimates of the level of effort or resources incurred on behalf of VMware. Additionally, certain other costs incurred by EMC for the direct benefit of VMware, such as rent, salaries and benefits have been included in VMware’s financial statements.

Management believes the assumptions underlying the financial statements and the above allocations are reasonable. However, the financial statements included herein may not necessarily reflect results of operations, financial position and cash flows as if VMware had operated as a stand-alone company during all periods presented. Accordingly, historical results of VMware should not be relied upon as an indicator of the future performance of VMware.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting Principles

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of VMware and its subsidiaries. All intercompany transactions and balances between VMware and its subsidiaries have been eliminated.

Unaudited Financial Information

The accompanying consolidated balance sheet as of March 31, 2007, the consolidated statements of income and cash flows for the three months ended March 31, 2007 and 2006 and the consolidated statements of stockholder’s equity for the three months ended March 31, 2007 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the three months ended March 31, 2007 and 2006. The financial data and other information disclosed in the notes to the financial statements related to the three-month periods are also unaudited. The results of the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ended December 31, 2007 or for any other interim period or for any other future year.

Use of Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting periods and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition

VMware derives revenue from the licensing of software and related services. VMware recognizes revenue for software products and related services in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended. VMware recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

The following summarizes the major terms of VMware’s contractual relationships with customers and the manner in which VMware accounts for sales transactions.

License revenue.

VMware recognizes revenue from the sale of software when risk of loss transfers, which is generally upon shipment or electronic transfer.

VMware licenses its software under perpetual licenses through its direct sales force and through its channel of distributors, resellers, x86 system vendors and systems integrators. VMware defers revenue relating to products that have shipped to its channel until its products are sold through the channel. VMware obtains sell-through information from distributors and resellers on a monthly basis. For VMware’s channel partners who do not report sell-through data, VMware determines sell-through based on such distributors’ and certain resellers’ accounts receivable balances and other relevant factors. For x86 system vendors, revenue is recognized in arrears upon the receipt of binding royalty reports.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For all sales, VMware uses either a purchase order or a license agreement and a purchase order as evidence of an arrangement. Sales through distributors and resellers are evidenced by a master license agreement, together with purchase orders on a transaction-by-transaction basis.

The Company’s return policy does not allow end-users to return products for a refund. Certain distributors and resellers may rotate stock when new versions of a product are released. VMware estimates future product returns at the time of sale. VMware’s estimate is based on historical return rates, levels of inventory held by distributors and resellers and other relevant factors.

VMware offers rebates to certain of its channel partners. When rebates are based on the set percentage of actual sales, VMware recognizes the cost of the rebates as a reduction of revenue when the underlying revenue is recognized. When rebates are earned only if a cumulative level of sales is achieved, VMware recognizes the cost of the rebates as a reduction of revenue proportionally for each sale that is required to achieve the target.

VMware also offers marketing development funds to its channel partners. VMware records the cost of the marketing development funds, based on the maximum potential liability, as a reduction of revenue.

Services revenue.

Services revenue consists of software maintenance and professional services.

VMware recognizes maintenance revenues ratably over the contract period.

Professional services include design, implementation and training. Professional services are not considered essential to the functionality of VMware’s products as these services do not alter the product capabilities and may be performed by customers or other vendors. Professional services engagements that have durations of 90 days or less are recognized in revenue upon completion of the engagement. Professional services engagements of more than 90 days for which VMware is able to make reasonably dependable estimates of progress toward completion are recognized on a proportional performance basis based upon the hours incurred. Revenue on all other engagements is recognized upon completion.

Multiple element arrangements.

VMware’s software products are sold with maintenance and/or professional services. VSOE of fair value of professional services is based upon the standard rates VMware charges for such services when sold separately. VSOE for maintenance services is established by the rates charged in stand-alone sales of maintenance contracts or the stated renewal rate for maintenance included in the license agreement. The revenue allocated to software license included in multiple element contracts represents the residual amount of the contract after the fair value of the other elements has been determined.

Customers under maintenance agreements are entitled to receive updates and upgrades on a when-and-if-available basis. In the event upgrades have been announced but not delivered, product revenue is deferred after the announcement date until delivery occurs unless the company has established VSOE of fair value for the upgrade. VSOE of fair value of upgrades is established based upon the price set by management. VMware has a history of selling upgrades on a stand-alone basis.

Deferred revenue includes unearned maintenance fees, professional services fees and license fees.

Foreign Currency Translation

The U.S. dollar is the functional currency of VMware’s foreign subsidiaries. Gains and losses from foreign currency transactions are included in other expense, net, and consist of losses of $0.6 million in both 2006 and 2005.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with a maturity of 90 days or less at the time of purchase. Cash equivalents consist of money market funds.

Under the terms of various agreements, VMware had restricted cash of $13.3 million and $2.5 million at December 31, 2006 and 2005, respectively. Of these amounts, $10.2 million and $2.5 million were included in other current assets at December 31, 2006 and 2005, respectively, and $3.1 million was included in other assets, net at December 31, 2006.

Allowance for Doubtful Accounts

VMware maintains an allowance for doubtful accounts for estimated probable losses on uncollectible accounts receivable. The allowance is based upon the creditworthiness of VMware’s customers, historical experience, the age of the receivable and current market and economic conditions. Uncollectible amounts are charged against the allowance account.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at cost. Depreciation commences upon placing the asset in service and is recognized on a straight-line basis over the estimated useful lives of the assets, as follows:

Furniture and fixtures	5 years
Equipment	2 to 5 years
Leasehold improvements	Shorter of lease term or useful life

Upon retirement or disposition, the asset cost and related accumulated depreciation are removed with any gain or loss recognized in the income statement. Repair and maintenance costs, including planned maintenance, are expensed as incurred.

Research and Development and Capitalized Software Development Costs

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Technological feasibility is defined as the earlier of the completion of a detail program design or a working model. Such costs include salaries and benefits, including stock-based compensation, consultants, facilities-related costs, equipment costs, and depreciation. Software development costs incurred subsequent to establishing technological feasibility through the general release of the software products are capitalized. Capitalized costs are amortized over periods ranging from 18 to 24 months, which represent the products’ estimated useful lives. Unamortized software development costs were $46.1 million (unaudited), $46.5 million and $25.8 million at March 31, 2007 and December 31, 2006 and 2005, respectively, and are included in other assets, net. Amortization expense was $8.0 million (unaudited), $2.8 million (unaudited), $22.3 million, $6.2 million and $1.3 million for the three months ended March 31, 2007 and 2006, and for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts capitalized were $7.6 million (unaudited), $17.7 million (unaudited), $43.0 million, $25.1 million and $8.2 million for the three months ended March 31, 2007 and 2006, and for the years ended December 31, 2006, 2005 and 2004, respectively.

Long-lived Assets

Purchased intangible assets, other than goodwill, are amortized over their estimated useful lives which range from three to nine years. Goodwill is carried at its historical cost.

VMware periodically reviews long-lived assets for impairment in accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets”. VMware initiates reviews for impairment

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

VMware tests goodwill for impairment in accordance with SFAS No. 142 “Goodwill and other Intangible Assets,” in the fourth quarter of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Advertising

Advertising production costs are expensed as incurred. Advertising expense was $1.6 million, $0.9 million and $0.3 million in 2006, 2005 and 2004, respectively.

Income Taxes

Income taxes as presented herein are calculated on a separate tax return basis, although VMware is included in the consolidated tax return of EMC. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax credits are generally recognized as reductions of income tax provisions in the year in which the credits arise. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

VMware does not provide for a U.S. income tax liability on undistributed earnings of VMware’s foreign subsidiaries. The earnings of non-U.S. subsidiaries, which reflect full provision for non-U.S. income taxes, are currently indefinitely reinvested in non-U.S. operations or will be remitted substantially free of additional tax.

The difference between the income taxes payable that is calculated on a separate return basis and the amount actually paid to EMC pursuant to VMware’s tax sharing agreement is presented as a component of additional paid-in capital.

Sales Taxes

Sales and other taxes collected from customers and subsequently remitted to government authorities are recorded as accounts receivable with a corresponding offset to sales tax payable. The balances are removed from the consolidated balance sheet as cash is collected from the customer and as remitted to the tax authority.

Earnings Per Share

Prior to the completion of the IPO, VMware had 32.5 million shares of Class A common stock and 300.0 million shares of Class B common stock outstanding. There is no difference between basic and diluted earnings per share because there were no outstanding options to purchase shares of VMware common stock or other potentially dilutive securities outstanding prior to the initial public offering of VMware Class A common stock. For purposes of calculating earnings per share, the Company uses the two-class method. Because both classes share the same rights in dividends, basic and diluted earnings per share was the same for both classes. In connection with the IPO, eligible employees will be offered the right to exchange equity instruments held in EMC’s common stock for equity instruments of VMware’s common stock, and certain employees will be awarded stock option grants to purchase shares of VMware’s common stock.

Unaudited pro forma per share data gives effect, in the weighted average shares used in the calculation, to the additional 30.9 million shares, which, when multiplied by the assumed offering price of $24.00 per share (the midpoint of the range set forth on the cover page of the prospectus relating to the initial public offering of

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VMware Class A common stock), and after giving effect to a pro rata allocation of offering costs, would have been required to be issued to generate proceeds sufficient to pay the portion of the $800.0 million dividend declared in April 2007 (see Note M) that exceeded the most recent twelve months’ earnings.

Comprehensive Income

Comprehensive income is equal to net income.

Concentrations of Risks

Financial instruments which potentially subject VMware to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal credit risk. VMware places cash and cash equivalents in money market funds and limit the amount of investment with any one issuer.

VMware provides credit to distributors, resellers and certain end-user customers in the normal course of business. Credit is generally extended to new customers based upon industry reputation or a credit evaluation. Credit is extended to existing customers based on ongoing credit evaluations, prior payment history and demonstrated financial stability.

Two distributors accounted for 28% and 11%, respectively, of VMware’s accounts receivable balance as of December 31, 2006. Two distributors accounted for 30% and 11%, respectively, of VMware’s accounts receivable balance as of December 31, 2005. One of these distributors accounted for 29%, 30% and 27% of revenues in 2006, 2005 and 2004, respectively.

Accounting for Stock-Based Compensation

VMware employees have been granted stock options for and restricted stock awards of EMC’s common stock. On January 1, 2006, FAS No. 123R became effective. The standard requires recognizing compensation costs for all share-based payment awards made to employees based upon the awards’ estimated grant date fair value. The standard covers employee stock options, restricted stock and employee stock purchases related to employee stock purchase plans. Additionally, VMware applied the provisions of the SEC’s Staff Accounting Bulletin No. 107 on Share-Based Payment to VMware’s adoption of FAS No. 123R. Previously, VMware elected to account for these share-based payment awards under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Although the equity awards have been made for grants in EMC’s common stock, for purposes of presentation within these financial statements, the compensation related to these equity grants has been included as a component of stockholder’s equity.

FAS No. 123R was adopted using the modified prospective transition method which does not result in the restatement of results from prior periods, and, accordingly, the results of operations for the year ended December 31, 2006 and future periods will not be comparable to the historical results of operations of VMware.

Under the modified prospective transition method, FAS No. 123R applies to new equity awards and to equity awards modified, repurchased or canceled after the adoption date. Additionally, compensation cost for the portion of awards granted prior to the adoption date for which the requisite service has not been rendered as of the adoption date is recognized as the requisite service is rendered. The compensation cost for that portion of awards is based on the grant-date fair value of those awards as calculated in the prior period pro forma disclosures under FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS No. 123”) as reported by EMC. The compensation cost for those earlier awards is attributed to periods beginning on or after the adoption date using the attribution method that was used under FAS No. 123, which was the straight-line method. Instead of recognizing forfeitures only as they occur, VMware now estimates an expected forfeiture rate which is utilized to determine VMware’s expense. Deferred compensation which related to those earlier awards has been eliminated against additional paid-in capital in conjunction with the adoption of FAS No. 123R.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For stock options, VMware has utilized the Black-Scholes option-pricing model to determine the fair value of VMware’s stock option awards. For stock options and restricted stock, VMware recognizes compensation cost on a straight-line basis over the awards’ vesting periods for those awards which contain only a service vesting feature.

In connection with the IPO, VMware and EMC are conducting an exchange offer enabling eligible VMware employees to exchange their options to acquire EMC common stock for options to acquire VMware common stock and to exchange restricted stock awards of EMC’s common stock for restricted stock awards of VMware’s common stock based on a formulaic exchange ratio which will be determined by dividing the two-day volume-weighted average price of EMC’s common stock for the last two full days of the exchange offer by the initial public offering price of VMware’s Class A common stock. The Company expects the exchange offer will expire on the date of the pricing of the initial public offering of VMware Class A common stock. The exchange offer is structured to generally retain the intrinsic value of the tendered EMC securities. The number of VMware options received in exchange for EMC options will be determined by multiplying the number of tendered EMC options by the exchange ratio. The exercise price of the VMware options received in exchange will be the exercise price of the tendered EMC options divided by the exchange ratio. The number of shares of VMware restricted stock received in exchange for EMC restricted stock will be determined by multiplying the number of tendered EMC restricted shares by the exchange ratio. The exchange offer will likely result in a reduction in diluted earnings per share due to the future inclusion of the potential VMware common shares.

Revision of Financial Statement Presentation

The Company has revised its prior presentation of the cumulative effect of adopting the provisions of FAS No. 123R to now present the impact of recording the pro forma balance sheet amounts related to capitalized software costs as a credit to additional paid-in capital at January 1, 2006 as opposed to as a cumulative effect of accounting change that impacted net income. The effect of this change was immaterial to the consolidated financial statements and reduced net income for the full year 2006 and the three-months ended March 31, 2006 by $1,060,000 and increased additional paid-in capital at January 1, 2006 by the same amount. This change had no impact on the previously reported income before cumulative effect of a change in accounting principle or on cash flows from operating, financing or investing activities.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. VMware adopted FIN No. 48 on January 1, 2007, and it did not have a material impact on our financial statements.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS No. 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. FAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and should be applied prospectively, except in the case of a limited number of financial instruments that require retrospective application. VMware is currently evaluating the potential impact of FAS No. 157 on VMware’s financial position and results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115” (“FAS No. 159”). The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. FAS No. 159 is effective for fiscal years beginning after November 15, 2007. VMware is currently evaluating the potential impact of FAS No. 159 on VMware’s financial position and results of operations.

B. Business Acquisitions, Goodwill and Intangible Assets

In June 2006, VMware acquired all of the outstanding capital stock of Akimbi Systems, Inc. (“Akimbi”), a developer of software that builds upon and leverages virtualization technology to improve the efficiency and effectiveness of enterprise application development operations and the IT organizations that support them. Through the acquisition of Akimbi, VMware’s capabilities for virtualizing information by providing virtualization solutions to the development and test environments have been enhanced.

The purchase price, net of cash received, was $47.3 million, which consisted of $45.9 million of cash, $0.7 million in fair value of EMC’s stock options and $0.7 million of transaction costs, which primarily consisted of fees incurred by VMware for financial advisory, legal and accounting services. The fair value of EMC’s stock options issued to employees of Akimbi was estimated using a Black-Scholes option-pricing model. The fair value of the stock options was estimated assuming no expected dividends and the following weighted-average assumptions:

Expected life (in years)	2.5
Expected volatility	35.0%
Risk-free interest rate	5.0%

The consolidated financial statements include the results of Akimbi from the date of acquisition. The purchase price has been allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on estimated fair values as of the acquisition date.

The following represents the allocation of the purchase price (table in thousands):

Current assets	$410
Furniture, fixtures and equipment	527
Other long-term assets	24
Intangible assets:
Goodwill	34,254
Developed technology (weighted-average useful life of 5.0 years)	9,300
IPR&D	3,700

Total intangible assets	47,254
Current liabilities	(546)
Deferred income tax liability	(380)

Total purchase price	$47,289

In determining the purchase price allocation, VMware considered, among other factors, VMware’s intention to use the acquired assets and historical and estimated future demand of Akimbi’s products. The fair value of intangible assets was primarily based upon the income approach. The rate used to discount the net cash flows to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

their present values was based upon a weighted average cost of capital of 25%. The discount rate was determined after consideration of market rates of return on debt and equity capital, the weighted average return on invested capital and the risk associated with achieving forecasted sales related to the technology and assets acquired from Akimbi.

The amortization period for the developed technology is 5.0 years. The developed technology is being amortized based upon the pattern in which the economic benefits of the asset is being utilized, which in general reflects the cash flows generated from the asset. None of the goodwill is deductible for income tax purposes.

The IPR&D of $3.7 million was written off at the date of acquisition because it was determined that the IPR&D had no alternative uses and had not reached technological feasibility. The value assigned to IPR&D was determined utilizing the income approach by determining cash flow projections relating to the identified IPR&D project. The stage of completion for the in-process project was estimated to determine the discount rates to be applied to the valuation of the in-process technology. Based upon the level of completion and the risk associated with in-process technology, VMware applied a discount rate of 35% to value the project.

Intangible Assets

Intangible assets, excluding goodwill as of December 31, 2006 and 2005, consist of (tables in thousands):

2006 Category	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	$102,910	$(70,684)	$32,226
Trademarks and tradenames	7,580	(3,200)	4,380
Customer relationships and customer lists	5,290	(1,774)	3,516
Other	5,660	(2,267)	3,393

Total intangible assets, excluding goodwill	$121,440	$(77,925)	$43,515

2005 Category	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	$93,610	$(48,845)	$44,765
Trademarks and tradenames	7,580	(1,736)	5,844
Customer relationships and customer lists	5,290	(809)	4,481
Other	5,660	(1,013)	4,647

Total intangible assets, excluding goodwill	$112,140	$(52,403)	$59,737

Amortization expense on intangibles was $25.5 million, $26.1 million and $26.3 million in 2006, 2005 and 2004, respectively. As of December 31, 2006, amortization expense on intangible assets for the next five years is expected to be as follows (table in thousands):

2007	$25,150
2008	12,344
2009	3,465
2010	1,807
2011	397

Total	$43,163

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 consist of the following (table in thousands):

	2006	2005
Balance, beginning of the year	$526,252	$525,479
Goodwill acquired	34,258	4,644
Finalization of purchase price allocations	(28)	(3,871)

Balance, end of the year	$560,482	$526,252

C. Other Current Assets

Other current assets consists of (table in thousands):

	March 31, 2007	December 31, 2006	December 31, 2005
	(unaudited)
Restricted cash	$10,002	$10,173	$2,515
Prepaid expenses	6,975	7,337	2,522
Other receivables	4,232	4,950	492
Other	187	226	444

	$21,396	$22,686	$5,973

D. Furniture, Fixtures and Equipment

Furniture, fixtures and equipment consists of (table in thousands):

	March 31, 2007	December 31, 2006	December 31, 2005
	(unaudited)
Furniture and fixtures	$5,139	$1,338	$99
Equipment	71,256	57,321	23,677
Improvements	16,721	11,456	2,758
Construction in progress	3,602	9,942	5,660

	96,718	80,057	32,194
Accumulated depreciation	(38,240)	(31,382)	(12,853)

	$58,478	$48,675	$19,341

Depreciation expense was $6.9 million (unaudited), $3.5 million (unaudited), $18.7 million, $7.2 million and $2.6 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

E. Accrued Expenses

Accrued expenses consist of (table in thousands):

	March 31, 2007	December 31, 2006	December 31, 2005
	(unaudited)
Salaries and benefits	$42,256	$45,576	$20,720
Accrued rebates	31,365	28,655	7,891
Other	30,660	29,090	13,806

	$104,281	$103,321	$42,417

F. Income Taxes

VMware’s provision for income taxes consists of (table in thousands):

	Year Ended December 31,		Period from January 9, 2004 to December 31, 2004
	2006	2005
Federal:
Current	$53,101	$47,088	$11,021
Deferred	(20,083)	(20,840)	5,957

	33,018	26,248	16,978

State:
Current	3,096	2,942	(214)
Deferred	(2,184)	(1,653)	1,058

	912	1,289	844

Foreign:
Current	2,902	1,028	547
Deferred	—	—	—

	2,902	1,028	547

Total provision for income taxes	$36,832	$28,565	$18,369

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of VMware’s income tax provision to the statutory federal tax rate is as follows:

	Year Ended December 31,		Period from January 9, 2004 to December 31, 2004
	2006	2005
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	0.7%	1.4%	2.4%
Tax rate differential for international jurisdictions	(21.0)%	(16.7)%	(12.4)%
U.S. tax credits	(4.9)%	(3.9)%	(8.0)%
Permanent items, including Subpart F Income, non-deductible stock-based compensation expenses and IPR&D charges	20.8%	16.1%	38.7%
Other	(0.5)%	(1.9)%	(3.4)%

Effective tax rate	30.1%	30.0%	52.3%

The components of the current and non-current deferred tax assets are as follows (table in thousands):

	December 31, 2006		December 31, 2005
	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability
Current:
Accounts receivable	$630	$—	$604	$—
Accrued expenses	9,402	—	3,460	—
Deferred revenue	16,778	—	16,740	—
Net operating loss carryforwards	846	—	63	—

Total current	27,656	—	20,867	—

Non-current:
Property, plant and equipment, net	2,749	—	1,007	—
Intangible and other assets, net	—	(30,579)	—	(31,150)
Deferred revenue	15,698	—	5,400	—
Credit carryforwards	612	—	—	—
Net operating loss carryforwards	1,876	—	—	—

Total non-current	20,935	(30,579)	6,407	(31,150)

Total deferred tax assets and liabilities	$48,591	$(30,579)	$27,274	$(31,150)

VMware has federal net operating loss carryforwards of $7.0 million from acquisitions in 2005 and 2006. These carryforwards expire at different periods through 2026. Portions of these carryforwards are subject to annual limitations, including Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. tax purposes. VMware expects to be able to fully use these net operating losses against future income.

Deferred income taxes have not been provided on basis differences related to investments in foreign subsidiaries. These basis differences were approximately $12.9 million and $0.5 million at December 31, 2006 and 2005, respectively, and consisted of undistributed earnings permanently invested in these entities. The unrecognized deferred tax liability associated with these unremitted earnings is approximately $4.4 million and $0.1 million as of December 31, 2006 and 2005, respectively. Income before income taxes from foreign operations for 2006, 2005 and 2004 was $82.0 million, $48.5 million and $14.0 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The difference between the income taxes payable that is calculated on a separate return basis and the amount actually paid to EMC pursuant to VMware’s tax sharing agreement is presented as a component of additional paid-in capital. These differences resulted in an increase of additional paid-in capital of $3.8 million in 2004 and a decrease in additional paid-in capital of $13.8 million and $32.3 million in 2005 and 2006, respectively.

VMware adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”), at the beginning of fiscal year 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. VMware had no changes to the amount of its income tax payable as a result of implementing FIN No. 48. Prior to the adoption of FIN No. 48, VMware’s policy was to classify accruals for uncertain positions as a current liability unless it was highly probable that there would not be a payment or settlement for such identified risks for a period of at least a year. VMware reclassified $4.5 million of income tax liabilities from current to non-current liabilities because a cash settlement of these liabilities is not anticipated within one year of the balance sheet date.

As of January 1, 2007, we had $4.4 million of unrecognized tax benefits; if recognized, all of this amount would be recognized as a reduction of income tax expense impacting the effective income tax rate. This amount did not change significantly during the three months ended March 31, 2007. We are subject to U.S. federal income tax and various state, local and international income taxes in numerous jurisdictions. Our domestic and international tax liabilities are subject to the allocation of revenues and expenses in different jurisdictions and the timing of recognizing revenues and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file.

We have substantially concluded all U.S. federal income tax matters for years through 2004. The U.S. federal income tax audit for 2005 and 2006 is scheduled to commence in June 2007, and we have income tax audits in progress in numerous state, local and international jurisdictions in which we operate. In our international jurisdictions that comprise a significant portion of our operations, the years that may be examined vary, with the earliest year being 2003. Based on the outcome of examinations of VMware, the result of the expiration of statutes of limitations for specific jurisdictions or the result of ruling requests from taxing authorities, it is reasonably possible that the related unrecognized tax benefits could change from those recorded in our statement of financial position. It is possible that one or more of these audits may be finalized within the next 12 months. However, based on the status of examinations, and the protocol of finalizing audits, it is not possible to estimate the impact of such changes, if any, to our previously recorded uncertain tax positions.

We recognize interest expense and penalties related to income tax matters in income tax expense. In addition to the unrecognized tax benefits noted above, we had accrued $0.1 million of interest as of January 1, 2007. The amount did not change significantly during the three months ended March 31, 2007.

G. 401(k) Plan

VMware employees participate in EMC’s 401(k) plan. VMware matches pre-tax employee contributions up to 6% of eligible compensation during each pay period (subject to the $750 maximum match each quarter). Matching contributions are immediately 100% vested. VMware contributions for employees were $3.1 million in 2006, $2.0 million in 2005 and $0.9 million in 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employees may elect to invest their contributions in a variety of funds, including an EMC stock fund. The 401(k) plan limits an employee’s maximum investment allocation in the EMC stock fund to 30% of his or her total contribution. The matching contribution mirrors the investment allocation of the employee’s contribution.

H. Commitments and Contingencies

Operating Lease Commitments

VMware leases office facilities and equipment under various operating leases. Facility leases generally include renewal options. Rent expense for 2006, 2005 and 2004 was $14.0 million, $5.8 million and $3.8 million, respectively.

VMware’s future lease commitments are as follows (table in thousands):

2007	$13,562
2008	8,966
2009	7,864
2010	7,617
2011	6,632
Thereafter	253,442

Total minimum lease payments	$298,083

Outstanding Obligations

At December 31, 2006 VMware had outstanding purchase orders aggregating $46.7 million. While the purchase orders are generally cancelable without penalty, certain vendor agreements provide for percentage-based cancellation fees or minimum restocking charges based on the nature of the product or service. In addition, VMware had outstanding construction contracts for VMware’s new headquarter facilities aggregating $77.6 million at December 31, 2006. EMC currently reimburses VMware for the costs VMware incurs under these contracts and will continue to do so through the date of VMware’s initial public offering, at which time VMware will purchase the facilities from EMC. Total costs incurred through December 31, 2006 were $63.5 million. There will be additional costs incurred through the initial public offering date.

Guarantees and Indemnification Obligations

VMware enters into agreements in the ordinary course of business with, among others, customers, distributors, resellers, x86 system vendors and systems integrators. Most of these agreements require VMware to indemnify the other party against third-party claims alleging that a VMware product infringes or misappropriates a patent, copyright, trademark, trade secret and/or other intellectual property right. Certain of these agreements require VMware to indemnify the other party against certain claims relating to property damage, personal injury or the acts or omissions of VMware, its employees, agents or representatives.

VMware has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which VMware has agreed to indemnify the other party for specified matters, such as acts and omissions of VMware, its employees, agents or representatives.

VMware has procurement or license agreements with respect to technology that is used in VMware’s products and agreements in which VMware obtains rights to a product from an x86 system vendor. Under some of these agreements, VMware has agreed to indemnify the supplier for certain claims that may be brought against such party with respect to VMware’s acts or omissions relating to the supplied products or technologies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VMware has agreed to indemnify the directors and officers of VMware and VMware’s subsidiaries, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or officer.

In connection with certain acquisitions, VMware has agreed to indemnify the current and former directors, officers and employees of the acquired company in accordance with the acquired company’s by-laws and charter in effect immediately prior to the acquisition or in accordance with indemnification or similar agreements entered into by the acquired company and such persons. VMware has maintained the acquired company’s directors’ and officers’ insurance, which should enable VMware to recover a portion of any future amounts paid.

Based upon VMware’s historical experience and information known as of December 31, 2006, VMware believes liability on the above guarantees and indemnities at December 31, 2006 is insignificant.

Litigation

VMware is a party to various legal proceedings which VMware considers routine and incidental to VMware’s business. Management does not expect the results of any of these proceedings to have a material adverse effect on VMware’s business, results of operations or financial condition.

I. Stockholder’s Equity

Common Stock

Following the initial public offering of VMware Class A common stock, VMware will have two classes of authorized common stock: Class A common stock and Class B common stock.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of VMware’s Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that VMware’s board of directors may determine from time to time.

Conversion Rights

Each share of Class B common stock is convertible while held by EMC or its successor-in-interest at the option of EMC or its successor-in-interest into one share of Class A common stock. If VMware’s Class B common stock is distributed to security holders of EMC in a transaction (including any distribution in exchange for shares of EMC’s or its successor-in-interest’s common stock or other securities) intended to qualify as a distribution under Section 355 of the Code, or any corresponding provision of any successor statute, shares of VMware’s Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any such distribution, all shares of Class B common stock will automatically be converted into shares of Class A common stock upon the transfer of such shares of Class B common stock by EMC other than to any of EMC’s successors or any of its subsidiaries (excluding VMware). If such a distribution has not occurred, each share of Class B common stock will also automatically convert at such time as the number of shares of common stock owned by EMC or its successor-in-interest falls below 20% of the outstanding shares of VMware’s common stock. Following any such distribution, VMware may submit to its stockholders a proposal to convert all outstanding shares of Class B common stock into shares of Class A common stock, provided that VMware has received a favorable private letter ruling from the Internal Revenue Service satisfactory to EMC to the effect that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the conversion will not affect the intended tax treatment of the distribution. In a meeting of VMware stockholders called for this purpose, the holders of VMware Class A common stock and VMware Class B common stock will be entitled to one vote per share and, subject to applicable law, will vote together as a single class and neither class of common stock will be entitled to a separate class vote. All conversions will be effected on a share-for-share basis.

Voting Rights

Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by VMware’s stockholders and except with respect to the election of directors, conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus—offer to exchange relating to the exchange offer, the holders of Class A common stock and Class B common stock have identical rights. The holders of VMware Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on VMware’s board of directors which it would have if there were no vacancies on the board of directors at the time. Subject to any rights of any series of preferred stock to elect directors, the holders of VMware Class A common stock and the holders of VMware Class B common stock, voting together as a single class, are entitled to elect the remaining directors, which at no time will be less than one director. In any such election, the holders of Class A common stock and the holders of Class B common stock are entitled to one vote per share. In the event that the rights of any series of preferred stock would preclude the holders of VMware Class A common stock and the holders of VMware Class B common stock, voting together as a single class, from electing at least one director, the board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director. Generally, all other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Additionally, following a distribution of VMware Class B common stock to security holders of EMC, any person or group that beneficially owns 10% or more of the Class B common stock will not have any right to vote their shares of Class B common stock in the election of directors unless that person or group of persons also beneficially owns at least an equivalent percentage of VMware Class A common stock with two exceptions:

•	where such person or group obtains the consent of VMware’s board of directors prior to acquiring beneficial ownership of at least 5% of VMware’s common stock; or

•

where such person or group acquires beneficial ownership of at least 5% of VMware’s common stock solely as a result of a distribution of Class B common stock to EMC stockholders and, prior to acquiring one additional share of Class B common stock, such person or group obtains the consent of VMware’s board of directors.

No Preemptive or Redemption Rights

VMware’s Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon VMware’s liquidation, dissolution or winding-up, the holders of VMware’s Class A common stock and Class B common stock are entitled to share equally in all of VMware’s assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Approval Rights of Holders of Class B Common Stock

In addition to any other vote required by law or by VMware’s certificate of incorporation, until the first date on which EMC ceases to beneficially own 20% or more of the outstanding shares of VMware’s common stock, the prior affirmative vote or written consent of EMC as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize VMware to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to VMware’s subsidiaries or pursuant to the initial public offering of VMware Class A common stock or VMware’s employee benefit plans;

•	dissolve, liquidate or wind VMware up;

•	declare dividends on VMware’s stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; and

•	amend, terminate or adopt any provision inconsistent with certain provisions of VMware’s certificate of incorporation or bylaws.

Preferred Stock

Subject to the approval of the Class B stockholders, and subject to any requirements of the New York Stock Exchange, or any applicable national securities exchange, VMware’s series preferred stock may be issued from time to time in one or more series, with such terms as VMware’s board of directors may determine.

Equity Plans

VMware employees participate in the EMC Corporation 2003 Stock Plan (the “2003 Plan”) which provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units. The exercise price for a stock option shall not be less than 100% of the fair market value of EMC’s common stock on the date of grant. Options generally become exercisable in annual installments over a period of three to five years after the date of grant and expire ten years after the date of grant. Incentive stock options will expire no later than ten years after the date of grant. Restricted stock is common stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Awards of restricted stock that vest only by the passage of time will not vest fully in less than three years after the date of grant.

In addition to the 2003 Plan, VMware employees have participated in EMC’s three employee stock option plans (the “1985 Plan,” the “1993 Plan” and the “2001 Plan”). Under the terms of each of the three plans, the exercise price of incentive stock options issued must be equal to at least the fair market value of EMC’s common stock on the date of grant. In the event that non-qualified stock options are granted under the 1985 Plan, the exercise price may be less than the fair market value at the time of grant, but in the case of employees not subject to Section 16 of the Securities Exchange Act of 1934, not less than par value (which is $0.01 per share), and in the case of employees subject to Section 16, not less than 50% of the fair market value on the date of grant. In the event that non-qualified stock options are granted under the 1993 Plan or the 2001 Plan, the exercise price may be less than the fair market value at the time of grant but not less than par value.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Stock Purchase Plan

Under EMC’s 1989 Employee Stock Purchase Plan (the “1989 Plan”), eligible VMware employees may purchase shares of EMC’s common stock through payroll deductions at the lower of 85% of the fair market value of the stock at the time of grant or 85% of the fair market value at the time of exercise. Options to purchase shares are granted twice yearly, on January 1 and July 1, and are exercisable on the succeeding June 30 or December 31. In 2006, 2005 and 2004, 1.0 million shares, 0.5 million shares and 0.3 million shares, respectively, were purchased under the 1989 Plan by VMware employees at a weighted-average purchase price per share of $9.32, $11.61 and $9.58, respectively. Total cash proceeds to EMC from the purchase of shares under the 1989 Plan by VMware employees in 2006, 2005 and 2004 were $9.0 million, $5.3 million and $3.2 million, respectively.

Stock Options

The following tables summarize option activity for VMware employees in EMC stock options (shares in thousands):

	Number of Shares	Wtd. Avg. Exercise Price
VMware options exchanged for EMC options at January 8, 2004 (see Note A)	6,311	$1.59
Options relating to employees transferred from EMC	122	24.10
Granted	4,917	11.69
Forfeited	(469)	6.46
Expired	(39)	13.08
Exercised	(1,467)	1.22

Outstanding, December 31, 2004	9,375	6.95
Options relating to employees transferred from EMC	128	22.04
Granted	3,442	13.84
Forfeited	(1,021)	9.26
Expired	(11)	9.42
Exercised	(1,328)	3.41

Outstanding, December 31, 2005	10,585	9.59
Options relating to employees transferred from EMC	293	23.59
Options exchanged in a business acquisition	265	0.40
Granted	4,941	12.51
Forfeited	(847)	12.22
Expired	(114)	14.80
Exercised	(1,298)	2.35

Outstanding, December 31, 2006	13,825	11.23
Options relating to employees transferred from EMC (unaudited)	354	25.22
Granted (unaudited)	879	13.91
Forfeited (unaudited)	(207)	12.71
Expired (unaudited)	(14)	13.06
Exercised (unaudited)	(291)	3.79

Outstanding, March 31, 2007 (unaudited)	14,546	11.86

The total pre-tax intrinsic values of options exercised for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004 were $3.0 million (unaudited), $3.6 million (unaudited), $13.2 million, $13.6 million and $17.3 million, respectively. Cash proceeds from the exercise of stock options

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

paid to EMC were $1.1 million (unaudited), $1.0 million (unaudited), $3.0 million, $4.5 million and $1.8 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.

Summarized information about stock options outstanding that are expected to vest and stock options exercisable at March 31, 2007 (unaudited) is as follows (shares and intrinsic values in thousands):

	Options Outstanding and Expected to Vest				Options Exercisable
Range of Exercise Price	Number of Options	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Aggregate Intrinsic Value	Number of Options	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Aggregate Intrinsic Value
$ 0.01 - $ 5.00	1,887	5.90	$1.29	$23,699	1,724	5.68	$1.37	$21,514
$ 5.01 - $10.00	932	8.63	9.22	4,313	159	4.81	6.47	1,172
$10.01 - $15.00	9,112	8.33	12.98	8,852	2,197	7.35	12.55	3,104
$15.01 - $20.00	61	4.42	16.73	—	61	4.42	16.73	—
$20.01 - $30.00	25	2.38	27.49	—	25	2.38	27.49	—
$30.01 - $50.00	139	3.25	34.77	—	139	3.25	34.77	—
$50.01 - $70.00	72	3.01	60.61	—	72	3.01	60.61	—
$70.01 - $90.00	49	3.49	82.91	—	49	3.49	82.91	—

	12,277	7.84	11.75	$36,864	4,426	6.30	10.37	$25,790

Expected forfeitures	2,269

Total options outstanding	14,546

The aggregate intrinsic values in the preceding table represent the total pre-tax intrinsic values based on EMC’s closing stock price of $13.85 as of March 31, 2007 which would have been received by the option holders had all in-the-money options been exercised as of that date.

Summarized information about stock options outstanding that are expected to vest and stock options exercisable at December 31, 2006 is as follows (shares and intrinsic values in thousands):

	Options Outstanding and Expected to Vest				Options Exercisable
Range of Exercise Price	Number of Options	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Aggregate Intrinsic Value	Number of Options	Weighted Avg. Remaining Contractual Life	Weighted Avg. Exercise Price	Aggregate Intrinsic Value
$ 0.01 - $ 5.00	2,100	6.00	$1.29	$25,021	1,913	5.77	$1.37	$22,641
$ 5.01 - $10.00	893	9.17	9.34	3,451	136	4.87	6.56	902
$10.01 - $15.00	8,700	8.48	12.89	5,368	2,026	7.58	12.45	2,081
$15.01 - $20.00	39	5.01	16.46	—	38	4.61	16.57	—
$20.01 - $30.00	25	2.63	27.49	—	25	2.63	27.49	—
$30.01 - $50.00	68	3.58	35.52	—	68	3.58	35.52	—
$50.01 - $70.00	12	3.17	59.59	—	12	3.17	59.59	—
$70.01 - $90.00	45	3.71	83.85	—	45	3.71	83.85	—

	11,882	8.02	11.06	$33,840	4,263	6.51	8.67	$25,624

Expected forfeitures	1,943

Total options outstanding	13,825

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate intrinsic values in the preceding table represent the total pre-tax intrinsic values based on EMC’s closing stock price of $13.20 as of December 31, 2006 which would have been received by the option holders had all in-the-money options been exercised as of that date.

Restricted Stock

The following tables summarize restricted stock activity for grants to VMware employees of EMC restricted stock in 2006, 2005 and 2004 (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Restricted stock at January 8th, 2004	—	$—
Granted	978	12.33

Outstanding, December 31, 2004	978	12.33
Granted	7,718	14.04
Vested	(622)	12.76
Forfeited	(172)	13.40

Outstanding, December 31, 2005	7,902	13.94
Granted	3,303	12.19
Vested	(1,967)	13.70
Forfeited	(425)	13.94

Restricted stock at December 31, 2006	8,813	13.34
Granted (unaudited)	48	13.93
Vested (unaudited)	(1,901)	14.01
Forfeited (unaudited)	(59)	13.16

Restricted stock at March 31, 2007 (unaudited)	6,901	13.16

The total fair values of EMC restricted stock that vested in the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006 and 2005 were $26.6 million (unaudited), $8.7 million (unaudited), $26.9 million and $7.9 million, respectively.

The EMC restricted stock awards have various vesting terms, including pro rata vesting over three years and cliff vesting at the end of five years from the date of grant with acceleration in each of the first three or four years for achieving specified performance criteria.

As of December 31, 2006, 8.8 million shares of EMC restricted stock were outstanding and unvested, with an aggregate intrinsic value of $117.6 million and a weighted average remaining contractual life of approximately 3.7 years. These shares are scheduled to vest through 2011. As of March 31, 2007, 6.9 million (unaudited) shares of EMC restricted stock were outstanding and unvested, with an aggregate intrinsic value of $90.8 million (unaudited) and a weighted average remaining contractual life of approximately 3.6 years (unaudited). These shares are scheduled to vest through 2011.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impact of Adopting FAS No. 123R

The following table summarizes the components of total stock-based compensation expense included in VMware’s consolidated income statement for the three months ended March 31, 2007 (table in thousands):

	Three Months Ended March 31, 2007 (unaudited)
	Stock Options	Restricted Stock	Total Stock-Based Compensation
Cost of license sales	$25	$11	$36
Cost of services revenues	260	234	494
Research and development	1,274	5,118	6,392
Sales and marketing	1,259	1,685	2,944
General and administrative	435	1,343	1,778

Stock-based compensation expense before income taxes	3,253	8,391	11,644
Income tax benefit	1,062	1,862	2,924

Total stock-based compensation, net of tax	$2,191	$6,529	$8,720

Stock option expense includes $0.7 million (unaudited) of expense associated with the EMC employee stock purchase plan.

The following table summarizes the components of total stock-based compensation expense included in VMware’s consolidated income statement in 2006 (table in thousands):

	Year Ended December 31, 2006
	Stock Options	Restricted Stock	Total Stock-Based Compensation
Cost of license sales	$80	$19	$99
Cost of services revenues	1,248	1,136	2,384
Research and development	4,095	22,247	26,342
Sales and marketing	4,704	7,316	12,020
General and administrative	2,500	7,881	10,381
Stock-based compensation expense before income taxes	12,627	38,599	51,226
Income tax benefit	2,327	9,902	12,229

Total stock-based compensation, net of tax	$10,300	$28,697	$38,997

Stock option expense includes $2.5 million of expense associated with the EMC employee stock purchase plan.

In connection with the adoption of FAS No. 123R, VMware recorded to the income statement, a cumulative effect adjustment, net of taxes, of $0.2 million to record an amount for the reversal of the previously recognized compensation expense related to outstanding restricted stock awards that are not expected to vest based on an estimate of forfeitures as of the date of adoption of FAS No. 123R. Additionally, VMware recorded to stockholder’s equity, a cumulative effect adjustment, net of taxes, of $1.1 million to capitalize amounts associated with software development costs that were previously capitalized in VMware’s pro forma compensation disclosures.

For the three months ended March 31, 2007 and 2006, and for the years ended December 31, 2006 and December 31, 2005 VMware capitalized $0.9 million (unaudited), $5.3 million (unaudited), $8.8 million and

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$3.5 million, respectively, of equity-based compensation expense associated with capitalized software development. For the three months ended March 31, 2007, VMware capitalized $0.3 million (unaudited) of equity-based compensation expense associated with software developed for internal use.

As of December 31, 2006, the total unrecognized after-tax compensation cost for stock options, restricted stock and options under the employee stock purchase plan was $97.6 million. This non-cash expense will be recognized through 2011 with a weighted average remaining period of 1.4 years.

As a result of adopting FAS No. 123R, VMware’s income before taxes and net income in 2006 were $4.9 million and $1.5 million lower, respectively, than if VMware had continued to account for share-based compensation under APB No. 25. Basic and diluted earnings per share in 2006 would have been $0.01 higher if VMware had not adopted FAS No. 123R.

For the periods prior to 2006, VMware elected to apply APB No. 25 and related interpretations in accounting for VMware’s stock-based compensation plans. For the acquisition of VMware by EMC, VMware exchanged the options held by VMware employees for EMC options as of the acquisition date. In accordance with APB No. 25, VMware recognized the fair value of the exchanged options as part of the purchase price. VMware also recorded the intrinsic value of the unvested options as compensation expense over the remaining service period subsequent to the acquisition.

For purposes of determining the pro forma impact of FAS No. 123 for 2005 and 2004, the Company’s policy was to record the amount by which the fair value of the vested and unvested EMC stock awards exceeded the value of the acquirees’ options that were being exchanged. The difference in the fair value of the EMC options exchanged as compared to the fair value of the options held by VMware’s employees was insignificant.

The following is a reconciliation of net income per weighted average share had VMware adopted the fair value recognition provisions of FAS No. 123 in 2005 and 2004 (table in thousands, except per share amounts):

	For the Year Ended December 31, 2005	For the Period from January 9, 2004 to December 31, 2004
Net income	$66,775	$16,781
Add back: Stock compensation costs, net of tax, on stock-based awards	21,423	16,458
Less: Stock compensation costs, net of taxes, had stock compensation expense been measured at fair value	(15,133)	(3,645)

Adjusted stock compensation expense per FAS No. 123, net of taxes	6,290	12,813

Adjusted net income	$73,065	$29,594

Net income per weighted average share, basic and diluted—as reported	$0.20	$0.05

Adjusted net income per weighted average share, basic and diluted	$0.22	$0.09

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option granted during the three months ended March 31, 2007, and for the years ended December 31, 2006, 2005 and 2004 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended March 31, 2007	For the Year Ended December 31,		For the Period from January 9, 2004 to December 31, 2004
		2006	2005
	(unaudited)
Stock Options
Dividend yield	None	None	None	None
Expected volatility	30.1%	34.4%	40.8%	52.8%
Risk-free interest rate	4.7%	4.8%	4.0%	3.6%
Expected life (in years)	4.2	4.0	4.0	4.8
Weighted-average fair value at grant date	$4.45	$4.28	$5.22	$5.71

	Three Months Ended March 31, 2007	For the Year Ended December 31,		For the Period from January 9, 2004 to December 31, 2004
		2006	2005
	(unaudited)
Employee Stock Purchase Plan
Dividend yield	None	None	None	None
Expected volatility	25.2%	27.6%	42.1%	49.5%
Risk-free interest rate	5.04%	4.9%	3.0%	1.4%
Expected life (in years)	0.5	0.5	0.5	0.5
Weighted-average fair value at grant date	$3.03	$2.86	$3.95	$3.48

Expected volatilities are based on historical and implied volatilities from traded options in EMC’s stock. VMware uses EMC historical data to estimate the expected term of options granted within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

J. Related Party Transactions

For the three months ended March 31, 2007 and the year ended December 31, 2006, VMware recognized professional service revenue of $4.1 million (unaudited), and $1.4 million for services provided to EMC pursuant to contractual agreements with EMC.

For the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006 and 2005, VMware purchased $0.6 million (unaudited), $0.7 million (unaudited), $2.9 million and $0.6 million, respectively, of storage systems from EMC. The purchase amounts represent EMC’s cost.

The financial statements include expense allocations for certain corporate functions provided by EMC, including accounting, treasury, tax, legal and human resources. These allocations were based on estimates of the level of effort or resources incurred on VMware’s behalf. The total costs allocated from EMC were $2.3 million (unaudited) and $1.3 million (unaudited) for the three months ended March 31, 2007 and 2006, respectively and $5.1 million in 2006, $5.3 million in 2005 and $4.5 million in 2004. Additionally, certain other costs incurred by EMC for VMware’s direct benefit, such as rent, salaries and benefits have been included as expenses in

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VMware’s financial statements. The total of these other costs were $20.2 million (unaudited) and $10.5 million (unaudited) for the three months ended March 31, 2007 and 2006, respectively, and $63.7 million in 2006, $27.1 million in 2005 and $7.3 million in 2004. As part of VMware’s tax sharing arrangement, VMware paid EMC income taxes of $63.1 million and $6.6 million in 2006 and 2005, respectively, which differed from the amounts owed on a separate return basis. The difference between these amounts is presented as a component of stockholder’s equity. VMware earned interest income on VMware’s intercompany balance from EMC in the amount of $1.3 million (unaudited), $0.8 million and $2.6 million for the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, respectively. For the three months ended March 31, 2006, VMware incurred interest expense on VMware’s intercompany balance to EMC in the amount of $0.1 million (unaudited). VMware’s interest income and VMware’s expenses as a separate, stand-alone company may be higher or lower than the amounts reflected in the financial statements.

K. Risks and Uncertainties

VMware’s future results of operations involve a number of risks and uncertainties. Factors that could affect VMware’s future operating results and cause actual results to vary materially from expectations include, but are not limited to: uncertainty in the potential market for VMware’s products; increasing competition; the need for cooperation of operating system and hardware vendors; restrictions imposed upon VMware by EMC; reliance on distributors, resellers, x86 system vendors and systems integrators, dependence on VMware’s existing management and key personnel; and protection of VMware’s intellectual property rights.

L. Segment Information

VMware operates in one reportable segment in accordance with the provisions of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information.” Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The chief operating decision maker is the President and Chief Executive Officer. VMware operates in one segment, therefore all financial segment information required by SFAS No. 131 can be found in the condensed consolidated financial statements.

Revenues by geographic area are as follows (table in thousands):

	Three Months Ended March 31,		Year Ended December 31,		For the Period from January 9, 2004 to December 31, 2004
	2007	2006	2006	2005
	(unaudited)
United States	$136,443	$66,683	$391,614	$209,600	$119,304
International	122,252	62,394	312,290	177,474	99,452

Total	$258,695	$129,077	$703,904	$387,074	$218,756

Long-lived assets, excluding financial instruments and deferred tax assets in the United States were $685.5 million (unaudited) at March 31, 2007, $694.0 million at December 31, 2006 and $628.9 million at December 31, 2005. No country other than the United States accounted for 10% or more of these assets at March 31, 2007, December 31, 2006 or 2005. Long-lived assets, excluding financial instruments and deferred tax assets, internationally were $18.8 million (unaudited) at March 31, 2007, $5.5 million at December 31, 2006 and $1.0 million at December 31, 2005.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VMware groups its products into portfolios that are categorized into the following classes:

Virtualization Platforms Products. The Company’s virtualization platforms include a hypervisor for system partitioning that provides the capability to safely, securely and efficiently run multiple operating systems simultaneously on the same physical machine. The platforms products include VMware Player, VMware Workstation, VMware Server, VMware ESX Server, VMware Virtual SMP, and VMware VMFS products.

Virtual Infrastructure Management and Automation Products. The Company’s virtual infrastructure management and automation products utilize the unique benefits of its virtualization platforms to automate system infrastructure services, such as resource management, availability, mobility and security, manage a virtualized environment and automate the interaction between various IT constituencies and the virtual infrastructure for a specific set of point solutions. They include VMware ACE, VMware VCB, VMware HA, VMware DRS, VMware VMotion, VMware VirtualCenter, VMware Lab Manager, VMware VDI, VMware Converter, VMware Capacity Planner.

Revenues by class of products or services were as follows:

	Year Ended December 31,		For the Period from January 9, 2004 to December 31, 2004
	2006	2005
Virtualization platform products	$281,336	$204,697	$147,960
Virtual infrastructure automation and management products	210,566	82,309	30,913
License revenues	491,902	287,006	178,873
Services revenues	212,002	100,068	39,883

Total	$703,904	$387,074	$218,756

One distributor accounted for 23% (unaudited), 28% (unaudited), 29%, 30%, and 27% of revenues in the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005, and 2004, respectively. One channel partner accounted for 11% (unaudited) of revenue in the three months ended March 31, 2007.

M. Subsequent Events

In April 2007, VMware acquired all of the capital stock of a privately-held company for $24.2 million. Through the acquisition VMware advanced VMware’s desktop virtualization efforts. The acquired company provides software that connects users to their desktop deployed on VMware Infrastructure.

In April 2007, VMware declared an $800.0 million dividend to EMC. The dividend was paid in the form of a note. The note matures in April 2012 and bears an interest rate of the 90-day LIBOR plus 55 basis points, with interest payable quarterly in arrears commencing June 30, 2007. The note may be repaid, without penalty, at any time commencing July 2007. This dividend has been given retroactive effect as of December 31, 2006 in the accompanying consolidated balance sheet. The dividend was first applied against retained earnings until that was reduced to zero, then applied against additional paid-in-capital until that was reduced to zero, with the remainder then allocated using a reduction of retained earnings.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2007, VMware entered into an agreement to acquire all of the capital stock of a privately-held offshore software development company for aggregate cash consideration of less than $10 million. VMware entered into the acquisition as part of its efforts to expand its software development operations.

In June 2007, VMware adopted the 2007 Equity and Incentive Plan. Awards under the 2007 Plan may be in the form of stock options or other stock-based awards including awards of restricted stock. The maximum number of shares of the VMware’s Class A common stock reserved for the grant or settlement of awards under the 2007 Plan is 80 million. The exercise price for a stock option awarded under the 2007 Plan shall not be less than 100% of the fair market value of our common stock on the date of the grant. Most options granted under the 2007 Plan vest 25% after the first year and then monthly thereafter over the following three years. In June and July 2007, VMware’s Compensation and Corporate Governance Committee made broad-based grants of these options to purchase 35,679,411 shares of Class A common stock with an exercise price of $23.00 per share. Certain options that may be granted to non-employee directors under the 2007 Plan are exercisable immediately, terminate if not exercised within one year and vest one-third on the first three anniversaries of the grant. In June 2007, VMware’s Compensation and Corporate Governance Committee made grants of these options to purchase 120,000 shares of Class A common stock with an exercise price of $23.00 per share. All options expire six years from the date of grant. VMware’s Compensation and Corporate Governance Committee also issued 452,676 restricted stock units under the 2007 Plan, 433,216 of which have terms that provide for 3-year cliff vesting, with performance acceleration in each of the first three years following achievement of certain performance goals. The remaining restricted stock units will vest ratably over four years from the date of the grant. The fair value of these awards is approximately $260.5 million which will be recognized over the awards’ vesting periods.

VMware performed a contemporaneous valuation each time an equity grant of common stock was made. In determining the fair value of the equity, VMware analyzed general market data, including economic, governmental and environmental factors; considered its historic, current and future state of its operations; analyzed its operating and financial results; analyzed its forecasts; gathered and analyzed available financial data for publicly traded companies engaged in the same or similar lines of business to develop appropriate valuation multiples and operating comparisons, and analyzed other facts and data considered pertinent to the valuation to arrive at an estimated fair value.

VMware utilized both the income approach and the market approach in estimating the value of the equity. The market approach estimates the fair value of a company by applying to the company’s historical and/or projected financial metrics market multiples of the corresponding financial metrics of publicly traded firms in similar lines of business. The use of the market approach requires judgments regarding the comparability of companies that are similar to VMware. If different comparable companies had been used, the market multiples and resulting estimates of the fair value of our stock also would have been different. The income approach involves applying appropriate risk-adjusted discount rates to estimated debt-free cash flows, based on forecasted revenue and costs. The projections used in connection with this valuation were based on our expected operating performance over the forecast period. There is inherent uncertainty in these estimates. If different discount rates or other assumptions had been used, the resulting estimates of the fair value of our stock would have been different. Due to the prospect of an imminent public offering, VMware did not apply a marketability discount in carrying out either approach. Further, VMware did not apply a minority interest discount in concluding on fair value.

In reaching its estimated valuation range, VMware considered the indicated values derived from each valuation approach in relation to the relative merits of each approach, the suitability of the information used, and the uncertainties involved. The results of the approaches overlapped, with the income approach results falling within a narrower range, which VMware ultimately relied on in its concluding estimate of value.

VMWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition to the aforementioned analysis, the Company believes that the fair value of its equity at that time was further substantiated by the arm’s-length transaction with Intel Capital (described below) whereby Intel agreed to purchase 218.5 million shares of VMware’s Class A common stock at $23.00 per share, subject to adjustment if the price in the offering is below $23.00 per share.

The fair value of each VMware option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Risk-free interest rate	5.0%
Expected dividend yield	0%
Expected life	3.4 years
Expected volatility	39.2%

The computation of expected volatility was based on the historical and implied volatility of comparable companies, considering factors such as industry, stage of life cycle, size and financial leverage. The expected term was calculated based on the historical experience of VMware employees have had with EMC stock option grants, as well as the expected term of similar grants of comparable companies. The risk free interest rate was based on a treasury instrument whose term is consistent with the expected life of the stock options.

In July 2007, VMware entered into a stock purchase agreement with Intel Capital, pursuant to which Intel Capital has agreed to purchase 9.5 million shares of our Class A common stock at $23.00 per share for an aggregate offering price of $218.5 million, subject to the expiration of the applicable waiting period under the HSR Act and the satisfaction of other customary closing conditions, including the absence of a material adverse change. If VMware does not complete an underwritten public offering with an aggregate price to the public of at least $250.0 million on or before December 31, 2007, Intel Capital will have the right to exchange its Class A common stock for shares of Series A redeemable preferred stock, the terms of which will be designated prior to the closing of the Intel Capital investment. VMware has also entered into an investor rights agreement with Intel Capital pursuant to which Intel will have certain registration and other rights as a holder of VMware’s Class A common stock.

VMWARE, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Allowance for Bad Debts	Balance at Beginning of Period	Allowance for Bad Debts Charged to Selling, General and Administrative Expenses	Charged to Other Accounts	Bad Debts Write-Offs	Balance at End of Period
Year ended December 31, 2006 allowance for doubtful accounts	$1,589	$763	$—	$(213)	$2,139
Year ended December 31, 2005 allowance for doubtful accounts	1,477	202	—	(90)	1,589
Period from January 9, 2004 to December 31, 2004 allowance for doubtful accounts	355	1,224	—	(102)	1,477

PART II

INFORMATION NOT REQUIRED IN THE PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide that, to the fullest extent of Delaware law, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if the person is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must also indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her. Expenses, including attorneys’ fees, incurred by a director, officer, employee or agent, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon, in the case of a current director or officer, receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and the advancement of expenses is not exclusive of any other rights a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation and bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We also intend to enter into indemnification agreements with our directors in the form filed as an exhibit to this Registration Statement that will generally provide for mandatory indemnification to the fullest extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We will maintain, at our expense, an insurance policy that insures our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Item 21. Exhibits and Financial Statement Schedules.

(a)

Exhibit Number	Description
1.1	Form of Underwriting Agreement(4)
3.1	Amended and Restated Certificate of Incorporation(3)
3.2	Amended and Restated Bylaws(3)
4.1	Form of specimen common stock certificate*
5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Form of Master Transaction Agreement between the Registrant and EMC(3)
10.2	Form of Administrative Services Agreement between the Registrant and EMC(3)
10.3	Form of Tax Sharing Agreement between the Registrant and EMC(3)
10.4	Form of Intellectual Property Agreement between the Registrant and EMC(2)
10.5	Form of Employee Benefits Agreement between the Registrant and EMC(3)
10.6	Form of Real Estate License Agreement between the Registrant and EMC(3)
10.7	Letter Agreement between the Registrant and Mark Peek+(2)
10.8	Form of Indemnification Agreement for directors and executive officers+(2)
10.9	2007 Equity and Incentive Plan+(2)
10.10	Promissory Note between the Registrant and EMC Corporation(1)
10.11	Form of Insurance Matters Agreement between the Registrant and EMC(3)
10.12	Form of Option Agreement+(2)
10.13	Form of Restricted Stock Unit Agreement+(2)
10.14	2007 Employee Stock Purchase Plan+(2)
10.15	Letter Agreement between the Registrant and Thomas J. Jurewicz+(2)
10.16	Distribution Agreement between the Registrant and Ingram Micro**(3)
10.17	Form of Real Estate Purchase and Sale Agreement between the Registrant and EMC(3)
10.18	Class A Common Stock Purchase Agreement between the Registrant and Intel Capital(3)
10.19	Investor Rights Agreement between the Registrant and Intel Capital(3)
10.20	Form of Early Exercise Option Agreement+(3)
21.1	List of subsidiaries(1)
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
99.1	Form of Letter of Transmittal***
99.2	Form of Notice of Withdrawal***

+	Management contract or compensatory plan or arrangement.

*	To be filed by amendment.

**	Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

***	Previously filed.

(1)	Incorporated by reference to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on April 26, 2007.

(2)	Incorporated by reference to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on June 11, 2007

(3)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on July 9, 2007.

(4)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on July 24, 2007.

(b) Financial Statement Schedules

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the Prospectus—Offer to Exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7) that every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) to respond to requests for information that is incorporated by reference into the Prospectus—Offer to Exchange pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(10) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on July 24, 2007.

VMWARE, INC.

By:	/s/ Diane B. Greene
Name:	Diane B. Greene
Title:	President and Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint David I. Goulden and Paul T. Dacier and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 1, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Diane B. Greene Diane B. Greene	President and Chief Executive Officer (principal executive officer) and Director	July 24, 2007

* Mark S. Peek	Chief Financial Officer (principal financial officer, principal accounting officer)	July 24, 2007

* Joseph M. Tucci	Chairman of the Board of Directors	July 24, 2007

* Michael W. Brown	Director	July 24, 2007

* John R. Egan	Director	July 24, 2007

* David I. Goulden	Director	July 24, 2007

* David N. Strohm	Director	July 24, 2007

*By:	/s/ Paul T. Dacier	Attorney-in-Fact	July 24, 2007
Paul T. Dacier

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement(4)

3.1	Amended and Restated Certificate of Incorporation(3)

3.2	Amended and Restated Bylaws(3)

4.1	Form of specimen common stock certificate*

5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Form of Master Transaction Agreement between the Registrant and EMC(3)

10.2	Form of Administrative Services Agreement between the Registrant and EMC(3)

10.3	Form of Tax Sharing Agreement between the Registrant and EMC(3)

10.4	Form of Intellectual Property Agreement between the Registrant and EMC(2)

10.5	Form of Employee Benefits Agreement between the Registrant and EMC(3)

10.6	Form of Real Estate License Agreement between the Registrant and EMC(3)

10.7	Letter Agreement between the Registrant and Mark Peek+(2)

10.8	Form of Indemnification Agreement for directors and executive officers+(2)

10.9	2007 Equity and Incentive Plan+(2)

10.10	Promissory Note between the Registrant and EMC Corporation(1)

10.11	Form of Insurance Matters Agreement between the Registrant and EMC(3)

10.12	Form of Option Agreement+(2)

10.13	Form of Restricted Stock Unit Agreement+(2)

10.14	2007 Employee Stock Purchase Plan+(2)

10.15	Letter Agreement between the Registrant and Thomas J. Jurewicz+(2)

10.16	Distribution Agreement between the Registrant and Ingram Micro**(3)

10.17	Form of Real Estate Purchase and Sale Agreement between the Registrant and EMC(3)

10.18	Class A Common Stock Purchase Agreement between the Registrant and Intel Capital(3)

10.19	Investor Rights Agreement between the Registrant and Intel Capital(3)

10.20	Form of Early Exercise Option Agreement+(3)

21.1	List of subsidiaries(1)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)
99.1	Form of Letter of Transmittal***
99.2	Form of Notice of Withdrawal***

+	Management contract or compensatory plan or arrangement.

*	To be filed by amendment.

**	Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

***	Previously filed.

(1)	Incorporated by reference to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on April 26, 2007.

(2)	Incorporated by reference to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on June 11, 2007.

(3)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on July 9, 2007.

(4)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-1 of VMware, Inc. (Registration Statement No. 333-142368) filed with the Commission on July 24, 2007.